Exhibit 10.2

CREDIT AGREEMENT

dated as of

August 31, 2017

among

SP HOLDCO I, INC.,
as Holdings,

SURGERY CENTER HOLDINGS, INC.,
as the Borrower,

THE OTHER GUARANTORS PARTY HERETO FROM TIME TO TIME,

THE LENDERS PARTY HERETO

and

JEFFERIES FINANCE LLC,
as Administrative Agent and Collateral Agent

JEFFERIES FINANCE LLC

and
KKR CAPITAL MARKETS LLC,
as Joint Lead Arrangers and Joint Bookrunners

i

v

SCHEDULES

1.01(a)	Subsidiary Guarantors
1.01(b)	Specified Subsidiaries
2.01	Lenders and Commitments
2.02	Issuing Bank Commitments
2.17	Existing Letters of Credit
4.02(d)	Local Counsel Opinions
5.05	Certain Liabilities
5.11	Plans or Multiemployer Plans
5.12	Subsidiaries and Other Equity Interests
5.15	Labor Matters
6.13(a)	Certain Post-Closing Documents
6.13(b)	Intellectual Property Post-Closing Matters
7.01(b)	Existing Liens
7.02(f)	Existing Investments
7.03(b)	Existing Indebtedness
7.05(k)	Dispositions
7.08	Transactions with Affiliates

EXHIBITS

Exhibit A	Form of Administrative Questionnaire
Exhibit B-1	Form of Assignment and Acceptance (Standard)
Exhibit B-2	Form of Assignment and Acceptance (Affiliated Lenders)
Exhibit C	Form of Request for Credit Extension
Exhibit D	Form of Security Agreement
Exhibit E-1	Form of Global Intercompany Note
Exhibit E-2	Form of Promissory Note
Exhibit F	Form of Compliance Certificate
Exhibit G-1	Form of United States Tax Compliance Certificate
(For Non-U.S. Lenders that are not Partnerships)
Exhibit G-2	Form of United States Tax Compliance Certificate
(For Non-U.S. Lenders that are Partnerships)
Exhibit G-3	Form of United States Tax Compliance Certificate
(For Non-U.S. Participants that are not Partnerships)
Exhibit G-4	Form of United States Tax Compliance Certificate
(For Non-U.S. Participants that are Partnerships)
Exhibit H	Form of Solvency Certificate
Exhibit I-1	Form of Revolving Note
Exhibit I-2	Form of Term Note
Exhibit J	Auction Procedures
Exhibit K	Form of Letter of Credit Request
Exhibit L	Interest Election Request

CREDIT AGREEMENT, dated as of August 31, 2017 (this “Agreement”), among SP HOLDCO I, INC., a Delaware corporation (“Holdings”), SURGERY CENTER HOLDINGS, INC., a Delaware corporation (the “Borrower”), the other Guarantors party hereto from time to time, the Lenders (such term and each other capitalized term used but not defined in this introductory statement having the meaning given it in Article 1), JEFFERIES FINANCE LLC, as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) for the Lenders and as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) for the Secured Parties, and JEFFERIES FINANCE LLC and KKR CORPORATE LENDING LLC, as the Issuing Banks.

Pursuant to the Merger Agreement, the Borrower will acquire (the “Acquisition”) all of the equity interests in NSH Holdco, Inc., a Delaware corporation (“NSH Holdco”), on the Closing Date through a merger of SP Merger Sub, Inc., a Delaware corporation, with and into NSH Holdco, with NSH Holdco being the surviving corporation of such merger and becoming a wholly-owned subsidiary of the Borrower on the Closing Date (the “Merger”).

In order to fund the total cash required to finance the Merger, to refinance or repay, redeem, defease or otherwise discharge certain existing third party indebtedness of the Company and its Subsidiaries and of the Borrower and its Subsidiaries, and to pay related fees and expenses and other amounts contemplated under the Merger Agreement (the “Aggregate Consideration”), (i) the Lenders will extend credit to the Borrower in the form of Term Loans on the Closing Date in an aggregate principal amount of $1,290,000,000, the proceeds of which will be used as set forth herein, (ii) the Borrower will issue senior unsecured notes in an aggregate principal amount of $370,000,000, the proceeds of which will be used as set forth in the offering memorandum with respect thereto and (iii) the Lenders will extend credit to the Borrower in the form of a Revolving Facility in an aggregate principal amount of $75,000,000, the proceeds of which will be used as set forth herein.

Accordingly, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01.  Defined Terms.  As used in this Agreement, the following terms shall have the meanings specified below:

“2021 Unsecured Notes” shall mean the 8.875% senior unsecured notes due 2021 issued by the Borrower on March 31, 2016 in an initial aggregate principal amount of $400,000,000.

“2021 Unsecured Notes Consent Solicitation” shall mean the Borrower’s solicitation of consents to certain amendments to the 2021 Unsecured Notes Indenture from holders of the 2021 Unsecured Notes pursuant to the Borrower’s Consent Solicitation Statement, dated as of May 18, 2017, pursuant to which the Borrower received consent from requisite holders of 2021 Unsecured Notes necessary to enter into the Third Supplemental Indenture.

“2021 Unsecured Notes Indenture” shall mean that certain Indenture, dated as of March 31, 2016, by and among the Borrower, the Guarantors (as defined therein) party thereto from time to time and Wilmington Trust, National Association, a national banking association, as trustee, governing the 2021 Unsecured Notes and the related note guarantees, as amended and supplemented by that certain first supplemental indenture, dated as of May 5, 2016, that certain second supplemental indenture, dated as of May 19, 2017, that certain third supplemental indenture, dated as of May 25, 2017 (as amended and supplemented, the “Third Supplemental Indenture”), and that certain fourth supplemental indenture, dated as of August 31, 2017, and as further amended, restated, amended and restated, supplemented or otherwise modified or renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended from time to time in accordance therewith.

“2025 Unsecured Notes” shall mean the 6.750% senior unsecured notes due 2025 issued by the Initial Issuer on June 30, 2017 (and assumed by the Borrower in connection with the Initial Issuer Merger) in an initial aggregate principal amount of $370,000,000.

“2025 Unsecured Notes Indenture” shall mean that certain Indenture, dated as of June 30, 2017, by and among the Initial Issuer (and assumed by the Borrower in connection with the Initial Issuer Merger), the Guarantors (as defined therein) party thereto from time to time and Wilmington Trust, National Association, a national banking association, as trustee (in such capacity, the “2025 Unsecured Notes Trustee”), governing the 2025 Unsecured Notes and the related note guarantees, as amended and supplemented by that certain first supplemental indenture, dated as of August 31, 2017, by and among the Borrower, the Guaranteeing Subsidiaries (as defined therein) and the 2025 Unsecured Notes Trustee, and as further amended, restated, amended and restated, supplemented or otherwise modified or renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended from time to time in accordance therewith.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Accounting Change” shall mean any change in accounting principles implemented after the Closing Date required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board or, if applicable, the SEC.

“Acquisition” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Additional Lender” shall mean, with respect to any Refinancing Amendment or Incremental Amendment, any bank, financial institution or investor not theretofore a Lender that agrees to provide an Other Loan, Other Commitment, Revolving Commitment Increase or Incremental Term Loan pursuant thereto; provided that the Administrative Agent and each Issuing Bank shall have consented (such consent not to be unreasonably withheld, conditioned or delayed) to such bank, financial institution or investor to the extent any such consent would be required under Section 10.04(b) for an assignment of Loans to such bank, financial institution or investor.

“Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upward, if necessary, to the next 1/100th of 1.00%) determined by the Administrative Agent to be equal to (x) the LIBO Rate for such Eurodollar Borrowing in effect for such Interest Period divided by (y) 1 minus the Statutory Reserves (if any) for such Eurodollar Borrowing for such Interest Period; provided that, solely with respect to the Term Loans, the Adjusted LIBO Rate shall not be less than 1.00% per annum.

“Administrative Agent” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(b).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.

“Affiliate” shall mean, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, that for purposes of this Agreement and the other Loan Documents, Jefferies LLC and its Affiliates shall be deemed to be “Affiliates” of Jefferies Finance LLC and its Affiliates.

“Affiliated Lender” shall mean, at any time, any Lender that is the Sponsor or a Related Party of the Sponsor at such time; provided that, notwithstanding the foregoing, “Affiliated Lender” shall not include Holdings, the Borrower, any Subsidiary of Holdings or the Borrower, any Specified Debt Fund or any natural person.

“Agents” shall have the meaning assigned to such term in Article 9.

“Aggregate Consideration” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Agreement” shall have the meaning assigned to such term in the introductory statement hereto.

“AHYDO Catch-Up Payment” shall mean any payment, including payments made on subordinated debt obligations, in each case to the extent such payment is necessary to avoid the application of Section 163(e)(5) of the Code.

“Alternate Base Rate” shall mean, for any day, a rate per annum (rounded upward, if necessary, to the next 1/100th of 1.00%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the Adjusted LIBO Rate for a Eurodollar Borrowing with a one-month Interest Period (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that, solely with respect to the Term Loans, the Alternate Base Rate shall not be less than 2.00% per annum.  If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the Adjusted LIBO Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) or (c), as applicable, of the preceding sentence until the circumstances giving rise to such inability no longer exist.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the then applicable Adjusted LIBO Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the then applicable Adjusted LIBO Rate, as the case may be.

“Applicable ECF Percentage” shall mean, for any Excess Cash Flow Period, (a) 50% if the First Lien Leverage Ratio as of the last day of such Excess Cash Flow Period is greater than 3.20:1.00, (b) 25% if the First Lien Leverage Ratio as of the last day of such Excess Cash Flow Period is less than or equal to 3.20:1.00 but is greater than 2.70:1.00, and (c) 0% if the First Lien Leverage Ratio as of the last day of such Excess Cash Flow Period is less than or equal to 2.70:1.00.

“Applicable Margin” shall mean, for any day, with respect to any Initial Term Loans or Revolving Loans, (a) for the period commencing on the Closing Date through the date of delivery to the Administrative Agent of the initial certificate required by Section 6.02(a), (i) if a Eurodollar Term Loan or a Eurodollar Revolving Loan, three and one-quarter percent (3.25%) per annum and (ii) if an ABR Term Loan or an ABR Revolving Loan, two and one-quarter percent (2.25%) per annum and (b) thereafter, the Applicable Margin shall equal the applicable margin as set forth in the table below, based upon the First Lien Leverage Ratio set forth in the then-most recent compliance certificate delivered to the Administrative Agent pursuant to Section 6.02(a):

Pricing Level	First Lien Leverage Ratio	Applicable Margin for Eurodollar Term Loans	Applicable Margin for ABR Term Loans	Applicable Margin for Eurodollar Revolving Loans	Applicable Margin for ABR Revolving Loans
Level I	Greater than 3.45:1.00	3.25%	2.25%	3.25%	2.25%
Level II	Less than or equal to 3.45:1.00	3.00%	2.00%	3.00%	2.00%

Each change in the Applicable Margin resulting from a change in the First Lien Leverage Ratio shall be effective with respect to all Loans and Letters of Credit outstanding on and after the date of delivery to the Administrative Agent of each certificate required by Section 6.02(a) indicating such change until the date immediately preceding the next date of delivery of such certificate required by Section 6.02(a) indicating another such change.  At the option of the Required Lenders, the First Lien Leverage Ratio shall be deemed to be Level I at any time during which the Borrower has failed to deliver the certificate required by Section 6.02(a) (but only for so long as such failure continues, after which such ratio and pricing level shall be determined based on the then-existing First Lien Leverage Ratio).

“Approved Electronic Communications” shall mean any notice, demand, communication, information, document or other material that any Loan Party provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Agents or the Lenders by means of electronic communications pursuant to Section 10.01.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in the form of Exhibit B-1 or Exhibit B-2, as applicable, or such other form as shall be approved by the Administrative Agent.

“Attorney Costs” shall mean and shall include all reasonable fees, expenses and disbursements of any law firm or other external legal counsel.

“Attributable Indebtedness” shall mean, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Auction Manager” shall mean Jefferies Finance LLC (or, if Jefferies Finance LLC declines to act as Auction Manager, an investment bank of recognized standing selected by the Borrower), which shall be engaged to act in such capacity on terms and conditions reasonably satisfactory to Jefferies Finance LLC (or such other investment bank).

“Auction Procedures” shall mean the auction procedures with respect to non-pro rata assignments of Term Loans pursuant to Sections 10.04(k) and 10.04(m) set forth in Exhibit J hereto.

“Audited Financial Statements” shall mean each of the (i) audited consolidated balance sheet and the related audited consolidated statements of income and cash flows of Parent and its subsidiaries for the fiscal years ended December 31, 2014, December 31, 2015 and December 31, 2016 and (ii) audited consolidated balance sheet and the related audited consolidated statements of income and cash flows of NSH and its subsidiaries for the fiscal years ended December 31, 2014, December 31, 2015 and December 31, 2016.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Proceedings” shall have the meaning assigned to such term in Section 10.08(f).

“Blocked Person” shall mean any Person that is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”).

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower Materials” shall have the meaning assigned to such term in Section 10.01.

“Borrowing” shall mean Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law or other governmental action to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Expenditures” shall mean, for any period, all amounts that would be reflected as additions to property, plant or equipment on a consolidated statement of cash flows of the Restricted Group in accordance with GAAP (including amounts expended or capitalized under Capitalized Leases).

“Capitalized Leases” shall mean all leases that have been or are required to be, in accordance with GAAP, recorded as capitalized leases; provided that, for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP; provided further that, any operating lease that is required to be treated as a capital lease in accordance with GAAP as a result of any Accounting Change shall not be deemed a Capitalized Lease for purposes of this Agreement.

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Captive Insurance Subsidiary” shall mean a Subsidiary of the Borrower established for the purpose of, and to be engaged solely in the business of, insuring the businesses or facilities owned or operated by the Borrower or any of its Subsidiaries or joint ventures or to insure related or unrelated businesses.

“Cash Collateral Account” shall mean a blocked account at a commercial bank reasonably satisfactory to the Administrative Agent, in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner satisfactory to the Administrative Agent.

“Cash Collateralized” shall mean, with respect to any Letter of Credit, as of any date, that the Borrower shall have deposited with the Collateral Agent for the benefit of the Revolving Lenders, an amount in cash equal to 103% of the LC Exposure as of such date plus any accrued and unpaid interest thereon.  “Cash Collateralize” shall have the correlative meaning.

“Cash Equivalents” shall mean:

(a)           (i) Dollars, Euros, Pounds Sterling, Canadian Dollars, or any national currency of any Participating Member State in the European Union or (ii) local currencies held from time to time in the ordinary course of business;

(b)           securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any country that is a member state of the European Union or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(c)           certificates of deposit, time deposits, and eurodollar time deposits with maturities of one year or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding one year, and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $250,000,000 in the case of U.S. banks and $100,000,000 (or the equivalent thereof as of the date of determination) in the case of foreign banks;

(d)           repurchase obligations for underlying securities of the types described in clauses (b) and (c) above and clause (h) below entered into with any Person referenced in clause (c) above;

(e)           commercial paper rated at least P-2 (or the equivalent thereof) by Moody’s or at least A-2 (or the equivalent thereof) by S&P and in each case maturing within 24 months after the date of creation thereof;

(f)            marketable short-term money market and similar securities having a rating of at least P-2 or A-2 (or, in either case, the equivalent thereof) from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized ratings agency) and in each case maturing within 24 months after the date of creation or acquisition thereof;

(g)           readily marketable direct obligations issued by any state, commonwealth, or territory of the United States or any political subdivision or taxing authority thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(h)           Indebtedness or preferred Capital Stock issued by Persons with a rating of “A” (or the equivalent thereof) or higher from S&P or “A2” (or the equivalent thereof) or higher from Moody’s with maturities of 24 months or less from the date of acquisition;

(i)            solely with respect to any Foreign Subsidiary, (a) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (b) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-2” or the equivalent thereof or from Moody’s is at least “P-2” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 24 months from the date of acquisition, and (c) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank, in each case, customarily used by entities for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by such Foreign Subsidiary organized in such jurisdiction;

(j)           in the case of investments by any Foreign Subsidiary or investments made in a country outside the United States, Cash Equivalents shall also include investments of the type and maturity described in clauses (a) through (h) above of foreign obligors, which investments have ratings, described in such clauses or equivalent ratings from comparable foreign rating agencies; and

(k)           investment funds investing all or substantially all of their assets in securities of the types described in clauses (a) through (h) above.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than set forth in clause (a) above; provided that such amounts are converted into currencies listed in clause (a) within 10 Business Days following receipt of such amounts.

“Cash Management Services” shall mean treasury, depositary or cash management services or any similar transactions, including overdraft, credit card processing, credit or debit cards, purchase cards, electronic funds transfers and other cash management services.

“Cash Management Services Bank” shall mean any Person that (a) is a Lead Arranger or an Agent at any time or an Affiliate of any of the foregoing that enters into or becomes party to an agreement in respect of any Cash Management Services in its capacity as a party thereto or (b) is a Lender or an Affiliate of a Lender at the time it enters into an agreement in respect of any Cash Management Services or at the time it becomes party to an agreement in respect of any Cash Management Services in its capacity as a party thereto; provided that, in the case of an Affiliate of any of the foregoing such Affiliate executes and delivers to the Administrative Agent a letter agreement in the form of Exhibit VI to the Security Agreement.

“Casualty Event” shall mean any event that gives rise to the receipt by any member of the Restricted Group of any casualty insurance proceeds or condemnation awards in respect of any equipment, fixed assets or Real Property (including any improvements thereon) to replace or repair such equipment, fixed assets or Real Property or as compensation for such condemnation event.

“Change of Control” shall be deemed to occur if:

(a)           (x) any “person” (other than a Permitted Holder) or “group” (other than one or more Permitted Holders) (as such terms are used in Section 13(d)(3) and Section 14(d)(2) of the Exchange Act) shall have, directly or indirectly, become the “beneficial owner” (within the meaning of Rule 13(d)-3 and 13(d)-5 under the Exchange Act) of 40% or more of the total voting power represented by the issued and outstanding Voting Stock of Holdings (it being understood that to the extent any Permitted Holder is a member of such group, any Equity Interests held by such Permitted Holder will be disregarded in calculating such beneficial ownership) and the Permitted Holders shall own, directly or indirectly, less than such “person” or “group” of the total voting power represented by the issued and outstanding Voting Stock of Holdings, unless the Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the board of directors (or analogous governing body) of Holdings;

(b)          a “Change of Control” (or equivalent term) as defined in the 2021 Unsecured Notes Indenture and/or the 2025 Unsecured Notes Indenture shall occur after the Closing Date, in each case, to the extent that the outstanding principal amount in respect thereof exceeds the Threshold Amount; or

(c)           Holdings shall cease to own, directly, 100% of the Equity Interests of the Borrower.

“Charges” shall have the meaning assigned to such term in Section 10.09.

“Claim” shall have the meaning assigned to such term in Section 10.08(f).

“Class” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Initial Term Loans, Incremental Term Loans, Other Term Loans, Extended Term Loans, Revolving Loans, Other Revolving Loans or Extended Revolving Loans, (b) any Commitment, refers to whether such Commitment is a Term Loan Commitment, Other Term Loan Commitment (and, in the case of an Other Term Loan Commitment, the Class of Term Loans to which such commitment relates), a commitment in respect of Incremental Term Loans or a Term Loan Extension Offer, a Revolving Commitment, an Incremental Revolving Commitment, an Other Revolving Commitment or an Extended Revolving Commitment and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments.  Other Term Loan Commitments, Other Term Loans, Incremental Term Loans, Extended Term Loans, Other Revolving Commitments, Other Revolving Loans and Extended Revolving Commitments and Extended Revolving Loans that have different terms and conditions shall be construed to be in different Classes.

“Closing Date” shall mean August 31, 2017.

“Code” shall mean the Internal Revenue Code of 1986.

“Collateral” shall mean all of the “Collateral” as defined in any Collateral Document and shall also include the Mortgaged Properties.

“Collateral Agent” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Collateral and Guarantee Requirement” shall mean, at any time, the requirement that:

(a)           the Administrative Agent and the Collateral Agent shall have received each Collateral Document to the extent required to be delivered on the Closing Date (pursuant to Section 4.02(f)) or from time to time (pursuant to Section 6.11 or 6.13), subject in each case to the limitations and exceptions of this Agreement, duly executed by each Loan Party party thereto;

(b)           all Obligations shall have been unconditionally guaranteed by each of the Guarantors;

(c)           in each case subject to the limitations and exceptions set forth in this Agreement and the Collateral Documents, the Obligations and the Guaranty shall have been secured by:

(i)            a perfected first-priority security interest (subject to Liens permitted by Section 7.01) in substantially all tangible and intangible assets of the Borrower and each Guarantor, consisting of all accounts receivable arising from the sale of inventory (and other goods and services), inventory, equipment, general intangibles, investment property, contracts, intellectual property, cash, deposit accounts, securities accounts, commercial tort claims, letter of credit rights, intercompany notes and supporting obligations, and books and records related to the foregoing and, in each case, proceeds thereof;

(ii)           a perfected first-priority pledge (subject to Liens permitted by Section 7.01) of all Equity Interests of the Borrower and a perfected first-priority pledge (subject to Liens permitted by Section 7.01) of all Equity Interests directly held by the Borrower or any Subsidiary Guarantor in any Restricted Subsidiary (which pledge, in the case of Equity Interests of any Foreign Subsidiary or of a Domestic Subsidiary that is a disregarded entity for U.S. Federal income Tax purposes if substantially all of its assets consist of the Equity Interests or Indebtedness of one or more Foreign Subsidiaries, shall be limited to 65% of the Equity Interests of such Foreign Subsidiary or Domestic Subsidiary, as the case may be, in existence on the Closing Date (or, in the case of a Domestic Subsidiary that is formed or acquired after the Closing Date, the date of the formation or acquisition of such Domestic Subsidiary; provided that, after the Closing Date, no Foreign Subsidiary or Domestic Subsidiary that is a disregarded entity for U.S. Federal income Tax purposes and substantially all of the assets of which consist of Equity Interests or Indebtedness of one or more Foreign Subsidiaries shall issue any non-voting Equity Interests)) other than any Restricted Subsidiary that constitutes an Immaterial Subsidiary; and

(iii)          perfected first-priority security interests (subject to Liens permitted by Section 7.01) in, and Mortgages on, each Material Real Property (each, a “Mortgaged Property”) (provided that Mortgages on any Mortgaged Property may be delivered within 90 days after the Closing Date (subject to extensions by the Collateral Agent in its reasonable discretion) in accordance with Section 4.02(f));

(d)           subject to the limitations and exceptions set forth in this Agreement (for the avoidance of doubt, including the limitations and exceptions set forth in the proviso to Section 4.02(f)) and the Collateral Documents, to the extent a security interest in and mortgage lien on any Mortgaged Property is required under Section 4.02, 6.11 or 6.13, the Collateral Agent shall have received (i) counterparts of a Mortgage with respect to such Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property in form suitable for filing or recording in all filing or recording offices that the Collateral Agent may reasonably deem necessary or desirable in order to create a valid and subsisting perfected Lien on the Mortgaged Property and/or rights described therein in favor of the Collateral Agent for the benefit of the Secured Parties, and evidence that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Collateral Agent (it being understood that if a mortgage tax will be owed on the entire amount of the indebtedness evidenced hereby, then the amount secured by the Mortgage shall be limited to 100% of the fair market value of the property at the time the Mortgage is entered into if such limitation results in such mortgage tax being calculated based upon such fair market value), (ii) fully paid policies of title insurance (or marked-up title insurance commitments having the effect of policies of title insurance) on such Mortgaged Property (the “Mortgage Policies”) issued by a nationally recognized title insurance company reasonably acceptable to the Collateral Agent in form and substance and in an amount reasonably acceptable to the Collateral Agent (not to exceed 100% of the fair market value of the Real Property (or interest therein, as applicable) covered thereby), insuring the Mortgages to be valid, subsisting first-priority Liens on the property described therein, free and clear of all Liens other than Liens permitted pursuant to Section 7.01, each of which shall (A) to the extent reasonably necessary, include such reinsurance arrangements (with provisions for direct access, if reasonably necessary) as shall be reasonably acceptable to the Collateral Agent, (B) contain a “tie-in” or “cluster” endorsement, if available under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount) and (C) have been supplemented by such endorsements (or where such endorsements are not available, opinions of special counsel, architects or other professionals reasonably acceptable to the Collateral Agent) as shall be reasonably requested by the Collateral Agent (including endorsements on matters relating to usury, first loss, last dollar, zoning, contiguity, revolving credit (if available after the applicable Loan Party uses commercially reasonable efforts), doing business, non-imputation, public road access, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot and so-called comprehensive coverage over covenants and restrictions), (iii) either (1) an American Land Title Association/American Congress of Surveying and Mapping (ALTA/ACSM) form of survey for which all charges have been paid, dated a date, containing a certification and otherwise being in form and substance reasonably satisfactory to the Collateral Agent or (2) such documentation as is sufficient to omit the standard survey exception to coverage under the Mortgage Policy with respect to such Mortgaged Property and affirmative endorsements reasonably requested by the Collateral Agent, including “same as” survey and comprehensive endorsements, (iv) legal opinions, addressed to the Collateral Agent and the Secured Parties, reasonably acceptable to the Collateral Agent as to such matters as the Collateral Agent may reasonably request, and (v) in order to comply with the Flood Laws, the following documents: (A) a completed standard “life of loan” flood hazard determination form (a “Flood Determination Form”) with respect to each Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and each Loan Party relating thereto); (B) if any of the material improvement(s) to the improved Material Real Property is located in a special flood hazard area, a notification thereof to the Borrower (“Borrower Notice”) and, if applicable, notification to the Borrower that flood insurance coverage under the National Flood Insurance Program (“NFIP”) is not available because the community in which the property is located does not participate in the NFIP; (C) documentation evidencing the Borrower’s receipt of the Borrower Notice (e.g., a countersigned Borrower Notice or return receipt of certified U.S. Mail or overnight delivery); and (D) if the Borrower Notice is required to be given and flood insurance is available in the community in which such Mortgaged Property is located, a copy of one of the following: the flood insurance policy, the Borrower’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued or such other evidence of flood insurance reasonably satisfactory to the Collateral Agent (any of the foregoing being “Evidence of Flood Insurance”); and

(e)           after the Closing Date, each Restricted Subsidiary of the Borrower that is not an Excluded Subsidiary shall become a Guarantor and signatory to this Agreement pursuant to a joinder agreement in accordance with Section 6.11 or 6.13; provided that, notwithstanding the foregoing provisions, any Subsidiary of the Borrower that Guarantees any Junior Financing, Credit Agreement Refinancing Indebtedness, Refinancing Facilities, the 2021 Unsecured Notes, the 2025 Unsecured Notes or Incremental Equivalent Debt, or any Permitted Refinancing of any of the foregoing, shall be a Guarantor hereunder for so long as it Guarantees such other Indebtedness (or is a borrower with respect thereto).

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary:

(A)          the foregoing definition shall not require, unless otherwise stated in this clause (A), the creation or perfection of pledges of, security interests in, Mortgages on, the obtaining of title insurance with respect to or the taking of any other actions with respect to: (i) any fee owned Real Property that is not Material Real Property or any leasehold property (it being understood there shall be no requirement to obtain any landlord waivers, estoppels or collateral access letters), (ii) motor vehicles, airplanes and other assets subject to certificates of title, (iii) letter of credit rights (other than to the extent consisting of supporting obligations that can be perfected solely by the filing of a UCC financing statement) and commercial tort claims where the amount of damages claimed by the applicable Loan Party is less than $7,500,000, (iv) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby (except to the extent such prohibition or restriction is rendered ineffective under the UCC), (v) Collateral in which pledges or security interests are prohibited or restricted by applicable law or that would require, to the extent commercially reasonable efforts have been made to acquire the same, the consent of any Governmental Authority or third party to such pledge or security interest, unless such consent has been obtained and so long as, in the case where such pledge or security interest is limited by contract, such limitation is otherwise permitted hereunder and under the other Loan Documents, (vi) Margin Stock and Equity Interests in joint ventures (with any party other than the Borrower or any Guarantor or Subsidiary) and other non-wholly-owned Subsidiaries of the Borrower (but only to the extent that the organizational documents of such Subsidiaries or other agreements with equity holders of such Subsidiaries restrict the pledge thereof under restrictions that are enforceable under the UCC), (vii) any lease, license or agreement or any property subject to a purchase money security interest or similar arrangement to the extent a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money security interest or similar arrangement or create a right of termination in favor of any other party thereto (other than the Borrower or any Guarantor) after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, other than proceeds and receivables thereof, the assignment of which is deemed effective under the UCC or other applicable law, notwithstanding such prohibition, (viii) Equity Interests in Foreign Subsidiaries in excess of the amount required to be pledged under clause (c)(ii) of the definition of Collateral and Guarantee Requirement, (ix) any assets to the extent a security interest in such assets would result in material adverse Tax consequences as reasonably determined by the Borrower, in consultation with the Administrative Agent, (x) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application or any registration that issues from such intent-to-use trademark application under applicable Federal law and (xi) assets in circumstances where the cost of obtaining a security interest in such assets exceeds the practical benefit to the Lenders afforded thereby as reasonably determined between the Borrower and the Administrative Agent;

(B)          (i) the foregoing definition shall not require control agreements or, except with respect to Equity Interests or Indebtedness represented or evidenced by certificates or instruments, perfection by “control” with respect to any Collateral (including deposit accounts and securities accounts); (ii) perfection by possession or control shall not be required with respect to any notes or other evidence of Indebtedness in an aggregate principal amount not to exceed $15,000,000; (iii) no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required in order to create any security interests in assets located or titled outside of the United States or to perfect such security interests (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction); and (iv) except to the extent that perfection and priority may be achieved (x) by the filing of a financing statement under the Uniform Commercial Code with respect to the Borrower or a Guarantor, (y) with respect to Real Property and the recordation of Mortgages in respect thereof, as contemplated by clauses (c)(iii) and (d) above or (z) with respect to Equity Interests or Indebtedness, by the delivery of certificates or instruments representing or evidencing such Equity Interests or Indebtedness along with appropriate undated instruments of transfer executed in blank, the Loan Documents shall not contain any requirements as to perfection or priority with respect to any assets or property described in clause (A) above and this clause (B);

(C)          the Collateral Agent in its discretion may grant extensions of time for the creation or perfection of security interests in, and Mortgages on, or obtaining of title insurance or taking of other actions with respect to, particular assets (including extensions beyond the Closing Date) or any other compliance with the requirements of this definition where it reasonably determines, in consultation with the Borrower, that such creation or perfection of security interests or Mortgages, or such obtaining of title insurance or taking of other actions, or any other compliance with the requirements of this definition cannot be accomplished without undue delay, burden or expense by the time or times at which such act would otherwise be required by this Agreement or any Collateral Documents and sets forth such determination in writing; provided that the Collateral Agent shall have received on or prior to the Closing Date, (i) UCC financing statements in appropriate form for filing under the UCC in the jurisdiction of incorporation or organization of each Loan Party and (ii) any certificates or instruments representing or evidencing Equity Interests of the Borrower and each wholly-owned Restricted Subsidiary that is a Domestic Subsidiary of the Borrower or any Subsidiary Guarantor that is not excluded from the Collateral, in each case accompanied by undated instruments of transfer and stock powers endorsed in blank; and

(D)          Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to the exceptions and limitations set forth in this Agreement and the Collateral Documents.

“Collateral Documents” shall mean, collectively, the Security Agreement, each of the Mortgages, collateral assignments, security agreements, pledge agreements, intellectual property security agreements or other similar agreements delivered to the Administrative Agent or the Collateral Agent pursuant to Section 4.02, Section 6.11 or Section 6.13, each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties, the First Lien Intercreditor Agreement (if any), the Second Lien Intercreditor Agreement (if any) and any other applicable subordination or intercreditor agreement.

“Commitment” shall mean, with respect to any Lender, such Lender’s Term Loan Commitment (including pursuant to any Incremental Amendment, Extension Amendment or Refinancing Amendment) or Revolving Commitment (including pursuant to any Extension Amendment or Refinancing Amendment).

“Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).

“Commitment Letter” shall mean the Amended and Restated Commitment Letter, dated May 11, 2017, between the Borrower, Jefferies Finance LLC, KKR Corporate Lending LLC and KKR Capital Markets LLC.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § et seq.).

“Communications” shall have the meaning assigned to such term in Section 10.01.

“Compliance Certificate” shall mean a certificate substantially in the form of Exhibit F.

“Consolidated Coverage Ratio” shall mean, as of any date, the ratio of (a) Consolidated EBITDA for the Test Period applicable as of such date to (b) the Consolidated Interest Expense of the Restricted Group for such Test Period.

“Consolidated Depreciation and Amortization Expense” shall mean, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees or costs, debt issuance costs, commissions, fees, and expenses, capitalized expenditures (including Capitalized Software Expenditures), expenditures relating to software, license and intellectual property payments, any lease related assets recorded in purchase accounting, customer acquisition costs, original issue discount resulting from the issuance of Indebtedness at less than par and incentive payments, conversion costs, and contract acquisition costs of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” shall mean, for any period, the Consolidated Net Income for such period, plus:

(a)           without duplication and, except with respect to clauses (vi), (ix), (xv), (xvii) and (xx) below, to the extent deducted (and not added back or excluded) in arriving at such Consolidated Net Income, the sum of the following amounts for such period with respect to the Restricted Group:

(i)            provision for taxes based on income or profits or capital, including, without limitation, U.S. federal, state, non-U.S., franchise, excise, value added, and similar taxes and foreign withholding taxes of such Person and its Restricted Subsidiaries paid or accrued during such period, including any penalties and interest related to such taxes or arising from any tax examinations, deducted (and not added back) in computing Consolidated Net Income,

(ii)           Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period (including (1) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (2) costs of surety bonds in connection with financing activities, in each case, to the extent included in Consolidated Interest Expense), together with items excluded from the definition of “Consolidated Interest Expense” and any non-cash interest expense, to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income,

(iii)          Consolidated Depreciation and Amortization Expense of such Person and its Restricted Subsidiaries for such period to the extent the same were deducted in computing Consolidated Net Income,

(iv)          any non-cash increase in expenses resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods including changes in capitalization of variances) or other inventory adjustments,

(v)           any other non-cash charges, expenses or losses, including any non-cash expense relating to the vesting of warrants, non-cash asset retirement costs and any write offs, write downs, expenses, losses, or items to the extent the same were deducted (and not added back) in computing Consolidated Net Income (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (1) the Borrower may determine not to add back such non-cash charge in the current period and (2) to the extent the Borrower does decide to add back such non-cash charge, the cash payment in respect thereof in such future period shall be deducted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period),

(vi)          the net income of any Person to the extent excluded from the calculation of Consolidated Net Income pursuant to clause (e) of the definition thereof (i.e., the minority interest of the Borrower or any Guarantor in the entities generating such Net Income),

(vii)         the amount of management, monitoring, consulting, advisory and other fees (including termination and transaction fees) and indemnities and expenses paid or accrued in such period to the Sponsor or any of its Affiliates,

(viii)        costs of surety bonds incurred in such period in connection with financing activities,

(ix)          (A) the amount of “run-rate” cost savings, operating expense reductions, operating improvements and synergies related to the Transactions projected by the Borrower in good faith to be realized as a result of actions either taken or expected to be taken or with respect to which substantial steps have been taken or are expected to be taken (in each case, in the good faith determination of the Borrower) no later than 24 months after the Closing Date (calculated on a Pro Forma Basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of the period for which Consolidated EBITDA is being determined (the “EBITDA Determination Period”), and as if such cost savings, operating expense reductions and synergies were realized during the entirety of the EBITDA Determination Period), net of the amount of actual benefits realized during the EBITDA Determination Period from such actions; provided that such cost savings, operating expense reductions and synergies are reasonably identifiable and factually supportable in the good faith judgment of the Borrower, (B) the amount of “run-rate” cost savings, operating expense reductions, operating improvements and synergies related to mergers and other business combinations, acquisitions, divestures, restructurings, insourcing initiatives, cost savings initiatives and other similar initiatives consummated prior to or after the Closing Date and not contemplated by sub-clause (A) of this clause (ix) projected by the Borrower in good faith as a result of actions either taken or are expected to be taken or with respect to which substantial steps have been taken or are expected to be taken (in each case, in the good faith determination of the Borrower) no later than 24 months after a merger or other business combination, acquisition, divestiture, restructuring, cost savings initiative or other initiative (calculated on a Pro Forma Basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of the EBITDA Determination Period and as if such cost savings, operating expense reductions and synergies were realized during the entirety of the EBITDA Determination Period), net of the amount of actual benefits realized during the EBITDA Determination Period from such actions; provided that such cost savings, operating expense reductions and synergies are reasonably identifiable and factually supportable in the good faith determination of the Borrower, and (C) the amount of “run-rate” impact on Consolidated EBITDA occurring as a result of business initiatives consummated, continued or expanded prior to or after the Closing Date and not contemplated by sub-clauses (A) and (B) of this clause (ix) projected by the Borrower in good faith as a result of actions either taken or expected to be taken or with respect to which substantial steps have been taken or are expected to be taken (in each case, in the good faith determination of the Borrower) no later than 24 months following the commencement of the applicable business initiative; provided, that such impact on Consolidated EBITDA is reasonably identifiable and factually supportable, in the good faith determination of the Borrower; provided, further, that (x) no cost savings, operating expense reductions and synergies shall be added pursuant to this clause (ix) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for the EBITDA Determination Period and (y) for purposes of this clause (ix), “run-rate” means the full recurring benefit for a period that is associated with any action either taken or expected to be taken or with respect to which substantial steps have been taken or are expected to be taken (in each case, in the good faith determination of the Borrower),

(x)           [reserved],

(xi)          any costs or expense incurred by the Borrower or any Restricted Subsidiary pursuant to any management equity plan or equity option plan or any other management or employee benefit plan or agreement or any equity subscription or equityholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Equity Interests of the Borrower (other than Disqualified Equity Interests) solely to the extent that such net cash proceeds are Not Otherwise Applied,

(xii)         the amount of expenses relating to payments made to option holders of any direct or indirect parent of the Borrower in connection with, or as a result of, any distribution being made to equityholders of such Person, which payments are being made to compensate such option holders as though they were equityholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted under this Agreement,

(xiii)        with respect to any joint venture that is not a Restricted Subsidiary, an amount equal to the proportion of those items described in clauses (i) and (iii) above relating to such joint venture corresponding to the Borrower’s and the Restricted Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Restricted Subsidiary),

(xiv)        [reserved],

(xv)         cash receipts (or any netting arrangements resulting in reduced cash expenses) not included in Consolidated EBITDA in any period solely to the extent that the corresponding non-cash gains relating to such receipts were deducted in the calculation of Consolidated EBITDA pursuant to clause (b) below for any previous period and not added back,

(xvi)        to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, (1) any expenses and charges that are reimbursed by indemnification or other similar provisions in connection with any acquisition or investment or any sale, conveyance, transfer, or other Asset Disposition of assets permitted hereunder and (2) to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption,

(xvii)       with respect to any Restricted Subsidiary that is not wholly owned by the Borrower or any Subsidiary Guarantor that has any outstanding notes(s) issued to the Borrower or any Subsidiary Guarantor, the least of (i) the minority interest of such Restricted Subsidiary as of the last day of such period, (ii) the outstanding amount of all notes issued by such Restricted Subsidiary to the Borrower or any Subsidiary Guarantor as of the last day of such period and (iii) the amount of the Consolidated EBITDA of such Restricted Subsidiary for such period that is not otherwise included in the calculation of Consolidated EBITDA for such period, all as determined in accordance with GAAP,

(xviii)      letter of credit fees,

(xix)        any net loss from disposed, abandoned, transferred, closed or discontinued operations (excluding held for sale discontinued operations until actually disposed of), and

(xx)         with respect to any Person in which the Borrower or a Subsidiary Guarantor holds an equity interest, but which is not a Subsidiary of the Borrower, that has any outstanding note(s) issued to the Borrower or any Subsidiary Guarantor, the lesser of (i) the outstanding amount of all notes issued by such Person to the Borrower or a Subsidiary Guarantor as of the last day of such period and (ii) the amount of the Consolidated EBITDA of such Person for such period that is not otherwise included in the calculation of Consolidated EBITDA for such period, all as determined in accordance with GAAP, less (b) without duplication and to the extent included in arriving at such Consolidated Net Income, (i) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced Consolidated EBITDA in any prior period; provided that, to the extent non-cash gains are deducted pursuant to this clause (b)(i) for any previous period and not otherwise added back to Consolidated EBITDA, Consolidated EBITDA shall be increased by the amount of any cash receipts (or any netting arrangements resulting in reduced cash expenses) in respect of such non-cash gains received in subsequent periods to the extent not already included therein and (ii) any net income from disposed, abandoned, transferred, closed or discontinued operations (excluding held for sale discontinued operations until actually disposed of);

provided that:

(A)          to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of ASC 815 and its related pronouncements and interpretations, or the equivalent accounting standard under GAAP or an alternative basis of accounting applied in lieu of GAAP,

(B)          to the extent any add-backs or deductions are reflected in the calculation of Consolidated Net Income, such add-backs and deductions shall not be duplicated in determining Consolidated EBITDA, and

(C)          Consolidated EBITDA shall be calculated giving effect to pro forma adjustments as set forth in Section 1.09.

Unless otherwise stated or context clearly dictates otherwise, references to Consolidated EBITDA shall refer to the Consolidated EBITDA of the Restricted Group.

“Consolidated Interest Expense” shall mean, with respect to any Person for any period, without duplication, the sum of:

(a)           consolidated cash interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (x) all commissions, discounts, and other fees and charges owed with respect to letters of credit or bankers acceptances, (y) capitalized interest to the extent paid in cash, and (z) net payments (over payments received), if any, made pursuant to interest rate Hedging Obligations with respect to Indebtedness), plus

(b)           any cash payments made during such period in respect of the accretion or accrual of discounted liabilities referred to in clause (ix) of the proviso below relating to Funded Debt that were amortized or accrued in a previous period, less

(c)           cash interest income for such period;

provided, the following shall in all cases be excluded from Consolidated Interest Expense:

(i)            any one-time cash costs associated with breakage in respect of Hedging Obligations to the extent such costs would be otherwise included in Consolidated Interest Expense,

(ii)           all non-recurring cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations, all as calculated on a consolidated basis in accordance with GAAP,

(iii)          any “additional interest” owing pursuant to a registration rights agreement,

(iv)          non-cash interest expense attributable to any direct or indirect parent of the Borrower resulting from push-down accounting, but solely to the extent not reducing consolidated cash interest expense in any prior period,

(v)           any non-cash expensing of bridge, commitment, and other financing fees that have been previously paid in cash, but solely to the extent not reducing consolidated cash interest expense in any prior period,

(vi)          deferred financing costs, debt issuance costs, commissions, fees (including amendment and contract fees) and expenses and, in each case, the amortization and write-off thereof, and any amounts of non-cash interest,

(vii)         annual agency fees paid to any administrative agent or collateral agent under any credit facilities or other debt instruments or documents,

(viii)        costs associated with obtaining Hedging Obligations,

(ix)          the accretion or accrual of discounted liabilities,

(x)           non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under Hedging Obligations or other derivative instruments pursuant to FASB Accounting Standards Codification 815,

(xi)          any non-cash expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with the Transactions or any acquisition, and

(xii)         any prepayment premium or penalty.

For purposes of this definition, interest on an obligation under Capitalized Leases shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Leases in accordance with GAAP.

“Consolidated Net Income” shall mean, for any period, the net income (loss) of the Restricted Group for such period determined on a consolidated basis in accordance with GAAP; provided, however, that, without duplication,

(a)           any after-tax effect of (i) extraordinary, non-recurring, or unusual gains or losses (less all fees and expenses relating thereto), charges or expenses (including relating to the Transactions), (ii) Transaction Expenses, (iii) severance, recruiting, retention and relocation costs, (d) signing bonuses and related expenses, (iv) curtailments or modifications to pension and post-employment employee benefits plans, (v) start-up, transition, strategic initiative (including any multi-year strategic initiative) and integration costs, charges or expenses, (vi) restructuring costs, charges, reserves or expenses, (vii) costs, charges and expenses related to acquisitions and to the start-up, pre-opening, opening, closure, and/or consolidation of distribution centers, operations, offices and facilities, (viii) business optimization costs, charges or expenses, (ix) costs, charges and expenses incurred in connection with new product design, development and introductions, (x) costs and expenses incurred in connection with intellectual property development and new systems design, (xi) costs and expenses incurred in connection with implementation, replacement, development or upgrade of operational, reporting and information technology systems and technology initiatives, (xii) any costs, expenses or charges relating to any governmental investigation or any litigation or other dispute and (xiii) one-time compensation charges, in each case under this clause (a), shall be excluded;

(b)           the Consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period,

(c)           any after-tax gains or losses on disposal of disposed, abandoned, transferred, closed, or discontinued operations shall be excluded,

(d)           any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or abandonments other than in the ordinary course of business, as determined in good faith by the board of directors (or analogous governing body) of the Borrower, shall be excluded,

(e)           the Consolidated Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that, unless already included, Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions or other payments on account of Equity Interests that are actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents of the Borrower or any of its Restricted Subsidiaries) to the Borrower or a Restricted Subsidiary thereof in respect of such period,

(f)            solely for the purpose of determining the Cumulative Credit pursuant to clause (b) of the definition thereof, the net income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its net income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its equityholders, unless such restriction with respect to the payment of dividends or similar distributions (i) has been legally waived or otherwise released, (ii) is imposed pursuant to the 2025 Unsecured Notes Indenture, the 2021 Unsecured Notes Indenture, this Agreement or any other credit facility or (iii) arises pursuant to an agreement or instrument if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Lenders than the encumbrances and restrictions contained in this Agreement (as determined by the Borrower in good faith); provided that Consolidated Net Income of the referent Person will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) or Cash Equivalents to such Person or a Restricted Subsidiary in respect of such period, to the extent not already included therein,

(g)           effects of adjustments (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements required or permitted by Financial Accounting Standards Codification No. 805—Business Combinations and No. 350—Intangibles-Goodwill and Other (ASC 805 and ASC 350) (formerly Financial Accounting Standards Board Statement Nos. 141 and 142, respectively) resulting from the application of purchase accounting, including in relation to the Transactions and any acquisition or investment that is consummated prior to or after the Closing Date or the amortization or write-off of any amounts thereof, in either case net of taxes, shall be excluded,

(h)           (i) any after-tax effect of any income (loss) from the early extinguishment or conversion of Indebtedness or Hedging Obligations or other derivative instruments (including deferred financing costs written off and premiums paid), (ii) any non-cash income (or loss) related to currency gains or losses related to Indebtedness, intercompany balances, and other balance sheet items and any net gain or loss resulting in such period from Hedging Obligations pursuant to Financial Accounting Standards Codification Topic No. 815—Derivatives and Hedging (ASC 815) (or any successor provision) and its related pronouncements and interpretations, or the equivalent accounting standard under GAAP or an alternative basis of accounting applied in lieu of GAAP and (iii) any non-cash expense, income, or loss attributable to the movement in mark to market valuation of foreign currencies, Indebtedness, or derivative instruments pursuant to GAAP, shall be excluded,

(i)            any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation or in connection with any disposition of assets, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(j)            (i) any non-cash compensation expense recorded from grants of equity appreciation or similar rights, phantom equity, equity options units, restricted equity, or other rights to officers, directors, managers, or employees, (ii) non-cash income (loss) attributable to deferred compensation plans or trusts and (iii) any non-cash compensation expense resulting from the application of Accounting Standards Codification Topic No. 718, Compensation—Stock Compensation or Accounting Standards Codification Topic No. 505-50, Equity-Based Payments to Non-Employees, in each case shall be excluded,

(k)           any fees, charges, losses, costs and expenses incurred during such period, or any amortization thereof for such period, in connection with or related to any acquisition (including any Permitted Acquisition), Restricted Payment, investment, recapitalization, asset sale, issuance, incurrence, registration or repayment or modification of Indebtedness, issuance or offering of Equity Interests, refinancing transaction or amendment, modification or waiver in respect of the documentation relating to any such transaction (in the case of each such transaction described in this clause (k), including any such transaction consummated prior to the Closing Date, the Transactions and any such transaction undertaken but not completed and including, for the avoidance of doubt, (1) the effects of expensing all transaction-related expenses in accordance with Accounting Standards Codification Topic No. 805—Business Combinations, (2) such fees, expenses, or charges related to the incurrence of the 2025 Unsecured Notes under the 2025 Unsecured Notes Indenture, the 2021 Unsecured Notes under the 2021 Unsecured Notes Indenture, the Loans under this Agreement and all Transaction Expenses related thereto, (3) such fees, expenses, or charges related to the entering into or offering of the 2025 Unsecured Notes under the 2025 Unsecured Notes Indenture, the 2021 Unsecured Notes under the 2021 Unsecured Notes Indenture, the Loans under this Agreement and any other credit facilities or debt issuances or the entering into of any agreement in connection with Hedging Obligations, and (4) any amendment, modification or waiver in respect of the 2025 Unsecured Notes, the  2025 Unsecured Notes Indenture, the  2021 Unsecured Notes, the  2021 Unsecured Notes Indenture, this Agreement or the Loans hereunder, or any other Indebtedness)

and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded,

(l)            (i) accruals and reserves (including contingent liabilities) that are (x) established or adjusted within 12 months after the Closing Date that are so required to be established as a result of the Transactions or (y) established or adjusted within 12 months after the closing of any Permitted Acquisition or any other acquisition (other than any such other acquisition in the ordinary course of business) that are so required to be established or adjusted as a result of such Permitted Acquisition or such other acquisition, in each case in accordance with GAAP, or (ii) charges, accruals, expenses and reserves as a result of adoption or modification of accounting policies, shall be excluded;

(m)          to the extent covered by insurance or indemnification and actually reimbursed, or, so long as, in the case of reimbursements or indemnifications not yet received, the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), losses, charges and expenses shall be excluded,

(n)           any deferred tax expense associated with tax deductions or net operating losses arising as a result of the Transactions, or the release of any valuation allowance related to such items, shall be excluded,

(o)           gains and losses due solely to fluctuations in currency values and the related tax effects determined in accordance with GAAP for such period shall be excluded,

(p)           any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of Statement of Financial Accounting Standards Nos. 87, 106 and 112, and any other items of a similar nature, shall be excluded,

(q)           any non-cash adjustments resulting from the application of Accounting Standards Codification Topic No. 460, Guarantees, or any comparable regulation, shall be excluded, and

(r)            earn-out obligations and other contingent consideration obligations (including to the extent accounted for as bonuses, compensation or otherwise (and including deferred performance incentives in connection with Permitted Acquisitions whether or not a service component is required from the transferor or its related party)) and adjustments thereof and purchase price adjustments, shall be excluded.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries in any period, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance. Unless otherwise stated or context clearly dictates otherwise, references to Consolidated Net Income shall refer to the Consolidated Net Income of the Restricted Group. For the avoidance of doubt, the income (or loss) of any Person accrued prior to the date such Person becomes a Restricted Subsidiary of the Borrower (or is merged into or consolidated with the Borrower or any of the Borrower’s Restricted Subsidiaries or that Person’s assets are acquired by the Borrower or any of the Borrower’s Restricted Subsidiaries) shall be excluded from the calculation of Consolidated Net Income (except to the extent required for any such calculation on a Pro Forma Basis in accordance with Section 1.09).

“Consolidated Total Net Debt” shall mean, as of any date of determination, the aggregate principal amount of Indebtedness of the Restricted Group outstanding on such date, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis for the Restricted Group in accordance with GAAP (but excluding the effects of any discounting of Indebtedness as provided in Section 1.10), consisting of Indebtedness for borrowed money, Attributable Indebtedness or purchase money Indebtedness, unreimbursed drawings in respect of letters of credit and, without duplication, all Guarantees of any Indebtedness of such type that is owed to a Person that is not the Borrower or a Restricted Subsidiary, minus the aggregate amount of cash and Cash Equivalents (other than Restricted Cash) as of such date held by the Borrower and its Restricted Subsidiaries; provided that Consolidated Total Net Debt shall not include Indebtedness in respect of letters of credit, bank guarantees or similar instruments except, solely with respect to any standby letter of credit, to the extent of unreimbursed obligations in respect of any such drawn standby letter of credit (provided, that any unreimbursed obligations in respect of any such drawn standby letter of credit shall not be included as Consolidated Total Net Debt until three Business Days after such amount is drawn).

“Consolidated Working Capital” shall mean, with respect to the Restricted Group on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided that increases or decreases in Consolidated Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (b) the effects of purchase accounting.

“Contract Consideration” shall have the meaning assigned to such term in the definition of “Excess Cash Flow”.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Agreement Refinancing Indebtedness” shall mean Indebtedness, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Loans or Commitments (including any successive Credit Agreement Refinancing Indebtedness) (“Refinanced Debt”); provided that (i) such Credit Agreement Refinancing Indebtedness is in an original aggregate principal amount (or accreted value, if applicable) not greater than the aggregate principal amount (or accreted value, if applicable) of the applicable Refinanced Debt except (x) by an amount equal to accrued but unpaid interest, defeasance costs, premiums and fees payable by the terms of such Indebtedness, (y) by an amount equal to underwriting discounts, fees, commissions and expenses (including original issue discount, upfront fees and similar items) incurred in connection with such exchange, modification, refinancing, refunding, renewal, replacement or extension and (z) by an amount equal to any existing available commitments unutilized thereunder, and (ii) such Refinanced Debt shall be repaid, defeased or satisfied and discharged with 100% of the Net Proceeds of the applicable Credit Agreement Refinancing Indebtedness and all accrued interest, fees and premiums (if any) due in connection therewith shall be paid substantially concurrently with the incurrence of the applicable Credit Agreement Refinancing Indebtedness.  For the avoidance of doubt, all Credit Agreement Refinancing Indebtedness must be one of the following (a) Permitted First Priority Refinancing Debt, (b) Permitted Second Priority Refinancing

Debt, (c) Permitted Unsecured Refinancing Debt or (d) Indebtedness incurred pursuant to a Refinancing Amendment.

“Credit Extension” shall mean, as the context may require, (i) the making of a Loan by a Lender or (ii) the issuance of any Letter of Credit, or the extension of the expiry date or renewal, or any amendment or other modification to increase the amount, of any existing Letter of Credit, by each Issuing Bank.

“Cumulative Credit” shall mean, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:

(a)           the greater of (i) $75,000,000 and (ii) 25.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis); plus

(b)           an amount equal to 50% of Consolidated Net Income for the period (treated as one accounting period) from, and including, April 1, 2016 through, and including, the last day of the Borrower’s most recent fiscal quarter ending prior to the date of such Restricted Payment for which internal financial statements of the Borrower are available, or, in the case such Consolidated Net Income is a deficit, minus 100% of such deficit; provided that, solely for purposes of Sections 7.06(h) and 7.13(a)(iv), the amount set forth under this clause (b) shall only be available for making Restricted Payments or Restricted Debt Payments, as applicable, thereunder, if the Consolidated Coverage Ratio as of the last day of the most recently ended Test Period at the time of making such Restricted Payment or Restricted Debt Payment, as applicable, calculated on a Pro Forma Basis, is at least 2.00:1.00; plus

(c)          the aggregate amount of cash and Cash Equivalent proceeds of the Investor Equity Investment received in the form of common equity by, or contributed as common equity to the capital of, the Borrower on or after the Closing Date; provided that, solely for purposes of Sections 7.06(h) and 7.13(a)(iv), the amount set forth under this clause (c) shall only be available for making Restricted Payments or Restricted Debt Payments, as applicable, thereunder, if the Consolidated Coverage Ratio as of the last day of the most recently ended Test Period at the time of making such Restricted Payment or Restricted Debt Payment, as applicable, calculated on a Pro Forma Basis, is at least 2.00:1.00; plus

(d)           (i) the cumulative amount of cash and Cash Equivalent proceeds, and the fair market value of property or assets or marketable securities, received from the sale of Equity Interests of the Borrower or of any direct or indirect parent of the Borrower subsequent to March 31, 2016 (other than the Investor Equity Investment, Disqualified Equity Interests and any Specified Equity Contribution) and on or prior to such time (including upon exercise of warrants or options) which proceeds have been received in the form of common equity by, or contributed as common equity to the capital of, the Borrower and (ii) the principal amount of Indebtedness (other than Subordinated Indebtedness or Indebtedness that is owed to an Unrestricted Subsidiary) of the Borrower or any Restricted Subsidiary owed to a Person other than a Loan Party or a Restricted Subsidiary of a Loan Party incurred subsequent to March 31, 2016 that is converted to common Equity Interests (other than Disqualified Equity Interests) of the Borrower (or to Qualified Equity Interests of Holdings or of any direct or indirect parent of Holdings), in each case under this clause (d), to the extent Not Otherwise Applied; plus

(e)           100% of the aggregate amount of cash and Cash Equivalents, and the fair market value of property or assets or marketable securities, in each case contributed to the common capital of the Borrower subsequent to March 31, 2016 (other than amounts that are contributed by the Borrower or a Restricted Subsidiary, the Investor Equity Investment and any Specified Equity Contribution), in each case under this clause (e) to the extent Not Otherwise Applied; plus

(f)                                   100% of the aggregate amount received in cash and Cash Equivalents, and the fair market value of marketable securities or other property received, by the Restricted Group by means of (x) the sale or other disposition (other than to the Borrower or a Restricted Subsidiary) of Investments made by the Borrower or any Restricted Subsidiary pursuant to Section 7.02(n)(ii) and repurchases and redemptions of such Investments from the Borrower or any Restricted Subsidiary and repayments of loans or advances, and releases of guarantees, which constitute Investments made by the Borrower or any Restricted Subsidiary pursuant to Section 7.02(n)(ii), in each case after the Closing Date and in an aggregate amount not to exceed the original amount of the Investment made by the Borrower or such Restricted Subsidiary pursuant to Section 7.02(n)(ii) or (y) the sale (other than to the Borrower or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution or a dividend from an Unrestricted Subsidiary after the Closing Date in an aggregate amount not to exceed the original amount of the Investment made by the Borrower or any Restricted Subsidiary in such Unrestricted Subsidiary pursuant to Section 7.02(n)(ii); plus

(g)                                  in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, consolidation or amalgamation of an Unrestricted Subsidiary into the Borrower or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Borrower or a Restricted Subsidiary after the Closing Date, the fair market value of the Investment made in such Unrestricted Subsidiary pursuant to Section 7.02(n)(ii) (or the assets transferred), as determined in good faith of the Borrower at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, consolidation or amalgamation or transfer of assets (after taking into consideration any Indebtedness associated with the Unrestricted Subsidiary so designated or merged or consolidated or Indebtedness associated with the assets so transferred), in an aggregate amount not to exceed the original amount of the Investment made by the Borrower or any Restricted Subsidiary in such Unrestricted Subsidiary pursuant to Section 7.02(n)(ii); plus

(h) any cash returns, profits, distributions and similar amounts received by the Borrower or any Restricted Subsidiary on account of an Investment made pursuant to Section 7.02(n)(ii); provided, in each case, that such amount does not exceed the amount of such Investment made pursuant to Section 7.02(n)(ii); minus

(i)                                   any amount of the Cumulative Credit used to make Investments pursuant to Section 7.02(n)(ii) after the Closing Date and prior to such time; minus

(j)                                  any amount of the Cumulative Credit used to make Restricted Payments pursuant to Section 7.06(h) after the Closing Date and prior to such time; minus

(k)                               any amount of the Cumulative Credit used to make Restricted Debt Payments pursuant to Section 7.13(a)(iv) after the Closing Date and prior to such time.

“Cure Expiration Date” shall have the meaning assigned to such term in the definition of “Specified Equity Contribution”.

“Current Assets” shall mean, with respect to the Restricted Group on a consolidated basis at any date of determination, all assets (other than cash and Cash Equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Restricted Group as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits (but excluding assets held for sale, loans (permitted) to third parties, pension assets, deferred bank fees and derivative financial instruments).

“Current Liabilities” shall mean, with respect to the Restricted Group on a consolidated basis at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Restricted Group as current liabilities at such date of determination, other than, without duplication (and to the extent otherwise included therein) (a) the current portion of any Indebtedness, (b) accruals of interest expense (excluding interest expense that is past due and unpaid), (c) accruals for current or deferred Taxes based on income or profits, (d) accruals of any costs or expenses related to restructuring reserves and (e) revolving loans, swing line loans and letter of credit obligations hereunder or under any other revolving credit facility.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” shall have the meaning assigned to such term in Section 2.13(d).

“Default” shall mean any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Excess” shall mean, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Share of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Defaulting Lenders (including such Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of Loans of such Defaulting Lender.

“Default Period” shall mean, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default and ending on the earliest of the following dates: (a) the date on which all Commitments are cancelled or terminated and/or the Obligations and the Guaranteed Obligations are declared or become immediately due and payable, (b) with respect to any Funding Default (other than any such Funding Default arising pursuant to clause (e) of the definition of “Defaulting Lender”), the date on which (1) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or by the non-pro rata application of any voluntary or mandatory prepayments of the Loans in accordance with the terms hereof or any combination thereof) and (2) such Defaulting Lender shall have delivered to the Borrower and the Administrative Agent a written reaffirmation of its intention to honor its obligations under this Agreement with respect to its Commitment(s), and (c) the date on which the Borrower, the Administrative Agent and the Required Lenders waive all Funding Defaults of such Defaulting Lender in writing.

“Defaulted Loan” shall mean the Loans of a Defaulting Lender.

“Defaulting Lender” shall mean any Lender that has (a) failed to fund its portion of any Borrowing, or any portion of its participation in any Letter of Credit, within one Business Day of the date on which it shall have been required to fund the same, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s reasonable and good faith determination that one or more conditions precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) notified the Borrower, the Administrative Agent or any Issuing Bank in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under agreements in which it commits to extend credit generally, (c) failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans (unless the subject of a good faith dispute between the Borrower and such Lender) and participations in then outstanding Letters of Credit; provided that any such Lender shall cease to be a Defaulting Lender under this clause (c) upon receipt of such confirmation by the Administrative Agent or the Borrower, (d) otherwise failed to pay over to the Borrower, the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due (unless the subject of a good faith dispute), (e) (i) been adjudicated as, or determined by any Governmental Authority having regulatory authority over such person or its properties or assets to be, insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, unless, in the case of any Lender referred to in this clause (e), the Borrower, the Administrative Agent and each Issuing Bank shall be satisfied that such Lender intends, and has all approvals required to enable it, to continue to perform its obligations as a Lender hereunder or (f) become the subject of a Bail-In Action.  For the avoidance of doubt, a Lender shall not be deemed to be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in such Lender or its parent by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender; provided that, as of any date of determination, the determination of whether any Lender is a Defaulting Lender hereunder shall not take into account, and shall not otherwise impair, any amounts funded by such Lender which have been assigned by such Lender to an SPV pursuant to Section 10.04(i).  Any determination by the Administrative Agent that a Lender is a Defaulting Lender shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination by the Administrative Agent to the Borrower and each other Lender.

“Designated Non-Cash Consideration” shall mean the fair market value of non-cash consideration received by the Borrower or one of its Restricted Subsidiaries in connection with a Disposition that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration.  A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 7.05.

“Disposition” or “Dispose” shall mean the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale or issuance of Equity Interests in a Restricted Subsidiary) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interests” shall mean any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (c)

provides for scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the then Latest Maturity Date; provided that if, such Equity Interests are issued pursuant to a plan for the benefit of employees of Holdings (or any direct or indirect parent thereof), the Borrower or its Restricted Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower or its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Disqualified Lenders” shall mean (a) each of those banks, financial institutions or other Persons that have been identified in writing by the Borrower to Jefferies Finance LLC on or prior to May 9, 2017 (and such other Persons as the Borrower and the Administrative Agent shall mutually agree after May 9, 2017) or to any Affiliates of such banks, financial institutions or other Persons that are readily identifiable as Affiliates by virtue of their names or that are identified in writing by the Borrower to the Administrative Agent from time to time, (b) each competitor of the Borrower and its Subsidiaries (in each case, other than bona fide fixed income investors or debt funds) identified in writing by the Borrower to the Administrative Agent from time to time (and Affiliates of such Persons that are readily identifiable as Affiliates by virtue of their names or that are identified in writing by the Borrower to the Administrative Agent from time to time (other than bona fide fixed income investors or debt funds)) and (c) Excluded Affiliates. Any supplement to such list of Disqualified Lenders will become effective two Business Days after delivery to the Administrative Agent.  In no event shall a supplement apply retroactively to disqualify any Lender as of the date of such supplement.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“Dutch Auction” shall mean an auction conducted by Holdings, the Borrower or an Affiliated Lender in order to purchase Term Loans as contemplated by Section 10.04(k) or 10.04(m), as applicable, in accordance with the procedures set forth in Exhibit J.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” shall mean (i) a Lender, (ii) an Affiliate of a Lender, (iii) a Related Fund of a Lender, and (iv) any other Person (other than a natural person); provided that, notwithstanding the foregoing, “Eligible Assignee” shall not include Holdings, the Borrower, any other Affiliate of Holdings or the Sponsor (it being understood that assignments to Holdings, the Borrower or an Affiliated Lender may only be made pursuant to Section 10.04(k) or 10.04(m), as applicable).  For the avoidance of doubt, no Specified Debt Fund shall be deemed to be an Affiliate of Holdings or the Sponsor for purposes of the definition of “Eligible Assignee”.  “Eligible Assignee” shall not include any Disqualified Lender without the prior written consent of the Borrower (which may be withheld in the Borrower’s sole discretion).

“Environmental Laws” shall mean all former, current and future federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), and agreements in each case, relating to the environment, natural resources, human health and safety or the presence, Release of, or exposure to, hazardous materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, hazardous materials.

“Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, capital and operating costs, injunctive relief, costs associated with financial assurance, permitting or closure requirements, indemnities, personal injury, property damages, natural resource damages and investigation or remediation costs, including any third party claims for the foregoing), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the presence, Release or threatened Release of any Hazardous Materials at any location or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” shall mean any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” shall mean, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” shall mean Person, any trade or business (whether or not incorporated) that, together with a Loan Party or any Restricted Subsidiary, is or, within the six year period immediately preceding the Closing Date, was treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or (o) of the Code.

“ERISA Event” shall mean (a) a Reportable Event; (b) written notice of the failure to satisfy the minimum funding standard with respect to a Plan within the meaning of Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA, whether or not waived (unless such failure is corrected by the final due date for the plan year for which such failure occurred); (c) a written determination that a Plan is, or is expected to be, in “at risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (d) the receipt by a Loan Party, any Restricted Subsidiary or any of their respective ERISA Affiliates of written notice pursuant to Section 305(b)(3)(D) of ERISA that a Multiemployer Plan is or will be in “endangered status” or “critical status” (as defined in Section 305(b) of ERISA), or is, or is expected to be, “insolvent” (within the meaning of Section 4245 of ERISA); (e) the filing pursuant to Section 431 of the Code or Section 304 of ERISA of an application for the extension of any amortization period; (f) the failure to timely make a contribution required to be made with respect to any Plan or Multiemployer Plan; (g) the filing of a notice to terminate any Plan if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA; (h) the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or the termination of any Plan under Section 4041(c) of ERISA; (i) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (j) imposition on a Loan Party, any Restricted Subsidiary or any of their respective ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (k) the receipt by a Loan Party, any Restricted Subsidiary or any of their respective ERISA Affiliates from the PBGC or a plan administrator of any written notice of an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (l) the receipt by a Loan Party, any Restricted Subsidiary or any of their respective ERISA Affiliates of any written notice, or the receipt by any Multiemployer Plan from a Loan Party, any Restricted Subsidiary or any of their respective ERISA Affiliates of any written notice, imposing Withdrawal Liability; or (m) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan which could result in liability to a Loan Party or any Restricted Subsidiary or with respect to which a Loan Party or any Restricted Subsidiary is a “disqualified person” (as defined in Section 4975 of the Code) or a “party in interest” (as defined in Section 3(14) of ERISA).

“Escrow Agreement” shall mean that certain Senior Notes Escrow and Security Agreement, dated as of June 30, 2017, among the Initial Issuer and Wilmington Trust, National Association, not in its individual capacity but solely as escrow agent, and Wilmington Trust, National Association, not in its individual capacity but solely as trustee under the 2025 Unsecured Notes Indenture.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate (other than the Alternate Base Rate) determined by reference to the Adjusted LIBO Rate.

“Event of Default” shall have the meaning assigned to such term in Article 8.

“Excess Cash Flow” shall mean, for any period, an amount equal to:

(a)                                 the sum, without duplication, of:

(i)                                   Consolidated Net Income for such period,

(ii)                                an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income, but excluding any such non-cash charges representing an accrual or reserve for potential cash items in any future period and excluding amortization of a prepaid cash item that was paid in a prior period,

(iii)                             decreases in Consolidated Working Capital for such period (other than any such decreases arising from acquisitions or dispositions by the Restricted Group completed during such period),

(iv)                            cash receipts in respect of Swap Contracts during such period to the extent such receipts were not otherwise included in arriving at such Consolidated Net Income,

(v)                               the amount of tax expense deducted in determining Consolidated Net Income for such period to the extent it exceeds the amount of cash taxes paid in such period, and

(vi)                            an amount equal to the aggregate net non-cash loss on Dispositions by the Restricted Group during such period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income; minus

(b)                                 the sum, without duplication, of:

(i)                                   an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income in respect of such period (but excluding any non-cash credit to the extent representing the reversal of an accrual or reserve described in clause (a)(ii) above) and cash charges (if any) in respect of such period included in clauses (a) through (m) of the definition of Consolidated Net Income,

(ii)                                without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Capital Expenditures made in cash during such period to the extent financed with Internally Generated Cash,

(iii)                             the aggregate amount of all principal payments of Indebtedness of the Restricted Group during such period, in each case to the extent financed with Internally Generated Cash (including (A) the principal component of payments in respect of Capitalized Leases, (B) the amount of any scheduled repayment of Term Loans pursuant to Section 2.11 (to the extent actually made) and (C) any mandatory prepayment of Term Loans made pursuant to Section 2.13(a)(ii) to the extent required due to a Disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase, but excluding (V) any mandatory prepayment of Term Loans made pursuant to Section 2.13(a)(iv), (W) all voluntary prepayments of Term Loans, Incremental Equivalent Debt (to the extent secured by the Collateral on a first lien basis) and Permitted First Priority Refinancing Debt, (X) the prepayment of the outstanding principal amount under each of the Existing Credit Agreements and the redemption of the Existing NSH Notes, in each case under this sub-clause (X), on the Closing Date, (Y) all prepayments, redemptions or repurchases in respect of Subordinated Indebtedness, except to the extent permitted under Section 7.13(a) and (Z) all prepayments of loans under any revolving credit facility made during such period (other than to the extent commitments under such revolving credit facility are permanently reduced by the amount of such prepayments (without duplication of amounts deducted under Section 2.13(a)(i)(B)) (it being agreed that any amount excluded pursuant to clause (V), (W), (X), (Y) or (Z) may not be deducted under any other clause of this definition),

(iv)                            an amount equal to the aggregate net non-cash gain on Dispositions by the Restricted Group during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,

(v)                               increases in Consolidated Working Capital for such period (other than any such increases arising from acquisitions or dispositions by the Restricted Group during such period),

(vi)                            cash payments by the Restricted Group during such period in respect of long-term liabilities of the Restricted Group other than Indebtedness and that were made with Internally Generated Cash and were not deducted or were excluded in calculating Consolidated Net Income,

(vii)                         without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Investments and acquisitions made during such period in cash pursuant to Section 7.02 (other than Section 7.02(a), (c) or (e)) (net of the return on any such Investments received during such period, except to the extent such return was included in the determination of Consolidated Net Income) to the extent that such Investments and acquisitions were not expensed and were financed with Internally Generated Cash,

(viii)                      the amount of Restricted Payments paid during such period pursuant to Section 7.06(i) (but in the case of clauses (iv) through (vii), only to the extent such amounts were not deducted or were excluded in calculating Consolidated Net Income), Section 7.06(g) (in an amount not to exceed the amount permitted thereunder in any fiscal year), Section 7.06(h), Section 7.06(j), Section 7.06(k), Section 7.06(m), Section 7.06(n), Section 7.06(o) or Section 7.06(p), in each case in cash to the extent such Restricted Payments were financed with Internally Generated Cash,

(ix)                            the aggregate amount of expenditures actually made by the Restricted Group in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period or any previous period and were financed with Internally Generated Cash,

(x)                               the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Restricted Group during such period that are required to be made in connection with any prepayment of Indebtedness to the extent that such expenditures are not expensed during such period or any previous period and were financed with Internally Generated Cash,

(xi)                            without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Restricted Group pursuant to binding contracts with a third party that is not an Affiliate (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions (or Investments similar to those made for Permitted Acquisitions), Capital Expenditures, acquisitions of IP Rights to the extent not expensed and scheduled payments of Indebtedness permitted by the terms of this Agreement to be incurred and paid, to be consummated or made, in each case during the period of four consecutive fiscal quarters of the Borrower following the end of such period; provided that, to the extent the aggregate amount of Internally Generated Cash actually utilized to finance such Permitted Acquisitions (or Investments similar to those made for Permitted Acquisitions), Capital Expenditures, acquisitions of IP Rights and scheduled payments of Indebtedness during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters,

(xii)                         the amount of cash taxes paid in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period

(which amounts shall be included in the calculation of Excess Cash Flow for the period in which they are expensed), and

(xiii)                      cash expenditures in respect of Swap Contracts, which were made during such fiscal year and were not deducted in determining (or were excluded in arriving at) such Consolidated Net Income.

Notwithstanding anything in the definition of any term used in the definition of Excess Cash Flow to the contrary, all components of Excess Cash Flow shall be computed for the Restricted Group on a consolidated basis.

“Excess Cash Flow Period” shall mean each fiscal year of the Borrower completed after the Closing Date (beginning with the fiscal year ending December 31, 2018).

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Excluded Affiliate” shall mean, with respect to an Agent or a Lender, any Affiliate thereof that is engaged (i) as a principal primarily in private equity, mezzanine financing or venture capital or (ii) in the sale of NSH Holdco and its Subsidiaries in connection with the Acquisition, including through the provision of advisory services to NSH Holdco and its Subsidiaries.

“Excluded Subsidiary” shall mean (a) any Subsidiary that is not a wholly owned Subsidiary of the Borrower or a Guarantor, (b) any Subsidiary of the Borrower that does not have total assets or annual revenues in excess of 5% of the Total Assets or consolidated annual revenue of the Restricted Group individually; provided that the aggregate amount of assets or annual revenues of subsidiaries constituting Excluded Subsidiaries pursuant to this clause (b) shall not at any time exceed 7.5% of the Total Assets or consolidated annual revenue of the Restricted Group, (c) any Subsidiary that is prohibited by applicable Law or Contractual Obligations existing on the Closing Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof) from Guaranteeing the Obligations or if Guaranteeing the Obligations would require governmental (including regulatory) or third party consent, unless such consent has been obtained, (d) any other Subsidiary with respect to which, (x) Guaranteeing the Obligations would result in any material adverse tax consequences (as reasonably determined by the Borrower) or (y) the cost of providing a Guarantee of the Obligations shall be excessive in view of the practical benefits to be obtained by the Lenders therefrom (as reasonably determined by the Borrower and the Administrative Agent), (e) any Foreign Subsidiary of the Borrower or of any other direct or indirect Domestic Subsidiary or Foreign Subsidiary, (f) any Unrestricted Subsidiary, (g) any special purpose securitization vehicle (or similar entity), captive insurance company or non-profit Subsidiary, (h) any direct or indirect Domestic Subsidiary (x) that is treated as a disregarded entity for federal income tax purposes and (y) does not have any material assets other than the Equity Interests or Indebtedness of one or more Foreign Subsidiaries, (i) any Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary that is a controlled foreign corporation within the meaning of Section 957 of the Code and (j) any Specified Subsidiary.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guarantee of such Guarantor becomes effective with respect to such related Swap Obligation.

“Existing Borrower Credit Agreement” shall mean the First Lien Credit Agreement, dated as of November 3, 2014 (as amended, amended and restated, supplemented or otherwise modified from time to time), among Holdings, Borrower, the other guarantors party thereto from time to time, Jefferies Finance LLC, as administrative agent and collateral agent, and the lenders and other parties party thereto from time to time.

“Existing Credit Agreements” shall mean the Existing Borrower Credit Agreement and the Existing NSH Credit Agreement.

“Existing Letters of Credit” shall mean each Letter of Credit previously issued for the account of the Borrower or NSH that (a) is outstanding on the Closing Date and (b) is listed on Schedule 2.17.

“Existing NSH Credit Agreement” shall mean the First Lien Credit Agreement, dated as of June 1, 2015, by and among NSH, NSH Holdco, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the lenders party thereto from time to time, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Existing NSH Notes” shall mean the notes issued by NSH pursuant to that certain Second Lien Note Purchase Agreement, dated as of June 1, 2015, by and among NSH, NSH Holdco, Newstar Financial, Inc., as note agent and collateral agent, and each noteholder party thereto from time to time, as amended, restated or otherwise modified from time to time.

“Existing NSH Notes Redemption” shall mean the redemption of all outstanding Existing NSH Notes.

“Extended Revolving Commitments” shall have the meaning assigned to such term in Section 2.21(b).

“Extended Revolving Loans” shall mean one or more Classes of Revolving Loans that result from an Extension Amendment entered into after the Closing Date.

“Extended Term Loans” shall mean one or more Classes of Term Loans that result from an Extension Amendment entered into after the Closing Date.

“Extension” shall mean a Term Loan Extension or a Revolving Extension.

“Extension Amendment” shall have the meaning assigned to such term in Section 2.21(d).

“Extension Offer” shall mean a Term Loan Extension Offer or a Revolving Extension Offer.

“Facility” shall mean the Term Facility or the Revolving Facility, as the context may require.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as in effect on the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any applicable Treasury regulation promulgated thereunder or published administrative guidance implementing such Sections and any agreements entered into pursuant thereto, including any intergovernmental agreements and any rules or guidance implementing such intergovernmental agreements.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary to the next 1/100th of 1.00%) of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean the Amended and Restated Fee Letter dated May 11, 2017, among the Borrower, Jefferies Finance LLC, KKR Corporate Lending LLC and KKR Capital Markets LLC.

“Fees” shall mean the Commitment Fees, the Administrative Agent Fees, the LC Participation Fees and the Fronting Fees.

“First Lien Intercreditor Agreement” shall mean a “pari passu” intercreditor agreement among the Collateral Agent and one or more Senior Representatives for holders of Permitted First Priority Refinancing Debt, Incremental Equivalent Debt or Indebtedness permitted pursuant to Section 7.03(g)(A)(ii) hereof, in each case, that is secured on a pari passu basis with the Obligations, in each case, in form and substance reasonably satisfactory to the Collateral Agent.

“First Lien Leverage Ratio” shall mean, as of any date, the ratio of (a) Consolidated Total Net Debt as of such date that is secured by a Lien on any Collateral on an equal priority basis with (but without regard to control of remedies) or senior priority basis to the Liens on the Collateral securing the Obligations (disregarding any Obligations in respect of Incremental Loans or Refinancing Facilities secured on a junior lien basis to other Obligations) to (b) Consolidated EBITDA for the Test Period applicable as of such date.

“Flood Laws” shall mean the National Flood Insurance Reform Act of 1994 and related legislation (including the regulations of the Board).

“Foreign Disposition” shall have the meaning set forth in Section 2.13(f).

“Foreign Pension Plan” shall mean any defined benefit plan described in Section 4(b)(4) of ERISA that under applicable law is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Subsidiary” shall mean any direct or indirect Subsidiary of the Borrower which is not a Domestic Subsidiary.

“Fronting Fee” shall have the meaning assigned to such term in Section 2.05(c).

“Funded Debt” shall mean all Indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the sole option of the Borrower or any Restricted Subsidiary, to a date more than one year from the date of its creation or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date (including all amounts of such Funded Debt required to be paid or prepaid within one year from the date of its creation).

“Funding Default” shall mean, with respect to any Defaulting Lender, the occurrence of any of the events set forth in the definition of “Defaulting Lender”.

“GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that it requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Global Intercompany Note” shall mean a promissory note substantially in the form of Exhibit E-1, or such other form as shall be approved by the Administrative Agent.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” shall have the meaning assigned to such term in Section 10.04(i).

“Guarantee” shall mean, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” shall have the meaning assigned to such term in Section 11.01.

“Guarantors” shall mean (i) Holdings, (ii) each wholly owned Domestic Subsidiary of the Borrower as of the Closing Date (other than an Excluded Subsidiary) and (iii) each wholly owned Subsidiary that issues a Guarantee of the Obligations after the Closing Date pursuant to Section 6.11 (which Section 6.11, for the avoidance of doubt, does not require that any Excluded Subsidiary provide such a Guarantee) or otherwise.  For avoidance of doubt, the Borrower may cause any Restricted Subsidiary that is not a Guarantor to Guarantee the Obligations by causing such Restricted Subsidiary to execute a customary joinder to this Agreement, the First Lien Intercreditor Agreement, the Second Lien Intercreditor Agreement, and any other applicable subordination or intercreditor agreement, in each case, to the extent then-applicable, and any such Restricted Subsidiary shall be treated as a Guarantor hereunder for all purposes.

“Guaranty” shall mean, collectively, the guaranty of the Obligations by the Guarantors pursuant to this Agreement.

“Hazardous Materials” shall mean (a) any petroleum products, distillates or byproducts and all other hydrocarbons, coal ash, radon gas, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.

“Hedge Bank” shall mean any Person that (a) is a Lead Arranger or an Agent at any time or an Affiliate of any of the foregoing that enters in to or becomes party to a Secured Hedge Agreement in its capacity as a party thereto or (b) is a Lender or an Affiliate of a Lender at the time it enters into a Secured Hedge Agreement or at the time it becomes party to a Secured Hedge Agreement in its capacity as a party thereto; provided that, in the case of an Affiliate of any of the foregoing, such Affiliate executes and delivers to the Administrative Agent a letter agreement in the form of Exhibit VII to the Security Agreement.

“Hedging Obligations” shall mean, with respect to any Person, the obligations of such person under any and all Swap Contracts.

“Holdings” shall mean SP Holdco I, Inc.

“Immaterial Subsidiary” shall mean any Restricted Subsidiary that does not, as of the last day of the most recently completed Test Period, have assets (other than intercompany accounts) with a fair market value in excess of 5% of the Total Assets as of such date and revenues in excess of 5% of the consolidated annual revenues of the Restricted Group for such Test Period (it being agreed that, for purposes of Section 8.03, all Restricted Subsidiaries affected by any event or circumstance referred to in Section 8.01(f) or 8.01(g) shall be considered together, as a single consolidated Restricted Subsidiary, for purposes of determining whether the condition specified above is satisfied).

“Increased Amount Date” shall have the meaning assigned to such term in Section 2.19(c).

“Incremental Amendment” shall have the meaning assigned to such term in Section 2.19(c).

“Incremental Equivalent Debt” shall have the meaning assigned to such term in Section 7.03(s).

“Incremental Facility” shall have the meaning assigned to such term in Section 2.19(b).

“Incremental Lenders” shall have the meaning assigned to such term in Section 2.19(c).

“Incremental Loan” shall have the meaning assigned to such term in Section 2.19(c).

“Incremental Term Loan Commitments” shall have the meaning assigned to such term in Section 2.19(a).

“Incremental Term Loans” shall have the meaning assigned to such term in Section 2.19(a).

“Indebtedness” shall mean, as to any Person at a particular time, without duplication, all of the following, whether or not the foregoing would constitute indebtedness or a liability in accordance with GAAP:

(a)                                 all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)                                 the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c)                                  net obligations of such Person under any Swap Contract;

(d)                                 all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable and accrued expenses in the ordinary course of business, (ii) any earn-out obligation until such earn-out obligation is not paid after becoming due and payable and (iii) liabilities accrued in the ordinary course);

(e)                                  indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)                                   all Attributable Indebtedness;

(g)                                  all obligations of such Person in respect of Disqualified Equity Interests; and

(h)                                 to the extent not otherwise included above, all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall (A) with respect to any non-wholly owned Subsidiary (including guarantee obligations in respect of obligations of a non-wholly owned Subsidiary), not include such portion of the Indebtedness (or guarantee obligations in respect of obligations) of such non-wholly owned Subsidiary that corresponds to the equity interest share of third parties in such non-wholly owned Subsidiary and (B) in the case of the Borrower and its Subsidiaries, exclude all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of Indebtedness of any Person for purposes of clause (e) that is limited in recourse to the property encumbered thereby shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Taxes” shall have the meaning assigned to such term in Section 3.01(a).

“Indemnitee” shall have the meaning assigned to such term in Section 10.05(b).

“Information” shall have the meaning assigned to such term in Section 10.16.

“Initial Issuer” shall mean SP Finco, LLC, a Delaware limited liability company and wholly owned direct subsidiary of Borrower.

“Initial Issuer Merger” shall mean the merger of the Initial Issuer with and into the Borrower, with the Borrower surviving such merger and assuming the obligations of the Initial Issuer under the 2025 Unsecured Notes.

“Initial Public Offering” shall mean the Parent’s initial public offering of 14,285,000 shares of common stock consummated on October 6, 2015.

“Initial Term Loans” shall mean the term loans made by the Lenders on the Closing Date to the Borrower pursuant to Section 2.01(a).  For the avoidance of doubt, a Term Loan shall no longer be an “Initial Term Loan” when it shall have become an “Extended Term Loan”.

“Intellectual Property Security Agreement” shall have the meaning given to the term “Grant of Security Interest” in the Security Agreement.

“Intercompany Note” shall mean the Global Intercompany Note or a Promissory Note, as the case may be.

“Interest Election Request” shall mean a request by the Borrower to convert or continue a Revolving Borrowing or Term Borrowing in accordance with Section 2.10(b), substantially in the form of Exhibit L.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December to occur during any period in which such Loan is outstanding, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, (c) with respect to any Revolving Loan, the Revolving Maturity Date (or such earlier date on which the Revolving Commitments are terminated) and, after such maturity (or termination as the case may be), on each date on which demand for payment is made and (d) with respect to any Term Loan, the Term Loan Maturity Date and, after such maturity, on each date on which demand for payment is made.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is 1, 2, 3 or 6 months (or, if each affected Lender so agrees, twelve months) thereafter (or any shorter period agreed to by all applicable Lenders), as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month and (c) no Interest Period for any Loan shall extend beyond the maturity date of such Loan. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Internally Generated Cash” shall mean cash of the Restricted Group not constituting (x) proceeds of the issuance of (or contributions in respect of) Equity Interests, (y) proceeds of Dispositions pursuant to Section 7.05(d), 7.05(j), 7.05(k), 7.05(m), 7.05(o) or 7.05(p) and Casualty Events or (z) proceeds of the incurrence of Indebtedness; provided that the proceeds of an incurrence of Revolving Loans or extensions of credit under any other revolving credit or similar facility shall be deemed to be “Internally Generated Cash”.

“Investment” shall mean, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Borrower or a Restricted Subsidiary in respect of such Investment.

“Investor Equity Investment” shall mean an equity investment by the Sponsor, along with additional co-investors designated by the Sponsor, on or prior to the Closing Date in Parent (which equity investment will be a preferred equity investment) in an aggregate amount up to $320,000,000 or such lower amount permitted by that certain Investor Equity Purchase Agreement.

“Investor Equity Purchase Agreement” shall mean that certain Securities Purchase Agreement, dated as of May 9, 2017, by and among Parent and BCPE Seminole Holdings LP, a Delaware limited partnership, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Investors” shall mean the Sponsor and the Management Stockholders.

“IP Rights” has the meaning set forth in Section 5.16.

“ISP” shall mean, with respect to any Letter of Credit, the ‘International Standby Practices 1998’ (or ‘ISP 98’) published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).

“Issuing Bank” shall mean, as the context may require, (a) each of Jefferies Finance LLC, KKR Corporate Lending LLC and any other Lender reasonably acceptable to the Administrative Agent and the Borrower which agrees to issue Letters of Credit hereunder, with respect to Letters of Credit issued by it; (b) any other Lender that may become an Issuing Bank pursuant to Sections 2.17(j) and (k) with respect to Letters of Credit issued by such Lender; and/or (c) collectively, all of the foregoing.  Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by one or more Affiliates of such Issuing Bank (and such Affiliate shall be deemed to be an “Issuing Bank” for all purposes of the Loan Documents).  Jefferies Finance LLC and KKR Corporate Lending LLC may cause Letters of Credit to be issued by unaffiliated financial institutions and such Letters of Credit shall be treated as issued by Jefferies Finance LLC or KKR Corporate Lending LLC, respectively, for all purposes under the Loan Documents.  In the event that there is more than one Issuing Bank at any time, references herein and in the other Loan Documents to the Issuing Bank shall be deemed to refer to the Issuing Bank in respect of the applicable Letter of Credit or to all Issuing Banks, as the context requires.  As of the Closing Date, the respective commitments of each Issuing Bank are set forth on Schedule 2.02, which commitments may be amended pursuant to Section 2.17(a).

“Junior Financing” shall mean Subordinated Indebtedness having an outstanding aggregate principal amount of not less than the Threshold Amount.

“Junior Financing Documentation” shall mean any documentation governing any Junior Financing.

“Latest Maturity Date” shall mean, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Initial Term Loan, Incremental Term Loan, Other Term Loan, Extended Term Loan, Revolving Loan, Revolving Commitment, Extended Revolving Loan, Extended Revolving Commitment, Other Revolving Loan or Other Revolving Commitment, in each case as extended in accordance with this Agreement from time to time.

“Laws” shall mean, collectively, all international, foreign, federal, state and local laws (including common law), statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, requirements, and agreements with, any Governmental Authority.

“LC Commitment” shall mean the commitment of an Issuing Bank to issue Letters of Credit pursuant to Section 2.17; provided that at no time shall the LC Commitment exceed the Revolving Commitment.  The amount of the LC Commitment shall be $20,000,000 on the Closing Date.

“LC Disbursement” shall mean a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” shall mean, as at any date of determination, the sum of (a) the aggregate amount available to be drawn under all outstanding Letters of Credit at such time plus (b) the aggregate principal amount of all Reimbursement Obligations outstanding at such time.  The LC Exposure of any Revolving Lender at any time shall mean its Pro Rata Share of the aggregate LC Exposure at such time.  For all purposes of this Agreement and the other Loan Documents, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP (or any other equivalent applicable rule with respect to force majeure events), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“LC Participation Fee” shall have the meaning assigned to such term in Section 2.05(c).

“LC Request” shall mean a request by the Borrower in accordance with the terms of Section 2.17(b) and substantially in the form of Exhibit K, or such other form as shall be approved by the Issuing Bank.

“LC Sub-Account” shall have the meaning assigned to such term in Section 2.17(i).

“Lead Arrangers” shall mean Jefferies Finance LLC and KKR Capital Markets LLC, in their capacities as joint lead arrangers and joint bookrunners in respect of this Agreement.

“Lender” shall mean each lender from time to time party hereto.  For avoidance of doubt, each Additional Lender and each Incremental Lender is a Lender to the extent any such Person has executed and delivered a Refinancing Amendment or an Incremental Amendment, as the case may be, and to the extent such Refinancing Amendment or Incremental Amendment shall have become effective in accordance with the terms hereof and thereof.  As of the Closing Date, Schedule 2.01 sets forth the name of each Lender.

“Letter of Credit” shall mean any standby letter of credit issued or to be issued by an Issuing Bank for the account of the Borrower or any of its Subsidiaries pursuant to Section 2.17.

“Letter of Credit Expiration Date” shall mean the date which is five Business Days prior to the Revolving Maturity Date.

“LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period therefor, the rate per annum equal to the arithmetic mean (rounded to the nearest 1/100th of 1.00%) of the offered rates for deposits in Dollars with a term comparable to such Interest Period that appears on Reuters Screen LIBOR01 Page at approximately 11:00 a.m., London, England time, on the second full Business Day preceding the first day of such Interest Period; provided, however, that, if no comparable term for an Interest Period is available, the LIBO Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period.  “Reuters Screen LIBOR01 Page” shall mean the display designated on the Reuters 3000 Xtra Page (or such other page that is widely recognized as the successor to the Reuters 3000 Xtra Page, as published by Reuters or another comparable service, for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market or, if no such widely recognized successor page exists at such time, such other page, as published by Reuters or another comparable service, that reflects an alternative index rate as designated by the Administrative Agent from time to time in consultation with the Borrower).

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to Real Property, and any Capitalized Lease or financing lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Transaction” shall mean (i) any Permitted Acquisition or other permitted Investment under this Agreement whose consummation is not conditioned on the availability of, or on obtaining, third party financing and (ii) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment.

“Loan” shall mean, as the context may require, any Term Loan or any Revolving Loan.

“Loan Documents” shall mean this Agreement (including, without limitation, any amendments to this Agreement), the Letters of Credit, the Collateral Documents, each Incremental Amendment, each Refinancing Amendment, each Extension Amendment and each amendment of any Loan Document in connection therewith, the Notes, if any, executed and delivered pursuant to Section 2.04(e), and the Fee Letter.

“Loan Parties” shall mean, collectively, the Borrower and each Guarantor.

“Management Stockholders” shall mean the members of management of Holdings, the Borrower or any of its Subsidiaries who are investors in Holdings or any direct or indirect parent thereof.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Master Agreement” shall have the meaning assigned to such term in the definition of “Swap Contract”.

“Material Adverse Effect” shall mean a (a) material adverse effect on the business, operations, assets, liabilities (actual or contingent), operating results or financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole; (b) material adverse effect on the ability of the Loan Parties (taken as a whole) to fully and timely perform any of their payment obligations under any Loan Document to which the Borrower or any of the other Loan Parties is a party; or (c) material adverse effect on the rights and remedies available to the Lenders, each Issuing Bank, the Administrative Agent or the Collateral Agent under any Loan Document.

“Material Real Property” shall mean each Real Property that (i) is owned in fee by a Loan Party, (ii) is located in the United States and (iii) has a fair market value in excess of $15,000,000 (at the Closing Date or, with respect to any such Real Property acquired after (or held by a Person that becomes a Loan Party after) the Closing Date as described in Section 6.11 or 6.13, as applicable, at the time of acquisition (or at the time such Person becomes a Loan Party)), in each case, as reasonably estimated by the Borrower in good faith.

“Maximum Rate” shall have the meaning assigned to such term in Section 10.09.

“Merger” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Merger Agreement” shall mean that certain Agreement and Plan of Merger, dated as of May 9, 2017, among NSH, Parent, SP Merger Sub, Inc., a Delaware corporation, and IPC / NSH, L.P. (in its capacity as the sellers’ representative), together with the schedules and exhibits thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Minimum Extension Condition” shall have the meaning assigned to such term in Section 2.21(c).

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Mortgage Policies” shall have the meaning assigned to such term in the definition of “Collateral and Guarantee Requirement”.

“Mortgaged Property” shall have the meaning assigned to such term in the definition of “Collateral and Guarantee Requirement”.

“Mortgages” shall mean, collectively, the deeds of trust, trust deeds, hypothecs and mortgages made by the Loan Parties in favor or for the benefit of the Collateral Agent on behalf of the Secured Parties creating and evidencing a Lien on a Mortgaged Property in form and substance reasonably satisfactory to the Collateral Agent, and any other mortgages executed and delivered pursuant to Section 4.02, 6.11 or 6.13.

“Multiemployer Plan” shall mean any multiemployer plan as defined in Section 4001(a)(3) of ERISA subject to the provisions of Title IV of ERISA to which a Loan Party, any Restricted Subsidiary or any of their respective ERISA Affiliates is an “employer” as defined in Section 3(5) of ERISA.

“Net Proceeds” shall mean:

(a)                                 100% of the cash proceeds actually received by the Restricted Group (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation and similar awards, but in each case only as and when received) from any Disposition or Casualty Event, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations that are secured by the applicable asset or property (including without limitation principal amount, premium or penalty, if any, interest and other amounts) (other than pursuant to the Loan Documents, any Permitted First Priority Refinancing Debt or any Permitted Second Priority Refinancing Debt), other expenses and brokerage, consultant and other fees actually incurred in connection therewith, (ii) in the case of any Disposition or Casualty Event by a non-wholly owned Restricted Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (ii)) attributable to minority interests and not available for distribution to or for the account of the Borrower or any wholly owned Restricted Subsidiary as a result thereof, (iii) taxes paid or reasonably estimated to be payable as a result thereof (provided that, if the amount of any such estimated taxes exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition or Casualty Event, the aggregate amount of such excess shall constitute Net Proceeds at the time such taxes are actually paid), and (iv) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) related to any of the applicable assets and (y) retained by any member of the Restricted Group including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds of such Disposition or Casualty Event occurring on the date of such reduction); provided that, if no Event of Default exists and the Borrower shall deliver a certificate of a Responsible Officer of the Borrower to the Administrative Agent promptly following receipt of any such proceeds setting forth the Borrower’s good faith intention to use any portion of such proceeds to acquire, maintain, develop, construct, improve, upgrade or repair assets used or useful in the business of the Borrower or its Restricted Subsidiaries or to make Permitted Acquisitions or any other acquisition permitted under Section 7.02(i), Section 7.02(n) or Section 7.02(u) (or any subsequent investment made in a Person, division or line of business previously acquired), in each case, within 12 months of receipt of such proceeds, such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 12 months of such receipt, so used (provided that if any portion of such proceeds are not so used within such 12-month period but within such 12-month period are contractually committed with a third party that is not an Affiliate to be so used, such portion of such proceeds shall not constitute Net Proceeds to the extent so used within the later of such 12-month period and 180 days from the entry into such contractual commitment (provided, however, that upon the termination of such contract or if such Net Proceeds are not so used within the later of such 12-month period and 180 days from the entry into such contractual commitment, such remaining portion shall constitute Net Proceeds as of the date of such termination or expiry without giving effect to this proviso)) (it being understood that such proceeds shall constitute Net Proceeds notwithstanding any reinvestment notice if there is an Event of Default under Section 8.01(a), 8.01(f) or 8.01(g) at the time of a proposed reinvestment unless such proposed reinvestment is made pursuant to a binding commitment with a third party that is not an Affiliate and entered into at a time when no Event of Default under Section 8.01(a), 8.01(f) or 8.01(g) was continuing); provided that no proceeds realized in a Casualty Event or a single

Disposition or series of related Dispositions shall constitute Net Proceeds unless (x) such proceeds shall exceed $4,500,000 and (y) the aggregate net proceeds of Dispositions and Casualty Events exceed $15,000,000 in any fiscal year (and thereafter only net cash proceeds of Dispositions and Casualty Events in excess of such amount shall constitute Net Proceeds under this clause (a)), and

(b)                                 100% of the cash proceeds from the incurrence, issuance or sale by any member of the Restricted Group of any Indebtedness, net of all taxes paid or reasonably estimated to be payable as a result thereof and fees (including investment banking fees and discounts), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale; provided that, if the amount of any estimated taxes exceeds the amount of taxes actually required to be paid in cash, the aggregate amount of such excess shall constitute Net Proceeds at the time such taxes are actually paid.

For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to any member of the Restricted Group shall be disregarded.

“Non-Consenting Lender” has the meaning set forth in Section 3.07(b).

“Not Otherwise Applied” shall mean, with reference to any amount of net proceeds of any transaction or event, that such amount (a) was not required to be applied to prepay the Loans pursuant to Section 2.13(a), (b) was not previously applied in determining the permissibility of a transaction under the Loan Documents where such permissibility was (or may have been) contingent on receipt of such amount or utilization of such amount for a specified purpose, including, without limitation, pursuant to Section 7.02(n)(ii), 7.06(h) or 7.13(a)(iv), (c) was not previously applied to effect a transaction, to make a payment under Section 7.06(k) or to make a payment under any Loan Document, (d) did not constitute the proceeds of any Specified Equity Contribution and (e) was not previously applied under Section 7.03(bb) to incur Indebtedness (solely to the extent that the applicable Indebtedness (or any Permitted Refinancing thereof) remains outstanding under Section 7.03(bb) at the time of determination).

“Note” shall mean, as the context may require, a Term Note or a Revolving Note.

“NSH” shall mean National Surgical Hospitals, Inc., a Delaware corporation.

“Obligations” shall mean all (x) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party and its Restricted Subsidiaries arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees and expenses that accrue after the commencement by or against any Loan Party or Restricted Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding (or would accrue but for the operation of applicable Debtor Relief Laws), regardless of whether such interest, fees or expenses are allowed or allowable claims in such proceeding, (y) obligations of any Loan Party (other than Holdings) arising under any Secured Hedge Agreement and (z) obligations of any Loan Party (other than Holdings) arising in respect of any Secured Cash Management Services Obligation.  Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and of their Restricted Subsidiaries to the extent they have obligations under the Loan Documents) (i) include (a) the obligation (including guarantee obligations) to pay principal, premium, interest, Letter of Credit commissions, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Agent, Lender or Issuing Bank, in its sole discretion, may elect to pay or advance on behalf of such Loan Party, and (ii) shall not include any Excluded Swap Obligations.

“OFAC” shall have the meaning assigned to such term in the definition of “Blocked Person”.

“OID” shall have the meaning assigned to such term in Section 2.19(a).

“Organization Documents” shall mean (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Term Loan Maturity Date” shall have the meaning assigned to such term in the definition of “Term Loan Maturity Date”.

“Other Commitments” shall mean, as the context may require, Other Term Loan Commitments or Other Revolving Loan Commitments.

“Other Loans” shall mean, as the context may require, Other Term Loans or Other Revolving Loans.

“Other Revolving Loan Commitments” shall mean one or more Classes of revolving loan commitments hereunder that result from a Refinancing Amendment entered into after the Closing Date.

“Other Revolving Loans” shall mean one or more Classes of Revolving Loans that result from a Refinancing Amendment entered into after the Closing Date.

“Other Taxes” shall have the meaning assigned to such term in Section 3.01(b).

“Other Term Loan Commitments” shall mean one or more Classes of term loan commitments hereunder that result from a Refinancing Amendment entered into after the Closing Date.

“Other Term Loans” shall mean one or more Classes of Term Loans that result from a Refinancing Amendment entered into after the Closing Date.

“Parent” shall mean Surgery Partners, Inc., a Delaware corporation.

“Participant Register” shall have the meaning assigned to such term in Section 10.04(f).

“Participating Member State” shall mean any member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” shall mean a certificate in the form of Exhibit II to the Security Agreement or any other form reasonably approved by the Collateral Agent, as the same shall be supplemented from time to time.

“Permitted Acquisition” shall have the meaning assigned to such term in Section 7.02(i).

“Permitted Business” shall mean (i) any business engaged in by the Borrower or any of its Restricted Subsidiaries on the Closing Date, and (ii) any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Borrower and its Restricted Subsidiaries are engaged on the Closing Date.

“Permitted First Priority Refinancing Debt” shall mean any secured Indebtedness incurred by the Borrower in the form of one or more series of senior secured note securities; provided that (i) such Indebtedness may only be secured by assets consisting of Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and may not be secured by any assets other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (iii) such Indebtedness has a maturity date no earlier than the maturity date of the Refinanced Debt and a Weighted Average Life to Maturity equal to or greater than the Refinanced Debt, (iv) such Indebtedness is not at any time guaranteed by any Person that is not a Guarantor, (v) the other terms of such Indebtedness (other than (1) provisions applicable only to periods after the Latest Maturity Date (as of the date of incurrence of the Permitted First Priority Refinancing Debt) and (2) pricing, fees, rate floors, premiums, optional prepayment or redemption terms (which shall be determined by the Borrower)) are either (x) customary market terms for Indebtedness of such type at the time of incurrence (taken as a whole) (as determined in good faith by the Borrower) or (y) substantially identical to, or when taken as a whole, are not more favorable to the investors providing such Indebtedness than the terms of the applicable Refinanced Debt, in each case under this clause (v)(y), unless the Loans (as of the date of incurrence of the Permitted First Priority Refinancing Debt) that are secured by a first-priority Lien on the Collateral receive the benefit of such more favorable terms through the then Latest Maturity Date (for the avoidance of doubt, it is understood that to the extent any financial maintenance covenant is added for the benefit of such Indebtedness, no consent shall be required from the Administrative Agent or any Lender to the extent that such financial maintenance covenant is also added for the benefit of the Loans that are secured by first-priority Liens on the Collateral and remain outstanding after the incurrence or issuance of such Indebtedness), (vi) the security agreements relating to such Indebtedness are substantially the same as or more favorable to the Loan Parties than the applicable Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent) and (vii) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of a First Lien Intercreditor Agreement; provided that “Permitted First Priority Refinancing Debt” may be incurred in the form of a customary “bridge” or other interim credit facility intended to be refinanced or replaced with long-term indebtedness (and such customary “bridge” or other interim credit facility shall be deemed to satisfy clause (iii) above so long as, subject to customary conditions the failure of which to be satisfied would otherwise result in an Event of Default, it would either be automatically converted into or required to be exchanged for permanent financing which satisfies the requirements of clause (iii), and  for the avoidance of doubt, clauses (i), (iv), (v), (vi), and (vii)).  Permitted First Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Holders” shall mean any of the Investors; provided that if the Management Stockholders own beneficially or of record more than 10% of the outstanding voting stock of Holdings in the aggregate at any time, for purposes of any determination of Permitted Holders (including pursuant to the definition of “Change of Control”) at such time, the Management Stockholders shall be deemed to hold 10% of the outstanding voting stock of Holdings at such time.

“Permitted Holdings Debt” shall mean unsecured Indebtedness of Holdings (A) that is not subject to any Guarantee by any Subsidiary of Holdings, (B) that will not mature until after the date that is 91 days after the then Latest Maturity Date in effect on the date of issuance or incurrence thereof and (C) that is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (other than customary AHYDO Catch-Up Payments and customary offers to repurchase and prepayment events upon a change of control, asset sale or event of loss and a customary acceleration right after an event of default) prior to the date that is 91 days after the then Latest Maturity Date (provided that such Indebtedness may be incurred in the form of a customary “bridge” or other interim credit facility intended to be refinanced or replaced with long-term indebtedness so long as, subject only to customary conditions the failure of which to be satisfied would otherwise result in an Event of Default, it would either be automatically converted into or required to be exchanged for permanent financing which satisfies the requirements of clauses (B) and (C), and for the avoidance of doubt, clause (A)).

“Permitted Payment Restriction” shall mean any encumbrance or restriction (each, a “restriction”) on the ability of any Restricted Subsidiary to pay dividends or make any other distributions on its Equity Interests to the Borrower or a Restricted Subsidiary, which restriction would not materially impair the Borrower’s ability to make scheduled payments of cash interest and to make required principal payments on the Loans as determined in good faith by a Responsible Officer of the Borrower, whose determination shall be conclusive.

“Permitted Ratio Debt” shall mean unsecured Indebtedness incurred by the Borrower in the form of one or more series of unsecured notes or loans; provided that (i) if constituting Subordinated Indebtedness, (A) such Indebtedness (including any Guarantee thereof) is subordinated to the Obligations on terms customary for high yield subordinated debt securities or otherwise reasonably satisfactory to the Administrative Agent and (B) the Obligations at all times constitute “designated senior debt” (or comparable term) under the documents governing such Indebtedness, (ii) such Indebtedness does not mature or have scheduled amortization or payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (except customary AHYDO Catch-Up Payments and customary asset sale or change of control provisions and customary acceleration rights after an event of default), in each case prior to the date that is 91 days after the then Latest Maturity Date, (iii) such Indebtedness is not at any time guaranteed by any Person that is not a Guarantor and (iv) the other terms of such Indebtedness (other than (1) provisions applicable only to periods after the Latest Maturity Date (as of the date of incurrence of the Permitted Ratio Debt) and (2) pricing, fees, rate floors, premiums, optional prepayment or redemption terms (which shall be determined by the Borrower)) are either (x) customary market terms for Indebtedness of such type at the time of incurrence (taken as a whole) (as determined in good faith by the Borrower) or (y) substantially identical to, or when taken as a whole, are not materially less favorable to the Loan Parties than the terms of the Facilities, in each case under this clause (iv)(y), unless the Lenders under the Credit Agreement (as of the date of incurrence of the Permitted Ratio Debt) receive the benefit of such more favorable terms through the then Latest Maturity Date (for the avoidance of doubt, it is understood that to the extent any financial maintenance covenant is added for the benefit of such Indebtedness, no consent shall be required from the Administrative Agent or any Lender to the extent that such financial maintenance covenant is also added for the benefit of the Facilities); provided that “Permitted Ratio Debt” may be incurred in the form of a customary “bridge” or other interim credit facility intended to be refinanced or replaced with long-term indebtedness (and such customary “bridge” or other interim credit facility shall be deemed to satisfy clause (ii) above so long as, subject to customary conditions the failure of which to be satisfied would otherwise result in an Event of Default, it would either be automatically converted into or required to be exchanged for permanent financing which satisfies the requirements of clause (ii), and for the avoidance of doubt, clauses (i), (iii), and (iv)).

“Permitted Refinancing” shall mean, with respect to any Person, any modification, refinancing, refunding, renewal, replacement or extension of any Indebtedness of such Person; provided that (a) the original aggregate principal amount (or accreted value, if applicable) does not exceed the aggregate principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except (i) by an amount equal to accrued but unpaid interest, defeasance costs, premiums and fees payable by the terms of such Indebtedness, (ii) by an amount equal to underwriting discounts, fees, commissions and expenses (including original issue discount, upfront fees and similar items) incurred in connection with such modification, refinancing, refunding, renewal, replacement or extension and (iii) by an amount equal to any existing available commitments unutilized thereunder, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e), the Indebtedness resulting from such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended and (c) if such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is Indebtedness permitted pursuant to Section 7.03(b), 7.03(t), 7.03(u) or 7.03(v) or is otherwise a Junior Financing, (i) to the extent such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment or in lien priority, the Indebtedness resulting from such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment or in lien priority, as applicable, to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended (provided that, for the avoidance of doubt, any secured Indebtedness being modified, refinanced, refunded, renewed, replaced or extended may be modified, refinanced, refunded, renewed, replaced or extended in the form of unsecured Indebtedness), (ii) the other terms of such Indebtedness (including, if applicable, as to collateral but excluding as to subordination) (other than (1) provisions applicable only to periods after the Latest Maturity Date (as of the date of incurrence of the Permitted Refinancing) and (2) pricing, fees, rate floors, premiums, optional prepayment or redemption terms (which shall be determined by the Borrower)) are either (x) customary market terms for Indebtedness of such type at the time of incurrence (taken as a whole) (as determined in good faith by the Borrower) or (y) not materially less favorable to the Loan Parties than the terms of the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, in each case under this clause (ii)(y), unless the Lenders under the Credit Agreement (as of the date of incurrence of the Permitted Refinancing) receive the benefit of such more favorable terms through the then Latest Maturity Date (for the avoidance of doubt, it is understood that to the extent any financial maintenance covenant is added for the benefit of such Indebtedness, no consent shall be required from the Administrative Agent or any Lender to the extent that such financial maintenance covenant is also added for the benefit of the Loans that remain outstanding after the incurrence or issuance of such Indebtedness), (iii) the obligors (including any guarantors) in respect of the Indebtedness resulting from such modification, refinancing, refunding, renewal, replacement or extension shall not include any Person other than the obligors (including any guarantors) of the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended and (iv) in the case of any Credit Agreement Refinancing Indebtedness, the Permitted Refinancing shall constitute Credit Agreement Refinancing Indebtedness; provided that a “Permitted Refinancing” may be incurred in the form of a customary “bridge” or other interim credit facility intended to be refinanced or replaced with long-term indebtedness (and such customary “bridge” or other interim credit facility shall be deemed to satisfy clause (b) above so long as, subject to customary conditions the failure of which to be satisfied would otherwise result in an Event of Default, it would either be automatically converted into or required to be exchanged for permanent financing which satisfies the requirements of clause (b), and for the avoidance of doubt, clauses (a) and (c)).  When used with respect to any specified Indebtedness, “Permitted Refinancing” shall mean the Indebtedness incurred to effectuate a Permitted Refinancing of such specified Indebtedness.

“Permitted Reorganization” shall mean any reorganizations and other activities related to tax planning and tax reorganization, so long as, after giving effect thereto, (i) the enforceability of the Loan Documents, taken as a whole, the Guarantees and the Liens created pursuant to any Loan Document (and the perfection thereof) are not materially impaired and (ii) the rights and remedies available to the Secured Parties under any Loan Document are not materially impaired.

“Permitted Repricing Amendment” shall have the meaning set forth in Section 10.08(b).

“Permitted Second Priority Refinancing Debt” shall mean secured Indebtedness incurred by the Borrower in the form of one or more series of second lien secured notes or second lien secured loans; provided that (i) such Indebtedness may only be secured by assets consisting of Collateral on a junior lien basis to the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt, and may not be secured by any assets other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (iii) such Indebtedness has a maturity date no earlier than the maturity date of the Refinanced Debt and a Weighted Average Life to Maturity equal to or greater than the Refinanced Debt and, in the case of any notes, does not have any scheduled amortization or payments of principal (other than customary AHYDO Catch-Up Payments and customary offers to repurchase and prepayment events upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default) prior to the then Latest Maturity Date, (iv) such Indebtedness is not at any time guaranteed by any Person that is not a Guarantor, (v) the other terms of such Indebtedness (other than (1) provisions applicable only to periods after the Latest Maturity Date (as of the date of incurrence of the Permitted Second Priority Refinancing Debt) and (2) pricing, fees, rate floors, premiums, optional prepayment or redemption terms (which shall be determined by the Borrower)) are either (x) customary market terms for Indebtedness of such type at the time of incurrence (taken as a whole) (as determined in good faith by the Borrower) or (y) substantially identical to, or when taken as a whole, are not more favorable to the investors or lenders providing such Indebtedness than the terms of the applicable Refinanced Debt, in each case under this clause (v)(y), unless the Loans (as of the date of incurrence of the Permitted Second Priority Refinancing Debt) that are secured by a first-priority or second-priority Lien on the Collateral receive the benefit of such more favorable terms through the then Latest Maturity Date (for the avoidance of doubt, it is understood that to the extent any financial maintenance covenant is added for the benefit of such Indebtedness, no consent shall be required from the Administrative Agent or any Lender to the extent that such financial maintenance covenant is also added for the benefit of the Loans that are secured by a first-priority or second-priority Lien on the Collateral and remain outstanding after the incurrence or issuance of such Indebtedness), (vi) the security agreements relating to such Indebtedness reflect the second lien nature of the security interests and are otherwise substantially the same as or more favorable to the Loan Parties than the applicable Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent) and (vii) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of a Second Lien Intercreditor Agreement; provided that “Permitted Second Priority Refinancing Debt” may be incurred in the form of a customary “bridge” or other interim credit facility intended to be refinanced or replaced with long-term indebtedness (and such customary “bridge” or other interim credit facility shall be deemed to satisfy clause (iii) above so long as, subject to customary conditions the failure of which to be satisfied would otherwise result in an Event of Default, it would either be automatically converted into or required to be exchanged for permanent financing which satisfies the requirements of clause (iii), and for the avoidance of doubt, clauses (i), (iv), (v), (vi), and (vii)).  Permitted Second Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Unsecured Refinancing Debt” shall mean unsecured Indebtedness incurred by the Borrower in the form of one or more series of unsecured notes or unsecured loans; provided that (i) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (ii) such Indebtedness has a maturity date no earlier than the maturity date of the Refinanced Debt and a Weighted Average Life to Maturity equal to or greater than the Refinanced Debt and, in the case of any notes, does not have any scheduled amortization or payments of principal (other than customary AHYDO Catch-Up Payments and customary offers to repurchase and prepayment events upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default) prior to the then Latest Maturity Date, (iii) such Indebtedness is not at any time guaranteed by any Person that is not a Guarantor, (iv) such

Indebtedness (including any guarantee thereof) is not secured by any Lien on any property or assets and (v) the other terms of such Indebtedness (other than (1) provisions applicable only to periods after the Latest Maturity Date (as of the date of incurrence of the Permitted Unsecured Refinancing Debt) and (2) pricing, fees, rate floors, premiums, optional prepayment or redemption terms (which shall be determined by the Borrower)) are either (x) customary market terms for Indebtedness of such type at the time of incurrence (taken as a whole) (as determined in good faith by the Borrower) or (y) substantially identical to, or when taken as a whole, are not more favorable to the investors or lenders providing such Indebtedness than the terms of the applicable Refinanced Debt, in each case under this clause (v)(y), unless the Loans (as of the date of incurrence of the Permitted Unsecured Refinancing Debt) receive the benefit of such more favorable terms through the then Latest Maturity Date (for the avoidance of doubt, it is understood that to the extent any financial maintenance covenant is added for the benefit of such Indebtedness, no consent shall be required from the Administrative Agent or any Lender to the extent that such financial maintenance covenant is also added for the benefit of the Loans that remain outstanding after the incurrence or issuance of such Indebtedness) provided that “Permitted Unsecured Refinancing Debt” may be incurred in the form of a customary “bridge” or other interim credit facility intended to be refinanced or replaced with long-term indebtedness (and such customary “bridge” or other interim credit facility shall be deemed to satisfy clause (ii) above so long as, subject to customary conditions the failure of which to be satisfied would otherwise result in an Event of Default, it would either be automatically converted into or required to be exchanged for permanent financing which satisfies the requirements of clause (ii), and for the avoidance of doubt, clauses (iii), (iv), and (v)).  Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” shall mean any employee pension benefit plan within the meaning of Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA and in respect of which a Loan Party, any Restricted Subsidiary or any of their respective ERISA Affiliates is, or if such plan were terminated would under Section 4069 of ERISA be deemed to be, or within the six year period immediately preceding the date hereof was, a “contributing sponsor” as defined in Section 4001(a)(13) of ERISA or an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 10.01(d).

“Pledged Notes” shall mean any promissory note issued to the Borrower or a Subsidiary Guarantor that is pledged to the Collateral Agent under the Collateral Documents and is a “Pledged Security” under the Security Agreement.

“Prime Rate” shall mean, for any day, the prime rate published in The Wall Street Journal for such day; provided that, if The Wall Street Journal ceases to publish for any reason such rate of interest, “Prime Rate” shall mean the prime lending rate as set forth on the Bloomberg page PRIMBB Index (or successor page) for such day (or such other service as determined by the Administrative Agent from time to time for purposes of providing quotations of prime lending interest rates); each change in the Prime Rate shall be effective on the date such change is effective.  The prime rate is not necessarily the lowest rate charged by any financial institution to its customers.

“Pro Forma Balance Sheet” shall have the meaning set forth in Section 5.05(a)(i).

“Pro Forma Basis” and “Pro Forma Effect” shall mean, with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 1.09.

“Pro Forma Financial Statements” shall have the meaning set forth in Section 5.05(a)(i).

“Pro Rata Share” shall mean, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments (or, if Commitments have been terminated, the principal amount of the Loans) under the applicable Facility or Facilities of such Lender at such time and the denominator of which is the amount of the aggregate Commitments (or, if the Commitments have been terminated, the principal amount of the Loans) under the applicable Facility or Facilities at such time.

“Promissory Note” shall mean a promissory note substantially in the form of Exhibit E-2, or such other form as shall be approved by the Administrative Agent.

“Public Lender” shall have the meaning assigned to such term in Section 10.01.

“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time such Swap Obligation is incurred or such other person as constitutes an ECP under the Commodity Exchange Act or any regulations promulgated thereunder.

“Qualified Equity Interests” shall mean any Equity Interests that are not Disqualified Equity Interests.

“Qualified Restricted Subsidiary” shall mean any Restricted Subsidiary that satisfies each of the following requirements: (1) except for Permitted Payment Restrictions, there are no consensual restrictions, directly or indirectly, on the ability of such Restricted Subsidiary to pay dividends or make distributions to the holders of its Equity Interests; (2) the Equity Interests of such Restricted Subsidiary consist solely of (A) Equity Interests owned by the Borrower, its Qualified Restricted Subsidiaries and Subsidiary Guarantors, (B) Equity Interests owned by Strategic Investors and (C) directors’ qualifying shares; and (3) the primary business of such Restricted Subsidiary is a Permitted Business.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned or leased by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Refinanced Debt” shall have the meaning assigned to such term in the definition of “Credit Agreement Refinancing Indebtedness”.

“Refinancing Amendment” shall mean an amendment to this Agreement executed by each of (a) the Borrower and the Guarantors, (b) the Administrative Agent, (c) each Additional Lender that will make an Other Loan pursuant to such Refinancing Amendment and (d) each existing Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.20.

“Refinancing Facilities” shall have the meaning assigned to such term in Section 2.20.

“Refinancing Revolving Facility” shall have the meaning assigned to such term in Section 2.20.

“Refinancing Term Facility” shall have the meaning assigned to such term in Section 2.20.

“Register” shall have the meaning assigned to such term in Section 10.04(d).

“Registered Equivalent Notes” shall mean, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reimbursement Obligations” shall mean the Borrower’s obligations under Section 2.17(e) to reimburse LC Disbursements.

“Rejection Notice” shall have the meaning assigned to such term in Section 2.13(d).

“Related Fund” shall mean, with respect to any Lender that is a fund or commingled investment vehicle that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or from, within or upon any building, structure, facility or fixture.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the 30-day notice period has been waived with respect to a Plan.

“Repricing Event” shall mean (a) any prepayment or repayment of the Initial Term Loans with the proceeds of, or any conversion of the Initial Term Loans into, any substantially concurrent issuance of a new or replacement tranche of broadly syndicated senior secured first lien term loans under credit facilities the primary purpose of which is to (and which does) reduce the all-in-yield applicable to such Initial Term Loans or (b) any amendment to this Agreement, or any exercise of any rights under Section 3.07(a) with respect to any Non-Consenting Lender, the primary purpose of which is to (and which does) reduce the all-in yield applicable to the Initial Term Loans, in each case, other than in connection with any Change of Control or Transformative Acquisition.

“Request for Credit Extension” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.

“Required Class Lenders” shall mean, at any time, subject to the provisions of Section 10.04(l), with respect to one or more Facilities, Lenders having outstanding Loans, LC Exposure (if applicable) and unused Commitments under such Facility representing more than 50% of the sum of all outstanding Loans, LC Exposure (if applicable) and unused Commitments of such Facility; provided that the Loans, LC Exposure and unused Commitments held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Class Lenders.

“Required Lenders” shall mean, at any time, subject to the provisions of Section 10.04(l), Lenders having Loans, LC Exposure and unused Commitments representing more than 50% of the sum of all outstanding Loans, LC Exposure and unused Commitments at such time; provided that, the Loans, LC Exposure and unused Commitments held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” shall mean, at any time, subject to the provisions of Section 10.04(l), Lenders having Revolving Exposure representing more than 50% of all Revolving Exposure at such time; provided that, the Loans, LC Exposure and unused Commitments held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Required Term Lenders” shall mean, at any time, Lenders having Term Loans and unused Term Loan Commitments representing more than 50% of the sum of all outstanding Term Loans and unused Term Loan Commitments at such time; provided that, the Loans, LC Exposure and unused Commitments held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term Lenders.

“Responsible Officer” shall mean the chief executive officer, president, vice president, chief financial officer, treasurer, assistant treasurer, director of treasury or other similar officer of a Loan Party and, as to any document delivered on the Closing Date, any secretary or assistant secretary of such Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed by the recipient of such document to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed by the recipient of such document to have acted on behalf of such Loan Party.

“Restricted Cash” shall mean, without duplication, cash and Cash Equivalents “restricted” on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries (provided that cash and Cash Equivalents restricted in favor of any Lender shall be deemed, in each case, to be unrestricted).

“Restricted Group” shall mean, collectively, the Borrower and the Borrower’s Restricted Subsidiaries.

“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of Holdings, the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest of Holdings, the Borrower or any Restricted Subsidiary, or on account of any return of capital to Holdings’, the Borrower’s or a Restricted Subsidiary’s stockholders, partners or members (or the equivalent Persons thereof).

“Restricted Subsidiary” shall mean any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Revolving Borrowing” shall mean a Borrowing comprised of Revolving Loans.

“Revolving Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans hereunder up to the amount set forth on Schedule 2.01 under the caption “Revolving Loan Commitment” or in the Assignment and Acceptance or Refinancing Amendment pursuant to which such Lender assumed its Revolving Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Lender pursuant to an Assignment and Acceptance, (ii) a Refinancing Amendment, (iii) an Extension Amendment or (iv) an Incremental Amendment. The aggregate principal amount of the Lenders’ Revolving Commitments on the Closing Date is $75,000,000.

“Revolving Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s LC Exposure.

“Revolving Extension” shall have the meaning assigned to such term in Section 2.21(b).

“Revolving Extension Offer” shall have the meaning assigned to such term in Section 2.21(b).

“Revolving Facility” shall mean the Revolving Commitments, each Class of Extended Revolving Commitments and each Class of Other Revolving Commitments and the Credit Extensions made thereunder.

“Revolving Lender” shall mean a Lender with a Revolving Commitment or an outstanding Revolving Loan.

“Revolving Loan” shall mean a Loan made by a Lender to the Borrower pursuant to Section 2.01(b).  Each Revolving Loan shall either be an ABR Loan or a Eurodollar Loan.

“Revolving Maturity Date” shall mean (i) with respect to the Revolving Facility, August 31, 2022; provided that the Revolving Maturity Date with respect to the Revolving Facility shall be October 15, 2020 if, by October 15, 2020, at least $200,000,000 of the 2021 Unsecured Notes have not either been repaid, repurchased or redeemed or refinanced with Indebtedness permitted hereunder having a maturity date not earlier than six months after the Revolving Maturity Date applicable to such Revolving Facility, (ii) with respect to any tranche of Extended Revolving Loans or Extended Revolving Commitments, the final maturity date as specified in the applicable Extension Amendment and (iii) with respect to any tranche of Other Revolving Loans or Other Revolving Commitments, the final maturity date as specified in the applicable Refinancing Amendment; provided that, if any such day is not a Business Day, the applicable Revolving Maturity Date shall be the Business Day immediately succeeding such day.

“Revolving Note” shall mean a promissory note of the Borrower payable to any Revolving Lender or its registered assigns, in substantially the form of Exhibit I-1 hereto, evidencing the aggregate Indebtedness of the Borrower to such Revolving Lender resulting from the Revolving Loans made by such Revolving Lender.

“S&P” shall mean Standard & Poor’s Ratings Group, or any successor thereto.

“SEC” shall mean the Securities and Exchange Commission or any Governmental Authority that is the successor thereto.

“Second Lien Indebtedness” shall mean any Incremental Facilities, Incremental Equivalent Debt and any Indebtedness permitted pursuant to Section 7.03(g)(A)(ii), in each case that is secured on a junior basis to the Obligations on the Collateral, and any Permitted Refinancing of any of the foregoing, in each case so long as such Indebtedness is subject to the Second Lien Intercreditor Agreement.

“Second Lien Intercreditor Agreement” shall mean a “junior lien” intercreditor agreement among the Collateral Agent and one or more Senior Representatives for holders of Permitted Second Priority Refinancing Debt, Incremental Facilities or Incremental Equivalent Debt or Indebtedness permitted pursuant to Section 7.03(g)(A)(ii), in each case, that is secured on a junior basis to the Obligations, in each case, in form and substance reasonably satisfactory to the Collateral Agent.

“Secured Cash Management Services Obligations” of the Loan Parties means any and all obligations of the Loan Parties owed to any Cash Management Services Bank, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Cash Management Services.

“Secured Hedge Agreement” shall mean any Swap Contract permitted under Article 7 that is entered into by and between the Borrower or any Subsidiary Guarantor and any Hedge Bank.

“Secured Parties” shall have the meaning assigned to such term in the Security Agreement.

“Securities Act” shall mean the Securities Act of 1933.

“Security Agreement” shall mean a Security Agreement substantially in the form of Exhibit D.

“Security Agreement Supplement” shall have the meaning assigned to such term in the Security Agreement.

“Senior Representative” shall mean, with respect to any series of Permitted First Priority Refinancing Debt or Permitted Second Priority Refinancing Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Senior Secured Leverage Ratio” shall mean, as of any date, the ratio of (a) Consolidated Total Net Debt as of such date that is secured by a Lien on any Collateral to (b) Consolidated EBITDA for the Test Period applicable as of such date.

“Specified Debt Fund” shall mean any debt fund or other Person that is engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course and whose managers have fiduciary duties to the third-party investors in such fund or investment vehicle independent of their duties to Holdings or Bain Capital Private Equity, LP; provided, however, in no event shall (x) any natural Person or (y) Holdings, the Borrower or any Subsidiary thereof be a “Specified Debt Fund”.

“Specified Equity Contribution” shall mean any sale or issuance of Qualified Equity Interests by Holdings after the end of the relevant fiscal quarter and prior to the day that is 10 Business Days after the day on which financial statements are required to be delivered for such fiscal quarter (the “Cure Expiration Date”).

“Specified Merger Agreement Representations” shall mean such of the representations and warranties made by or with respect to NSH Holdco and its Subsidiaries in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that the SP Merger Sub, Inc. (or any of its affiliates) has the right (taking into account any applicable cure provisions) to terminate its (or their) obligations under the Merger Agreement or decline to consummate the Acquisitions (in each case, in accordance with the terms of the Merger Agreement) as a result of a breach of such representations and warranties in the Merger Agreement.

“Specified Representations” shall mean those representations and warranties made by the Loan Parties in Sections 5.01(a) (with respect to organizational existence only), 5.01(b)(ii), 5.02(a) (with respect to the execution, delivery, and performance of the Loan Documents), 5.02(b)(i) (with respect to the execution, delivery, and performance of the Loan Documents, the incurrence of Indebtedness hereunder and thereunder and the granting of the guarantees and the security interests in respect hereof and thereof), 5.04 (with respect to enforceability of the Loan Documents against the Loan Parties), 5.13, 5.17, 5.19(a), 5.20(c) (with respect to the Loans borrowed on the Closing Date) and 5.20(d) (with respect to the Loans borrowed on the Closing Date); provided, that for purposes of any of the foregoing representations and warranties made or to be made on, or as of, the Closing Date, to the extent any of the foregoing representations and warranties as they apply to NSH Holdco and its subsidiaries is qualified by or subject to “Material Adverse Effect”, the definition thereof with respect to NSH Holdco and its subsidiaries shall be “Material Adverse Effect” (as defined in the Merger Agreement in existence as of May 9, 2017).

“Specified Subsidiary” shall mean (i) each wholly owned Domestic Subsidiary of the Borrower listed on Schedule 1.01(b) and (ii) any Qualified Restricted Subsidiary that is a wholly owned Domestic Subsidiary of the Borrower formed or acquired after the Closing Date if a Responsible Officer of the Borrower represents in writing to the Administrative Agent that the Borrower intends in good faith to syndicate the Equity Interests of such Qualified Restricted Subsidiary to Strategic Investors; provided that any Specified Subsidiary shall cease to be a Specified Subsidiary if the Borrower at any time no longer intends to syndicate the Equity Interests of such Qualified Restricted Subsidiary to Strategic Investors or the Borrower has opted for it to satisfy the Collateral and Guarantee Requirement.

“Specified Transaction” shall mean any Investment that results in a Person becoming a Restricted Subsidiary or an Unrestricted Subsidiary, any Permitted Acquisition, any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Borrower, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or any Disposition of a business unit, line of business or division of the Borrower or a Restricted Subsidiary, in each case consummated after the Closing Date and whether by merger, consolidation, amalgamation or otherwise, any Restricted Payment, any establishment or incurrence of Incremental Loans (including, without limitation, any Revolving Commitment Increase), Incremental Equivalent Debt or Permitted Ratio Debt or any other transactions event that by the terms of this Agreement requires compliance on a Pro Forma Basis with a ratio, test or covenant hereunder or requires such ratio, test or covenant to be calculated giving Pro Forma Effect to any such transaction or event.

“Sponsor” shall mean Bain Capital Private Equity, LP and/or any of its Affiliates (including, as applicable, investment vehicles, related funds, general partners thereof and limited partners thereof, but solely to the extent any such limited partners are directly or indirectly participating as investors pursuant to a side-by-side investing arrangement, but excluding, however, any portfolio company of any of the foregoing).

“Sponsor Reimbursement Agreement” shall mean that certain Expense Reimbursement Agreement, to be dated on or around the Closing Date, by and among the Sponsor and the Parent,

pursuant to which the Parent (and/or one or more Subsidiaries of the Parent) will indemnify and agree to reimburse certain expenses incurred by the Sponsor from time to time in connection with its investment in the Parent and its Subsidiaries, as amended, restated, amended and restated, modified or supplemented from time to time.

“SPV” shall have the meaning assigned to such term in Section 10.04(i).

“Statutory Reserves” shall mean, for any day during any Interest Period for any Eurodollar Borrowing, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained, during such Interest Period under regulations issued from time to time (including “Regulation D,” issued by the Board of Governors of the Federal Reserve Bank of the United States (the “Reserve Regulations”) by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion Dollars against Eurocurrency funding liabilities (currently referred to as “Eurocurrency liabilities” (as such term is used in Regulation D)).  Eurodollar Borrowings shall be deemed to constitute Eurodollar liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under the Reserve Regulations.

“Strategic Investors” shall mean physicians, hospitals, health systems, other healthcare providers, other healthcare companies and other similar strategic joint venture partners which joint venture partners are actively involved in the day-to-day operations of providing surgical care, physician practices, anesthesia services, diagnostic services, optical services, pharmacy services or related services, or, in the case of physicians, that have retired therefrom, individuals who are former owners or employees of such facilities purchased by the Borrower or any of its Restricted Subsidiaries or Persons owned, controlled or managed by individual physicians, and consulting firms that receive common Equity Interests as consideration for consulting services performed or for cash invested.

“Subordinated Indebtedness” shall mean Indebtedness of the Borrower or any Restricted Subsidiary that is a Guarantor that is by its terms subordinated in right of payment to the Obligations.

“Subsidiary” of a Person shall mean a corporation, partnership, joint venture, limited liability company or other business entity of which (i) a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned or (ii) the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” shall mean any Guarantor other than Holdings.  The Subsidiary Guarantors as of the Closing Date are set forth on Schedule 1.01(a).

“Successor Borrower” shall have the meaning assigned to such term in Section 7.04(d).

“Swap Contract” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b)

any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” shall mean, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Tax Group” shall have the meaning assigned to such term in Section 7.06(i)(iii).

“Tax Receivable Agreement” shall mean the Income Tax Receivable Agreement, dated September 30, 2015, by and among Parent, H.I.G. Surgery Centers LLC, as stockholders representative, and each stockholder party thereto, as amended by Amendment No. 1 to Income Tax Receivable Agreement, dated as of May 9, 2017, among Parent and H.I.G. Surgery Centers LLC, as stockholders representative, and as further amended, restated, amended and restated, modified or supplemented from time to time.

“Taxes” shall have the meaning assigned to such term in Section 3.01(a).

“Term Borrowing” shall mean a Borrowing comprised of Term Loans.

“Term Facility” shall mean the Initial Term Loans, the Extended Term Loans, the Incremental Term Loans or the Other Term Loans, as the context may require.

“Term Lender” shall mean a Lender with a Term Loan Commitment or an outstanding Term Loan.

“Term Loan Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make a Term Loan hereunder, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Lender pursuant to an Assignment and Acceptance, (ii) an Incremental Amendment, (iii) a Refinancing Amendment or (iv) an Extension Amendment.  The initial amount of each Lender’s Term Loan Commitment is set forth on Schedule 2.01 under the caption “Term Loan Commitment” or, otherwise, in the Assignment and Acceptance, Incremental Amendment or Refinancing Amendment pursuant to which such Lender shall have assumed its Term Loan Commitment, as the case may be.  The initial aggregate amount of the Term Loan Commitments as of the Closing Date is $1,290,000,000.

“Term Loan Extension” shall have the meaning assigned to such term in Section 2.21(a).

“Term Loan Extension Offer” shall have the meaning assigned to such term in Section 2.21(a).

“Term Loan Maturity Date” shall mean (i) with respect to the Initial Term Loans borrowed on the Closing Date that have not been extended pursuant to Section 2.21, August 31, 2024; provided that the Term Loan Maturity Date with respect to the Initial Term Loans borrowed on the Closing Date that have not been extended pursuant to Section 2.21 shall be October 15, 2020 if, by October 15, 2020, at least $200,000,000 of the 2021 Unsecured Notes have not either been repaid, repurchased or redeemed or refinanced with Indebtedness permitted hereunder having a maturity date not earlier than six months after the Term Loan Maturity Date applicable to such Initial Term Loans (the “Original Term Loan Maturity Date”), (ii) with respect to any tranche of Extended Term Loans, the final maturity date as specified in the applicable Extension Amendment, (iii) with respect to any Other Term Loans that have not been extended pursuant to Section 2.21, the final maturity date as specified in the applicable Refinancing Amendment, and (iv) with respect to any other Incremental Term Loans that have not been extended pursuant to Section 2.21, the final maturity date as specified in the applicable Incremental Amendment; provided that, if any such day is not a Business Day, the applicable Term Loan Maturity Date shall be the Business Day immediately succeeding such day.

“Term Loans” shall mean the Initial Term Loans, Extended Term Loans, Incremental Term Loans and Other Term Loans.

“Term Note” shall mean a promissory note of the Borrower payable to any Term Lender or its registered assigns, in substantially the form of Exhibit I-2 hereto, evidencing the aggregate Indebtedness of the Borrower to such Term Lender resulting from the Term Loans made by such Term Lender.

“Test Period” shall mean, for any date of determination under this Agreement, the most recent period as of such date of four consecutive fiscal quarters of the Restricted Group for which financial statements have been delivered (or were required to have been delivered) pursuant to Section 6.01(a) or 6.01(b), as applicable.

“Threshold Amount” shall mean $60,000,000.

“Total Assets” shall mean the total assets of the Borrower and its Restricted Subsidiaries on a consolidated basis as shown on the most recent consolidated balance sheet of the Borrower required to be delivered pursuant to Section 6.01(a) or (b) (or if prior to the first time such a consolidated balance sheet is so required to be delivered, on the most recent consolidated balance sheet of the Borrower and its Restricted Subsidiaries that is then internally available) (and, in the case of any determination relating to any Specified Transaction, on a Pro Forma Basis including any property or assets being acquired in connection therewith).

“Total Leverage Ratio” shall mean, as of any date, the ratio of (a) Consolidated Total Net Debt as of such date to (b) Consolidated EBITDA for the Test Period applicable as of such date.

“tranche” shall have the meaning assigned to such term in Section 2.21(a).

“Transaction Expenses” shall mean any fees or expenses incurred or paid by Sponsor or any direct or indirect parent of Holdings (in each case, to the extent such fees or expenses are paid with funds provided by Borrower to Sponsor or such direct or indirect parent of Holdings), Holdings, the Borrower or any of their respective Subsidiaries in connection with the Transactions (including expenses in connection with close-out fees in connection with the termination of hedging transactions, if any, and payments to officers, employees and directors as change of control payments, severance payments, special or retention bonuses, charges for repurchase or rollover of, or modifications to, stock options and/or restricted stock and consent solicitation payments), this Agreement and the other Loan Documents, including any upfront fees or ticking fees.

“Transactions” shall mean, collectively, (a) the Acquisition and the Merger and the other transactions contemplated thereby on the Closing Date, (b) the Initial Issuer Merger, (c) the entry into the Loan Documents by the Loan Parties and the making of the Borrowings hereunder and the issuance of Letters of Credit hereunder on the Closing Date, (d) the repayment of all amounts due or outstanding under, or in respect of, and the termination of, certain existing third party Indebtedness, including the Existing Credit Agreements, on the Closing Date, (e) the Existing NSH Notes Redemption, (f) the issuance of the 2025 Unsecured Notes, the entry into the 2025 Unsecured Notes Indenture, the entry into the Escrow Agreement, the escrow of the gross proceeds of the 2025 Unsecured Notes and, in connection with the release of such proceeds, the joinder of certain Loan Parties to the 2025 Unsecured Notes Indenture, (g) the Investor Equity Investment, (h) the 2021 Unsecured Notes Consent Solicitation, (i) the joinder of NSH and certain of its subsidiaries as guarantors in connection with the 2021 Unsecured Notes Indenture, (j) the transaction contemplated under that certain Stock Purchase Agreement, dated as of May 9, 2017, among H.I.G. Surgery Centers, LLC, H.I.G. Bayside Debt & LBO Fund II L.P. and BCPE Seminole Holdings LP, (k) the consummation of any other transactions in connection with the foregoing and (l) the payment of the Transaction Expenses.

“Transferred Guarantor” shall have the meaning assigned to such term in Section 11.10.

“Transformative Acquisition” shall mean any acquisition, investment or merger by Holdings, the Borrower or any Restricted Subsidiary that is either (a) not permitted hereunder immediately prior to the consummation of such transaction (or any series of related transactions) or (b) if permitted hereunder immediately prior to the consummation of such transaction (or any series of related transactions), would not provide Holdings, the Borrower and the Restricted Subsidiaries with adequate flexibility hereunder for the continuation and/or expansion of their consolidated operations following such consummation, as determined by the Borrower acting in good faith.

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall mean the Adjusted LIBO Rate and the Alternate Base Rate.

“Unaudited Financial Statements” shall mean each of the (i) unaudited consolidated balance sheet and the related unaudited consolidated statements of income and cash flows of Parent and its subsidiaries for the fiscal quarters ended March 31, 2017 and June 30, 2017 and (ii) unaudited consolidated balance sheet and the related unaudited consolidated statements of income and cash flows of NSH and its subsidiaries for the fiscal quarters ended March 31, 2017 and June 30, 2017.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” shall mean the United States of America.

“United States Tax Compliance Certificate” shall have the meaning assigned to such term in Section 3.01(d).

“Unrestricted Subsidiary” shall mean any Subsidiary of the Borrower designated by the board of directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 6.14 subsequent to the Closing Date.

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Voting Stock” of a Person means all classes of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of, or other ownership or profit interests or units in, such Person (but, in each case, excluding any debt securities convertible into such equity) then outstanding and normally entitled to vote in the election of the board of directors (or analogous governing body) of such Person.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing:  (i) the sum of the products obtained by multiplying (a) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final scheduled maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness; provided that, for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended (the “Applicable Indebtedness”), the effects of any scheduled amortization or prepayments made on such Applicable Indebtedness prior to the date of the applicable issuance, modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.

“wholly owned” shall mean, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) directors’ qualifying shares or other ownership interests and (y) a nominal number of shares or other ownership interests issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02.  Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)                                 The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)                                 (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii)                                  Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii)                               The term “including” is by way of example and not limitation.

(iv)                              The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c)                                  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(d)                                 Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(e)                                  The word “or” is not exclusive.

(f)                                   For purposes of determining compliance with any one of Sections 7.01, 7.02, 7.03, 7.05, 7.06, 7.08, 7.09 and 7.13, in the event that any Lien, Investment, Indebtedness, Disposition, Restricted Payment, affiliate transaction, Contractual Obligation or prepayment of Indebtedness meets the criteria of more than one of the categories of transactions permitted pursuant to any clause of such Section, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses as determined by the Borrower in its sole discretion at such time.

Section 1.03.  Accounting Terms.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein.

Section 1.04.  Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05.  References to Agreements, Laws, Etc..  Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.06.  Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.07.  Timing of Payment of Performance.  Except as otherwise expressly provided herein, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

Section 1.08.  Cumulative Credit Transactions.  If more than one action occurs on any given date the permissibility of the taking of which is determined hereunder by reference to the amount of the Cumulative Credit immediately prior to the taking of such action, the permissibility of the taking of each such action shall be determined independently and in no event may any two or more such actions be treated as occurring simultaneously.

Section 1.09.  Pro Forma Calculations.

(a)                           Notwithstanding anything to the contrary herein, financial ratios and tests, including the Consolidated Coverage Ratio, the Total Leverage Ratio, the Senior Secured Leverage Ratio and the First Lien Leverage Ratio, and compliance with covenants determined by reference to Consolidated EBITDA and Total Assets shall be calculated in the manner prescribed by this Section 1.09; provided that, notwithstanding anything to the contrary in this Section 1.09, when calculating (i) the First Lien Leverage Ratio for purposes of the Applicable ECF Percentage of Excess Cash Flow, (ii) the First Lien Leverage Ratio for purposes of determining the “Applicable Margin” and (iii) the Total Leverage Ratio for the purposes of actual compliance with Section 7.11 (as opposed to a pro forma calculation in accordance with Section 7.11 for purposes of another provision), the events described in this Section 1.09 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

(b)                           For purposes of calculating the Consolidated Coverage Ratio, the Total Leverage Ratio, the Senior Secured Leverage Ratio, the First Lien Leverage Ratio, Consolidated EBITDA or Total Assets, Specified Transactions (and the incurrence or repayment of any Indebtedness in connection therewith) that have been made (i) during the applicable Test Period or (ii) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a Pro Forma Basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period.  If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.09, then the Consolidated Coverage Ratio, the Total Leverage Ratio, the Senior Secured Leverage Ratio, the First Lien Leverage Ratio, Consolidated EBITDA and Total Assets, as applicable, shall be calculated to give pro forma effect thereto in accordance with this Section 1.09.

(c)                            Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower and may include, for the avoidance of doubt, the amount of “run-rate” cost savings, operating expense reductions, operating improvements and synergies related to such Specified Transaction (and related insourcing initiatives) projected by the Borrower in good faith to be realized as a result of specified actions taken or expected to be taken or with respect to which substantial steps have been taken or are expected to be taken (calculated (i) on a pro forma basis as though such cost savings, operating expense reductions, operating improvements and synergies had been realized on the first day of the applicable EBITDA Determination Period and as if such cost savings, operating expense reductions and synergies were realized during the entirety of such EBITDA Determination Period and (ii) such that “run-rate” means the full recurring benefit for a period that is associated with any action either taken or expected to be taken or with respect to which substantial steps have been taken or are expected to be taken (in each case, in the good faith determination of the Borrower)) relating to such Specified Transaction, net of the amount of actual benefits realized during such EBITDA Determination Period from such actions; provided that (A) such amounts are reasonably identifiable and factually supportable in the good faith determination of the Borrower, (B) such actions are taken or substantial steps with respect to such actions are or are expected to be taken no later than 24 months after the date of such Specified Transaction and (C) no amounts shall be added back in computing Consolidated EBITDA pursuant to this Section 1.09(c) to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA, whether through a pro forma adjustment or otherwise, with respect to such EBITDA Determination Period.

(d)                           In the event that the Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement, defeasance, discharge or extinguishment) any Indebtedness included in the calculations of the Consolidated Coverage Ratio, the Total Leverage Ratio, the First Lien Leverage Ratio and the Senior Secured Leverage Ratio, as the case may be (in each case, other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), (i) during the applicable Test Period or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio or test is made, then such ratio or test shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, repurchase, redemption, repayment, retirement, discharge, defeasance or extinguishment of Indebtedness, in each case, to the extent required, as if the same had occurred on the last day of the applicable Test Period (except in the case of the Consolidated Coverage Ratio (or similar ratio), in which case such incurrence, assumption, guarantee, repurchase, redemption, repayment, retirement, discharge, defeasance or extinguishment of Indebtedness will be given effect as if the same had occurred on the first day of the applicable Test Period).  If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation of the Consolidated Coverage Ratio is made had been the applicable rate for the entire period (taking into account any interest hedging arrangements applicable to such Indebtedness).  Interest on a Capitalized Lease shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capitalized Lease in accordance with GAAP.  Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a London interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Borrower or Restricted Subsidiary may designate.

(e)                            In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of any provision of this Agreement which requires that no Default, Event of Default or specified Event of Default, as applicable, have occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Borrower, be deemed satisfied, so long as no Default, Event of Default or specified Event of Default, as applicable, exists on the date the definitive agreement for such Limited Condition Transaction is entered into.  Furthermore, in connection with any action being taken in connection with a Limited Condition Transaction, for purposes of:

(i)                                     determining compliance with any provision of this Agreement (other than the financial covenant set forth under Section 7.11 (except if being tested on a Pro Forma Basis)) which requires the calculation of any financial ratio or test, including, without limitation, the Consolidated Coverage Ratio, the Senior Secured Leverage Ratio, the First Lien Leverage Ratio or the Total Leverage Ratio, but excluding the calculation of the First Lien Leverage Ratio for purposes of the Applicable ECF Percentage of Excess Cash Flow; or

(ii)                                  testing availability under baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated EBITDA or Total Assets);

in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be the date the definitive agreement for such Limited Condition Transaction is entered into (the “LCT Test Date”), and if, after giving Pro Forma Effect to the Limited Condition Transaction, the Borrower or any of its Restricted Subsidiaries would have been permitted to take such action on the relevant LCT Test Date in compliance with such ratio, test or basket, such ratio, test or basket shall be deemed to have been complied with.  For the avoidance of doubt, (i) if the Borrower has made an LCT Election and any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would have failed to have been satisfied as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated EBITDA or Total Assets of the Borrower or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets, tests or ratios will not be deemed to have failed to have been satisfied as a result of such fluctuations and (ii) such ratios, tests or baskets shall not be tested at the time of consummation of such Limited Condition Transaction, unless the Borrower elects in its sole discretion to test such ratio, test or basket on the date such Limited Condition Transaction is consummated instead of the date of the related definitive agreement.  If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any event or transaction occurring after the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or date for redemption, repurchase, defeasance, satisfaction and discharge or repayment specified in an irrevocable notice for such Limited Condition Transaction is terminated, expires or passes, as applicable, without consummation of such Limited Condition Transaction (a “Subsequent Transaction”) in connection with which a ratio, test or basket availability calculation must be made on a Pro Forma Basis or giving Pro Forma Effect to such Subsequent Transaction, for purposes of determining whether such ratio, test or basket availability has been complied with under this Agreement, any such ratio, test or basket shall be required to be satisfied on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

(f)                                   Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (including, without limitation, the Consolidated Coverage Ratio, the Senior Secured Leverage Ratio, the First Lien Leverage Ratio or the Total Leverage Ratio) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that any Fixed Amount (and any cash proceeds thereof) shall be disregarded in the calculation of the financial ratio or test applicable to the relevant Incurrence-Based Amount in connection with such substantially concurrent incurrence.

Section 1.10.  Certain Accounting Matters.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, (a) without giving effect to any election under Statement of Financial Accounting Standards 159 or Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any of its Restricted Subsidiaries at “fair value”, as defined therein; (b) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof; and (c) treating Unrestricted Subsidiaries as if they were not consolidated with any other member of the Restricted Group and otherwise eliminating all accounts of Unrestricted Subsidiaries.  For the avoidance of doubt, the principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a consolidated balance sheet of the Restricted Group dated such date prepared in accordance with GAAP, except as expressly set forth in clauses (a) and (b) of the immediately preceding sentence.

Section 1.11.  Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., an “Initial Term Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Term Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Term Borrowing”).

Section 1.12.  Currency Equivalents Generally.

(a)                           For purposes of determining compliance with Sections 7.01, 7.02 and 7.03 with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness or Investment is incurred (so long as such Indebtedness or Investment, at the time incurred, made or acquired, was permitted hereunder).

(b)                           For purposes of determining the Senior Secured Leverage Ratio, the First Lien Leverage Ratio and the Total Leverage Ratio, amounts denominated in a currency other than Dollars will be converted to Dollars at the currency exchange rates used in preparing the Borrower’s financial statements corresponding to the Test Period with respect to the applicable date of determination and will, in the case of Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of Swap Contracts permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar equivalent of such Indebtedness.

Section 1.13.  Excluded Swap Obligations.

(a)                           Notwithstanding any provision of this Agreement or any other Loan Document, no Guarantee by any Loan Party under any Loan Document shall include a Guarantee of any Excluded Swap Obligation and no Collateral provided by any Loan Party shall secure any Excluded Swap Obligation.  In the event that any payment is made by, or any collection is realized from, any Loan Party for which there are Excluded Swap Obligations, or from any Collateral provided by such Loan Party, the proceeds thereof shall be applied to pay the Obligations of such Loan Party on a ratable basis determined without giving effect to such Excluded Swap Obligations and each reference in this Agreement or any other Loan Document to the ratable application of such amounts as among the Obligations or any specified portion of the Obligations that would otherwise include such Excluded Swap Obligations shall be deemed so to provide.

(b)                           Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under Article 11 and the Loan Documents in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 1.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 1.13, or otherwise under the Guaranty, as it relates to such Loan Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until its Guaranty under Article 11 is released.  Each Qualified ECP Guarantor intends that this Section 1.13 constitute, and this Section 1.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE 2
THE CREDITS

Section 2.01.  Commitments.  Subject to the terms and conditions and relying upon the representations and warranties set forth herein:

(a)                           each Term Lender agrees, severally and not jointly, to make an Initial Term Loan to the Borrower on the Closing Date in a principal amount not to exceed the initial amount of such Term Lender’s Term Loan Commitment (if any); and

(b)                           each Revolving Lender agrees, severally and not jointly, to make Revolving Loans to the Borrower, at any time and from time to time on and after the Closing Date until the earlier of the Revolving Maturity Date and the termination of the Revolving Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment; provided that Revolving Loans shall only be made to the Borrower on the Closing Date (a) in an amount not to exceed $10,000,000 to fund (i) the consideration for the Acquisition and Transaction Expenses, (ii) any original issue discount or upfront fees required to be funded on the Closing Date (including in connection with the issuance of the 2025 Unsecured Notes) and (iii) working capital, and (b) to cash collateralize letters of credit outstanding under the Existing Credit Agreements.

Amounts repaid or prepaid in respect of Term Loans may not be reborrowed. Within the limits set forth in clause (b) above and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, repay or prepay and reborrow Revolving Loans.

Section 2.02.  Loans.

(a)                           Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender).  Each Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $500,000 and not less than $1,000,000 (except, with respect to any Incremental Term Loans or Other Term Loans, to the extent otherwise provided in the applicable Incremental Amendment or Refinancing Amendment) or (ii) equal to the remaining available balance of the applicable Commitments.

(b)                           Subject to Sections 2.08, 3.02 and 3.04, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request pursuant to Section 2.03.  Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Lender to make such Loan and the Borrower to repay such Loan to such Lender in accordance with the terms of this Agreement.  Borrowings of more than one Type may be outstanding at the same time; provided that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than ten Eurodollar Borrowings in the aggregate outstanding hereunder at any one time.  For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c)                            Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate from time to time not later than 12:00 noon, New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account as directed by the Borrower in the applicable Request for Credit Extension maintained with the Administrative Agent or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders within two Business Days.

(d)                                 Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.02(c) above and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and the Borrower severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower to but excluding the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error).  If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

Section 2.03.  Borrowing Procedure.  To request a Revolving Borrowing or Term Borrowing, the Borrower shall deliver, by hand delivery or facsimile (or transmit by other electronic transmission, if arrangements for doing so have been approved in writing by the Administrative Agent), a duly completed and executed Request for Credit Extension to the Administrative Agent (i) in the case of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing (or, in the case of the initial extension of credit on the Closing Date, one Business Day before) or (ii) in the case of an ABR Borrowing, not later than 1:00 p.m., New York City time, on the date of the proposed Borrowing.  Each Request for Credit Extension for a Revolving Loan or a Term Loan shall be irrevocable and shall specify the following information in compliance with Section 2.02:  (a) whether the requested Borrowing is to be a Borrowing of Revolving Loans or Term Loans; (b) the aggregate amount of such Borrowing; (c) the date of such Borrowing, which shall be a Business Day; (d) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; (e) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of “Interest Period”; (f) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.02(c) and (g) if and to the extent required under Section 4.01, that the conditions set forth in clauses (a) and (b) of Section 4.01 are satisfied as of the date of the notice.

If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period with respect to any requested Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Request for Credit Extension in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04.  Evidence of Debt; Repayment of Loans.

(a)                                 The Borrower hereby unconditionally promises to pay to (i) the Administrative Agent for the account of each Term Lender, the principal amount of each Term Loan of such Term Lender as provided in Section 2.11 (or, in the case of Extended Term Loans, Incremental Term Loans or Other Term Loans, as provided for in the applicable Extension Offer, Incremental Amendment or Refinancing Amendment) and (ii) the Administrative Agent for the account of each Revolving Lender, the unpaid principal amount of each Revolving Loan of such Revolving Lender on the Revolving Maturity Date (or, in the case of Extended Revolving Loans or Other Revolving Loans, as provided for in the applicable Extension Amendment or Refinancing Amendment).

(b)                           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)                            The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type and Class thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)                           The entries made in the Register shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain such accounts pursuant to Sections 2.04(b) and 2.04(c) or any error therein shall not in any manner affect the obligations of the Borrower and the other Loan Parties to pay, and perform, the Obligations in accordance with the Loan Documents.  Subject to the Register, in the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such entries, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(e)                            Any Lender by written notice to the Borrower (with a copy to the Administrative Agent) may request that Loans of any Class made by it hereunder be evidenced by a Note.  In such event, the Borrower shall promptly (and, in all events, within five Business Days of receipt of such written notice) prepare, execute and deliver to such Lender a Note payable to such Lender (or, if requested by such Lender, to such Lender’s registered assigns in accordance with Section 10.04).  Thereafter, the Loans evidenced by such Note and the interest thereon shall at all times (including after any assignment of all or part of such interests pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to such payee and its registered assigns.

Section 2.05.  Fees.

(a)                           Commitment Fee.  The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee (a “Commitment Fee”) equal to 0.50% per annum of the average daily unused amount of each Revolving Commitment of such Revolving Lender during the period from and including the date hereof to but excluding the date on which such Revolving Commitment terminates.  Accrued Commitment Fees shall be payable in arrears (A) on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the date hereof, and (B) on the date on which such Revolving Commitment terminates.  Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  For purposes of computing

Commitment Fees, a Revolving Commitment of a Revolving Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Revolving Lender.

(b)                                 Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees set forth in the Fee Letter and such other fees payable in the amounts and at the times specified therein (the “Administrative Agent Fees”).

(c)                            LC and Fronting Fees.  The Borrower agrees to pay to (i) the Administrative Agent for the account of each Revolving Lender a participation fee (“LC Participation Fee”) with respect to its participations in Letters of Credit, which shall accrue at a rate per annum equal to the Applicable Margin from time to time used to determine the interest rate on Eurodollar Revolving Loans pursuant to Section 2.06 on the average daily amount of such Revolving Lender’s LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) each Issuing Bank a fronting fee (“Fronting Fee”), which shall accrue at the rate of 0.25%  per annum (or such lesser rate per annum as such Issuing Bank may from time to time agree) on the average daily amount of the LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s customary charges with respect to the administration, issuance, amendment, negotiation, renewal, payment or extension of any Letter of Credit or processing of drawings thereunder.  Accrued LC Participation Fees and Fronting Fees shall be payable in arrears (i) on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, and (ii) on the date on which the Revolving Commitments terminate and no Letters of Credit remain outstanding.  Any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand.  Any other fees payable to each Issuing Bank pursuant to this Section 2.05(c) shall be payable within five Business Days after demand therefor.  All LC Participation Fees and Fronting Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(d)                           Payment of Fees. All Fees shall be paid on the dates due, in immediately available funds in Dollars, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that the Borrower shall pay the Fronting Fees directly to each Issuing Bank.  Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.06.  Interest on Loans.

(a)                           Subject to the provisions of Section 2.07, the Loans comprising each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin in effect from time to time.

(b)                           Subject to the provisions of Section 2.07, the Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

(c)                            Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 2.07 (including interest on past due interest) and all interest accrued but unpaid on or after the Revolving Maturity Date or the Term Loan Maturity Date, as applicable, shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(d)                                 All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to clause (a) of the definition of the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day); provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.16, bear interest for one day.  The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any Bankruptcy Proceeding.

Section 2.07.  Default Interest.  After the occurrence and during the continuance of a Default under Section 8.01(a) or an Event of Default under Section 8.01(f) or 8.01(g), the Borrower shall pay interest on past due amounts owing by it hereunder at a fluctuating interest rate per annum at all times, after as well as before judgment, equal to (a) in the case of principal, at the rate otherwise applicable to such Loan pursuant to Section 2.06 plus 2.00% per annum and (b) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days at all times) equal to the rate that would be applicable to an ABR Loan plus 2.00% per annum, and such interest shall be payable on demand.

Section 2.08.  Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing, (a) the Administrative Agent determines (which determination shall be final and conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period or (b) the Administrative Agent is advised in writing by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period, then the Administrative Agent shall give written notice thereof to the Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Request for Credit Extension requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 2.09.  Termination and Reduction of Commitments.

(a)                           The Term Loan Commitments for the Initial Term Loans in effect on the Closing Date shall automatically terminate upon the making of the Initial Term Loans on the Closing Date.  The Revolving Commitments and the LC Commitment shall automatically terminate on the Revolving Maturity Date.

(b)                     The Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce any Class of Commitments selected by the Borrower; provided that (i) each partial reduction of any Class of Commitments shall be in an amount that is an integral multiple of $1,000,000 and in a minimum amount of $2,000,000 and (ii) the Revolving Commitments shall not be terminated or reduced if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.12, the aggregate amount of Revolving Exposures would exceed the aggregate amount of Revolving Commitments.

(c)                            The Borrower shall notify the Administrative Agent in writing of any election to terminate or reduce the Commitments under Section 2.09(b) at least three Business Days prior to the effective date of such termination or reduction (which effective date shall be a Business Day), specifying such election and the effective date thereof.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section 2.09 shall be irrevocable; provided that the Borrower may rescind or postpone any notice of termination or reduction of the Commitments if such termination or reduction would have resulted from a refinancing, which refinancing shall not be consummated or otherwise shall be delayed.  Any termination or reduction of the Commitments of any Class shall be permanent.  Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

Section 2.10.  Conversion and Continuation of Borrowings.

(a)                           Each Revolving Borrowing and Term Borrowing initially shall be of the Type specified in the applicable Request for Credit Extension and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Request for Credit Extension.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.10.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  Notwithstanding anything to the contrary, no Borrower shall be entitled to request any conversion or continuation that, if made, would result in more than ten Eurodollar Borrowings outstanding hereunder at any one time.

(b)                           To make an election pursuant to this Section 2.10, the Borrower shall deliver, by hand delivery or facsimile (or transmit by other electronic transmission if arrangements for doing so have been approved in writing by the Administrative Agent), a duly completed and executed Interest Election Request to the Administrative Agent not later than the time that a Request for Credit Extension would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing or Term Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each Interest Election Request shall be irrevocable.

(c)                            Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)                                     the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, or if outstanding Borrowings are being combined, allocation to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)                                  the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)                               whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)                              if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”;

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)                                 Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)                            If an Interest Election Request with respect to a Eurodollar Borrowing is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, the Administrative Agent or the Required Lenders may require, by notice to the Borrower, that (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.11.  Repayment of Term Borrowings.

(a)                           (a)(i) The Borrower shall repay to the Administrative Agent for the ratable account of the applicable Term Lenders (A) on the last Business Day of each March, June, September and December, commencing with December 31, 2017, an amount equal to 0.25% of the aggregate principal amount of the Term Loans outstanding on the Closing Date (which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Sections 2.12 and 2.13 or, if applicable, Section 10.04(m)(vi) and as a result of the conversion of such Term Loans to Extended Term Loans or the refinancing of such Term Loans with Credit Agreement Refinancing Indebtedness) and (B) on the Term Loan Maturity Date for the Initial Term Loans, the aggregate principal amount of all Initial Term Loans outstanding on such date, together with, in the case of each of clauses (A) and (B), accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment. Upon the conversion of such Term Loans to Extended Term Loans or the refinancing of such Term Loans with Credit Agreement Refinancing Indebtedness, all amortization payments shall be reduced ratably by the aggregate principal amount of such Term Loans so converted or refinanced.

(ii) The Borrower shall repay Incremental Term Loans, Extended Term Loans and Other Term Loans in such amounts and on such date or dates as shall be specified therefor in the applicable Incremental Amendment, Term Loan Extension Offer or Refinancing Amendment.

(b)                           To the extent not previously paid in full in cash, all Term Loans (including, for avoidance of doubt, Term Loans that are not Initial Term Loans) shall be due and payable on the applicable Term Loan Maturity Date, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(c)                            The Borrower shall repay to the Administrative Agent for the ratable account of the applicable Revolving Lenders on the Revolving Maturity Date for the applicable Revolving Facility the aggregate principal amount of all Revolving Loans under such Revolving Facility outstanding on such date.

(d)                           All repayments pursuant to this Section 2.11 shall be subject to Section 3.05, but shall otherwise be without premium or penalty.

Section 2.12.  Voluntary Prepayments.

(a)                                 The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three Business Days’ prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) in the case of Eurodollar Loans, or written or fax notice (or telephone notice promptly confirmed by written or fax notice) at least one Business Day prior to the date of prepayment in the case of ABR Loans, to the Administrative Agent before 12:00 noon, New York City time; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000.

(b)                           Except as may otherwise be set forth in any Term Loan Extension Offer, any Refinancing Amendment or any Incremental Amendment, voluntary prepayments of Term Loans pursuant to this Section 2.12 (i) shall be applied to each Class of Term Loans directed by the Borrower (or, absent such direction, ratably to each Class of Term Loans then outstanding) and (ii) with respect to each Class of Term Loans, shall be applied against the remaining scheduled installments of principal due in respect thereof (in the case of the Initial Term Loans, as set forth in Section 2.11) as directed by the Borrower (or, absent such direction, in direct order of maturity).

(c)                            Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein; provided, however, that if such prepayment is in connection with a refinancing, then the Borrower may condition such notice on the effectiveness of such refinancing (provided that the provisions of Section 3.05 shall apply to any prepayment that is not made as a result of the failure of such condition).  All prepayments under this Section 2.12 shall be subject to Section 2.12(d) (to the extent applicable) and Section 3.05 but otherwise shall be without premium or penalty.  All prepayments under this Section 2.12 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

(d)                           In the event that a Repricing Event becomes effective following the Closing Date but on or prior to the six-month anniversary of the Closing Date, the Borrower shall pay to the Administrative Agent, for the ratable account of each Lender holding all or any portion of Term Loans that are subject to such Repricing Event a prepayment premium of 1.00% of the aggregate principal amount of all such Term Loans. Such amounts shall be due and payable on the date of such Repricing Event. For the avoidance of doubt, any Lender that is forced to assign any Term Loan following the failure of such Lender to consent to any Repricing Event that becomes effective following the Closing Date but on or prior to the six-month anniversary of the Closing Date shall be entitled to receive the prepayment premium on the principal amount of the Term Loans so assigned upon the occurrence of the Repricing Event.

Section 2.13.  Mandatory Prepayments.

(a)                           (i) Within five Business Days after the earlier of (x) 90 days after the end of each Excess Cash Flow Period and (y) the date on which financial statements have been delivered pursuant to Section 6.01(a) (commencing with the Excess Cash Flow Period ending December 31, 2018) and the related Compliance Certificate has been delivered pursuant to Section 6.02(a), the Borrower shall cause to be prepaid an aggregate principal amount of Term Loans in an amount equal to (A) the Applicable ECF Percentage of Excess Cash Flow, if any, for the Excess Cash Flow Period covered or required to have been covered by such financial statements minus (B) without duplication of any amount deducted from Consolidated Net Income in calculating Excess Cash Flow for such period, all voluntary prepayments of principal of Term Loans, Incremental Equivalent Debt (to the extent secured by the Collateral on a first lien basis), Permitted First Priority Refinancing Debt and Revolving Loans and Other Revolving Loans

(to the extent the Revolving Commitments and/or Other Revolving Loan Commitments, as applicable, are permanently reduced by the amount of such prepayments) during such Excess Cash Flow Period (including any voluntary prepayments or buybacks of Term Loans made pursuant to Section 10.04(m) in an amount equal to (x) the discounted amount actually paid in respect of the principal amount of such Term Loans or (y) if the amount actually paid in respect of the principal amount of such Term Loans is greater than par, the par amount) to the extent such prepayments are funded with Internally Generated Cash.

(ii)                                  If (1) any member of the Restricted Group Disposes of any property or assets (other than any Disposition of any property or assets permitted by Section 7.05(a), 7.05(b), 7.05(c), 7.05(d), 7.05(e), 7.05(g), 7.05(h), 7.05(k), 7.05(l), 7.05(m) (except to the extent such property is subject to a Mortgage), 7.05(n), 7.05(o), 7.05(q), 7.05(r), 7.05(s), 7.05(t) or 7.05(u)), or (2) any Casualty Event occurs, which results in the realization or receipt by any member of the Restricted Group of Net Proceeds, the Borrower shall cause to be prepaid on or prior to the date which is 10 Business Days after the date of the realization or receipt by any member of the Restricted Group of such Net Proceeds an aggregate principal amount of Term Loans in an amount equal to 100% of all Net Proceeds realized or received; provided that, if at the time that any such prepayment would be required, the Borrower is required to offer to repurchase Incremental Equivalent Debt that is secured on a pari passu basis with the Obligations or Permitted First Priority Refinancing Debt (or any Permitted Refinancing thereof that is secured on a pari passu basis with the Obligations) pursuant to the terms of the documentation governing such Indebtedness with the net proceeds of such Disposition or Casualty Event (such Incremental Equivalent Debt, Permitted First Priority Refinancing Debt (or Permitted Refinancing thereof) required to be offered to be so repurchased, “Other Applicable Indebtedness”), then the Borrower may apply such Net Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness at such time; provided that the portion of such Net Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such Net Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such Net Proceeds shall be allocated to the Term Loans in accordance with the terms hereof) to the prepayment of the Term Loans and to the repurchase of Other Applicable Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.13(a)(ii) shall be reduced accordingly; provided, further, that to the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased (after giving effect to any requirement under the documentation for such Other Applicable Indebtedness to offer such declined payments to other holders of such Other Applicable Indebtedness prior to making such proceeds available to the Borrower), the declined amount shall promptly (and in any event within 10 Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof.

(iii)                               If any member of the Restricted Group incurs or issues any Indebtedness after the Closing Date (other than Indebtedness permitted under Section 7.03 (other than clause (i) of Section 7.03(t) or clause (i) of Section 7.03(u))), the Borrower shall cause to be prepaid an aggregate principal amount of Term Loans in an amount equal to 100% of all Net Proceeds received therefrom on or prior to the date which is five Business Days after (or, in the case of Credit Agreement Refinancing Indebtedness, on the date of) the receipt by any member of the Restricted Group of such Net Proceeds.

(b)                           Except as may otherwise be set forth in any Term Loan Extension Offer, any Refinancing Amendment or any Incremental Amendment, each prepayment of Term Loans pursuant to Section 2.13(a) shall be applied ratably to each Class of Term Loans then outstanding; provided that any prepayment of

Term Loans pursuant to the parenthetical in Section 2.13(a)(iii) shall be applied solely to each applicable Class of Refinanced Debt.

(c)                                  With respect to each Class of Term Loans, each prepayment pursuant to Section 2.13(a) shall be applied in direct order of maturity (in the case of the Initial Term Loans, required pursuant to Section 2.11(a)); and each such prepayment shall be paid to the Lenders in accordance with their respective Pro Rata Shares, subject to Section 2.13(d).  For the avoidance of doubt, this Section 2.13(c) is applicable to any prepayment made with the Net Proceeds of Indebtedness permitted under clause (i) of Section 7.03(t) or clause (i) of Section 7.03(u).

(d)                           The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to Section 2.13(a) at least three Business Days prior to the date of such prepayment; provided that any such notice with respect to any mandatory prepayment required to be made pursuant to Section 2.13(a)(iv) may be revoked by the Borrower prior to the date of such prepayment as indicated in such notice.  Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment.  The Administrative Agent will promptly notify each applicable Lender of the contents of the Borrower’s prepayment notice and of such Lender’s Pro Rata Share or other applicable share of the prepayment.  Each Term Lender may reject all of its Pro Rata Share or other applicable share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to Section 2.13(a) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m., New York City time, one Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment; provided that, for the avoidance of doubt, no Lender may reject any prepayment made (x) with proceeds of Indebtedness permitted under clause (i) of Section 7.03(t) or clause (i) of Section 7.03(u) or (y) pursuant to Section 2.13(a)(iii).  If a Term Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans unless the Borrower and the Administrative Agent agree to an extension of time for such failure to be corrected.  Subject to the terms of the documentation evidencing any Second Lien Indebtedness, any Declined Proceeds shall be retained by the Borrower.

(e)                            Funding Losses, Etc.  All prepayments under this Section 2.13 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment and shall be made together with, in the case of any such prepayment of a Eurodollar Loan on a day prior to the last day of an Interest Period therefor, any amounts owing in respect of such Eurodollar Loan pursuant to Section 3.05.  All prepayments under Section 2.13(a)(iii) shall be subject to Section 2.12(d) (to the extent applicable).  Notwithstanding any of the other provisions of Section 2.13(a), so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurodollar Loans is required to be made under Section 2.13(a) prior to the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder (including accrued interest to the last day of such Interest Period) into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.13.  Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with Section 2.13(a).

(f)                             Foreign Dispositions; Foreign Excess Cash Flow.  Notwithstanding any other provisions of this Section 2.13, (A) to the extent that any of or all the Net Proceeds of any Disposition by a Foreign

Subsidiary (“Foreign Disposition”) or Excess Cash Flow attributable to Foreign Subsidiaries are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.13 but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agrees to cause the applicable Foreign Subsidiary to promptly take all actions required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Proceeds or Excess Cash Flow will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 2.13 and (B) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Proceeds of any Foreign Disposition or Foreign Subsidiary Excess Cash Flow would cause material adverse tax consequences to the Borrower, such Net Proceeds or Excess Cash Flow so affected may be retained by the applicable Foreign Subsidiary; provided that, in the case of this clause (B), on or before the date on which any such Net Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to Section 2.13(a) or any such Excess Cash Flow would have been required to be applied to prepayments pursuant to Section 2.13(a), the Borrower applies an amount equal to such Net Proceeds or Excess Cash Flow to such reinvestments or prepayments, as applicable, as if such Net Proceeds or Excess Cash Flow had been received by or was attributable to the Borrower rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Proceeds or Excess Cash Flow had been repatriated (or, if less, the Net Proceeds or Excess Cash Flow that would be calculated if received by such Foreign Subsidiary).

(g)                                  In the event and on such occasion that the aggregate amount of Revolving Exposure exceeds the aggregate amount of the Revolving Commitments then in effect, then the Borrower shall immediately prepay the outstanding Revolving Loans and Cash Collateralize the aggregate amount of the LC Exposure in an aggregate amount equal to such excess.

Section 2.14.  Pro Rata Treatment.

(a)                           Subject to the express provisions of this Agreement which require, or permit, differing payment to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders and except as required under Section 3.02, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Commitment Fees, each payment of the LC Participation Fees, each reduction of the Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders of the applicable Class in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans); provided that the provisions of this Section 2.14 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement, including (without limitation) in respect of any payment, assignment, sale or participation to Holdings or any of their respective Affiliates expressly permitted under Section 10.04.  Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar amount.

(b)                           If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, Reimbursement Obligations, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and Reimbursement Obligations then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and Reimbursement Obligations then due to such parties.

Section 2.15.  Sharing of Setoffs.  If any Lender shall, by exercising any right of setoff or counterclaim (including pursuant to Section 10.06) or otherwise (including by exercise of its rights under the Collateral Documents), obtain payment in respect of any principal of or interest on any of its Revolving Loans, Term Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Term Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, Term Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, Term Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 2.15 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans, Term Loans or participations in LC Disbursements to any Eligible Assignee or participant.  Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Legal Requirements, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.  If under applicable Insolvency Law any Secured Party receives a secured claim in lieu of a setoff or counterclaim to which this Section 2.15 applies, such Secured Party shall to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights to which the Secured Party is entitled under this Section 2.15 to share in the benefits of the recovery of such secured claim.

Section 2.16.  Payments.

(a)                           The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or Reimbursement Obligations, or of amounts payable under Section 3.01, 3.04 or 3.05, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 1:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at 520 Madison Avenue, New York, New York 10022 Attention: Surgery Partners Account Manager.  The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof.  If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments under each Loan Document shall be made in Dollars.

(b)                           Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or each Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or each Issuing Bank, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation.

(c)                                  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02(c), 2.16(b), 2.17(d), 2.17(e) or 10.05(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.17.  Letters of Credit.

(a)                                 General.  Subject to the terms and conditions set forth herein, the Borrower may request an Issuing Bank, and such Issuing Bank agrees, to issue Letters of Credit for its own account or the account of a Restricted Subsidiary, in each case to support payment and performance obligations incurred in the ordinary course of business by the Borrower and its Subsidiaries, in a form reasonably acceptable to the Administrative Agent and such Issuing Bank, at any time and from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date (provided that the Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each Letter of Credit issued for the account of its Restricted Subsidiary); provided that Letters of Credit may be issued on the Closing Date solely to backstop or replace Existing Letters of Credit and other guarantees and performance and similar bonds outstanding on the Closing Date and described in Schedule 2.17.  An Issuing Bank shall have no obligation to issue, and no Borrower shall request the issuance of, any Letter of Credit at any time if after giving effect to such issuance, the LC Exposure would exceed the LC Commitment or the total Revolving Exposure would exceed the total Revolving Commitments.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.  No Issuing Bank shall be required to issue Letters of Credit (or have Existing Letters of Credit outstanding) in excess of the amount set forth opposite its name on Schedule 2.02 (as may be amended from time to time).  Notwithstanding anything to the contrary contained herein, Schedule 2.02 may be amended with the consent of Borrower and each Issuing Bank that would be directly affected by such amendment, with notice to the Administrative Agent.  Notwithstanding anything herein to the contrary, (x) no Issuing Bank shall be required to issue commercial Letters of Credit and (y) no Issuing Bank shall be required to issue a Letter of Credit in any currency other than Dollars.

(b)                                 Request for Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit, the Borrower shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved in writing by the applicable Issuing Bank) an LC Request to the applicable Issuing Bank and the Administrative Agent not later than 11:00 a.m., New York City time, on the third Business Day preceding the requested date of issuance, amendment, renewal or extension (or such later date and time as is acceptable to such Issuing Bank).

A request for an initial issuance of a Letter of Credit shall specify in form and detail reasonably satisfactory to the applicable Issuing Bank:

(i)                                     the proposed issuance date of the requested Letter of Credit (which shall be a Business Day);

(ii)                                  the face amount thereof;

(iii)                               the expiry date thereof (which shall not be later than the close of business on the Letter of Credit Expiration Date);

(iv)                              the name and address of the beneficiary thereof;

(v)                                 whether the Letter of Credit is to be issued for its own account or for the account of one of its Restricted Subsidiaries (provided that the Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each Letter of Credit issued for the account of its Restricted Subsidiary);

(vi)                              the documents to be presented by such beneficiary in connection with any drawing thereunder;

(vii)                           the full text of any certificate to be presented by such beneficiary in connection with any drawing thereunder; and

(viii)                        such other matters as such Issuing Bank may require.

A request for an amendment, renewal or extension of any outstanding Letter of Credit shall specify in form and detail reasonably satisfactory to the applicable Issuing Bank:

(i)                                     the Letter of Credit to be amended, renewed or extended;

(ii)                                  the proposed date of amendment, renewal or extension thereof (which shall be a Business Day);

(iii)                               the nature of the proposed amendment, renewal or extension; and

(iv)                              such other matters as such Issuing Bank may require.

If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit; provided that the provisions of this Section 2.17 shall apply in respect of all such applications.  A Letter of Credit shall be issued, amended, renewed or extended only if (and, upon issuance, amendment, renewal or extension of each Letter of Credit, the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure shall not exceed the LC Commitment, (ii) the total Revolving Exposures shall not exceed the total Revolving Commitments and (iii) the conditions set forth in Article 4 in respect of such issuance, amendment, renewal or extension shall have been satisfied.  Unless the applicable Issuing Bank shall agree otherwise, no Letter of Credit shall be in an initial amount less than $100,000.

(c)                                  Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (x) the date which is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (y) the Letter of Credit Expiration Date; provided that this Section 2.17(c) shall not prevent any Issuing Bank from agreeing that a Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each (and, in any case, not to extend beyond the Letter of Credit Expiration Date) unless each such Issuing Bank elects not to extend for any such additional period.

(d)                                 Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, any Issuing Bank hereby irrevocably grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Revolving Lender’s Pro Rata Share of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.17(e), or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.17(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever (so long as such payment shall not cause such Lender’s Revolving Exposure to exceed such Lender’s Revolving Commitment).

(e)                                  Reimbursement.

(i)                                     If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall pay to the Administrative Agent an amount equal to such LC Disbursement not later than 1:00 p.m., New York City time, on the next Business Day following the Business Day on which the Borrower shall have received notice from such Issuing Bank that payment of such draft will be made. If the Borrower fails to make such payment when due, the applicable Issuing Bank shall notify the Administrative Agent and the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Pro Rata Share thereof.  Each Revolving Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 12:00 p.m., New York City time, on such date (or, if such Revolving Lender shall have received such notice later than 12:00 p.m., New York City time, on any day, not later than 11:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Revolving Lender’s Pro Rata Share of the unreimbursed LC Disbursement in the same manner as provided in Section 2.02(c) with respect to Revolving Loans made by such Revolving Lender, and the Administrative Agent will promptly pay to such Issuing Bank the amounts so received by it from the Revolving Lenders.  The Administrative Agent will promptly pay to the applicable Issuing Bank any amounts received by it from the Borrower pursuant to the above paragraph prior to the time that any Revolving Lender makes any payment pursuant to the preceding sentence and any such amounts received by the Administrative Agent from the Borrower thereafter will be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made such payments and to such Issuing Bank, as appropriate.

(ii)                                  If the Borrower fails to make such payment when due, or if the amount is not financed pursuant to the proviso to Section 2.17(e)(i), the applicable Issuing Bank shall notify the Administrative Agent and the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Pro Rata Share thereof.  Each Revolving Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 12:00 p.m., New York City time, on such date (or, if such Revolving Lender shall have received such notice later than 12:00 p.m., New York City time, on any day, not later than 11:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Revolving Lender’s Pro Rata Share of the unreimbursed LC Disbursement in the same manner as provided in Section 2.02(c) with respect to Revolving Loans made by such Revolving Lender, and the Administrative Agent will promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders.  The Administrative Agent will promptly pay to the applicable Issuing Bank any amounts received by it from the Borrower pursuant to the above paragraph prior to the time that any Revolving Lender makes any payment pursuant to the preceding sentence and any such amounts received by the Administrative Agent from the Borrower thereafter will be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made such payments and to such Issuing Bank, as appropriate.

(iii)                               If any Revolving Lender shall not have made its Pro Rata Share of such LC Disbursement available to the Administrative Agent as provided above, the Borrower and such Revolving Lender severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with the foregoing to but excluding the date such amount is paid, to the Administrative Agent for the account of the applicable Issuing Bank at (i) in the case of the Borrower, the interest rate applicable to ABR Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (i) of this Section 2.17(e), then the Default Rate shall apply and (ii) in the case of such Lender, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation.

(f)                                   Obligations Absolute.  The Reimbursement Obligations of the Borrower as provided in Section 2.17(e) shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of:

(i)                                     any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein;

(ii)                                  any draft or other document presented under a Letter of Credit being proved to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iii)                               prepayment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that fails to comply with the terms of such Letter of Credit;

(iv)                              any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.17, constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of the Borrower hereunder;

(v)                                 the fact that a Default shall have occurred and be continuing;

(vi)                              any material adverse change in the condition (financial or otherwise), results of operations, assets, liabilities (contingent or otherwise), material agreements, properties, solvency, business, management, prospects or value of any Company; or

(vii)                           any other fact, circumstance or event whatsoever.

None of the Agents, the Lenders, any Issuing Bank or any of their Affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential, exemplary, special, punitive or other indirect damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable Legal Requirements) suffered by the Borrower that are caused by any Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of such Issuing Bank (as determined by a court of competent jurisdiction in a final non-appealable decision) with respect to such a determination, such Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)                                  Disbursement Procedures.  Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  Each Issuing Bank shall promptly give written notice to the Administrative Agent and the Borrower of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its Reimbursement Obligation to such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement (other than with respect to the timing of such Reimbursement Obligation set forth in Section 2.17(e)).

(h)                                 Interim Interest.  If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is due, the unpaid amount thereof shall bear interest payable on demand, for each day from and including the date such LC Disbursement is due to but excluding the date that the Borrower reimburses such LC Disbursement, at the Default Rate.  Interest accrued pursuant to this Section 2.17(h) shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to Section 2.17(e) to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)                                     Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this

Section 2.17(i), the Borrower shall deposit in an account (the “LC Sub-Account”), in the name of the Collateral Agent and for the benefit of the Revolving Lenders, an amount in cash equal to 103% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to Holdings or the Borrower described in Section 8.01(f) or 8.01(g).  Funds in the LC Sub-Account shall be applied by the Collateral Agent to reimburse each Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of outstanding Reimbursement Obligations or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations of the Borrower in accordance with Article 9.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount plus any accrued interest with respect to such amounts (to the extent not applied as aforesaid) shall, in accordance with Article 9, be returned to the Borrower within 10 Business Days after all Events of Default have been cured or waived.

(j)                                    Additional Issuing Banks.  The Borrower may, at any time and from time to time, designate one or more additional Revolving Lenders or Affiliates of Revolving Lenders to act as an issuing bank under the terms of this Agreement, with the consent of each of the Administrative Agent (which consent shall not be unreasonably withheld) and such Revolving Lender(s).  Any Revolving Lender designated as an issuing bank pursuant to this Section 2.17(j) shall be deemed (in addition to being a Revolving Lender) to be the Issuing Bank with respect to Letters of Credit issued or to be issued by such Revolving Lender, and all references herein and in the other Loan Documents to the term “Issuing Bank” shall, with respect to such Letters of Credit, be deemed to refer to such Revolving Lender in its capacity as Issuing Bank, as the context shall require.

(k)                                 Resignation or Removal of the Issuing Bank.  Any Issuing Bank may resign as Issuing Bank hereunder at any time upon at least 30 days’ prior written notice to the Lenders, the Administrative Agent and the Borrower.  Following such resignation, such Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement of such Issuing Bank or any such additional Issuing Bank.  At the time any such resignation or replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.05(c).  From and after the effective date of any such resignation or replacement or addition, as applicable, (i) the successor or additional Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to refer to such successor or such addition or to any previous Issuing Bank, or to such successor or such addition and all previous Issuing Banks, as the context shall require.  After the resignation or replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit.  If at any time there is more than one Issuing Bank hereunder, the Borrower may, in its discretion, select which Issuing Bank is to issue any particular Letter of Credit.

(l)                         Other.  No Issuing Bank shall be under any obligation to issue any Letter of Credit if:

(i)                                     any Order of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any Legal Requirement applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Bank deems material to it; or

(ii)                                        the issuance of such Letter of Credit would violate one or more policies of general application of such Issuing Bank.

(m)                 No Issuing Bank shall be under any obligation to amend any Letter of Credit if (A) such Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(n)                     The parties hereto agree that all Existing Letters of Credit issued by any Issuing Bank shall be deemed to be issued hereunder and shall constitute Letters of Credit subject to the terms hereof without any further action by the Borrower or such Issuing Bank.

Section 2.18 Defaulting Lenders.  Anything contained herein to the contrary notwithstanding, in the event that any Lender becomes a Defaulting Lender, then (i) during any Default Period (as defined below) with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender”, and the amount of such Defaulting Lender’s Revolving Commitment and Revolving Loans and/or Term Loan Commitments and Term Loans shall be excluded for purposes of voting, and the calculation of voting, on any matters (including the granting of any consents or waivers) with respect to any of the Loan Documents, except that the amount of such Defaulting Lender’s Revolving Commitment and Revolving Loans and/or Term Loan Commitments and Term Loans shall be included for purposes of voting, and the calculation of voting, on the matters set forth in Section 10.08(b)(i) through 10.08(b)(ix) (including the granting of any consents or waivers) only to the extent that any such matter disproportionately affects such Defaulting Lender; (ii) to the extent permitted by applicable Legal Requirements, until such time as the Default Excess (as defined below) with respect to such Defaulting Lender shall have been reduced to zero, (A) any voluntary prepayment of the Loans pursuant to Section 2.10(a) shall, if the Borrower so directs at the time of making such voluntary prepayment, be applied to the Loans and the Revolving Exposure of other Lenders in accordance with Section 2.10(a) as if such Defaulting Lender had no Loans outstanding and the Revolving Exposure of such Defaulting Lender were zero, and (B) any mandatory prepayment of the Loans pursuant to Section 2.10 shall, if the Borrower so directs at the time of making such mandatory prepayment, be applied to the Loans and Revolving Exposure of other Lenders (but not to the Loans and Revolving Exposure of such Defaulting Lender) in accordance with Section 2.10 as if such Defaulting Lender had funded all Defaulted Revolving Loans of such Defaulting Lender, it being understood and agreed that the Borrower shall be entitled to retain any portion of any mandatory prepayment of the Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (B); (iii) the amount of such Defaulting Lender’s Revolving Commitment, Revolving Loans and LC Exposure shall be excluded for purposes of calculating the Commitment Fee payable to Revolving Lenders pursuant to Section 2.05(a) in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any Commitment Fee pursuant to Section 2.05(a) with respect to such Defaulting Lender’s Revolving Commitment in respect of any Default Period with respect to such Defaulting Lender; (iv) if any LC Exposure exists at the time a Lender becomes a Defaulting Lender then:  (A) all or any part of such LC Exposure shall be reallocated among the Revolving Lenders that are not Defaulting Lenders in accordance with their respective Revolving Commitments but, in any case, only to the extent the sum of the Revolving Exposures of all Revolving Lenders that are not Defaulting Lenders does not exceed the total of the Revolving Commitments of all Revolving Lenders that are not Defaulting Lenders; (B) if the reallocation described in clause (A) above cannot, or can only partially, be effected (as reasonably determined by the Administrative Agent), the Borrower shall within three Business Days following notice by the Administrative Agent, cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (A) above) in accordance with the procedures set forth in Section 2.18(i) for so long as such LC Exposure is outstanding; (C) if the Borrower Cash Collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to this clause (iv), the Borrower shall not be required to pay any LC Participation Fee to such Defaulting Lender pursuant to Section 2.05(c) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized; (D) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to this clause (iv), then the fees payable to the Lenders pursuant to Section 2.05 shall be adjusted in accordance with such non-Defaulting Lenders’ reallocated LC Exposure; and (E) if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to this clause (iv), then, without prejudice to any rights or remedies of the Issuing Banks or any Lender hereunder, all Commitment Fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and LC Participation Fee payable under Section 2.05 with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Banks until such LC Exposure is cash collateralized and/or reallocated; (v) except for purposes of calculating the aggregate Revolving Exposure pursuant to Section 2.09(b), the Revolving Exposure of all Lenders as at any date of determination shall be calculated as if such Defaulting Lender had funded all Defaulted Revolving Loans of such Defaulting Lender; and (vi) so long as any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with clause (iv) of this Section 2.16(c), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with clause (iv)(A) of this Section 2.16(c) (and Defaulting Lenders shall not participate therein).  In the event that each of the Administrative Agent, the Borrower, and the Issuing Banks agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure and Revolving Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Commitment.

No amount of the Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in Section 2.16(c), performance by the Borrower of its obligations under this Agreement and the other Loan Documents shall not be excused or otherwise modified, as a result of any Funding Default or the operation of Section 2.16(c).  The rights and remedies against a Defaulting Lender under Section 2.16(c) are in addition to other rights and remedies that the Borrower may have against such Defaulting Lender with respect to any Funding Default and that the Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default.

The Borrower may terminate the unused amount of the Commitment of a Defaulting Lender upon not less than 10 Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.14 will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided, that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent or any non-Defaulting Lender may have against such Defaulting Lender.

Section 2.19.  Incremental Credit Extensions.

(a)                                 The Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly make a copy of such notice available to each of the Lenders), request one or more additional tranches or, in consultation with the Administrative Agent, additions to an existing tranche of term loans (the “Incremental Term Loans”; the commitments thereunder, the “Incremental Term Loan Commitments”) or one or more increases in the amount of the Revolving Commitment (any such increase, a “Revolving Commitment Increase”; the commitments thereunder, the “Incremental Revolving Commitments” and, collectively, with the Incremental Term Loan Commitments, the “Incremental Commitments”); provided that (i) after giving effect to the making of such Incremental Term Loans or the incurrence of any Revolving Commitment Increase, the aggregate principal amount of all Incremental Term Loans and Incremental Revolving Commitments incurred pursuant to this Section 2.19 (together with any Incremental Equivalent Debt incurred pursuant to Section 7.03(s) after the Closing Date) shall not exceed (x) $346,000,000 (provided that $35,000,000 of such amount under this clause (x) shall solely be available for Revolving Commitment Increases) plus (y) an unlimited additional amount, so long as on a Pro Forma Basis after the incurrence of such Incremental Term Loans and such Incremental Revolving Commitments (A) if such Incremental Loan ranks pari passu in right of security on the Collateral with the Obligations (other than any Obligations in respect of other Incremental Loans or Refinancing Facilities secured on a junior lien basis to other Obligations), the First Lien Leverage Ratio as of the last day of the most recently ended Test Period does not exceed 3.90:1.00 and (B) if such Incremental Loan ranks junior in right of security on the Collateral to the Obligations (other than any Obligations in respect of other Incremental Loans or Refinancing Facilities secured on a junior lien basis to other Obligations), the Senior Secured Leverage Ratio as of the last day of the most recently ended Test Period does not exceed 3.90:1.00 (it being understood that (1) any Incremental Loan may be incurred under clause (y) prior to clause (x) and regardless of whether there is capacity under clause (x), (2) to the extent that both clause (x) and clause (y) are available and the Borrower does not make an election, the Borrower will be deemed to have elected clause (y), (3) any amounts incurred under clause (x), the Revolving Facility, Sections 7.03(e), 7.03(m), 7.03(r), 7.03(t), 7.03(u), 7.03(z), 7.03(bb), 7.03(s)(x) or 7.03(w), in each case, together with any amounts incurred to fund original issue discount (“OID”) and upfront fees, that is concurrently incurred with, or incurred in a single transaction or series of related transactions with, amounts under clause (y) will not count as Indebtedness for the purpose of calculating the First Lien Leverage Ratio or Senior Secured Leverage Ratio, as applicable, in clause (y) and (4) any portion of any Incremental Term Loans or any Incremental Revolving Commitments incurred in reliance on clause (x) may be reclassified, as the Borrower may elect from time to time, as incurred under clause (y) if the Borrower meets the applicable First Lien Leverage Ratio or Senior Secured Leverage Ratio, as applicable, under clause (y) at such time on a Pro Forma Basis (for purposes of clarity, with any such reclassification having the effect of increasing the Borrower’s ability to incur Indebtedness under clause (x) on and after the date of such reclassification by the amount of Indebtedness so reclassified)); provided, further, that for purposes of the calculation of the First Lien Leverage Ratio and the Senior Secured Leverage Ratio used in determining the availability of Incremental Term Loans or Incremental Revolving Commitments under this Section 2.19(a), (i) any cash proceeds of any Incremental Term Loans or the Incremental Revolving Commitments, as applicable, then being incurred will not be netted for purposes of determining compliance with the First Lien Leverage Ratio or Senior Secured Leverage Ratio, as applicable, and (ii) the full amount of any Incremental Revolving Commitments then being incurred shall be deemed to be Indebtedness then outstanding (whether or not then incurred).  Each tranche of Incremental Term Loans shall be in an aggregate principal amount that is not less than $5,000,000 (provided that such amount may be less than $5,000,000 if such amount represents all remaining availability under the limit set forth in the preceding sentence).

(b)                           The terms, provisions and documentation of the Incremental Revolving Commitments shall be identical (other than with respect to upfront fees, original issue discount or similar fees and, for the avoidance of doubt, any structuring, arrangement, underwriting or other similar fees not shared with all lenders providing the applicable Incremental Revolving Commitments) to the Revolving Commitments existing hereunder on the closing date of such Incremental Revolving Commitments.  The following terms shall apply to any Incremental Term Loans established pursuant to an Incremental Amendment:  (i) such Incremental Term Loans (A) shall rank pari passu in right of payment with all other Term Loans, (B) shall be secured by the Collateral on a pari passu or junior basis with all other Term Loans, (C) shall not be guaranteed by any person other than a Guarantor and (D) shall not be secured by any assets other than the Collateral, (ii) the maturity date of such Incremental Term Loans shall not be earlier than the Original Term Loan Maturity Date, (iii) the Weighted Average Life to Maturity of such Incremental Term Loans shall not be less than the remaining Weighted Average Life to Maturity of the then outstanding Initial Term Loans (provided that the effects of any scheduled amortization or prepayments made on the Initial Term Loans prior to the Increased Amount Date shall be disregarded), (iv) if such Incremental Term Loan ranks pari passu in right of security with the existing Term Loans, such Incremental Term Loan may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any mandatory prepayments under the Loan Documents, as specified in the applicable Incremental Amendment (provided, however, that any Incremental Term Loan may participate on a greater than pro rata basis, on a pro rata basis or on a less than pro rata basis in any voluntary prepayments), (v) subject to clauses (ii) and (iii) above, the amortization schedule applicable to any Incremental Term Loan shall be determined by the Borrower and the lenders thereunder, (vi) the applicable all-in yield relating to any Incremental Term Loans incurred under clause (y) of Section 2.19(a) pursuant to such Incremental Amendment (each facility thereunder, an “Incremental Facility”), if such Incremental Term Loans are (A) secured on a pari passu basis with the Initial Term Loans and (B) made on or prior to the date that is eighteen (18) months after the Closing Date, shall not exceed the all-in yield applicable to the Initial Term Loans by more than 0.50% per annum unless the all-in yield applicable to the Initial Term Loans is increased so that the all-in yield applicable to the applicable Incremental Facility does not exceed the all-in yield applicable to the Initial Term Loans by more than 0.50% per annum; provided that, in determining the all-in yield applicable to the Initial Term Loans and the applicable Incremental Facility, (A) OID or upfront fees (which shall be deemed to constitute like amounts of OID) payable by the Borrower to the Lenders of the Initial Term Loans or the applicable Incremental Facility in the primary syndication thereof shall be included (with OID being equated to interest based on an assumed four-year life to maturity or, if less, the remaining life to maturity of the applicable Incremental Facility), (B) structuring, arrangement, underwriting, ticking and commitment and other fees not shared with all lenders providing the Initial Term Loans or the applicable Incremental Facility, and, if applicable, consent fees for an amendment paid generally to consenting lenders, shall be excluded and (C) if the Adjusted LIBO Rate in respect of such Incremental Facility includes a floor in excess of 1.00%, or the Alternate Base Rate in respect of such Incremental Facility includes a floor in excess of 2.00%, such excess shall be equated to interest margin for purposes of determining any increase to the applicable all-in yield under the Initial Term Loans (except to the extent such floor does not result in an increase in interest rate) and any increase in the all-in yield applicable to the Initial Term Loans required due to the application of such floor on any Incremental Facility shall be effected solely through an increase in (or implementation of, as applicable) such floor in respect of the Initial Term Loans, (vii) subject to clause (vi) above, any fees payable in connection with any such Incremental Term Loan shall be determined by the Borrower and the arrangers providing for such Incremental Term Loan and (viii) except as otherwise required or permitted above, all other terms of such Incremental Term Loans (other than (1) provisions applicable only to periods after the Latest Maturity Date of then-existing Term Loans (as of the date of incurrence of such Incremental Term Loans) and (2) pricing, fees, rate floors, premiums, optional prepayment or redemption terms (which shall be determined by the Borrower)) are either (I) customary market terms for Indebtedness of such type at the time of incurrence (taken as a whole) (as determined in good faith by the Borrower) or (II) substantially identical to, or when taken as a whole, are not materially more restrictive with respect to the Restricted Group than the terms of the Term Loans (as of the date of incurrence of such Incremental Term Loans), in each case under this clause (viii)(II), unless the then-existing Term Loans (other than any then-existing Term Loans secured on a junior basis to the Incremental Term Loans) (as of the date of incurrence of the Incremental Term Loans) receive the benefit of such more favorable terms through the then Latest Maturity Date (for the avoidance of doubt, it is understood that to the extent any financial maintenance covenant is added for the benefit of such Incremental Term Loans, no consent shall be required from the Administrative Agent or any Lender to the extent that such financial maintenance covenant is also added for the benefit of the Term Loans (other than any then-existing Term Loans secured on a junior basis to the Incremental Term Loans) then outstanding); provided that any Incremental Term Loan Facility secured on a junior basis to all other Term Loans shall be subject to a Second Lien Intercreditor Agreement. Notwithstanding anything to the contrary in this Agreement, to the extent the terms of any Incremental Term Loan or Incremental Revolving Commitment, as applicable, are favorable to the existing Lenders, such terms may be, in consultation with the Administrative Agent, incorporated into this Agreement for the benefit of the existing Lenders of the applicable Class or Classes of Loans without further amendment requirements, including, for the avoidance of doubt, at the option of the Borrower, any increase in the Applicable Margin relating to any existing Class to achieve “fungibility” with such existing Class of Loans.

(c)                                  Each notice from the Borrower pursuant to this Section 2.19 shall set forth (i) the requested amount and proposed terms of the relevant Incremental Term Loans or Revolving Commitment Increase (each, an “Incremental Loan”), as applicable, and (ii) the date on which the relevant increase is requested to become effective (the “Increased Amount Date”).  Incremental Term Loans and Revolving Commitment Increases may be made by any existing Lender (but no existing Lender shall have any obligation to make any Incremental Term Loan or Revolving Commitment Increase, as applicable, except to the extent that it has agreed to do so pursuant to an Incremental Amendment) or by any other Additional Lender (the Term Lenders, Revolving Lenders or Additional Lenders making such Incremental Term Loans or Revolving Commitment Increase, as applicable, collectively, the “Incremental Lenders”), provided, that each Issuing Bank shall have consented (such consent not to be unreasonably withheld, conditioned or delayed) to such Incremental Lender to the extent any such consent would be required under Section 10.04(b) for an assignment of Revolving Loans to such Incremental Lender.

(d)                           Incremental Term Loan Commitments and/or Incremental Revolving Commitments, as applicable, shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Incremental Lender and the Administrative Agent.  Subject to this Section 2.19, the Incremental Amendment shall be on the terms, and pursuant to documentation, to be determined by the Borrower and the Incremental Lenders providing the Incremental Term Loan Commitments and/or Incremental Revolving Commitments, as applicable.  Each Incremental Term Loan Commitment and Incremental Revolving Commitment, as applicable, shall become effective as of the applicable Increased Amount Date pursuant to the applicable Incremental Amendment; provided that (i) (x) if the applicable Incremental Term Loan Commitment and/or Incremental Revolving Commitment is not being provided in connection with a Limited Condition Transaction, no Event of Default exists or would exist after giving effect to such Incremental Term Loan Commitment and/or Incremental Revolving Commitment, as applicable and (y) if such Incremental Term Loan Commitment and/or Incremental Revolving Commitment is being provided in connection with a Limited Condition Transaction, no Event of Default under Section 8.01(a), 8.01(f) or 8.01(g) shall exist on the applicable Increased Amount Date (provided that the condition set forth under this clause (i) shall not be required to be satisfied if waived (or otherwise not required) by Persons holding more than 50% of the applicable Incremental Term Loan Commitments (in the case of an Incremental Term Loan) and/or Incremental Revolving Commitments (in the case of a Revolving Commitment Increase), as applicable) and (ii) in connection with the effectiveness of any

Incremental Term Loan Commitments and/or Incremental Revolving Commitments, and the incurrence of any related Incremental Loans, there shall be no requirement under this Section 2.19 for the Borrower to bring down the representations and warranties on the Increased Amount Date under the Loan Documents unless requested by the Persons holding more than 50% of the applicable Incremental Term Loan Commitments (in the case of Incremental Term Loans) and/or Incremental Revolving Commitments (in the case of a Revolving Commitment Increase), as applicable (provided that, in the case of Incremental Loans or Incremental Term Loan Commitments and/or Incremental Revolving Commitments, as applicable, used to finance a Limited Condition Transaction, the Specified Representations (conformed for such Limited Condition Transaction, as applicable) shall be required to be true and correct in all material respects as of the Increased Amount Date if requested by the Persons holding more than 50% of the applicable Incremental Term Loan Commitments (in the case of an Incremental Term Loan) and/or Incremental Revolving Commitments (in the case of a Revolving Commitment Increase), as applicable).  The Borrower will use the proceeds, if any, of the Incremental Term Loans for any purpose not prohibited by this Agreement.  No Lender shall be obligated to provide any Incremental Term Loans or Revolving Commitment Increases unless it so agrees.

(e)                                  Any Incremental Amendment may, without the consent of any Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower (i) to effect the terms thereof, to the extent such terms are permitted under this Section 2.19 and (ii) to effect technical and corresponding amendments to this Agreement and the other Loan Documents to effect the provisions of this Section 2.19.

(f)                             This Section 2.19 shall supersede any provisions in Section 2.14, 2.15 or 10.08 to the contrary.

(g)                            Upon any Revolving Commitment Increase pursuant to this Section 2.19, (a) each of the Revolving Lenders holding Revolving Commitments immediately prior to such Revolving Commitment Increase shall assign to each of the Revolving Lenders having an Incremental Revolving Commitment, and each of the Revolving Lenders having an Incremental Revolving Commitment shall purchase from each of the Revolving Lenders holding Revolving Commitments immediately prior to such Revolving Commitment Increase, at the principal amount thereof, such interests in the Incremental Revolving Loans outstanding on the closing date of such Revolving Commitment Increase as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by existing Revolving Lenders and Revolving Lenders having an Incremental Revolving Commitment ratably in accordance with their Revolving Commitments after giving effect to the addition of such Incremental Revolving Commitments to the Revolving Commitments, (b) each Incremental Revolving Commitment shall be deemed for all purposes a Revolving Commitment and each Loan made thereunder shall be deemed, for all purposes, a Revolving Loan and (c) each Revolving Lender having an Incremental Revolving Commitment shall become a Lender with respect to the Incremental Revolving Commitments and all matters relating thereto.  The Administrative Agent and the Lenders hereby agree that the minimum borrowing and prepayment requirements in Section 2.02 and 2.12 of this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

Section 2.20.  Refinancing Amendments.

(a)                           At any time after the Closing Date, the Borrower may obtain, from any Lender or any Additional Lender (provided, that each Issuing Bank shall have consented (such consent not to be unreasonably withheld, conditioned or delayed) to such Additional Lender to the extent any such consent would be required under Section 10.04(b) for an assignment of Revolving Loans to such Additional Lender), Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Term Loans (each new term facility, a “Refinancing Term Facility”) or Revolving Loans and Revolving

Commitments (each new revolving credit facility, a “Refinancing Revolving Facility”, and collectively with any Refinancing Term Facility, “Refinancing Facilities”) then outstanding under this Agreement (which for purposes of this Section 2.20(a) will be deemed to include any then outstanding Other Loans, Incremental Term Loans, Extended Term Loans or Extended Revolving Commitments), in the form of Other Loans or Other Commitments pursuant to a Refinancing Amendment; provided that (A) such Credit Agreement Refinancing Indebtedness will rank pari passu in right of payment and pari passu or (in the case of Refinancing Term Facilities) junior in right of security with the other Loans and Commitments hereunder, (B) such Credit Agreement Refinancing Indebtedness will have such pricing and optional prepayment terms as may be agreed by the Borrower and the Lenders thereof (provided that if such Refinancing Term Facility ranks pari passu in right of security with the existing Term Loans, such Refinancing Term Facility may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any mandatory prepayments hereunder, as specified in the applicable Refinancing Amendment) (provided, however, that any Refinancing Term Facility may participate on a greater than pro rata basis, on a pro rata basis or on a less than pro rata basis in any voluntary prepayments), (C) such Credit Agreement Refinancing Indebtedness will have a maturity date not earlier than the maturity date of, and will have a Weighted Average Life to Maturity that is not shorter than, the Loans or Commitments being refinanced, (D) subject to clauses (B) and (C) above, all other terms of such Credit Agreement Refinancing Indebtedness (other than pricing, fees, rate floors, premiums, optional prepayment or redemption terms (which shall be determined by the applicable borrower)) are either (I) customary market terms for Indebtedness of such type at the time of incurrence (taken as a whole) (as determined in good faith by the Borrower) or (II) substantially identical to, or when taken as a whole, are not materially more restrictive with respect to the Restricted Group than the terms of the Loans or Commitments being refinanced (as of the date of incurrence of such Credit Agreement Refinancing Indebtedness), (E) the proceeds of such Credit Agreement Refinancing Indebtedness shall be applied, substantially concurrently with the incurrence thereof, to the prepayment of outstanding Loans or Commitments being so refinanced, (F) if any such Refinancing Facility is secured, it shall not be secured by any assets other than the Collateral and (G) if any such Refinancing Facility is guaranteed, it shall not be guaranteed by any person other than the Guarantors; provided, further, that the terms and conditions applicable to such Credit Agreement Refinancing Indebtedness may provide for any additional or different terms that are agreed between the Borrower and the lenders thereof and applicable only during periods after the then Latest Maturity Date; provided, further, that to the extent any financial maintenance covenant is added for the benefit of (a) a Refinancing Term Facility, no consent shall be required from the Administrative Agent or any Lender to the extent that such financial maintenance covenant is also added for the benefit of Term Loans remaining outstanding after the incurrence or issuance of such Refinancing Term Facility or (b) Refinancing Revolving Facility, no consent shall be required from the Administrative Agent or any Lender to the extent that such financial maintenance covenant is also added for the benefit of the Revolving Loans and Revolving Commitments remaining outstanding after the incurrence or issuance of such Refinancing Revolving Facility); provided, further, that (1) the borrowing and repayment of Revolving Loans under any Refinancing Revolving Facility shall be made on a pro rata basis with all other Revolving Commitments, (2) all Letters of Credit shall be participated on a pro rata basis by all Lenders with Revolving Commitments in accordance with their percentage of the Revolving Commitments, (3) the permanent repayment of Revolving Loans and termination of Revolving Commitments under any Refinancing Revolving Facility shall be made on a pro rata basis with the permanent repayment of all other Revolving Loans and termination of all other Revolving Commitments and (4) assignments and participations of Revolving Loans and Revolving Commitments under any Refinancing Revolving Facility shall be governed by the same assignment and participation provisions applicable to all other Revolving Loans and Revolving Commitments.  The effectiveness of any Refinancing Amendment shall be subject to the consent of the Issuing Bank to the extent required under Section 10.4(b)(i)(C).  Each Class of Credit Agreement Refinancing Indebtedness incurred under this Section 2.20(a) shall be in an aggregate principal amount that is not less than $20,000,000.  The

Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment.

(b)                                 Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a Refinancing Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto and (ii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.20, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Refinancing Amendment.  Without limiting the foregoing, in connection with any Refinancing Amendment, to the extent reasonably requested by the Collateral Agent, the respective Loan Parties shall (at their expense) amend (and the Collateral Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the Latest Maturity Date after giving effect to such Refinancing Amendment so that such maturity date is extended to the then Latest Maturity Date (or such later date as may be advised by local counsel to the Collateral Agent).

(c)                            This Section 2.20 shall supersede any provisions in Section 2.14, 2.15 or 10.08 to the contrary.

Section 2.21.  Extension of Loans.

(a)                           Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, a “Term Loan Extension Offer”) made from time to time by the Borrower to all Lenders of a Class of Term Loans with a like Term Loan Maturity Date on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans of such Class with the same Term Loan Maturity Date) and on the same terms to each such Term Lender, the Borrower may from time to time with the consent of any Term Lender that shall have accepted such Term Loan Extension Offer extend the maturity date of any Term Loans and otherwise modify the terms of such Term Loans of such Term Lender pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Term Loans and/or modifying the amortization schedule in respect of such Term Loans) (each, a “Term Loan Extension”, and each group of Term Loans as so extended, as well as the group of original Term Loans not so extended, being a “tranche”; any Extended Term Loans shall constitute a separate tranche of Term Loans from the tranche of Term Loans from which they were converted and a separate Class of Term Loans), so long as the following terms are satisfied: (i) except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (ii), (iii) and (iv), be determined by the Borrower and set forth in the relevant Extension Offer), the Term Loans of any Term Lender extended pursuant to any Extension shall have the same terms as the tranche of Term Loans subject to such Extension Offer (provided that the terms and conditions applicable to such Term Loan Extension may provide for any additional or different terms that are agreed between the Borrower and the Lenders accepting such Terms Loan Extension Offer to the extent applicable only during periods after the then Latest Maturity Date), (ii) the final maturity date of any Extended Term Loans shall be no earlier than the then Latest Maturity Date and the amortization schedule applicable to Term Loans pursuant to Section 2.11(a) for periods prior to the Original Term Loan Maturity Date may not be increased, (iii) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans intended to be extended thereby, (iv) any Extended Term Loans that rank pari passu in right of security with the existing Term Loans may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any mandatory prepayments hereunder, as specified in the applicable Extension Offer (provided, however, that any Extended Term Loan may participate on a greater than pro rata basis, on a pro rata basis or on a less than pro rata basis in any voluntary prepayments), (v) if the aggregate principal amount of Term Loans (calculated on the face amount thereof) in respect of which Term Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans of such Term Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Lenders have accepted such Extension Offer, (vi) all documentation in respect of such Extension shall be consistent with the foregoing, and (vii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower.

(b)                                 Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, a “Revolving Extension Offer”) made from time to time by the Borrower to all Lenders of a Class of Revolving Commitments with a like Revolving Maturity Date on a pro rata basis (based on the aggregate outstanding principal amount of the respective Revolving Commitments of such Class with the same Revolving Maturity Date) and on the same terms to each such Revolving Lender, the Borrower may from time to time with the consent of any Revolving Lender that shall have accepted such offer extend the maturity date of any Revolving Commitments and otherwise modify the terms of such Revolving Commitments of such Revolving Lender pursuant to the terms of the relevant Revolving Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Revolving Commitments) (each, a “Revolving Extension”, and each group of Revolving Commitments as so extended, as well as the group of original Revolving Commitments not so extended, being a “tranche”; any Extended Revolving Commitments shall constitute a separate tranche of Revolving Commitments from the tranche of Revolving Commitments from which they were converted and a separate Class of Revolving Commitments), so long as the following terms are satisfied: (i) except as to interest rates, fees, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (ii), (iii) and (iv), be determined by the Borrower and set forth in the relevant Revolving Extension Offer), the Revolving Commitments of any Revolving Lender extended pursuant to any Extension (“Extended Revolving Commitments”) shall have the same terms as the tranche of Revolving Commitments subject to such Extension Offer (provided that the terms and conditions applicable to such Revolving Extension may provide for any additional or different terms that are agreed between the Borrower and the Lenders accepting such Revolving Extension Offer to the extent applicable only during periods after the then Latest Maturity Date), (ii) the final maturity date of any Extended Revolving Commitments shall be no earlier than the then Latest Maturity Date, (iii) any Extended Revolving Commitments may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any mandatory prepayments hereunder, as specified in the applicable Extension Offer (provided, however, that any Extended Revolving Commitments may participate on a greater than pro rata basis, on a pro rata basis or on a less than pro rata basis in any voluntary prepayments), (iv) if the aggregate principal amount of Revolving Commitments (calculated on the face amount thereof) in respect of which Revolving Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Revolving Commitments offered to be extended by the Borrower pursuant to such Extension Offer, then the Revolving Commitments of such Revolving Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Revolving Lenders have accepted such Extension Offer, (v) all documentation in respect of such Extension shall be consistent with the foregoing, and (vi) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower.

(c)                            With respect to all Extensions consummated by the Borrower pursuant to this Section 2.21, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.12 , 2.13 or 2.15 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment; provided that the Borrower may at its election specify as a condition (a “Minimum

Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and may be waived by the Borrower) of Loans or Commitments of any or all applicable Classes be tendered.  The Administrative Agent and the Lenders hereby consent to the Extensions and the other transactions contemplated by this Section 2.21 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans or Extended Revolving Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.12, 2.13, 2.14 and 2.15) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.21.

(d)                                 Each of the parties hereto hereby (A) agrees that this Agreement and the other Loan Documents may be amended to give effect to each Extension (an “Extension Amendment”), without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Term Loans or Extended Revolving Commitments, as applicable, incurred pursuant thereto, (ii) modify the scheduled repayments set forth in Section 2.11 with respect to any Class of Term Loans subject to an Extension to reflect a reduction in the principal amount of the Term Loans thereunder in an amount equal to the aggregate principal amount of the Extended Term Loans amended pursuant to the applicable Extension (with such amount to be applied ratably to reduce scheduled repayments of such Term Loans required pursuant to Section 2.11), (iii) modify the prepayments set forth in Sections 2.12 and 2.13 to reflect the existence of the Extended Term Loans and the application of prepayments with respect thereto and (iv) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.21, and the Required Lenders hereby expressly and irrevocably, for the benefit of all parties hereto, authorize the Administrative Agent to enter into any such Extension Amendment and (B) consent to the transactions contemplated by this Section 2.21 (including, for the avoidance of doubt, payment of interest, fees or premiums in respect of any Extended Term Loans or Extended Revolving Commitments, as applicable, on such terms as may be set forth in the relevant Extension Amendment).  Without limiting the foregoing, in connection with any Extension, to the extent reasonably requested by the Collateral Agent, the respective Loan Parties shall (at their expense) amend (and the Collateral Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the then Latest Maturity Date so that such maturity date is extended to the Latest Maturity Date after giving effect to such Extension (or such later date as may be advised by local counsel to the Collateral Agent).

(e)                            In connection with any Extension, the Borrower shall provide the Administrative Agent at least five Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.21.

(f)                             This Section 2.21 shall supersede any provisions in Section 2.14, 2.15 or 10.08 to the contrary.

ARTICLE 3
TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

Section 3.01.  Taxes.

(a)                           Except as provided in this Section 3.01, any and all payments made by or on account of the Borrower or any Guarantor under any Loan Document to any Lender (which term shall for purposes of this Section 3.01 be deemed to include a reference to each “Issuing Bank”) or any Agent shall be made free and clear of and without deduction, except as required by applicable Law, for any and all present or future taxes, duties, levies, imposts, assessments, withholdings (including backup withholding), fees or similar charges imposed by any Governmental Authority including interest, penalties and additions to tax (collectively “Taxes”), excluding (i) Taxes imposed on or measured by net income, however denominated, and franchise (and similar) Taxes imposed on it in lieu of net income Taxes, in each case, imposed as a result of a Lender or Agent being organized under the laws of, having its principal office in, or relevant office for receiving payments from or on account of the Borrower or making funds available to or for the benefit of the Borrower located in, the jurisdiction imposing such Tax (or any political subdivision thereof), (ii) Taxes attributable to the failure by the relevant Lender or Agent to deliver the documentation required to be delivered pursuant to clause (d) of this Section 3.01, (iii) Taxes imposed by a jurisdiction as a result of any connection between such Lender or Agent and such jurisdiction other than any connection arising from executing, delivering, being a party to, engaging in any transactions pursuant to, performing its obligations under, or enforcing any Loan Document, (iv) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction in which the Borrower or any Guarantor (as appropriate) is located, or in which the Agent’s or Lender’s principal office is located or in which its relevant office for receiving payments from or on account of the Borrower or making funds available to or for the benefit of the Borrower is located, (v) any U.S. federal withholding tax that is (or would be) required to be withheld on amounts payable hereunder pursuant to a law in effect at such time the Lender or Agent becomes a party to this Agreement (other than pursuant to an assignment request by the Borrower under Section 3.07), or designates a new office for receiving payments by or on account of the Borrower or making funds available to or for the benefit of the Borrower, except in each case to the extent such Lender (or its assignor, if any) was entitled at the time of designation of a new lending office (or assignment) to receive additional amounts with respect to such withholding tax pursuant to this Section 3.01 and (vi) U.S. federal withholding taxes imposed under FATCA (all such non-excluded Taxes imposed on such payments, being hereinafter referred to as “Indemnified Taxes”).  If the Borrower, any Guarantor or other applicable withholding agent shall be required by any Laws to deduct any Indemnified Taxes or Other Taxes (as defined below) from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (i) the applicable withholding agent shall deduct, and the sum payable by the Borrower or Guarantor shall be increased, as necessary, so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01), such Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions, (iii) the applicable withholding agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment (or, if receipts or evidence are not available within 30 days, as soon as possible thereafter), if the Borrower or any Guarantor is the applicable withholding agent, the applicable withholding agent shall furnish to such Agent or Lender (as the case may be) the original or a copy of a receipt evidencing payment thereof or other evidence acceptable to such Agent or Lender.

(b)                                 In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise, property, intangible or mortgage recording taxes, or charges or levies of the same character, imposed by any Governmental Authority, which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (including additions to tax, penalties and interest related thereto) excluding in each case, such amounts that result from an Agent or Lender’s Assignment and Acceptance, grant of a Participation, transfer or assignment to or designation of a new applicable lending office or other office for receiving payments under any Loan Document (collectively, “Assignment Taxes”) except for Assignment Taxes resulting from assignments or participations that are requested or required in writing by the Borrower (all such non-excluded taxes described in this Section 3.01(b) being hereinafter referred to as “Other Taxes”).

(c)                            The Borrower and each Guarantor agree to indemnify each Agent and each Lender for (i) the full amount of Indemnified Taxes and Other Taxes paid by such Agent or Lender and (ii) any expenses arising therefrom or with respect thereto, provided such Agent or Lender, as the case may be, provides the Borrower with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent) or by an Agent (on its own behalf or on behalf of a Lender) shall be conclusive absent manifest error.

(d)                                 Each Lender and Agent shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by Law certifying as to any entitlement of such Lender or Agent to an exemption from, or reduction in, withholding tax with respect to any payments to be made to such Lender under the Loan Documents.  Each such Lender and Agent shall, whenever a lapse in time, a change in law, or change in circumstances renders any previously delivered documentation obsolete or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Borrower and the Administrative Agent of its inability to do so. Unless the applicable withholding agent has received forms or other documents satisfactory to it indicating that payments under any Loan Document to or for a Lender or Agent are not subject to withholding tax or are subject to such Tax at a rate reduced by an applicable tax treaty, the Borrower, the Administrative Agent or other applicable withholding agent shall withhold amounts required to be withheld by applicable Law from such payments at the applicable statutory rate.  Notwithstanding the foregoing, a Lender shall not be required to deliver any form pursuant to this clause (d) that such Lender is not legally able to deliver (other than the forms under Section 3.01(d)(i) and 3.01(d)(ii) below).  Without limiting the foregoing:

(i)                                     Each Lender and Agent that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of Internal Revenue Service Form W-9 certifying that such Lender or Agent (as the case may be) is exempt from federal backup withholding; provided, however, that if such Lender or Agent is a disregarded entity for U.S. federal income tax purposes, it shall provide the appropriate withholding form of its owner (together with appropriate supporting documentation).

(ii)                                  Each Lender and Agent that is not a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement whichever of the following is applicable:

(A)                                         two properly completed and duly signed original copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the Code,

(B)                                         two properly completed and duly signed original copies of Internal Revenue Service Form W-8ECI (or any successor forms) and, in the case of an Agent that is not a United States person, a withholding certificate that satisfies the requirements of Treasury Regulation Sections 1.1441-1(b)(2)(iv) and 1.1441-1(e)(3)(v) as applicable to a U.S. branch that has agreed to be treated as a U.S. person for withholding tax purposes,

(C)                                         in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (A) a certificate substantially in the form of Exhibit G-1, G-2, G-3 or G-4, as applicable (any such certificate a “United States Tax Compliance Certificate”) and (B) two properly completed and duly signed original copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, or

(D)                               to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership, or is a participant holding a participation granted by a participating Lender), Internal Revenue Service Form W-8IMY (or any successor forms) of the Lender, accompanied by a Form W-8ECI, W-8BEN, W-8BEN-E, a United States Tax Compliance Certificate, Form W-9, Form W-8IMY or any other required information from each beneficial owner, as applicable (provided that, if one or more beneficial owners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Lender on behalf of such beneficial owner).

(E)                                          If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (E), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender and Agent shall deliver to the Borrower and the Administrative Agent two further original copies of any previously delivered form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete or inaccurate and promptly after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower or the Administrative Agent, or promptly notify the Borrower and the Administrative Agent that it is unable to do so.  Each Lender and Agent shall promptly notify the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered form or certification to the Borrower or the Administrative Agent.

(e)                            Any Lender or Agent claiming any additional amounts payable pursuant to this Section 3.01 shall use its reasonable efforts (at the request of the Borrower) to change the jurisdiction of its lending office (or take any other measures reasonably requested by the Borrower) if such a change or other measures would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, result in any unreimbursed cost or expense or be otherwise materially disadvantageous to such Lender; provided that all costs relating to such change or other measures shall be borne by the Borrower.

(f)                             If any Lender or Agent determines, in its sole discretion, that it has received a refund in respect of any Indemnified Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by the Borrower or Guarantor pursuant to this Section 3.01, it shall promptly remit such refund to the Borrower or Guarantor, net of all out-of-pocket expenses of the Lender or Agent, as the case may be and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund net of any Taxes payable by any Agent or Lender on such interest); provided that the Borrower and Guarantors, upon the request of the Lender or Agent, as the case may be, agree promptly to return such refund (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such party in the event such party is required to repay such refund to the relevant Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of such amount would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to Taxes that it deems confidential) to the Borrower or any other person.

(g)                                  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes and Other Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04(f) relating to the maintenance of a Participant Register and (iii) any Taxes excluded from the definition of Indemnified Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (g).

(h)                           Each party’s obligations under this Section 3.01 shall survive any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 3.02.  Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Eurodollar Loans, or to determine or charge interest rates based upon the LIBO Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Loans or to convert ABR Loans to Eurodollar Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all applicable Eurodollar Loans of such Lender to ABR Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Eurodollar Loans.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05.  Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

Section 3.03.  [Reserved].

Section 3.04.  Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Loans.

(a)                                 If any Lender or Issuing Bank reasonably determines that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the Closing Date, or such Lender’s or Issuing Bank’s compliance therewith, there shall be any increase in the cost to such Lender or Issuing Bank of agreeing to make or making, funding or maintaining any Eurodollar Loans or maintaining any Letter of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes or Other Taxes covered by Section 3.01, or any Taxes excluded from the definition of Indemnified Taxes under exception (iii) thereof to the extent such Taxes are imposed on or measured by net income or profits or are franchise taxes (imposed in lieu of the foregoing taxes) or any Taxes excluded from the definition of Indemnified Taxes under exceptions (i), (ii), (iv), (v) or (vi) thereof or (ii) reserve requirements contemplated by Section 3.04(c) or reflected in the Adjusted LIBO Rate) and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligations to make any Loan), or the cost to such Issuing Bank of maintaining any Letter of Credit, or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank, then from time to time within 15 days after demand by such Lender or Issuing Bank setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender or Issuing Bank such additional amounts as will compensate such Lender or Issuing Bank for such increased cost or reduction.

(b)                           If any Lender or Issuing Bank determines that the introduction of any Law regarding capital adequacy or liquidity or any change therein or in the interpretation thereof, in each case after the Closing Date, or compliance by such Lender (or its lending office) or Issuing Bank therewith, has the effect of reducing the rate of return on the capital of such Lender or Issuing Bank or any entity controlling such Lender or Issuing Bank as a consequence of its obligations hereunder (taking into consideration its policies with respect to capital adequacy and liquidity and its desired return on capital), then from time to time upon demand of such Lender or Issuing Bank setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender or Issuing Bank such additional amounts as will compensate such Lender or Issuing Bank or controlling entity for such reduction within 15 days after receipt of such demand.

(c)                            Except to the extent already reflected in the Adjusted LIBO Rate, the Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurodollar funds or deposits, additional interest on the unpaid principal amount of each applicable Eurodollar Loan of the Borrower equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of any Eurodollar Loans of the Borrower, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan; provided that the Borrower shall have received at least 15 days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender.  If a Lender fails to give notice 15 days prior to the relevant Interest

Payment Date, such additional interest or cost shall be due and payable 15 days from receipt of such notice.

(d)                                 Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of its right to demand such compensation.

(e)                            If any Lender or Issuing Bank requests compensation under this Section 3.04, then such Lender or Issuing Bank will, if requested by the Borrower, use commercially reasonable efforts to designate another lending office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender or Issuing Bank, cause such Lender or Issuing Bank and its lending office(s) to suffer no material economic, legal or regulatory disadvantage; provided, further, that nothing in this Section 3.04(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender or Issuing Bank pursuant to Section 3.04(a), 3.04(b), 3.04(c) or 3.04(d).

Section 3.05.  Funding Losses.  Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, which demand shall set forth in reasonable detail the basis for requesting such amount, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense actually incurred by it as a result of:

(i)                                     any continuation or conversion of any Eurodollar Loan of the Borrower on a day prior to the last day of the Interest Period for such Loan, or any payment or prepayment of any Eurodollar Loan of the Borrower on a day prior to the last day of the Interest Period for such Loan; or

(ii)                                  any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurodollar Loan of the Borrower on the date or in the amount notified by the Borrower;

including, to the extent applicable, an amount equal to the excess, as reasonably determined by such Lender, of (1) its cost of obtaining funds for the Eurodollar Loan that is the subject of such event for the period from the date of such event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (2) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such event for such period, but excluding loss of anticipated profits or margin.

Section 3.06.  Matters Applicable to all Requests for Compensation.

(a)                           Any Agent or any Lender or Issuing Bank claiming compensation under this Article 3 shall deliver a certificate to the Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error.  In determining such amount, such Agent or such Lender or Issuing Bank may use any reasonable averaging and attribution methods.

(b)                           With respect to any Lender’s or Issuing Bank’s claim for compensation under Section 3.01, 3.02 or 3.04, the Borrower shall not be required to compensate it for any amount incurred more than 180 days prior to the date that it notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.  If any Lender or Issuing Bank requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another any applicable Eurodollar Loan, or, if applicable, to convert ABR

Loans into Eurodollar Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c)                                  If the obligation of any Lender to make or continue any Eurodollar Loan, or to convert ABR Loans into Eurodollar Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s applicable Eurodollar Loans shall be automatically converted into ABR Loans (or, if such conversion is not possible, repaid) on the last day(s) of the then current Interest Period(s) for such Eurodollar Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.02 or 3.04 hereof that gave rise to such conversion no longer exist:

(i)                                     to the extent that such Lender’s Eurodollar Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s applicable Eurodollar Loans shall be applied instead to its ABR Loans; and

(ii)                                  all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurodollar Loans shall be made or continued instead as ABR Loans (if possible), and all ABR Loans of such Lender that would otherwise be converted into Eurodollar Loans shall remain as ABR Loans.

(d)                           If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.02 or 3.04 hereof that gave rise to the conversion of any of such Lender’s Eurodollar Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Loans made by other Lenders under the applicable Facility are outstanding, if applicable, such Lender’s ABR Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurodollar Loans under such Facility and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments for the applicable Facility.

(e)                            Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to have been adopted or made after the Closing Date, regardless of the date enacted or adopted.

Section 3.07.  Replacement of Lenders under Certain Circumstances.

(a)                           If at any time (i) the Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 or 3.04 as a result of any condition described in such Sections or any Lender ceases to make any Eurodollar Loans as a result of any condition described in Section 3.02 or Section 3.04 or (ii) any Lender becomes a Non-Consenting Lender or a Defaulting Lender, then the Borrower may, on 10 Business Days’ prior written notice to the Administrative Agent and such Lender, (x) replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.04(b) (with the assignment fee to be paid by the Borrower in such instance) (it being understood that any such assignment shall become effective only in accordance with Section 10.04(e)), all of its rights and obligations under this Agreement (in respect of any applicable Facility only in the case of clause (i) or, with respect to a Class vote, clause (ii)) to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person; provided, further, that (A) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments and (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to, and shall be sufficient (together with all other consenting Lenders) to cause the adoption of, the applicable departure, waiver or amendment of the Loan Documents; or (y) terminate the Commitment of such Lender and repay all Obligations of the Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date; provided that, in the case of any such termination of a Non-Consenting Lender such termination shall be sufficient (together with all other consenting Lenders) to cause the adoption of the applicable departure, waiver or amendment of the Loan Documents and such termination shall be in respect of any applicable Facility only in the case of clause (i) or, with respect to a Class vote, clause (ii);

(b)                                 In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of each Lender, each affected Lender, each Lender with respect to a certain Class of Loans or each affected Lender with respect to a certain Class of Loans, in each case in accordance with Section 10.08, and (iii) the Required Lenders (in the case of a consent, waiver or amendment involving all Lenders or all affected Lenders of a certain Class, the Required Class Lenders) and, if applicable, the Required Revolving Lenders and the Required Term Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender”.

(c)                            Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Acceptance with respect to such Lender’s applicable Commitment and outstanding Loans, and (ii) deliver any Notes evidencing such Loans to the Borrower or Administrative Agent.  Pursuant to such Assignment and Acceptance, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s outstanding Loans, (B) all obligations of the Borrower owing to the assigning Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such Assignment and Acceptance and (C) upon such payment and, the assignment being recorded in the Register as provided in Section 10.04(e), the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.  In connection with any such replacement, if any such Non-Consenting Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Acceptance reflecting such replacement within five Business Days of the date on which the assignee Lender executes and delivers such Assignment and Acceptance to such Non-Consenting Lender, then such Non-Consenting Lender shall be deemed to have executed and delivered such Assignment and Acceptance without any action on the part of the Non-Consenting Lender.

(d)                           Notwithstanding anything to the contrary contained above, the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with Article 9.

Section 3.08.  Survival.  All of the Borrower’s obligations under this Article 3 shall survive termination of the Commitments and repayment of all other Obligations hereunder.

ARTICLE 4
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Section 4.01.  All Credit Extensions After The Closing Date.  The obligation of each Lender and Issuing Bank to honor any request for a Credit Extension (other than (i) a Request for Credit Extension requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Loans and (ii) any Request for Credit Extension under an Incremental Facility pursuant to Section 2.19) after the Closing Date is subject to the satisfaction (or waiver in accordance with Section 10.08) of the following conditions precedent:

(a)                           The representations and warranties set forth in Article 5 and in each other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; provided that any such representation and warranty that is qualified by “materiality”, “material adverse effect” or similar language shall be true and correct in all respects (after giving effect to such qualification therein) on and as of the date of such Credit Extension with the same effect as though made on and as of such date or such earlier date, as applicable.

(b)                           No Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c)                            The Administrative Agent, and, if applicable, each Issuing Bank, shall have received a request for a Credit Extension in accordance with the requirements hereof.

Each request for a Credit Extension (other than (i) a Request for Credit Extension requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Loans and (ii) any Request for Credit Extension under an Incremental Facility pursuant to Section 2.19) submitted by the Borrower after the Closing Date shall be deemed to be a representation and warranty by Holdings and the Borrower that the conditions specified in clauses (a) and (b) of Section 4.01 have been satisfied on and as of the date of the applicable Credit Extension.

Section 4.02.  First Credit Extension.  Each Lender and, if applicable, each Issuing Bank to make the Credit Extensions to be made by it on the Closing Date subject only to the satisfaction (or waiver by the Lead Arrangers) of the following conditions precedent:

(a)                           The Administrative Agent shall have received the following, each properly executed by a Responsible Officer of the signing Loan Party, each dated as of the Closing Date:

(i)             executed counterparts of this Agreement duly executed by the Borrower and each Guarantor; and

(ii)          a Note executed by the Borrower in favor of each Lender that has requested a Note at least ten Business Days in advance of the Closing Date.

(b)                           [Reserved].

(c)                            The Administrative Agent and, if applicable, each Issuing Bank, shall have received a request for a Credit Extension in accordance with the requirements hereof.

(d)                           The Administrative Agent shall have received, on behalf of itself, the Collateral Agent, the Lenders and each Issuing Bank, an opinion of (i) Ropes & Gray LLP, counsel for the Loan Parties, and (ii) each local counsel for the Loan Parties listed on Schedule 4.02(d), in each case, dated the Closing Date and addressed to the Administrative Agent, the Collateral Agent, the Lenders and each Issuing Bank and in customary form and substance, and Holdings and the Borrower hereby request such counsel to deliver such opinions.

(e)                                  The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation or organization or certificate of formation, including all amendments thereto, of each Loan Party, certified, if applicable, as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State or similar Governmental Authority; (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws or operating (or limited liability company) agreement of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or equivalent governing body) of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Loan Party is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or organization or certificate of formation of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; and (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above.

(f)                             The Security Agreement and each Intellectual Property Security Agreement shall have been duly executed and delivered by each Loan Party that is to be a party thereto as of the Closing Date, together with (x) certificates, if any, representing the Equity Interests pledged by Holdings, the Borrower and the Subsidiary Guarantors accompanied by undated stock powers executed in blank and (y) documents and instruments to be recorded or filed that are necessary to satisfy the Collateral and Guarantee Requirement; provided, however, that, to the extent any Collateral (other than to the extent a Lien on such Collateral may be perfected by (1) the filing of a financing statement under the UCC in the office of the Secretary of State (or equivalent office in the relevant States) of the applicable jurisdiction of organization or (2) the delivery of stock certificates representing the Equity Interests of the Borrower and its wholly-owned Domestic Subsidiaries that constitute Restricted Subsidiaries prior to giving effect to the Acquisition (other than any Restricted Subsidiary that constitutes an Immaterial Subsidiary)) is not or cannot be perfected on the Closing Date after the Borrower’s use of commercially reasonable efforts to do so, the perfection of security interests in such Collateral shall not constitute a condition precedent to the Credit Extensions on the Closing Date; provided, further, however, that the Borrower shall be required to deliver, or cause to be delivered, such documents and instruments that were not delivered on or prior to the Closing Date and to take, or cause to be taken, such actions that were not taken on or prior to the Closing Date, in each case, within 90 days after the Closing Date (subject to extensions approved by the Administrative Agent in its reasonable discretion).

(g)                            Prior to or substantially concurrently with the initial Credit Extension, the Acquisition (including the Merger) shall have been consummated in all material respects in accordance with the Merger Agreement, but without giving effect to any amendments, waivers, other modifications or consents that are material and adverse to the Lenders (in their capacity as such) without the prior written consent of the Lead Arrangers (such consent not to be unreasonably withheld, delayed, denied or conditioned and provided that the Lead Arrangers shall be deemed to have consented to such waiver, amendment, consent or other modification unless they shall object thereto within three (3) Business Days after notice of such waiver, amendment, consent or other modification); provided that (i) any reduction in the purchase price for the Acquisition set forth in the Merger Agreement shall not be deemed to be material and adverse to the interests of the Lenders so long as any such reduction is applied to reduce the Investor Equity Investment, the principal amount of the 2025 Unsecured Notes and the Term Facility on a pro rata basis, (ii) any increase in the purchase price set forth in the Merger Agreement shall be deemed to be not material and adverse to the interests of the Lenders so long as such purchase price increase is not funded with additional indebtedness of the Borrower, other than amounts permitted be drawn under the Revolving Facility on the Closing Date (it being understood and agreed that no purchase price, working capital or similar adjustment provisions set forth in the Merger Agreement shall constitute a reduction or increase in the purchase price) and (iii) any change to the definition of Material Adverse Effect (as defined in the Merger Agreement in existence as of May 9, 2017) shall be deemed materially adverse to the Lenders and shall require the consent of the Lead Arrangers (not to be unreasonably withheld, delayed, denied or conditioned).

(h)                                 (i) The Specified Merger Agreement Representations shall be true and correct in all material respects (except for Specified Merger Agreement Representations that are already qualified by materiality, which Specified Merger Agreement Representations shall be true and correct in all respect after giving effect to such materiality qualification) as of the Closing Date (or, as of such earlier date if expressly made as of such earlier date); (ii) the Specified Representations shall be true and correct in all material respects (except for Specified Representations that are already qualified by materiality, which Specified Representations shall be true and correct in all respect after giving effect to such materiality qualification) as of the Closing Date (or, as of such earlier date if expressly made as of such earlier date); and (iii) the Administrative Agent shall have received a certificate from the chief executive officer, president or chief financial officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, certifying as to the matters set forth in clause (ii) of this Section 4.02(h).

(i)                               The Administrative Agent shall have received a solvency certificate, substantially in the form set forth in Exhibit H, from the chief financial officer, chief operating officer or other officer with similar responsibilities of the Borrower.

(j)                              Substantially concurrently with the initial Credit Extension, (i) all outstanding Indebtedness (other than any contingent indemnity obligation as to which no claim has been asserted) under each Existing Credit Agreement shall have been repaid and (ii) the Existing NSH Notes Redemption shall have occurred and, in each case of sub-clause (i) and (ii), all guarantees and security interests in connection therewith shall have been terminated and released.

(k)                           The Administrative Agent shall have received, at least two Business Days prior to the Closing Date, all documentation and other information about the Borrower and each Guarantor required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, that has been reasonably requested in writing at least 10 Business Days prior to the Closing Date.

(l)                               The Lead Arrangers shall have received the Audited Financial Statements, the Unaudited Financial Statements and the Pro Forma Financial Statements.

(m)                       There shall not have been a Material Adverse Effect (as defined in the Merger Agreement in existence as of May 9, 2017) since May 9, 2017.

(n)                           Substantially concurrently with the initial Credit Extension, the Administrative Agent and the Lead Arrangers shall have received all applicable fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced at least three Business Days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower), reimbursement or payment of all costs and expenses required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document on or prior to the Closing Date.

(o)                                 Prior to or substantially concurrently with the initial Credit Extension, (i) the Investor Equity Investment shall have been consummated and (ii) the Initial Issuer shall have issued the 2025 Unsecured Notes.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

Each of Holdings, the Borrower and each of the Subsidiary Guarantors party hereto represents and warrants to the Administrative Agent, the Collateral Agent and each of the Lenders and each Issuing Bank at the time of each Credit Extension (to the extent required to be true and correct for such Credit Extension pursuant to Article 4) that:

Section 5.01.  Existence, Qualification and Power; Compliance with Laws.  Each Loan Party and each Restricted Subsidiary (a) is a Person duly organized or formed, validly existing and in good standing (where relevant) under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business as currently conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and, in the case of the Borrower, to borrow and to obtain Letters of Credit hereunder, (c) is duly qualified and in good standing (where relevant) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs and injunctions and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case, referred to in clause (a) (other than with respect to any Loan Party), (b)(i) (other than with respect to any Loan Party), (c), (d) or (e), to the extent that failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.02.  Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transactions, are within such Loan Party’s corporate or other powers, (a) have been duly authorized by all necessary corporate or other organizational action, and (b) do not (i) contravene the terms of any of such Person’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or the creation of (or the requirement to create) any Lien under (other than as permitted by Section 7.01), or require any payment to be made under (x) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (y) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, or (iii) violate any material Law; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (ii)(x), to the extent that such conflict, breach, contravention or payment, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.03.  Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by the Administrative Agent, the Collateral Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Collateral Agent, for the benefit of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect (except to the extent not required to be obtained, taken, given or made or to be in full force and effect pursuant to the Collateral and Guarantee Requirement) and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.04.  Binding Effect.  This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is a party thereto.  This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of each such Loan Party, enforceable against each Loan Party that is a party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.

Section 5.05.  Financial Statements; No Material Adverse Effect.

(a)                           (i) The unaudited pro forma consolidated balance sheet of the Borrower and its Subsidiaries (including NSH and its Subsidiaries) as at the last day of the most recent fiscal quarter for which Unaudited Financial Statements have been delivered (including the notes thereto describing the pro forma adjustments) (the “Pro Forma Balance Sheet”) and the unaudited pro forma consolidated statement of income of the Borrower and its Subsidiaries (including NSH and its Subsidiaries) for the twelve months ended on the last day of the most recent fiscal quarter for which Unaudited Financial Statements have been delivered (together with the Pro Forma Balance Sheet, the “Pro Forma Financial Statements”), copies of which will be furnished to each Lender prior to the Closing Date, have been prepared giving effect (as if such events had occurred on such date or at the beginning of such periods, as the case may be) to the Transactions.  The Pro Forma Financial Statements have been prepared in good faith, based on assumptions believed by Holdings to be reasonable as of the date of delivery thereof, and present fairly in all material respects on a Pro Forma Basis the estimated financial position of the Borrower and its Subsidiaries (including NSH and its consolidated Subsidiaries) as at the last day of the most recent fiscal quarter for which Unaudited Financial Statements have been delivered and their estimated results of operations for the periods covered thereby, assuming that the events specified in the preceding sentence had actually occurred at such date or at the beginning of the periods covered thereby.

(ii)                                  The Audited Financial Statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries or, if applicable, NSH and its Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein.

(iii)                               The Unaudited Financial Statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries or, if applicable, NSH and its Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein.

(b)                           The forecasts of the consolidated statements of operations of the Restricted Group which have been furnished to the Administrative Agent prior to the Closing Date have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such forecasts, it being understood that actual results may vary from such forecasts and that such variations may be material.

(c)                                  Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d)                           As of the Closing Date, no member of the Restricted Group has any Indebtedness or other obligations or liabilities, direct or contingent (other than (i) the liabilities reflected on Schedule 5.05, (ii) obligations arising under the Loan Documents, (iii) liabilities incurred in the ordinary course of business, and (iv) liabilities disclosed in the Pro Forma Financial Statements) that, either individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

Section 5.06.  Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Holdings or the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any member of the Restricted Group or against any of their properties or revenues that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.07.  Compliance With Laws; No Default.

(a)                           No member of the Restricted Group is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)                           No member of the Restricted Group or any of their respective properties or assets is in violation of, nor will the continued operation of their properties and assets as currently conducted violate, any law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting the Mortgaged Property, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

Section 5.08.  Ownership of Property; Liens; Casualty Events.

(a)                           Each member the Restricted Group has good record title to, or valid leasehold interests in, or easements or other limited property interests in, all its properties and assets (including all Mortgaged Property), free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.01 and except where the failure to have such title could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)                           As of the Closing Date, Section II.D of the Perfection Certificate dated the Closing Date contains a true and complete list of each Material Real Property owned by Holdings, the Borrower and the Subsidiary Guarantors.

(c)                            As of the Closing Date, except as otherwise disclosed in writing to the Collateral Agent, (i) no Loan Party has received any notice of, nor has any knowledge of, the occurrence (and still pending as of the Closing Date) or pendency or contemplation of any Casualty Event affecting all or any portion of a

Mortgaged Property, and (ii) no Mortgage encumbers improved Mortgaged Property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the Flood Laws unless Evidence of Flood Insurance has been delivered to the Collateral Agent.

Section 5.09.  Environmental Matters.  Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)                           each Loan Party and each Restricted Subsidiary is and has been in compliance with all Environmental Laws, which includes timely obtaining and maintaining all applicable Environmental Permits required under such Environmental Laws to carry on the business and operations of the Loan Parties and the Restricted Subsidiaries;

(b)                           the Loan Parties and the Restricted Subsidiaries have not received notice alleging any Environmental Liability or proposing or seeking to revoke, modify or deny the renewal of any Environmental Permit required to be held by the Loan Parties or the Restricted Subsidiaries, and neither the Loan Parties nor the Restricted Subsidiaries have become subject to any Environmental Liability;

(c)                            there has been no Release, threatened Release, discharge or disposal of Hazardous Materials on, to, at, under or from any Real Property or facilities owned, operated or leased by any of the Loan Parties or the Restricted Subsidiaries, or, to the knowledge of the Borrower, Real Property formerly owned, operated or leased by any Loan Party or any Restricted Subsidiary or arising out of the conduct of the Loan Parties or the Restricted Subsidiaries that could, now or in the future, reasonably be expected to require investigation, remedial activity or corrective action or cleanup by or on behalf of any Loan Party or any Restricted Subsidiary or for which any Loan Party or Restricted Subsidiary reasonably could be expected to otherwise incur any Environmental Liability; and

(d)                           there are no facts, circumstances or conditions arising out of or relating to, and there are no pending or reasonably anticipated requirements under Environmental Law associated with, the operations of the Loan Parties or the Restricted Subsidiaries or any Real Property or facilities currently or previously owned, operated or leased by the Loan Parties or any Restricted Subsidiary that are known to or would reasonably be likely to require investigation, remedial activity or corrective action or cleanup by or on behalf of any Loan Party or any Restricted Subsidiary or that are known to or would reasonably be likely to result in the Borrower or any other Loan Party or Restricted Subsidiary incurring any Environmental Liability.

Section 5.10.  Taxes.  Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of the Loan Parties and their Subsidiaries have timely filed all tax returns required to be filed, and have paid all Taxes levied or imposed upon them or their properties, that are due and payable (including in their capacity as a withholding agent), except those which are being contested in good faith by appropriate proceedings diligently conducted if such contest shall have the effect of suspending enforcement or collection of such Taxes and for which adequate reserves have been provided in accordance with GAAP.  There is no proposed Tax deficiency or assessment known to any Loan Party against any Loan Party or any Restricted Subsidiary that would, if made, individually or in the aggregate, have a Material Adverse Effect.

Section 5.11.  ERISA Compliance, Etc..

(a)                           Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws (and the regulations and published interpretations thereunder).

(b)                                 As of the Closing Date, (i) other than those specifically disclosed on Schedule 5.11, there are no Plans or Multiemployer Plans, (ii) no Loan Party, Restricted Subsidiary or any of their respective ERISA Affiliates nor any predecessor thereof (A) has in the past six years sponsored, maintained or contributed to any Plan or (B) has in the past six years contributed or had any direct or indirect liability with respect to any Multiemployer Plan and (iii) no Loan Party or Subsidiary thereof sponsors, maintains or contributes to, or has or could have any direct or indirect liability with respect to, any Foreign Pension Plan, in each case under this clause (b), except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(c)                                  (i) No Loan Party, Restricted Subsidiary or any of their respective ERISA Affiliates has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (ii) no Loan Party, Restricted Subsidiary or any of their respective ERISA Affiliates has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iii) no Loan Party, Restricted Subsidiary or any of their respective ERISA Affiliates has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.11(c), as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(d)                           The Plans of the Loan Parties and the Subsidiaries are funded to the extent required by Law or otherwise to comply with the requirements of any material Law applicable in the jurisdiction in which the relevant pension scheme is maintained, in each case, except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(e)                                  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in Material Adverse Effect.

Section 5.12.  Subsidiaries.  As of the Closing Date (after giving effect to the Transactions), no Loan Party has any direct or indirect Subsidiaries other than those specifically disclosed in Schedule 5.12, and all of the outstanding Equity Interests owned by the Loan Parties (or a Subsidiary of any Loan Party) in such Subsidiaries have been validly issued and are fully paid and (if applicable) non-assessable and all Equity Interests owned by a Loan Party (or a Subsidiary of any Loan Party) in such Subsidiaries are owned free and clear of all Liens except (a) those created under the Collateral Documents and (b) any non-consensual Lien that is permitted under Section 7.01.  As of the Closing Date, (i) Section I.A of the Perfection Certificate sets forth the name and jurisdiction of each Loan Party and (ii) Section II.A to the Perfection Certificate sets forth the ownership interest of Holdings, the Borrower and any other Subsidiary thereof in each Subsidiary, including the percentage of such ownership.

Section 5.13.  Margin Regulations; Investment Company Act.

(a)                           No Loan Party or Restricted Subsidiary is engaged nor will it engage, principally, or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowings will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.

(b)                           No Loan Party is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.14.  Disclosure.  No confidential information memorandum, report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party (other than projected financial information, pro forma financial information and information of a general economic or industry nature) to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains or will contain any material misstatement of fact or omits or will omit to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were or will be made, not materially misleading.  With respect to projected financial information and pro forma financial information, each of Holdings and the Borrower represents that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.

Section 5.15.  Labor Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:  (a) there are no strikes or other labor disputes against the Borrower or any of its Restricted Subsidiaries pending or, to the knowledge of the Borrower, threatened in writing; and (b) hours worked by and payment made to employees of the Borrower or any of its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters since January 1, 2010.  Except as disclosed on Schedule 5.15, as of the Closing Date no Loan Party is a party to or bound by any collective bargaining agreement or any similar agreement. Except as disclosed on Schedule 5.15, to the knowledge of any Responsible Officer of any Loan Party, as of the Closing Date there is no union organizing effort underway relating to the employees of any Loan Party, and there is no petition seeking representation of the employees of NSH Holdco or any of its Subsidiaries pending.  To the knowledge of any Responsible Officer of any Loan Party, the consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party is bound to the extent that such would be reasonably expected to result in a Material Adverse Effect.

Section 5.16.  Intellectual Property; Licenses, Etc..

(a)                           Members of the Restricted Group own, license or possess the right to use all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, licenses, technology, software, know-how, trade secrets, database rights, design rights and other intellectual property rights (and all registrations and applications for registration of any of the foregoing) (collectively, “IP Rights”), in each case reasonably necessary for the conduct of their respective businesses as currently conducted, except to the extent that the failure to own, license or possess the right to use such IP Rights, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and, such IP Rights do not conflict with the rights of any Person, except to the extent such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  All such IP Rights are valid and in full force and effect, except to the extent the failure of such IP Rights to be valid and in full force and effect could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(b)                           The conduct of the business of the Restricted Group does not infringe, misappropriate, dilute or otherwise violate any IP Rights held by any Person, except for such infringements, misappropriations, dilutions or violations, which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  There is no claim, investigation, suit or proceeding pending or, to the knowledge of the Borrower, threatened in writing, against members of the Restricted Group (i) challenging the validity of any IP Rights held by any of them or (ii) alleging that their respective use of any IP Rights or the conduct of their respective businesses infringes, misappropriates, dilutes or otherwise violates the IP Rights of any other Person, in each case which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(c)                                  As of the Closing Date, Section II.B of the Perfection Certificate contains a true and complete list of all patents, patent applications, registered trademarks, trademark applications, registered copyrights and copyright applications that are owned by members of the Restricted Group.

Section 5.17.  Solvency.  As of the Closing Date, after giving effect to the consummation of the Transactions, including the making of the Loans under this Agreement and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets (on a going concern basis) of the Borrower and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property (on a going concern basis) of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liabilities, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business; (c) the Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured in the ordinary course of business; and (d) the Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.  For purposes of this Section 5.17, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability in the ordinary course of business.

Section 5.18.  Subordination of Junior Financing.  The Obligations are “Senior Debt,” “Senior Indebtedness,” “Guarantor Senior Debt” or “Senior Secured Financing” (or any comparable term) under, and as defined in, any Junior Financing Documentation in respect of any Junior Financing.

Section 5.19.  Collateral Documents.

(a)                           Valid Liens.  Each Collateral Document (other than the Mortgages) is, or on execution and delivery thereof by the parties thereto will be, effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein to the extent intended to be created thereby and (i) when financing statements and other filings in appropriate form are filed in the offices of their jurisdiction of organization listed in Section I.A of the Perfection Certificate and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the Security Agreement), the Liens created by the Collateral Documents (other than the Mortgages) shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors in such Collateral, in each case prior and superior in right to any other person, other than Liens expressly permitted by Section 7.01 (other than Liens securing Second Lien Indebtedness, Permitted Second Priority Refinancing Debt or any Permitted Refinancing thereof that are intended to be junior to the Liens of the Collateral Documents).

(b)                           PTO Filing; Copyright Office Filing.  When the Security Agreement or a short form thereof is properly filed in the United States Patent and Trademark Office and the United States Copyright Office, to the extent such filings may perfect such interests, the Liens created by such Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in Patents and Trademarks (each as defined in the Security Agreement) registered or applied for with the United States Patent and Trademark Office or Copyrights (as defined in such Security Agreement) registered or applied for with the United States Copyright Office, as the case may be, in each case prior and superior in right to any other person, other than Liens expressly permitted by Section 7.01 (other than Liens securing Second Lien Indebtedness, Permitted Second Priority Refinancing Debt or any Permitted Refinancing thereof that are intended to be junior to the Liens of the Collateral Documents) (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to establish a Lien on registered Patents, Trademarks and Copyrights acquired by the grantors thereof after the Closing Date).

(c)                                  Mortgages.  Upon recording thereof in the appropriate recording office, each Mortgage is effective to create, in favor of the Collateral Agent, for its benefit and the benefit of the other Secured Parties, legal, valid and enforceable perfected Liens on, and a security interest in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, subject only to Liens permitted hereunder, and when such Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 6.11 and 6.13, such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Party to such Mortgage in the Mortgaged Property described therein and the proceeds thereof, in each case prior and superior in right to any other person, other than Liens expressly permitted by Section 7.01 (other than Liens securing Second Lien Indebtedness, Permitted Second Priority Refinancing Debt or any Permitted Refinancing thereof that are intended to be junior to the Liens of the Collateral Documents).

Notwithstanding anything in this Agreement or in any other Loan Document to the contrary, neither the Borrower nor any other Loan Party makes any representation or warranty as to (A) the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in (other than with respect to those pledges and security interests made under the Laws of the jurisdiction of formation of the applicable Foreign Subsidiary) any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign Law, (B) the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required pursuant to the Collateral and Guarantee Requirement or (C) on the Closing Date and until required pursuant to Section 6.13 or 4.02(f), the effects of perfection or non-perfection, the priority or enforceability of any pledge or security interest to the extent not required on the Closing Date pursuant to Section 4.02(f).

Section 5.20.  Compliance with Anti-Terrorism and Corruption Laws.

(a)                                 To the extent applicable, the members of the Restricted Group are in compliance, in all material respects, with (i) the Trading with the Enemy Act and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto, and (ii) the USA PATRIOT Act.

(b)                                 No member of the Restricted Group nor, to the knowledge of Holdings or the Borrower, any director, officer, agent or employee of any member of the Restricted Group, (i) is a Blocked Person or (ii) is currently subject in any material respect to any U.S. sanctions administered by OFAC.

(c)                                  No member of the Restricted Group will use the proceeds of the Loans for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(d)                                 No part of the proceeds of the Loans will be used by any member of the Restricted Group, directly or, to the knowledge of Holdings or the Borrower, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977 or the USA PATRIOT Act.

Section 5.21.  Use of Proceeds.  The Borrower will use the proceeds of the Term Loans on the Closing Date, together with the proceeds of the Investor Equity Investment, the proceeds of the 2025 Unsecured Notes, cash on hand at Parent and its subsidiaries and any amount drawn under the Revolving Facility on the Closing Date, to (a) pay the Aggregate Consideration and the Transaction Expenses and (b) refinance certain existing Indebtedness of the Borrower and its Subsidiaries and NSH Holdco and its Subsidiaries (including accrued and unpaid interest and applicable premiums). The Borrower will use the proceeds of the Term Loans after the Closing Date for working capital, capital expenditures and general corporate purposes (including acquisitions, investments, restricted payments and other transactions not prohibited by this Agreement and the other Loan Documents). The Borrower will use the proceeds of Revolving Loans on the Closing Date (a) in an amount not to exceed $10,000,000 to fund (i) the consideration for the Acquisition (including any working capital payments under the Merger Agreement) and Transaction Expenses, (ii) any original issue discount or upfront fees required to be funded on the Closing Date (including in connection with the issuance of the 2025 Unsecured Notes) and (iii) working capital, and (b) to cash collateralize letters of credit outstanding under the Existing Credit Agreements.  The Borrower will use the proceeds of Revolving Loans after the Closing Date for working capital, capital expenditures and general corporate purposes (including acquisitions, investments, restricted payments and other transactions not prohibited by this Agreement and the other Loan Documents).

Section 5.22.  Insurance.  Holdings and each of its Subsidiaries is insured by financially sound and reputable insurance companies against such losses and risks and in such amounts as are customary for similarly situated Persons in the businesses in which they are engaged.

ARTICLE 6
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan, LC Disbursement or other Obligation (other than obligations under Secured Hedge Agreements or in respect of Secured Cash Management Services Obligations or contingent indemnification obligations as to which no claim has been asserted) hereunder which is accrued or payable shall remain unpaid or unsatisfied, or any Letter of Credit shall be outstanding (unless the obligations thereunder have been Cash Collateralized or as to which other arrangements reasonably satisfactory to the applicable Issuing Bank have been made) then from and after the Closing Date, Holdings and the Borrower shall and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.15) cause each of their Restricted Subsidiaries to:

Section 6.01.  Financial Statements, Reports, Etc.  Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a)                           as soon as available, but in any event within 120 days after the end of each fiscal year of the Restricted Group (beginning with the fiscal year ending December 31, 2017), (i) a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Ernst & Young LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall (x) be prepared in accordance with generally accepted auditing standards, (y) not be subject to qualifications or exceptions as to the scope of such audit and (z) be without a “going concern” disclosure or like qualification or exception (other than a disclosure, an exception or a qualification solely resulting from (1) the impending maturity of any Indebtedness or (2)

any prospective default under any financial maintenance covenant (including the financial maintenance covenant set forth in Section 7.11) or (3) solely with respect to the Term Loans, an actual Default under the financial covenant set forth in Section 7.11 and (ii) a management’s discussion and analysis of the financial condition and results of operations for such fiscal year, as compared to the previous fiscal year (including commentary on (x) any material developments or proposals affecting the Borrower and its Subsidiaries or their businesses and (y) the reasons for any significant variations from the figures for the corresponding period in the previous fiscal year);

(b)                                 as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Restricted Group (commencing with the fiscal quarter ended September 30, 2017), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related (x) consolidated statements of operations for such fiscal quarter and for the portion of the fiscal year then ended and (y) consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and (ii) a management’s discussion and analysis of the financial condition and results of operations for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to the comparable periods in the previous fiscal year (including commentary on (x) any material developments or proposals affecting the Borrower and its Subsidiaries or their businesses and (y) the reasons for any significant variations from the figures for the corresponding period in the previous quarter year);

(c)                            [reserved]; and

(d)                           simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 6.01(a) and 6.01(b) above, the related consolidated financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from such consolidated financial statements.

Notwithstanding the foregoing, the obligations in Sections 6.01(a) and (b) above may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing within the time period specified in the applicable paragraph (A) the consolidated financial statements of any direct or indirect parents of the Borrower or (B) the Borrower’s or such entity’s Form 10-K or 10-Q, as applicable, filed with the SEC; provided that (i) to the extent such information relates to a direct or indirect parent of the Borrower, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such direct or indirect parent(s), on the one hand, and the information relating to the Borrower and its Subsidiaries, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are, to the extent applicable, accompanied by a report and opinion of Ernst & Young LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall (x) be prepared in accordance with generally accepted auditing standards, (y) not be subject to qualifications or exceptions as to the scope of such audit and (z) be without a “going concern” disclosure or like qualification or exception (other than a disclosure, an exception or a qualification solely resulting from (1) the impending maturity of any Indebtedness, (2) any prospective default under any financial maintenance covenant (including the financial maintenance covenant set forth in Section 7.11), or (3) solely with respect to the Term Loans, an actual Default under the financial covenant set forth in Section 7.11.

Documents required to be delivered pursuant to Section 6.01(a), (b) and (d) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower (or any direct or indirect parent of the Borrower) posts such documents, or provides a link thereto, on the website of the Borrower at http://www.surgerypartners.com or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.  Without limiting the obligation to deliver an audit opinion pursuant to Section 6.01(a), solely with respect to the requirement in Sections 6.01(a) and (b) that comparisons in reasonable detail and in accordance with GAAP be delivered, financial statements for periods prior to the Closing Date (that are included as comparisons to financial statements for periods after the Closing Date) shall not be required to contain all recapitalization or purchase accounting adjustments relating to the Transactions to the extent it is not reasonably practicable to include any such adjustments in such financial statements (as determined by the Borrower).

Section 6.02.  Certificates; Other Information.  Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a)                           no later than five days after the delivery of the financial statements referred to in Sections 6.01(a) and 6.01(b), commencing with the first full fiscal quarter completed after the Closing Date, a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(b)                           promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which Holdings, the Borrower or any member of the Restricted Group files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c)                            promptly after the furnishing thereof, copies of any notices of default received by any Loan Party or Restricted Subsidiary or reports that any Loan Party or Restricted Subsidiary shall send or otherwise make available to the holders of any publicly issued debt, which shall include securities issued pursuant to a Rule 144A offering (including to holders of the 2021 Unsecured Notes or the 2025 Unsecured Notes) of any Loan Party or any Restricted Subsidiary, in their capacity as such holders, in each case, in a principal amount in excess of the Threshold Amount and not otherwise required to be furnished to the Lenders pursuant to any clause of this Section 6.02 (in each case to the extent not theretofore delivered to the Administrative Agent pursuant to this Agreement);

(d)                           together with the delivery of each Compliance Certificate pursuant to Section 6.02(a), (i) in the case of annual Compliance Certificates only, a report setting forth the information required by sections of the Perfection Certificate describing the legal name and the jurisdiction of organization or formation of each Loan Party and the location of the chief executive office of each Loan Party or confirming that there has been no change in such information since the Closing Date or the date of the last such report, (ii) a description of each event, condition or circumstance during the last fiscal quarter covered by such Compliance Certificate requiring a mandatory prepayment under Section 2.13(a) and (iii) a list of each Subsidiary of the Borrower that identifies each Subsidiary as a Restricted or an Unrestricted

Subsidiary and as a Loan Party or a non-Loan Party as of the date of delivery of such Compliance Certificate;

(e)                                  promptly, such additional information regarding the business, legal, financial or corporate affairs of the Loan Parties or any of their respective Restricted Subsidiaries, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request; and

(f)                             promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

Each of Holdings, the Borrower and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 6.02 or otherwise are being distributed through a Platform, any document or notice that Holdings or the Borrower, as applicable, has indicated contains material non-public information shall not be posted on that portion of the Platform designated for such Public Lenders.  Each of Holdings and the Borrower agrees to clearly designate all information provided to the Administrative Agent by or on its behalf which is suitable to make available to Public Lenders.  If Holdings or the Borrower has not indicated whether a document or notice delivered pursuant to this Section 6.02 contains material non-public information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material non-public information with respect to Holdings, its Subsidiaries and their securities.

Section 6.03.  Notices.  Promptly after a Responsible Officer of the Borrower or any Subsidiary Guarantor has obtained knowledge thereof, notify the Administrative Agent:

(a)                           of the occurrence of any Default or Event of Default hereunder;

(b)                           of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c)                            of the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority, against any member of the Restricted Group that could reasonably be expected to result in a Material Adverse Effect;

(d)                           of the occurrence of any ERISA Event following the Closing Date that, alone or together with any other ERISA Events that have occurred following the Closing Date, could reasonably be expected to result in a Material Adverse Effect to a Loan Party, any Restricted Subsidiary or any of their respective ERISA Affiliates; and

(e)                            of the occurrence of any of the events described in Section 5.09 following the Closing Date that, alone or together with any other such events following the Closing Date, has resulted or could reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a written statement of a Responsible Officer of the Borrower (x) that such notice is being delivered pursuant to Section 6.03(a), (b), (c), (d) or (e) (as applicable) and (y) setting forth details of the occurrence referred to in Section 6.03(a), (b), (c), (d) or (e), as applicable, and stating what action the Borrower has taken and proposes to take with respect thereto.

Section 6.04.  Payment of Obligations.  Promptly pay, discharge or otherwise satisfy as the same shall become due and payable in the normal conduct of its business, (a) all of its Indebtedness and other obligations in accordance with their terms and (b) all its obligations and liabilities in respect of Taxes imposed upon it or upon its income or profits or in respect of its property, except, in the case of this clause (b), to the extent any such Tax is being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP if such contest shall have the effect of suspending enforcement or collection of such Taxes and except, in the case of clauses (a) and (b), where the failure to pay, discharge or otherwise satisfy the same could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.05.  Preservation of Existence, Etc..

(a)                           Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or Section 7.05 and (b) obtain, maintain, renew, extend and keep in full force and effect all rights (including IP Rights), privileges (including its good standing where applicable in the relevant jurisdiction), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except, in the case of clause (a) (other than with respect to any Loan Party) or (b), to the extent that failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.06.  Maintenance of Properties.  Except if the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and fire, casualty or condemnation excepted, and (b) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice and in the normal conduct of its business.

Section 6.07.  Maintenance of Insurance.

(a)                           Generally.  Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and the Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons.

(b)                           Requirements of Insurance.  (A) Use commercially reasonable efforts to cause, not later than 30 days after the Closing Date (or such longer period as the Administrative Agent may agree in writing in its discretion), all insurance required pursuant to Section 6.07(a) (x) to provide (and to continue to provide at all times thereafter) that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium upon not less than 10 days’ prior written notice thereof to the Administrative Agent and the Collateral Agent (giving the Administrative Agent and the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason upon not less than 30 days’ prior written notice thereof to the Administrative Agent and the Collateral Agent (the Borrower shall deliver a copy of the policy (and to the extent any such policy is cancelled or renewed, a renewal or replacement policy) or other evidence thereof to the Administrative Agent and the Collateral Agent, or insurance certificate with respect thereto) and (y) to name the Collateral Agent as additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable (and to continue to so name the Collateral Agent at all times thereafter) and (B) in the case of all such property, casualty and business interruption insurance policies located in the United States, not later than 30 days after the Closing Date (or such longer period as the Administrative Agent may agree in writing in its discretion) cause such policies to be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable endorsement, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, which endorsement shall provide that, from and after the Closing Date, if the insurance carrier shall have received written notice from the Administrative Agent or the Collateral Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Borrower or the Loan Parties under such policies directly to the Collateral Agent; cause all such policies to provide that neither the Borrower, the Collateral Agent, the Administrative Agent nor any other party shall be a coinsurer thereunder and to contain a “Replacement Cost Endorsement,” without any deduction for depreciation, and such other provisions as the Administrative Agent or the Collateral Agent may reasonably (in light of a Default or a material development in respect of the insured Mortgaged Property) require from time to time to protect their interests.

(c)                                  Flood Insurance.  With respect to each Mortgaged Property, if at any time the area in which any building or other improvement is located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such amount and with such deductible as is required to ensure compliance with the Flood Laws.  Following the Closing Date, the Borrower shall deliver to the Collateral Agent annual renewals of the flood insurance policy or annual renewals of a force-placed flood insurance policy.  In connection with any amendment to this Agreement pursuant to which any increase, extension, or renewal of Loans is contemplated, the Borrower shall cause to be delivered to the Collateral Agent for any Mortgaged Property, a Flood Determination Form, Borrower Notice and Evidence of Flood Insurance, as applicable.

(d)                           Carry and maintain commercial general liability insurance including the “broad form CGL endorsement” (or equivalent coverage) and coverage on an occurrence basis against claims made for personal injury (including bodily injury, death and property damage) and umbrella liability insurance against any and all claims, in each case in amounts and against such risks as are customarily maintained by companies engaged in the same or similar industry operating in the same or similar locations naming the Collateral Agent as an additional insured, on forms reasonably satisfactory to the Collateral Agent.

(e)                            Notify the Administrative Agent and the Collateral Agent promptly whenever any separate insurance concurrent in form or contributing in the event of material loss with that required to be maintained under this Section 6.07 is taken out by the Borrower or another Loan Party; and promptly deliver to the Administrative Agent and the Collateral Agent a duplicate original copy of such policy or policies, or an insurance certificate with respect thereto.

Section 6.08.  Compliance with Laws.  Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.09.  Books and Records.  Maintain proper books of record and account, in which entries are made that are full, true and correct in all material respects and are in conformity with GAAP and which reflect all material financial transactions and matters involving the assets and business of any member of the Restricted Group.

Section 6.10.  Inspection Rights.  Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, (x) only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and (y) the Administrative Agent shall not exercise such rights more often than two times during any calendar year and only one such time shall be at the Borrower’s expense; provided, further, that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice.  The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants.

Section 6.11.  Additional Collateral; Additional Guarantors.  At the Borrower’s expense, take all action necessary or reasonably requested by the Administrative Agent or the Collateral Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:

(a)                           Upon (x) the formation or acquisition of any new direct or indirect wholly-owned Domestic Subsidiary (in each case, other than an Excluded Subsidiary) by the Borrower, (y) the designation in accordance with Section 6.14 of any existing direct or indirect wholly-owned Domestic Subsidiary as a Restricted Subsidiary (in each case, other than an Excluded Subsidiary) or (z) any wholly-owned Domestic Subsidiary that is an Excluded Subsidiary ceasing to be an Excluded Subsidiary:

(i)             as soon as practicable, but in any event within 60 days after such formation, acquisition, designation or other event, or such longer period as the Administrative Agent may agree in writing in its discretion:

(A)                 causing each such Domestic Subsidiary to duly execute and deliver to the Administrative Agent or the Collateral Agent (as appropriate) (I) joinders to this Agreement as Guarantors, Security Agreement Supplements,  Intellectual Property Security Agreements, a counterpart of the Global Intercompany Note and other security agreements and documents (including, with respect to such Mortgages, the documents listed in Section 6.13(d)), as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent (consistent with the Mortgages, Security Agreement, Intellectual Property Security Agreements and other security agreements in effect on the Closing Date), in each case granting Liens required by the Collateral and Guarantee Requirement and (II) joinders to the First Lien Intercreditor Agreement, the Second Lien Intercreditor Agreement and any other applicable subordination or intercreditor agreement required under this Agreement, in each case in form and substance reasonably satisfactory to the Administrative Agent;

(B)                 causing each such Domestic Subsidiary (and the parent of each such Domestic Subsidiary that is a Loan Party) to deliver to the Collateral Agent any and all certificates representing Equity Interests (to the extent certificated) and intercompany notes (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank;

(C)                 taking and causing each such Restricted Subsidiary and each direct or indirect parent of such Restricted Subsidiary that constitutes a Loan Party to take whatever action as may be necessary to otherwise comply with the requirements of the Collateral and Guarantee Requirement;

(ii)          as promptly as practicable after the request therefor by the Administrative Agent or Collateral Agent, delivering to the Collateral Agent with respect to each Mortgaged Property, any existing surveys, title reports, abstracts or environmental assessment reports, to the extent available and in the possession or control of the Borrower; provided, however, that there shall be no obligation to deliver to the Collateral Agent any existing environmental assessment report whose disclosure to the Collateral Agent would require the consent of a Person other than the Borrower or its Subsidiaries, where, despite the commercially reasonable efforts of the Borrower to obtain such consent, such consent cannot be obtained; and

(iii)       if reasonably requested by the Administrative Agent or the Collateral Agent, as soon as available but in any event within 60 days after such request (or such longer period as the Administrative Agent may agree in writing in its discretion), delivering to the Collateral Agent any other items necessary from time to time to satisfy the Collateral and Guarantee Requirement with respect to the validity, perfection, existence and priority of security interests with respect to property of any Guarantor acquired after the Closing Date and subject to the Collateral and Guarantee Requirement, but not specifically covered by the preceding clauses (i) or (ii) or clause (b) below.

(b)                           As soon as is practicable, but in any event not later than 120 days after the acquisition by any Loan Party of Material Real Property that is required to be provided as Collateral pursuant to the Collateral and Guarantee Requirement (or such longer period as the Administrative Agent may agree in writing in its discretion), which Material Real Property would not be automatically subject to another Lien pursuant to pre-existing Collateral Documents, causing such property to be subject to a Lien and Mortgage in favor of the Collateral Agent for the benefit of the Secured Parties and taking, or causing the relevant Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent or the Collateral Agent to grant and perfect or record such Lien, in each case to the extent required by, and subject to the limitations and exceptions of, the Collateral and Guarantee Requirement and to otherwise comply with the requirements of the Collateral and Guarantee Requirement.

(c)                            Always ensuring (x) that the Obligations and the Guaranty are secured by a first-priority security interest in all of the Equity Interests of the Borrower and all Equity Interests directly held by the Borrower or any Subsidiary Guarantor in any Restricted Subsidiary, subject to the limitations and exceptions of the Collateral and Guarantee Requirement and (y) that no Foreign Subsidiary or Domestic Subsidiary that is a disregarded entity for U.S. Federal income tax purposes and substantially all of the assets of which consist of Equity Interests or Indebtedness of one or more Foreign Subsidiaries issues any non-voting Equity Interests after the Closing Date.

Section 6.12.  Compliance with Environmental Laws.  Except, in each case, to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, comply, and take all reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and, in each case to the extent the Loan Parties or the Restricted Subsidiaries are required by Environmental Laws, conduct any investigation, remedial or other corrective action necessary to address Hazardous Materials at any property or facility in accordance with applicable Environmental Laws.

Section 6.13.  Further Assurances and Post-Closing Conditions.

(a)         Deliver each document set forth on Schedule 6.13(a) within the time limit specified therein (subject to extensions approved by the Administrative Agent in its reasonable discretion).

(b)         Take each action set forth on Schedule 6.13(b) during the time period specified therein.

(c)         Within 90 days after the Closing Date (subject to extensions approved by the Administrative Agent in its reasonable discretion), deliver all documents and instruments required to perfect the security interest of the Collateral Agent in the Collateral free of any other pledges, security interests or mortgages, except Liens expressly permitted hereunder, to the extent required pursuant to the Collateral and Guarantee Requirement.

(d)         Promptly upon reasonable request by the Administrative Agent or the Collateral Agent (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or the Collateral Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Loan Documents and to cause the Collateral and Guarantee Requirement to be and remain satisfied.  If the Administrative Agent or the Collateral Agent reasonably determines that it is required by applicable Law to have appraisals prepared in respect of each Mortgaged Property of any Loan Party subject to a Mortgage, the Borrower shall cooperate with the Administrative Agent and/or Collateral Agent, as applicable, in obtaining such appraisals and shall pay all costs and expenses relating thereto.

Section 6.14.  Designation of Subsidiaries.  (a) Any Borrower may at any time after the Closing Date designate any Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default shall have occurred and be continuing, (ii) no Subsidiary may be designated as an Unrestricted Subsidiary or continue as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of the 2021 Unsecured Notes, the 2025 Unsecured Notes, any Incremental Equivalent Debt, any Credit Agreement Refinancing Indebtedness or any Permitted Refinancing of any of the foregoing, (iii) no Restricted Subsidiary may be designated an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary and (iv) no Subsidiary may be designated as an Unrestricted Subsidiary unless, after giving Pro Forma Effect to such designation, the Consolidated Coverage Ratio as of the last day of the most recently ended Test Period would be either (1) not less than 2.00:1.00 or (2) greater than or equal to the Consolidated Coverage Ratio immediately prior to such designation.  The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value of the aggregate investment therein of the Borrower and its Restricted Subsidiaries (as applicable) investment therein.  The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the lesser of (x) the fair market value at the date of such designation of the Borrower’s or its Restricted Subsidiary’s (as applicable) Investment in such Subsidiary and (y) the amount of the Investment originally made in respect of the designation of such Subsidiary as an Unrestricted Subsidiary.

(b) If, at any time, a Restricted Subsidiary would fail to meet the requirements set forth in the definition of “Qualified Restricted Subsidiary”, it will thereafter cease to be a Qualified Restricted Subsidiary for purposes of this Agreement and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary that is not a Qualified Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 7.03, an Event of Default shall be deemed to have occurred and be continuing. A Responsible Officer of the Borrower may at any time designate any Restricted Subsidiary to not be a Qualified Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by such Qualified Restricted Subsidiary of any outstanding Indebtedness of such Restricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under Section 7.03 and (2) no Default or Event of Default would be in existence upon or following such designation. In the event (x) a Restricted Subsidiary fails to meet the requirements to be a Qualified Restricted Subsidiary or (y) a Responsible Officer designates a Qualified Restricted Subsidiary not to be a Restricted Subsidiary, then all Investments in such Subsidiary since the Effective Date shall consequently reduce applicable basket amounts hereunder. The Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer setting forth any such designation as a condition precedent to such designation.

(c)           Except to the extent restricted pursuant to any Permitted Payment Restrictions, cause each Qualified Restricted Subsidiary to declare and pay regular monthly, quarterly, semiannual or annual dividends or distributions to the holders of its Equity Interests in an amount equal to substantially all of the available cash flow of such Qualified Restricted Subsidiary for such period as determined in good faith by the board of directors of such Qualified Restricted Subsidiary, subject to fiduciary duties applicable to such board of directors and such ordinary and customary reserves and other amounts as, in the good faith judgment of such individuals, may be necessary so that the business of such Qualified Restricted Subsidiary may be properly and advantageously conducted at all times, including amounts for operations, Capital Expenditures and debt service of such Qualified Restricted Subsidiary.

Section 6.15.  Maintenance of Ratings.  Use commercially reasonable efforts to maintain (i) a public corporate rating (but not any specific rating) and a public corporate family rating (but not any specific rating) from each of S&P and Moody’s, in each case in respect of the Borrower and (ii) a public rating (but not any specific rating) from each of S&P and Moody’s with respect to the “Initial Term Loans”.

Section 6.16.  Use of Proceeds.  Use the proceeds of the Loans only (i) for the purposes set forth in Section 5.21 and request the issuance of Letters of Credit only to support payment and performance obligations incurred in the ordinary course of business by the Borrower and its Subsidiaries and (ii) in the case of Existing Letters of Credit, for the purposes set forth in the documentation governing such Existing Letters of Credit.

ARTICLE 7
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan, LC Disbursement or other Obligation (other than obligations under Secured Hedge Agreements or in respect of Secured Cash Management Services Obligations or contingent indemnification obligations as to which no claim has been asserted) hereunder which is accrued or payable shall remain unpaid or unsatisfied, or any Letter of Credit shall be outstanding (unless the obligations thereunder have been Cash Collateralized or as to which other arrangement reasonably satisfactory to the applicable Issuing Bank have been made) then from and after the Closing Date:

Section 7.01.  Liens.  The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)           Liens created pursuant to any Loan Document;

(b)           Liens existing on the Closing Date and listed on Schedule 7.01(b); provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof, and (ii) such Lien does not secure any obligation other than those it secured on the Closing Date or, to the extent constituting Indebtedness, any Permitted Refinancing of the Indebtedness secured thereby on the Closing Date;

(c)           Liens for taxes, assessments or governmental charges that are not overdue for a period of more than 30 days and are not otherwise delinquent or that are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)           statutory or common law Liens of landlords, sub-landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens, or other customary Liens (other than in respect of Indebtedness) in favor of landlords, in each case arising in the ordinary course of business that secure amounts not overdue for a period of more than 30 days or if more than 30 days overdue, that are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e)           (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation (other than any Lien imposed pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code) and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any of its Restricted Subsidiaries;

(f)            deposits to secure the performance of bids, trade contracts, governmental contracts and leases (in the case of each of the foregoing, other than for Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case incurred in the ordinary course of business;

(g)           easements, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions and other similar encumbrances and minor title defects affecting Real Property that do not in the aggregate materially interfere with the ordinary conduct of the business of the Restricted Group, taken as a whole, and any exceptions on the Mortgage Policies issued on the Closing Date in connection with the Mortgaged Properties;

(h)           Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i)            leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Restricted Group, taken as a whole or (ii) secure any Indebtedness;

(j)            Liens (i) in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or (ii) on specific items of inventory or other goods and proceeds thereof of any Person securing such

Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or such other goods in the ordinary course of business;

(k)           Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) arising in the ordinary course of business in favor of a banking or other financial institution arising as a matter of Law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institutions general terms and conditions;

(l)          Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Sections 7.02(i), 7.02(n) and 7.02(v) or, to the extent related to any of the foregoing, Section 7.02(r), in each case to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(m)        Liens (i) in favor of the Borrower or a Restricted Subsidiary on assets of a Restricted Subsidiary that is not a Loan Party securing Indebtedness permitted under Section 7.03(b) and (ii) in favor of the Borrower or any Subsidiary Guarantor;

(n)         any interest or title (and all encumbrances and other matters affecting such interest or title) of a lessor, sub-lessor, licensor or sub-licensor under leases, subleases, non-exclusive licenses or non-exclusive sublicenses entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business; provided that no such lease or sublease shall constitute a Capitalized Lease;

(o)         Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business permitted by this Agreement;

(p)         Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 7.02(a);

(q)         Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(r)          Liens that are customary contractual rights of set-off (i) relating to the establishment of depository relations with banks in the ordinary course of business and not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(s)          Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(t)          ground leases in respect of Real Property on which facilities owned or leased by the Borrower or any of its Restricted Subsidiaries are located;

(u)         Liens (including any interest or title (and all encumbrances and other matters affecting such interest or title) of a lessor or sub-lessor under Capitalized Leases) securing Indebtedness permitted under Section 7.03(e); provided that (i) such Liens are created no later than 270 days following the acquisition, construction, repair, lease or improvement, as applicable, of the property subject to such Liens, (ii) such Liens do not at any time encumber property (except for replacements, additions and accessions to such property) other than the property financed by such Indebtedness and the proceeds and products thereof and customary security deposits and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for replacements, additions and accessions to such assets) other than the assets subject to such Capitalized Leases and the proceeds and products thereof and customary security deposits; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(v)         Liens on property (i) of any Foreign Subsidiary that is not a Loan Party and (ii) that does not constitute Collateral, which Liens secure Indebtedness or other obligations of the applicable Foreign Subsidiary permitted under Section 7.03;

(w)        Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 6.14), in each case after the Closing Date (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary); provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary and (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition);

(x)         (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Restricted Group, taken as a whole;

(y)         Liens arising from precautionary Uniform Commercial Code financing statements or similar filings;

(z)         Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(aa)       any Lien created or assumed in reliance on Section 7.01(u) or 7.01(w) notwithstanding that the obligation secured thereby shall have been modified, replaced, renewed or extended; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien when it was initially created or assumed and (B) proceeds and products thereof, and (ii) such Lien does not secure any obligation other than those it secured on the date such Lien was initially created or assumed or, to the extent constituting Indebtedness, any Permitted Refinancing of the Indebtedness secured thereby on the date such Lien was initially created or assumed; provided, however, that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(bb)       other Liens with respect to property or assets of the Borrower or any of its Restricted

Subsidiaries securing obligations in an aggregate principal amount outstanding at any time not to exceed the greater of (x) $112,500,000 and (y) 36.50% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of incurrence of such Lien;

(cc)       Liens on the Collateral securing Incremental Equivalent Debt incurred pursuant to Section 7.03(s) and any Permitted Refinancing thereof; provided that such Liens shall be subject to the First Lien Intercreditor Agreement or the Second Lien Intercreditor Agreement, as applicable;

(dd)       Liens on the Collateral securing Permitted First Priority Refinancing Debt or Permitted Second Priority Refinancing Debt and any Permitted Refinancing of the foregoing; provided that (x) any such Liens securing any Permitted Refinancing in respect of Permitted First Priority Refinancing Debt are subject to a First Lien Intercreditor Agreement (or, to the extent junior lien Indebtedness is incurred in such Permitted Refinancing, a Second Lien Intercreditor Agreement) and (y) any such Liens securing any Permitted Refinancing in respect of Permitted Second Priority Refinancing Debt are subject to a Second Lien Intercreditor Agreement;

(ee)       Liens on the Equity Interests of any joint venture entity consisting of a transfer restriction, purchase option, call or similar right of a third party joint venture partner;

(ff)        Liens arising by operation of law in the United States under Article 2 of the UCC in favor of a reclaiming seller of goods or buyer of goods;

(gg)       Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods, in each case in the ordinary course of business;

(hh)       deposits of cash with the owner or lessor of premises leased and operated by the Borrower or any of its Subsidiaries to secure the performance of the Borrower’s or such Subsidiary’s obligations under the terms of the lease for such premises, in each case in the ordinary course of business; and

(ii)         Liens to secure Indebtedness incurred pursuant to Section 7.03(m).

For purposes of determining compliance with this Section 7.01, (i) in the event that any Lien (or any portion thereof) meets the criteria of more than one of the categories of permitted Liens described in Section 7.01(a) through 7.01(ii), the Borrower, in its sole discretion, will classify, and may from time to time subsequently reclassify, such Lien (or any portion thereof) among one or more of such categories or clauses in any manner and will only be required to include the amount and type of such Lien in one of the clauses of this Section 7.01 and (ii) at the time of incurrence or at the time of any reclassification, the Borrower will be entitled to divide and classify (or reclassify) any Lien in more than one of the categories of permitted Liens described in Section 7.01(a) through 7.01(ii).

Section 7.02.  Investments.  The Borrower shall not, nor shall the Borrower permit any Restricted Subsidiary to, directly or indirectly, make or hold any Investments, except:

(a)         Investments in assets that were Cash Equivalents when such Investment was made;

(b)         loans or advances to officers, directors and employees of any Loan Party or any of its Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of Holdings or any direct or indirect parent thereof directly from such issuing entity (provided that the amount of such loans and advances shall be contributed to the Borrower in cash as common equity) and (iii) for any other purposes not described in the foregoing clauses (i) and (ii); provided that the aggregate principal amount of loans and advances outstanding at any time under this Section 7.02(b)(iii) shall not exceed the greater of (x) $18,000,000 and (y) 6.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such Investment;

(c)         Investments (i) by the Borrower or any Restricted Subsidiary in any Loan Party (other than Holdings) or any Qualified Restricted Subsidiary (or a Person that will become a Qualified Restricted Subsidiary substantially concurrently with such Investment), (ii) by any Restricted Subsidiary that is neither a Loan Party nor a Qualified Restricted Subsidiary in any other Restricted Subsidiary that is neither a Loan Party nor a Qualified Restricted Subsidiary and (iii) by the Borrower or any Restricted Subsidiary in any (1) Restricted Subsidiary that is neither a Loan Party nor a Qualified Restricted Subsidiary, (2) Unrestricted Subsidiary or (3) joint venture; provided that the aggregate amount of Investments at any time outstanding under this clause (iii), together with the aggregate consideration for Permitted Acquisitions made by Loan Parties or Qualified Restricted Subsidiaries pursuant to Section 7.02(i) of assets that are not (or do not become) owned by a Loan Party or a Qualified Restricted Subsidiary or of Equity Interests in Persons that do not become Loan Parties or Qualified Restricted Subsidiaries, shall not exceed the greater of (x) $150,000,000 and (y) 50.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such Investment;

(d)         Investments consisting of extensions of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(e)         Investments consisting of (i) the creation or assumption of Liens in accordance with Section 7.01, (ii) the incurrence or assumption of Indebtedness in accordance with Section 7.03 (other than 7.03(d)), (iii) the acquisition of assets resulting from the consummation of a merger, dissolution, liquidation or consolidation in accordance with Section 7.04 (other than Section 7.04(c), 7.04(d), 7.04(e) or 7.04(g)), (iv) the acquisition of assets resulting from the consummation of a Disposition in accordance with Section 7.05(h), 7.05(j), 7.05(m) or 7.05(n), (v) the acquisition of assets received as Restricted Payments made in accordance with Section 7.06 (other than Section 7.06(e) or 7.06(i)(iv)) and (vi) the acquisition of assets received as payments in respect of Indebtedness made in accordance with Section 7.13;

(f)          Investments (i) existing or contemplated on the Closing Date and set forth on Schedule 7.02(f) and any modification, replacement, renewal, refinancing, reinvestment or extension thereof and (ii) existing on the Closing Date by the Borrower or any Restricted Subsidiary in any Restricted Subsidiary or joint venture and any modification, replacement, renewal or extension thereof; provided that, in the case of clauses (i) and (ii), the amount of any such Investment may not be increased except (x) as required by the terms of such Investment as in existence on the Closing Date (including in respect of any unused commitment), plus any accrued but unpaid interest (including any portion thereof which is payable in kind in accordance with the terms of such modified, extended, renewed, refinanced or replaced Investment) and premium payable by the terms of such Investment thereon and fees and expenses associated therewith as in existence on the Closing Date or (y) as otherwise permitted by this Section 7.02 (and in such case made in reliance on another paragraph of this Section 7.02 so permitting such modification, replacement, renewal or extension thereof);

(g)         Investments in Swap Contracts permitted under Section 7.03;

(h)         Investments in securities, promissory notes and other assets not constituting cash or Cash Equivalents to the extent received in connection with any Disposition permitted by Section 7.05;

(i)          any acquisition by any Loan Party or any Restricted Subsidiary of all or substantially all of the assets of a Person or assets constituting a division, business unit or line of business of a Person or of Equity Interests in a Person that is or, as a result of such acquisition, becomes a Restricted Subsidiary (or any subsequent investment made in a Person, division, business unit or line of business previously acquired in a Permitted Acquisition), in each case in a single transaction or series of related transactions, if (i) no Event of Default shall have occurred and be continuing or would result therefrom, (ii) immediately after giving effect to such acquisition or investment and any related transactions, the Total Leverage Ratio calculated on a Pro Forma Basis shall not be greater than the Total Leverage Ratio then permitted under Section 7.11 (regardless of whether then in effect) as of the last day of the most recently ended Test Period; (iii) solely to the extent (and at such time) required by the Collateral and Guarantee Requirement, Section 6.11 and the Loan Documents, the property, assets and businesses acquired in such purchase or other acquisition shall constitute Collateral, (iii) solely to the extent (and at such time) required by the Collateral and Guarantee Requirement, Section 6.11 and other provisions of this Agreement, any such newly created or acquired Subsidiary (other than an Excluded Subsidiary) shall become a Guarantor and (iv) the businesses acquired in such purchase or other acquisition shall be in compliance with Section 7.07 (any such acquisition consummated under this Section 7.02(i), a “Permitted Acquisition”); provided that the aggregate consideration (other than consideration consisting of Equity Interests (other than Disqualified Equity Interests) in Holdings or any direct or indirect parent thereof) for Permitted Acquisitions made by Loan Parties or Restricted Subsidiaries pursuant to this Section 7.02(i) of assets that are not (or do not become) owned by a Loan Party or a Qualified Restricted Subsidiary or of Equity Interests in Persons that do not become Loan Parties or Qualified Restricted Subsidiaries, together with any Investments under Section 7.02(c)(iii) then outstanding, shall not exceed the greater of (x) $150,000,000 and (y) 50.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such Investment;

(j)          the Transactions and Investments made to effect, or otherwise made in connection with, the Transactions or any non-cash Investments made in connection with Permitted Reorganizations;

(k)         Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;

(l)          Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(m)        loans and advances to Holdings in lieu of and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof) Restricted Payments permitted to be made to Holdings in accordance with Section 7.06(g), 7.06(h), 7.06(i) or 7.06(k);

(n)         (i) additional Investments (including Permitted Acquisitions) having an aggregate fair market value (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value) at any time outstanding under this clause (n)(i) not to exceed the greater of (x) $112,500,000 and (y) 36.50% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such Investment and (ii) additional Investments (including Permitted Acquisitions) having an aggregate fair market value (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value) at any time outstanding under this clause (n)(ii) not to exceed the Cumulative Credit immediately prior to the time of the making of such Investment (provided that no Event of Default shall have occurred and be continuing or would result from the making of any Investment under this clause (n)(ii));

(o)         advances of payroll payments to employees in the ordinary course of business;

(p)         Investments to the extent that payment for such Investments is made solely with Equity Interests (other than Disqualified Equity Interests) of Holdings or any direct or indirect parent of Holdings;

(q)         Investments of a Restricted Subsidiary acquired after the Closing Date in connection with an Investment permitted under this Agreement or of a corporation merged, amalgamated or consolidated into the Borrower or merged, amalgamated or consolidated with a Restricted Subsidiary, in each case in accordance with this Section 7.03 and Section 7.04 after the Closing Date, to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(r)          Investments made by any Restricted Subsidiary that is not a Loan Party to the extent such Investments are financed with the proceeds received by such Restricted Subsidiary from an Investment in such Restricted Subsidiary made pursuant to Section 7.02(c)(iii), 7.02(i), 7.02(n) or 7.02(u);

(s)          (i) Guarantees of Indebtedness permitted under Section 7.03 (other than any such Guarantees permitted under Section 7.03(d)) and (ii) Guarantees of operating leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case under this clause (ii), which leases or other obligations are entered into in the ordinary course of business;

(t)          [reserved];

(u)         any additional Investments; provided that after giving Pro Forma Effect to any such Investments under this clause (u), (i) no Event of Default shall have occurred and be continuing (or would result immediately thereafter therefrom) and (ii) the Total Leverage Ratio is equal to or less than 5.00:1.00 as of the last day of the most recently ended Test Period;

(v)         Investments consisting of earnest money deposits required in connection with a purchase agreement, or letter of intent, or other acquisitions to the extent not otherwise prohibited by the Agreement; and

(w)        payments to any Captive Insurance Subsidiary in an amount equal to (a) the capital required under the applicable laws or regulations of the jurisdiction in which such Captive Insurance Subsidiary is formed or determined by independent actuaries as prudent and necessary capital to operate such Captive Insurance Subsidiary plus (b) any reasonable general corporate and overhead expenses of such Captive Insurance Subsidiary.

If any Person in which an Investment is made pursuant to Section 7.02(c)(iii), Section 7.02(i), Section 7.02(n) or Section 7.02(u) as applicable that is not a Qualified Restricted Subsidiary or Subsidiary Guarantor at the time of such Investment but thereafter becomes a Qualified Restricted Subsidiary or a Subsidiary Guarantor or is merged or consolidated into or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Borrower, a Subsidiary Guarantor or a Qualified Restricted Subsidiary, then such Investment shall thereafter automatically be deemed to have been made pursuant to clause (c)(i) above to the extent permitted thereunder at such time and, for the avoidance of doubt, shall not be accounted for under Section 7.02(c)(iii), Section 7.02(i), Section 7.02(n) or Section 7.02(u), as applicable.

Section 7.03.  Indebtedness.  The Borrower shall not, nor shall the Borrower permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Indebtedness, except:

(a)         Indebtedness of any Loan Party under the Loan Documents;

(b)         (i) Indebtedness outstanding on the Closing Date and listed on Schedule 7.03(b) and any Permitted Refinancing thereof and (ii) intercompany Indebtedness outstanding on the Closing Date and any Permitted Refinancing thereof; provided that (x) any intercompany Indebtedness shall be evidenced by an Intercompany Note and (y) any intercompany Indebtedness of any Loan Party owed to any Person that is not a Loan Party shall be unsecured and subordinated to the Obligations pursuant to the subordination provisions contained in an Intercompany Note;

(c)         Guarantees by any member of the Restricted Group in respect of Indebtedness of the Borrower or any Restricted Subsidiary of the Borrower otherwise permitted hereunder; provided that (i) no Guarantee by Holdings or any Restricted Subsidiary of any Indebtedness of a Loan Party (including the 2021 Unsecured Notes, the 2025 Unsecured Notes, any Junior Financing, any Incremental Equivalent Debt, any Permitted First Priority Refinancing Debt, any Permitted Second Priority Refinancing Debt, any Permitted Unsecured Refinancing Debt or any Permitted Refinancing of any of the foregoing) shall be permitted unless such guaranteeing party shall have also provided a Guarantee of the Obligations on the terms set forth herein and (ii) if the Indebtedness being Guaranteed is Junior Financing, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination provisions of such Junior Financing;

(d)         Indebtedness (other than Indebtedness permitted under Section 7.03(b)) of the Borrower or any Restricted Subsidiary owing to any Loan Party or any other Restricted Subsidiary to the extent constituting an Investment permitted by Section 7.02; provided that all such Indebtedness of any Loan Party owed to any Person that is not a Loan Party shall be unsecured and subordinated to the Obligations pursuant to the subordination provisions contained in an Intercompany Note;

(e)         (i) Attributable Indebtedness and other Indebtedness of the Borrower or any Restricted Subsidiary (including Capitalized Leases) financing an acquisition, construction, repair, replacement, lease or improvement of a fixed or capital asset incurred prior to or no later than 270 days after the acquisition, lease or improvement of the applicable asset in an aggregate principal amount (together with any Permitted Refinancings thereof) at any one time outstanding under this clause (e) not to exceed the greater of (x) $150,000,000 and (y) 50.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) and (ii) Attributable Indebtedness of the Borrower or any Restricted Subsidiary arising out of sale-leaseback transactions permitted by Section 7.05(m) and, in each case under this clause (e), any Permitted Refinancing thereof;

(f)          Indebtedness in respect of Swap Contracts designed to hedge against the Borrower’s or any Restricted Subsidiary’s exposure to interest rates (including Swap Contracts entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise)), foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes;

(g)         (A) Indebtedness (i) of the Borrower or any Restricted Subsidiary assumed in connection with any acquisition, investment, merger, amalgamation or consolidation in accordance with the terms of this Agreement (provided that such Indebtedness is not incurred in contemplation of such acquisition, investment, merger, amalgamation or consolidation) or (ii) of the Borrower or any Restricted Subsidiary incurred to finance any acquisition, investment, merger, amalgamation or consolidation in accordance with the terms of this Agreement; provided that (x) in the case of any Indebtedness incurred under clause (i) or (ii), immediately after giving effect to the assumption or incurrence of such Indebtedness, on a Pro Forma Basis, the Consolidated Coverage Ratio as of the last day of the most recently ended Test Period is either (1) at least 2.00:1.00 or (2) not less than the Consolidated Coverage Ratio for such Test Period immediately prior to such acquisition, investment, merger, amalgamation or consolidation, (y) in the case of any Indebtedness incurred under clause (ii), such Indebtedness matures after, and does not require any scheduled amortization or other scheduled payments of principal (other than customary AHYDO Catch-Up Payments, and customary offers to repurchase and prepayment events upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default) prior to, the then Latest Maturity Date (provided that such Indebtedness may be incurred in the form of a customary “bridge” or other interim credit facility intended to be refinanced or replaced with long-term indebtedness so long as, subject only to customary conditions the failure of which to be satisfied would otherwise result in an Event of Default, it would either be automatically converted into or required to be exchanged for permanent financing which satisfies the requirements of this clause (y)), and (z) in the case of any Indebtedness incurred under clause (ii), to the extent such Indebtedness is secured, such Indebtedness shall be subject to a First Lien Intercreditor Agreement or Second Lien Intercreditor Agreement, as applicable, and (B) any Permitted Refinancing of any Indebtedness incurred under this clause (g);

(h)         Indebtedness representing deferred compensation to employees of any member of the Restricted Group incurred in the ordinary course of business and other obligations and liabilities arising under employee benefit plans in the ordinary course of business;

(i)          Indebtedness consisting of unsecured promissory notes issued by any member of the Restricted Group to current or former officers, managers, consultants, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings or any direct or indirect parent of Holdings permitted by Section 7.06;

(j)          Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries in a Permitted Acquisition, any other Investment expressly permitted hereunder or any Disposition expressly permitted hereunder, in each case, constituting indemnification obligations or obligations in respect of purchase price (including earnouts) or other similar adjustments;

(k)         Indebtedness consisting of obligations of the Borrower or any of its Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions, and Permitted Acquisitions or any other Investment expressly permitted hereunder;

(l)          Indebtedness in respect of treasury, depository, credit card, purchase card, debit card and cash management services or automated clearinghouse transfer of funds, overdraft, electronic funds transfers, and other cash management or similar services incurred in the ordinary course of business;

(m)        Indebtedness of the Borrower or any Restricted Subsidiary, in an aggregate principal amount at any time outstanding under this clause (m) not to exceed the greater of (x) $112,500,000 and (y) 36.15% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis);

(n)         Indebtedness consisting of the financing of insurance premiums or take-or-pay obligations contained in supply arrangements that do not constitute Guarantees, in each case, in the ordinary course of business;

(o)         Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business and not in connection with the borrowing of money, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness incurred in the ordinary course of business with respect to reimbursement-type obligations regarding workers compensation claims; provided that any reimbursement obligations in respect thereof are reimbursed within 30 days following the incurrence thereof (or within such longer period as is permitted without interest or other charges under the benefit plan which reimbursement is to be made under);

(p)           obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice and not in connection with the borrowing of money or Swap Contracts;

(q)         [reserved];

(r)          (i) (A) Indebtedness with respect to the 2021 Unsecured Notes in an aggregate principal amount not to exceed $400,000,000 at any one time outstanding and (B) Indebtedness with respect to the 2025 Unsecured Notes in an aggregate principal amount not to exceed $370,000,000 at any one time outstanding and (ii) any Permitted Refinancing of any Indebtedness incurred under this clause (r); provided that, in the case of clauses (i) and (ii), such Indebtedness shall not be guaranteed by a Subsidiary that is not a Guarantor of the Obligations;

(s)          (A) Indebtedness issued by the Borrower and in the form of one or more series of senior or subordinated notes or loans (which may be unsecured or secured on a junior lien basis or, in the case of notes only, a pari passu basis, in each case issued in a public offering, Rule 144A or other private placement or bridge facility in lieu of the foregoing, or senior or subordinated “mezzanine” debt (which may be in the form of loans or notes and limited to being unsecured or secured solely on a junior lien basis)) (the “Incremental Equivalent Debt”); provided that (i) such Incremental Equivalent Debt shall not be subject to the requirement set forth in clause (vi) of Section 2.19(b), (ii) such Incremental Equivalent Debt (A) shall not be guaranteed by any person other than a Guarantor, (B) shall not be secured by any assets other than the Collateral, (C) shall not have a Weighted Average Life to Maturity less than the remaining Weighted Average Life to Maturity of the then outstanding Initial Term Loans (provided that the effects of any scheduled amortization or prepayments made on the Initial Term Loans prior to the date of incurring such Incremental Equivalent Debt shall be disregarded), (D) shall have a final maturity no earlier than the Original Term Loan Maturity Date (provided that such Incremental Equivalent Debt may be incurred in the form of a customary “bridge” or other interim credit facility intended to be refinanced or replaced with long-term indebtedness so long as, subject only to customary conditions the failure of which to be satisfied would otherwise result in an Event of Default, it would either be automatically converted into or required to be exchanged for permanent financing which satisfies the requirements of this clause (D)), (E) if such Incremental Equivalent Debt ranks pari passu in right of security, such Incremental Equivalent Debt may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any mandatory prepayments under the Loan Documents (provided, however, that any Incremental Equivalent Debt may participate on a greater than pro rata basis, on a pro rata basis or on a less than pro rata basis in any voluntary prepayments) and (F) shall not be secured by any Liens except Liens permitted under Section 7.01(cc), (iii) the other terms of such Incremental Equivalent Debt (other than (1) provisions applicable only to periods after the Latest Maturity Date (as of the date of incurrence of such Incremental Equivalent Debt) and (2) pricing, fees, rate floors, premiums, optional prepayment or redemption terms (which shall be determined by the

Borrower)) are either (I) customary market terms for Indebtedness of such type at the time of incurrence (taken as a whole) (as determined in good faith by the Borrower) or (II) substantially identical to, or when taken as a whole, are not materially more restrictive with respect to the Loan Parties than the terms of the Term Loans (as of the date of incurrence of such Incremental Equivalent Debt), in each case under this clause (iii)(II), unless the then-existing Term Loans (other than any then-existing Term Loans secured on a junior basis to the applicable Incremental Equivalent Debt) (as of the date of incurrence of the Incremental Equivalent Debt) receive the benefit of such more favorable terms through the then Latest Maturity Date (for the avoidance of doubt, it is understood that to the extent any financial maintenance covenant is added for the benefit of such Incremental Equivalent Debt, no consent shall be required from the Administrative Agent or any Lender to the extent that such financial maintenance covenant is also added for the benefit of the Term Loans (other than any then-existing Term Loans secured on a junior basis to the applicable Incremental Equivalent Debt) then outstanding) (provided that a certificate of a Responsible Officer delivered to the Administrative Agent prior to the incurrence of such Incremental Equivalent Debt (or such later date as the Administrative Agent may agree in its discretion), together with a reasonable description of the material terms of such Incremental Equivalent Debt or drafts of the material documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (iii) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees)), (iv) after giving effect to the incurrence of such Incremental Equivalent Debt, the aggregate principal amount of all Incremental Equivalent Debt (together with all Incremental Term Loans and all Revolving Commitment Increases under Section 2.19(a)) shall not exceed (x) $346,000,000 (provided that $35,000,000 of such amount under this clause (x) shall solely be available for Revolving Commitment Increases) plus (y) an unlimited additional amount, so long as on a Pro Forma Basis after the incurrence of such Incremental Equivalent Debt (A) if such Incremental Equivalent Debt ranks pari passu in right of security with the Obligations on the Collateral, the First Lien Leverage Ratio as of the last day of the most recently ended Test Period does not exceed 3.90:1.00, (B) if such Incremental Equivalent Debt ranks junior in right of security with the Obligations on the Collateral, the Senior Secured Leverage Ratio as of the last day of the most recently ended Test Period does not exceed 3.90:1.00, and (C) if such Incremental Equivalent Debt is unsecured, the Consolidated Coverage Ratio as of the last day of the most recently ended Test Period is either at least 2.00:1.00 or not less than the Consolidated Coverage Ratio for such Test Period immediately prior to the incurrence of such Incremental Equivalent Debt under this clause (C) (it being understood that any Incremental Equivalent Debt may be incurred under sub-clause (y) regardless of whether there is capacity under sub-clause (x)); provided, further, that for purposes of the calculation of the Senior Secured Leverage Ratio and the First Lien Leverage Ratio, as applicable, used in determining the availability of Incremental Equivalent Debt under this Section 7.03(s), any cash proceeds of Incremental Equivalent Debt will not be netted for purposes of determining compliance with the Senior Secured Leverage Ratio or the First Lien Leverage Ratio, as applicable and (B) any Permitted Refinancing of any Indebtedness incurred under this clause (s);

(t)          (i) Permitted Unsecured Refinancing Debt of a Loan Party and (ii) any Permitted Refinancing of any Indebtedness incurred under this clause (t);

(u)         (i) Permitted First Priority Refinancing Debt and Permitted Second Priority Refinancing Debt, in each case of a Loan Party and (ii) any Permitted Refinancing of any Indebtedness incurred under this clause (u);

(v)         (i) Permitted Ratio Debt of a Loan Party (provided that (x) no Event of Default shall have occurred and be continuing at the time of the incurrence of such Indebtedness or would result therefrom and (y) immediately after giving effect to the incurrence of such Permitted Ratio Debt, on a Pro Forma Basis, the Consolidated Coverage Ratio as of the last day of the most recently ended Test Period is either

(I) at least 2.00:1.00 or (II) not less than the Consolidated Coverage Ratio for such Test Period immediately prior to the incurrence of such Permitted Ratio Debt) and (ii) any Permitted Refinancing of any Indebtedness incurred under this clause (v);

(w)        Indebtedness of Restricted Subsidiaries that are not Subsidiary Guarantors, in an aggregate principal amount at any time outstanding not to exceed the greater of (x) $100,000,000 and (y) 32.25% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis); provided that, notwithstanding the provisions of Section 7.03(c) or any other provision hereof, no Restricted Subsidiary that is not a Loan Party may Guarantee any Indebtedness of a Loan Party;

(x)         all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in Sections 7.03(a) through 7.03(w) above or Sections 7.03(y) through (bb) below;

(y)         Guarantees by the Borrower of Indebtedness of any Qualified Restricted Subsidiary and by any Qualified Restricted Subsidiary of Indebtedness of the Borrower or any other Qualified Restricted Subsidiary, provided that the Indebtedness so Guaranteed would have otherwise been permitted to be incurred by the Borrower or the guaranteeing Qualified Restricted Subsidiary under another clause of this Section 7.03;

(z)         Indebtedness in respect of unsecured promissory notes issued to a Strategic Investor in connection with repurchases, redemptions or other acquisitions of Equity Interests permitted by Section 7.06(n) in an aggregate principal amount at any one time outstanding under this clause (z) not to exceed the greater of (x) $75,000,000 and (y) 25.0% of Consolidated EBITDA for the most recently ended Test Period;

(aa)       the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness in the form of loans from a Captive Insurance Subsidiary or obligations in respect of self-insurance; and

(bb)       (i) Indebtedness of any Loan Party, in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness incurred pursuant to this clause (bb) and then outstanding, will not exceed 100.0% of the cumulative amount of cash and Cash Equivalent proceeds from the sale of Equity Interests of the Borrower or of any direct or indirect parent of the Borrower after March 31, 2016 (other than the Investor Equity Investment, Disqualified Equity Interests and any Specified Equity Contribution) and on or prior to such time (including upon exercise of warrants or options) which proceeds have been received in the form of common equity by, or contributed as common equity to the capital of, the Borrower and (ii) any Permitted Refinancing of any Indebtedness incurred under this clause (bb); provided that any such cash and Cash Equivalent proceeds that are so received or contributed shall be available for the incurrence of Indebtedness under clause (bb)(i) solely to the extent Not Otherwise Applied at such time of incurrence.

For purposes of determining compliance with Section 7.03, in the event that an item of Indebtedness (or any portion thereof) at any time, whether at the time of incurrence or upon the application of all or a portion of the proceeds thereof or subsequently, meets the criteria of more than one of the categories of permitted Indebtedness described in Sections 7.03(a) through 7.03(bb) above, the Borrower, in its sole discretion, will classify, and may from time to time subsequently reclassify, such item of Indebtedness (or any portion thereof) in any one or more of the types of Indebtedness described in Sections 7.03(a) through 7.03(bb) (in the case of reclassification, so long as such Indebtedness is permitted at the time of reclassification to be incurred pursuant to the applicable provision) and will only be required to include the amount and type of such Indebtedness in such of the above clauses as determined by the Borrower at such time.  The Borrower will be entitled to divide and classify an item of

Indebtedness in more than one of the types of Indebtedness described in Sections 7.03(a) through 7.03(bb).  Notwithstanding the foregoing or anything to the contrary contained in this Agreement, (a) Indebtedness incurred under the Loan Documents, any Incremental Commitments and any Incremental Loans shall only be classified as incurred under Section 7.03(a) and (b) any Permitted Refinancing of any Indebtedness incurred under Section 7.03(a), 7.03(t) or 7.03(u) may only be incurred, and shall only be classified as incurred, under Section 7.03(a), 7.03(t) or 7.03(u), respectively.

For purposes of determining compliance with any Dollar-denominated restriction on the creation, incurrence, assumption or existence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred; provided that, if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the principal amount of such Indebtedness being refinanced, plus (ii) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums) and other costs and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with such refinancing, plus (iii) the amount of accrued but unpaid interest payable under the terms of such Indebtedness, plus (iv) the amount of any existing available commitments unutilized under such Indebtedness.

The accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount, and the payment of interest or dividends in the form of additional Indebtedness, as the case may be, of the same class, accretion or amortization of original issue discount and increases in the amount of Indebtedness solely as a result of fluctuations in the exchange rate of currencies, will, in each case, not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.03.

Section 7.04.  Fundamental Changes.  The Borrower shall not, nor shall the Borrower permit any Restricted Subsidiary to, directly or indirectly, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a)         any Restricted Subsidiary may merge, amalgamate or consolidate with (i) the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction); provided that (w) no Event of Default exists or would result therefrom, (x) the Borrower shall be the continuing or surviving Person, (y) such transaction does not result in the Borrower ceasing to be organized under the laws of the United States, any State thereof or the District of Columbia and (z) such transaction does not have an adverse effect on the perfection or priority of the Liens granted under the Collateral Documents or (ii) one or more other Restricted Subsidiaries; provided that, in the case of this clause (ii), when such transaction involves a Loan Party, such Loan Party shall be the continuing or surviving Person except to the extent otherwise constituting an Investment permitted by Section 7.02 (other than Section 7.02(e));

(b)         (i) any Restricted Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Restricted Subsidiary that is not a Loan Party and (ii) any Restricted Subsidiary may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such action is in the best interest of the Borrower and its Restricted Subsidiaries and is not materially disadvantageous to the Lenders (it being understood that, in the case of any liquidation or dissolution of a Guarantor, such Guarantor shall transfer its assets to a Loan Party, and in the case of any change in legal form, a Restricted Subsidiary that is a Guarantor will remain a Guarantor (unless such Guarantor is otherwise permitted to cease being a Guarantor hereunder) and such transaction shall not have an adverse effect on the perfection or priority of the Liens granted under the Collateral Documents);

(c)         the Borrower and any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Restricted Subsidiary; provided that, if the transferor in such a transaction is the Borrower or a Guarantor, then (i) the transferee must be a Loan Party or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Restricted Subsidiary which is not a Loan Party in accordance with Sections 7.02 (other than Section 7.02(e)) and 7.03, respectively;

(d)         so long as no Event of Default exists or would result therefrom, the Borrower may merge with any other Person; provided that (i) the Borrower shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger or consolidation is not the Borrower (any such Person, the “Successor Borrower”), (A) the Successor Borrower shall be an entity organized or existing under the Laws of the United States, any state thereof or the District of Columbia and such transaction shall not have an adverse effect on the perfection or priority of the Liens granted under the Collateral Documents, (B) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C) each Guarantor, unless it is the other party to such merger or consolidation, shall have confirmed that its Guarantee shall apply to the Successor Borrower’s obligations under the Loan Documents, (D) each Guarantor, unless it is the other party to such merger or consolidation, shall have, by a supplement to the Security Agreement and other applicable Collateral Documents, confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under the Loan Documents, (E) if requested by the Collateral Agent, each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have, by an amendment to or restatement of the applicable Mortgage (or other instrument reasonably satisfactory to the Collateral Agent), confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under the Loan Documents, and (F) the Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document comply with this Agreement; provided, further, that, if the foregoing conditions are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement; provided, further, that the Borrower agrees to provide any documentation and other information about such Successor Borrower as shall have been reasonably requested in writing by any Lender through the Administrative Agent that is required by regulatory authorities or under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA Patriot Act;

(e)         so long as no Event of Default exists or would result therefrom, any Restricted Subsidiary may merge with any other Person (other than Holdings or the Borrower) in order to effect an Investment permitted pursuant to Section 7.02 (other than Section 7.02(e)); provided that the continuing or surviving Person shall be a Restricted Subsidiary, which together with each of its Restricted Subsidiaries, shall have complied with the requirements of Section 6.11 to the extent required pursuant to the Collateral and Guarantee Requirement;

(f)          the Borrower and its Restricted Subsidiaries may consummate the Merger, related transactions contemplated by the Merger Agreement (and documents related thereto), the Initial Issuer Merger and the other Transactions; and

(g)         so long as no Event of Default exists or would result therefrom, any Restricted Subsidiary may effect a merger, dissolution, liquidation or consolidation, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05 (other than Section 7.05(e)).

Section 7.05.  Dispositions.  The Borrower shall not, nor shall the Borrower permit any Restricted Subsidiary to, directly or indirectly, make any Disposition, except:

(a)         (x) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business, (y) Dispositions in the ordinary course of business of property no longer used or useful in the conduct of the business of any member of the Restricted Group and (z) Dispositions to landlords of improvements made to leased real property pursuant to customary terms of leases entered into in the ordinary course of business;

(b)         Dispositions of inventory and goods held for sale in the ordinary course of business and immaterial assets (considered in the aggregate) (including allowing any registrations or any applications for registration of any immaterial IP Rights to lapse or go abandoned in the ordinary course of business) in the ordinary course of business;

(c)         Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d)         Dispositions of property to the Borrower or any Restricted Subsidiary; provided that, if the transferor of such property is a Loan Party (i) the transferee thereof must be a Loan Party or a Qualified Restricted Subsidiary or (ii) if such transaction constitutes an Investment, such transaction is permitted under Section 7.02 (other than Section 7.02(e));

(e)         to the extent constituting Dispositions, (i) the creation or assumption of Liens in accordance with Section 7.01 (other than Section 7.01(l)(ii)), (ii) the disposition of assets resulting from the consummation of a merger, dissolution, liquidation or consolidation in accordance with Section 7.04 (other than Section 7.04(g)) and (iii) the making of any Restricted Payment in accordance with Section 7.06 (other than Section 7.06(e));

(f)          to the extent constituting Dispositions, foreclosure, condemnation, expropriation or any similar action with respect to any property or other assets or casualty or insured damage to assets;

(g)         Dispositions of Cash Equivalents;

(h)         leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business and which do not materially interfere with the business of any member of the Restricted Group;

(i)          [reserved];

(j)          Dispositions of property not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default exists), no Event of Default shall exist or would result from such Disposition, (ii) any prepayment required to be made in connection with the receipt of Net Proceeds in respect of such Disposition pursuant to Section 2.13 shall be made in accordance therewith and (iii) with respect to any Disposition or series of related Dispositions pursuant to this Section 7.05(j) for a purchase price in excess of $7,500,000, the Borrower or any of its Restricted Subsidiaries shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received, other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Sections 7.01(a), 7.01(f), 7.01(k), 7.01(p), 7.01(q), 7.01(cc) and 7.01(dd) and clauses (i) and (ii) of Section 7.01(r)); provided, however, that for the purposes of this clause

(iii), the following shall be deemed to be cash: (A) the (x) assumption or (y) cancellation, extinguishment or termination of Indebtedness or other liabilities (as reflected on the Borrower’s or such Restricted Subsidiary’s most recent consolidated balance sheet or in the footnotes thereto, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Borrower’s consolidated balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by the Borrower) contingent or otherwise, in each case of the Borrower or a Restricted Subsidiary (other than Subordinated Indebtedness of the Borrower or a Subsidiary Guarantor) and, in the case of clause (A)(x) only, the release of the Borrower and the Restricted Subsidiaries from all liability on such Indebtedness or other liability in connection with such Asset Disposition, (B) securities, notes or other obligations received by the Borrower or any Restricted Subsidiary from the transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents within 180 days following the closing of such Disposition, (C) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Disposition, to the extent that the Borrower and each other Restricted Subsidiary are released from any Guarantee of payment of such Indebtedness in connection with such Disposition, (D) consideration consisting of Indebtedness of the Borrower or a Subsidiary Guarantor (other than Subordinated Indebtedness) received after the Closing Date from Persons who are not the Borrower or any Restricted Subsidiary and (E) any Designated Non-Cash Consideration received by the Borrower or any Restricted Subsidiary in such Dispositions having an aggregate fair market value (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (E) that is at that time outstanding, not to exceed the greater of (1) $75.0 million and (2) 25.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis);

(k)         Dispositions listed on Schedule 7.05(k);

(l)          Dispositions or discounts without recourse of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business;

(m)        Dispositions of property pursuant to sale-leaseback transactions; provided that (i) the fair market value of all property so Disposed of after the Closing Date shall not exceed the greater of (x) $150,000,000 and (y) 50.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis), (ii) the Borrower or its Restricted Subsidiaries, as applicable, shall receive not less than 75% of the consideration thereof in the form of cash or Cash Equivalents and (iii) if such sale-leaseback transaction results in a Capitalized Lease, such Capitalized Lease is permitted by Section 7.03 and any Lien made the subject of such Capitalized Lease is permitted by Section 7.01;

(n)         any swap of assets in exchange for services or other assets in the ordinary course of business of comparable or greater value or usefulness to the business of the Borrower and the Subsidiaries as a whole, as determined in good faith by the management of the Borrower;

(o)         any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(p)         Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(q)         the unwinding of any Swap Contract;

(r)          the sale of Equity Interests in a Qualified Restricted Subsidiary to a Strategic Investor in the ordinary course of business;

(s)          any Dispositions in a single transaction or series of related transactions with an aggregate fair market value of less than the greater of (i) $37,500,000 and (ii) 12.50% of Consolidated EBITDA (calculated on a Pro Forma Basis) for the most recently ended Test Period at the time of such Disposition;

(t)          any disposition of non-core assets acquired in connection with any Permitted Acquisition or Investment permitted under this Agreement; and

(u)         any sales, transfers, leases and other dispositions made in order to effect the Transactions or any Permitted Reorganization.

provided that any Disposition of any property pursuant to this Section 7.05 (except pursuant to Sections 7.05(a), 7.05(d), 7.05(f), 7.05(e), 7.05(p), 7.05(q), 7.05(s), 7.05(t) and 7.05(u) and except for Dispositions from a Loan Party to any other Loan Party) shall be for no less than the fair market value of such property at the time of such Disposition.  To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and, if requested by the Borrower, upon the certification delivered to the Administrative Agent by the Borrower that such Disposition is permitted by this Agreement, the Administrative Agent or the Collateral Agent, as applicable, shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

Section 7.06.  Restricted Payments.  The Borrower shall not, nor shall the Borrower permit any Restricted Subsidiary to declare or make, directly or indirectly, any Restricted Payment, except:

(a)         each Restricted Subsidiary may make Restricted Payments to the Borrower or any other Restricted Subsidiary (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to the Borrower and any other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(b)         any member of the Restricted Group may declare and make dividend payments or other Restricted Payments payable solely in the Equity Interests (other than Disqualified Equity Interests) of such Person;

(c)         [reserved];

(d)         Restricted Payments made on the Closing Date to consummate the Transactions;

(e)         to the extent constituting Restricted Payments, the members of the Restricted Group may (i) make any Investment expressly permitted by any provision of Section 7.02 (other than Sections 7.02(e)(v) and 7.02(m)), (ii) transfer assets in respect of the elimination of Equity Interests resulting from the consummation of a merger, dissolution, liquidation or consolidation in accordance with Section 7.04 or (iii) make transactions permitted by Section 7.08(e) or 7.08(j);

(f)          repurchases of Equity Interests in any member of the Restricted Group deemed to occur upon exercise of stock options or warrants or the settlement or vesting of other equity awards if such Equity Interests represent a portion of the exercise price of, or tax withholdings with respect to, such options or warrants;

(g)         any member of the Restricted Group may (i) pay (or make Restricted Payments to allow Holdings or any direct or indirect parent thereof to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of Holdings or any direct or indirect parent thereof held by any present or former employee, officer, director or consultant thereof or any direct or indirect parent thereof or of the Borrower or any Restricted Subsidiary or (ii) make Restricted Payments in the form of distributions to allow Holdings or any direct or indirect parent thereof to pay principal or interest on promissory notes that were issued to any future, present or former employee, officer, director or consultant in lieu of cash payments for the repurchase, retirement or other acquisition or retirement for value of such Equity Interests or equity-based awards held by such Persons, in each case, upon the death, disability, retirement or termination of employment of any such Person or pursuant to any employee or director equity plan, employee or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, director, officer or consultant of Holdings or any direct or indirect parent thereof or of the Borrower or any Restricted Subsidiary; provided that the aggregate amount of Restricted Payments made pursuant to this Section 7.06(g) and all loans and advances made pursuant to Section 7.02(m) made in lieu of any such permitted Restricted Payment shall not exceed $30,000,000 in any fiscal year; provided, further, that that cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary from future, present or former employees, directors, managers or consultants of the Borrower, or any direct or indirect parent of the Borrower or Restricted Subsidiaries, or permitted transferees, assigns, estates, trusts, heirs, or any spouse or former spouse of such employee, director, manager or consultant, in connection with a repurchase of Equity Interests of the Borrower or any direct or indirect parent entity of the Borrower will not be deemed to constitute a Restricted Payment for purposes of this Agreement;

(h)         the Borrower may make Restricted Payments (or may make distributions, loans or advances to any direct or indirect parent entity) in an aggregate amount not to exceed the Cumulative Credit immediately prior to the time of the making of such Restricted Payment; provided that, with respect to any Restricted Payment made pursuant to this Section 7.06(h), no Event of Default shall have occurred and be continuing or would result therefrom;

(i)          the Borrower may make Restricted Payments (or may make distributions, loans or advances to any direct or indirect parent thereof) (without duplication):

(i)            to pay (A) its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business and attributable to the ownership or operations of the Borrower and its Restricted Subsidiaries and (B) Transaction Expenses and any reasonable and customary indemnification claims made by directors or officers of such parent attributable to the ownership or operations of the Borrower and its Restricted Subsidiaries;

(ii)           the proceeds of which shall be used by Holdings or any direct or indirect parent thereof to pay franchise taxes and other fees, taxes and expenses required to maintain its (or any of its direct or indirect parents’) corporate or other organizational existence;

(iii)          for any taxable period in which the Borrower and/or any of its Subsidiaries are a member of a consolidated or similar income tax group of which a direct or indirect parent of the Borrower is the common parent (a “Tax Group”), to pay federal, foreign, state and local income taxes of such Tax Group that are attributable to the taxable income of the Borrower and/or its Subsidiaries; provided that, for each taxable period, the amount of such payments made in respect of such taxable period in the aggregate shall not exceed the amount that the Borrower and its Subsidiaries would have been required to pay in respect of federal, foreign, state and local income taxes in the aggregate if such entities were the only members of a consolidated or similar income tax group of which the Borrower is the common parent (it being understood and agreed that if the Borrower or any Subsidiary pays any such federal, foreign, state or local income taxes directly to such taxing authority, that a Restricted Payment in duplication of such amount shall not be permitted to be made pursuant to this clause (iii)); provided, further, that the permitted payment pursuant to this clause (iii) with respect to any taxes of any Unrestricted Subsidiary for any taxable period shall be limited to the amount actually paid with respect to such period by such Unrestricted Subsidiary to the Borrower or its Restricted Subsidiaries for the purposes of paying such consolidated or similar taxes;

(iv)          to finance any Investment that would be permitted to be made pursuant to Section 7.02 (if the recipient thereof is not Holdings, assuming that such recipient were subject to Section 7.02); provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) Holdings or such parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or its Restricted Subsidiaries or (2) the merger (to the extent permitted in Section 7.04) of the Person formed or acquired into the Borrower or its Restricted Subsidiaries in order to consummate such Permitted Acquisition or Investment, in each case, in accordance with the requirements of Section 6.11;

(v)           the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers and employees of Holdings or any direct or indirect parent company of Holdings to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries;

(vi)          the proceeds of which shall be used by Holdings to pay (or to make Restricted Payments to allow any direct or indirect parent thereof to pay) reasonable and customary fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering by Holdings (or any direct or indirect parent thereof) not prohibited by this Agreement that is directly attributable to the operations of the Borrower and its Restricted Subsidiaries; and

(vii)         the proceeds of which shall be used to make payments permitted under Sections 7.08(e), 7.08(h), and 7.08(j) (but only to the extent such payments have not been and are not expected to be made by the Borrower or a Restricted Subsidiary);

(j)          payments made or expected to be made by any member of the Restricted Group in respect of withholding or other payroll and other similar Taxes payable by any present or former employee, director, manager or consultant and any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options or the vesting or settlement of other equity-based awards;

(k)         (i) any Restricted Payment by the Borrower or any other direct or indirect parent entity of the Borrower to pay listing fees and other costs and expenses directly attributable to being a publicly traded company which are reasonable and customary and (ii) Restricted Payments in an amount not to exceed 6.0% of the aggregate proceeds of the Initial Public Offering in any fiscal year.

(l)          Holdings and the Borrower may make cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of any member of the Restricted Group; provided, however, that any such cash payment shall not be for the purpose of evading the limitations of this Agreement;

(m)                             other Restricted Payments provided that (x) no Event of Default has occurred and is continuing or would result therefrom and (y) immediately after giving effect to the making of such Restricted Payment, the Total Leverage Ratio calculated on a Pro Forma Basis shall not be greater than 5.00:1.00 as of the last day of the most-recently ended Test Period (it being understood that, as a condition precedent to the making of such Restricted Payment, the Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer setting forth in reasonable detail the calculations demonstrating such compliance);

(n)                                 the purchase, redemption or other acquisition or retirement for value of Equity Interests of a Qualified Restricted Subsidiary owned by a Strategic Investor if such purchase, redemption or other acquisition or retirement for value is made for consideration not in excess of the fair market value of such Equity Interests;

(o)                                 dividends and distributions to the extent necessary to enable Parent to make payments pursuant to the Tax Receivable Agreement; and

(p)                                 additional Restricted Payments in an aggregate amount under this clause (p) (together with Restricted Debt Payments made pursuant to Section 7.13(a)(v)) not to exceed the greater of (a) $100,000,000 million and (b) 32.50% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time made.

Section 7.07.  Change in Nature of Business; Organization Documents.

(a)                                 The Borrower shall not, nor shall the Borrower permit any of its Restricted Subsidiaries to, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted, or proposed to be conducted, by the Borrower and its Restricted Subsidiaries on the Closing Date or any businesses, services and activities that are related, complementary, synergistic, incidental, ancillary or similar thereto or are extensions or developments of any thereof.

(b)                                 The Borrower shall not, nor shall the Borrower permit any of the Subsidiary Guarantors to, agree to any amendment, restatement, supplement or other modification to, or waiver of any of its rights under, its Organization Documents to the extent any of the foregoing could reasonably be expected to be adverse in any material respect to the Lenders.

Section 7.08.  Transactions with Affiliates.  The Borrower shall not, nor shall the Borrower permit any Restricted Subsidiary to, directly or indirectly, enter into any transaction of any kind with any of its Affiliates, whether or not in the ordinary course of business, other than:

(a)                                 transactions among the Borrower and its Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction;

(b)                                 transactions on terms substantially no less favorable to the Restricted Group as would be obtainable by the Restricted Group at the time in a comparable arm’s-length transaction with a Person other than an Affiliate;

(c)                                  the Transactions, any Permitted Reorganization and the payment of fees and expenses (including Transaction Expenses) as part of or in connection with the Transactions or any such Permitted Reorganization;

(d)                                 the issuance of Equity Interests or equity based awards to any officer, director, employee or consultant of any member of the Restricted Group;

(e)                                  the payment of customary indemnities and reimbursement of expenses pursuant to the Sponsor Reimbursement Agreement;

(f)                                   Restricted Payments permitted under Section 7.06;

(g)                                  customary employment, consulting, retention and severance arrangements between the Restricted Group and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and similar arrangements in the ordinary course of business;

(h)                                 the payment of customary fees to, the payment and reimbursement of out-of-pocket expenses to or on behalf of, and the payment of customary indemnities provided on behalf of, directors, officers, consultants or employees of Parent, Holdings, the Borrower or any Restricted Subsidiary (whether directly or indirectly and including through any Person owned or controlled by any of such directors, officers or employees);

(i)                                     transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 7.08 (other than the Sponsor Reimbursement Agreement) or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect;

(j)                                    customary payments by the Borrower and any of its Restricted Subsidiaries to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved by the majority of the members of the board of directors or a majority of the disinterested members of the board of directors of the Borrower, in good faith;

(k)                                 payments by any member of the Restricted Group pursuant to any tax sharing agreements with any direct or indirect parent of Holdings to the extent attributable to the ownership or operation of the Restricted Group, but in an amount not exceeding the amount that the Borrower would be permitted to distribute under Section 7.06(i)(iii);

(l)                                     the issuance or transfer of Equity Interests (other than Disqualified Equity Interests) of Holdings to any Permitted Holder or to any former, current or future director, manager, officer, employee or consultant (or any Affiliate of any of the foregoing) of the Borrower, any of its Subsidiaries or any direct or indirect parent thereof to the extent not otherwise prohibited under this Agreement or resulting in an Event of Default;

(m)                             any payments required to be made pursuant to the Merger Agreement;

(n)                                 any transactions with Affiliated Lenders contemplated hereunder and in accordance with the terms of, and in the manner provided by, this Agreement;

(o)                                 transactions between or among the Borrower and Qualified Restricted Subsidiaries in the ordinary course of business;

(p)                                 payments by the Borrower or any of its Restricted Subsidiaries of reasonable insurance premiums to, and any borrowings or dividends received from, any Captive Insurance Subsidiary;

(q)                                 the existence and performance of agreements and transactions with any Unrestricted Subsidiary that were entered into prior to the designation of a Restricted Subsidiary as such Unrestricted Subsidiary to the extent that the transaction was permitted at the time that it was entered into with such

Restricted Subsidiary and transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the redesignation of any such Unrestricted Subsidiary as a Restricted Subsidiary; provided that such transaction was not entered into in contemplation of such designation or redesignation, as applicable; or

(r)                                    payments to or from, and transactions with, any joint venture in the ordinary course of business or consistent with past practice or industry norms (including without limitation, any cash management activities related thereto).

Section 7.09.  Burdensome Agreements.  The Borrower shall not, nor shall the Borrower permit any Restricted Subsidiary to, directly or indirectly, enter into or permit to exist any Contractual Obligation (other than this Agreement, any other Loan Document, the 2021 Unsecured Notes Indenture and the 2025 Unsecured Notes Indenture) that limits the ability of (a) any Restricted Subsidiary that is not a Guarantor to make Restricted Payments to the Borrower or any Guarantor or to make or repay loans or advances to or otherwise transfer assets to or make Investments in the Borrower or any Restricted Subsidiary that is a Guarantor or (b) any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person to secure the Obligations; provided that the foregoing clauses (a) and (b) shall not apply to Contractual Obligations which (i) (x) exist on the Closing Date and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of such Contractual Obligation, (ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such Contractual Obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary; provided, further, that this clause (ii) shall not apply to Contractual Obligations that are binding on a Person that becomes a Restricted Subsidiary pursuant to Section 6.14, (iii) represent Indebtedness permitted under Section 7.03 of a Restricted Subsidiary which is not a Loan Party, (iv) arise in connection with any disposition not prohibited by Section 7.04 or 7.05 and relate solely to the assets or Person subject to such disposition, (v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture and are entered into in the ordinary course of business, (vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to the property financed by such Indebtedness, (vii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate only to the assets subject thereto, (viii) comprise restrictions imposed by any agreement governing secured Indebtedness permitted pursuant to Section 7.03(e) or 7.03(g) to the extent that such restrictions apply only to the property or assets securing such Indebtedness, (ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Restricted Subsidiary entered into in the ordinary course of business, (x) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (xi) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (xii) arise in connection with cash or other deposits permitted under Sections 7.01 and 7.02 and limited to such cash or deposit, (xiii) arise under applicable law or any applicable rule, regulation or order, (xiv) comprise restrictions imposed by any agreement governing Indebtedness entered into after the Closing Date and permitted under Section 7.03 that are, taken as a whole, in the good faith judgment of the Borrower, no more restrictive with respect to the Borrower or any Restricted Subsidiary than customary market terms for Indebtedness of such type (and, in any event, are no more restrictive than the restrictions contained in this Agreement), so long as the Borrower shall have determined in good faith that such restrictions will not affect its obligation or ability to make any payments required hereunder and (xv) consist of Permitted Payment Restrictions in the Organization Documents of Qualified Restricted Subsidiaries.

Section 7.10.  [Reserved].

Section 7.11.  Maximum Total Leverage Ratio.  As of the last day of each fiscal quarter of the Borrower (commencing no earlier than December 31, 2017) so long as on such day the aggregate principal amount of outstanding Revolving Loans and Letters of Credit (other than (i) Letters of Credit that have been Cash Collateralized in accordance with this Agreement and (ii) other undrawn Letters of Credit) exceeds 35% of the aggregate Revolving Commitments as of such day, permit the Total Leverage Ratio to be greater than 9.50:1.00.

The Required Revolving Lenders may amend, waive or otherwise modify this Section 7.11 or the defined terms used for purposes of this Section 7.11 or waive any Default or Event of Default resulting from a breach of this Section 7.11 without the consent of any Lenders other than the Required Revolving Lenders in accordance with the provisions of Section 10.08(b)(ix).

Section 7.12.  Fiscal Year.  The Borrower shall not make any change in its fiscal year or fiscal quarters (it being understood that the Borrower’s fiscal year ends on December 31 of each year, and that each of the first three fiscal quarters of each fiscal year of the Borrower ends on the March 31, June 30 and September 30, respectively); provided, however, that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year and fiscal quarters to any other fiscal year (and any other fiscal quarters) reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such changes.

Section 7.13.  Prepayments, Etc. of Indebtedness.

(a)                                 The Borrower shall not, nor shall the Borrower permit any Restricted Subsidiary to, directly or indirectly, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled principal and interest and prepayment events upon a change of control, asset sale or event of loss or customary AHYDO Catch-Up Payments shall be permitted unless such payments violate any subordination terms with respect to Junior Financing) any Junior Financing, or make any payment in violation of any subordination terms with respect to Junior Financing (each, a “Restricted Debt Payment”), except (i) in connection with any Permitted Refinancing of any Junior Financing, (ii) the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of Holdings or any of their direct or indirect parents, (iii) the prepayment of Junior Financing of the Borrower or any Restricted Subsidiary to the Borrower or any Restricted Subsidiary, to the extent not prohibited by the subordination provisions contained in the Intercompany Note evidencing such Indebtedness, (iv) prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financing prior to their scheduled maturity in an aggregate amount not to exceed the Cumulative Credit immediately prior to the time of the making of such payment; provided that no Restricted Debt Payment shall be made pursuant to this Section 7.13(a)(iv) in reliance on clause (a), (b) or (c) of the Cumulative Credit if an Event of Default has occurred and is continuing at such time or would result from such Restricted Debt Payment and (v) additional Restricted Debt Payments in an aggregate amount under this clause (v) (together with Restricted Payments made pursuant to Section 7.06(p)) not to exceed the greater of (a) $100,000,000 million and (b) 32.50% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time made.

(b)                                 The Borrower shall not, nor shall the Borrower permit any Restricted Subsidiary to, directly or indirectly, amend, modify, change, terminate or release in any manner materially adverse to the interests of the Lenders any term or condition of any documentation governing Junior Financing (other than as a result of a Permitted Refinancing thereof) without the consent of the Administrative

Agent (which consent shall not be unreasonably withheld or delayed), unless otherwise permitted under the applicable subordination agreement.

Section 7.14.  Permitted Activities.  Holdings shall not engage in any operating or business activities (other than to a de minimis extent) or have any material assets or liabilities; provided that, to the extent not otherwise prohibited under Article 7, the following shall be permitted:  (i) its ownership of the Equity Interests of Borrower and activities incidental thereto, (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) the performance of its obligations with respect to the Loan Documents, the 2021 Unsecured Notes, the 2025 Unsecured Notes, any Incremental Equivalent Debt, any Permitted First Priority Refinancing Debt, any Permitted Second Priority Refinancing Debt, any Permitted Unsecured Refinancing Debt, any Permitted Ratio Debt, any Indebtedness permitted under Section 7.03(g)(A)(ii) or Section 7.03(bb) and, in each case, any Permitted Refinancing thereof, (iv) any public offering of its common stock or any other issuance or sale of its Equity Interests (other than Disqualified Equity Interests), (v) the incurrence of Permitted Holdings Debt, payment of dividends and making of contributions to the capital of the Borrower, (vi) participating in tax, accounting and other administrative matters as a member of their respective consolidated group, (vii) holding any cash or property (but not operating any property), (viii) providing indemnification to officers and directors and (ix) any activities incidental to the foregoing.  Holdings shall not incur any Liens on Equity Interests of the Borrower other than Liens securing the Obligations and Liens permitted under Section 7.01(cc) and 7.01(dd) and Holdings shall not own any Equity Interests other than those of the Borrower.

ARTICLE 8
EVENTS OF DEFAULT AND REMEDIES

Section 8.01.  Events of Default.  Any of the following from and after the Closing Date shall constitute an event of default (an “Event of Default”):

(a)                                 Non-Payment.  Any Loan Party fails to pay (i) when and as required to be paid herein or in any other Loan Document, any amount of principal of any Loan or the reimbursement of any LC Disbursement, or (ii) within five Business Days after the same becomes due, any interest on any Loan or LC Disbursement or any other amount payable hereunder or with respect to any other Loan Document; or

(b)                                 Specific Covenants.  The Borrower or Holdings, fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03(a), 6.05(a) (solely with respect to Holdings or the Borrower) or 6.13(a) or Article 7; provided that any Event of Default under Section 7.11 shall be subject to cure pursuant to Section 8.05;  provided, further, that the Borrower’s failure to comply with Section 7.11 shall not constitute an Event of Default with respect to any Term Loans or Term Commitments unless and until the Required Revolving Lenders shall have terminated their Revolving Commitments or declared all amounts outstanding under the Revolving Facility to be due and payable pursuant to Section 8.02; or

(c)                                  Other Defaults.  Any Loan Party fails to perform or observe any other term, covenant or agreement (not specified in Section 8.01(a) or 8.01(b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after receipt by the Borrower of written notice thereof from the Administrative Agent; or

(d)                                 Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)                                  Cross-Default. Any Loan Party or any Restricted Subsidiary (i) fails to make any payment after the applicable grace period with respect thereto, if any, (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness having an outstanding aggregate principal amount of not less than the Threshold Amount or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than, with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts and not as a result of any other default thereunder by any Loan Party), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or

(f)                                   Insolvency Proceedings, Etc.  Any Loan Party or any Restricted Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)                                  Inability to Pay Debts; Attachment.  Any Loan Party or any Restricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Borrower and its Restricted Subsidiaries, taken as a whole, and is not released, vacated or fully bonded within 60 days after its issue or levy; or

(h)                                 Judgments.  There is entered against any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of 60 consecutive days; or

(i)                                     Invalidity of Loan Documents.  Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or as a result of acts or omissions by the Administrative Agent or Collateral Agent or any Lender or the satisfaction in full of all the Obligations, ceases to be in full force and effect or legally valid, binding and enforceable against any party thereto (or against any Person on whose behalf any such party makes any covenants or agreements therein) (other than the Secured Parties); or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document or the validity or priority of a Lien as required by the Collateral Documents on a material portion of the Collateral; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations), or purports in writing to revoke or rescind any Loan Document; or

(j)                                    Change of Control.  There occurs any Change of Control; or

(k)                                 Collateral Documents.  Any Collateral Document after delivery thereof pursuant to Section 4.02, 6.11 or 6.13 shall for any reason (other than pursuant to the terms hereof or thereof including as a result of a transaction permitted under Section 7.04 or 7.05) cease to create a valid and perfected Lien, with the priority required by the Collateral Documents on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.01, (i) except to the extent that any such perfection or priority is not required pursuant to the Collateral and Guarantee Requirement or results from the failure of the Administrative Agent or the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements and (ii) except as to Collateral consisting of Real Property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage;

(l)                                     ERISA.  (i) An ERISA Event that occurs after the Closing Date and that, alone or together with any other ERISA Events that have occurred after the Closing Date, has resulted or could reasonably be expected to result in liability of a Loan Party, any Restricted Subsidiary or any of their respective ERISA Affiliates in an aggregate amount at any particular time that could reasonably be expected to have a Material Adverse Effect, or (ii) a Loan Party, any Restricted Subsidiary or any of their respective ERISA Affiliates fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount, that, alone or together with any other such failures to pay, has resulted or could reasonably be expected to result in a Material Adverse Effect; or

(m)                             Subordination Provisions.  The subordination provisions (with respect to the Obligations) set forth in any Junior Financing Documentation shall, in whole or in material part, cease to be effective or cease to be legally valid, binding and enforceable against the party thereto whose obligations are subordinated thereunder.

Section 8.02.  Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent may, and at the request of the Required Lenders shall, take any or all of the following actions:

(i)                                     declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments shall be terminated;

(ii)                                  declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable or accrued hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower and each other Loan Party;

(iii)                               require the deposit of cash collateral in respect of the LC Exposure as provided in Section 2.17(i); and

(iv)                              exercise, or direct the Collateral Agent to exercise, on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that, upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid, and the deposit of such cash collateral in respect of the LC Exposure, shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender, and without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower and each other Loan Party, provided, further, that any Event of Default under Section 7.11 shall be solely for the benefit of the Revolving Lenders and the Administrative Agent shall only take the actions set forth in this Section 8.02 as a result of an Event of Default under Section 7.11 at the request of the Required Revolving Lenders (as opposed to Required Lenders).

Section 8.03.  Exclusion of Immaterial Subsidiaries.  Solely for the purpose of determining whether a Default or an Event of Default has occurred under Section 8.01(f) or 8.01(g), any reference in any such clause to any Restricted Subsidiary or Loan Party shall be deemed not to include any Restricted Subsidiary affected by any event or circumstances referred to in any such clause that constitutes an Immaterial Subsidiary.

Section 8.04.  Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order (to the fullest extent permitted by mandatory provisions of applicable Law):

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.05 and amounts payable under Article 3) payable to the Administrative Agent or the Collateral Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.05 and amounts payable under Article 3), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting (i) unpaid principal of, and accrued and unpaid interest on, the Term Loan, (ii) unpaid principal of, and accrued and unpaid interest on, the Revolving Loans and LC Disbursements or in respect of any Secured Cash Management Services Obligations and any breakage, termination or other payments under Secured Hedge Agreements, and any fees, premiums and scheduled periodic payments due under Secured Hedge Agreements or in respect of Secured Cash Management Services Obligations, ratably among the Secured Parties in proportion to the respective amounts described in this clause Third payable to them;

Fourth to the payment of all other Obligations of the Borrower that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law.

Notwithstanding the foregoing, no amount received from any Guarantor shall be applied to any Excluded Swap Obligation of such Guarantor.

Section 8.05.  Holdings’ Right to Cure.

(a)                                 Notwithstanding anything to the contrary contained in Section 8.01 or 8.02, for the purpose of determining whether an Event of Default under the covenant set forth in Section 7.11 has occurred, the Borrower may on one or more occasions designate any Specified Equity Contribution made to Holdings (all of the cash proceeds of which shall, on or prior to the tenth Business Day after the date on which financial statements are required to be delivered with respect to the applicable Test Period hereunder, be advanced to the Borrower as a cash contribution to the common equity of the Borrower) as an increase to Consolidated EBITDA with respect to such applicable Test Period and each subsequent Test Period that includes the last fiscal quarter of the Test Period immediately prior to the net cash proceeds from such Specified Equity Contribution being received by the Borrower; provided that such net cash proceeds (i) are actually received by the Borrower as cash common equity (including through capital contribution of such net cash proceeds to the Borrower) no later than 10 Business Days after the date on which financial statements are required to be delivered with respect to such Test Period hereunder and (ii) are identified as a Specified Equity Contribution in a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent.  The parties hereby acknowledge that this Section 8.05 may not be relied on for purposes of calculating any financial ratios (or for any other purpose hereunder) other than solely for purposes of determining compliance with Section 7.11 and shall not result in any adjustment to any amounts other than the amount of the Consolidated EBITDA referred to in the immediately preceding sentence.

(b)                                 (i) In each period of four consecutive fiscal quarters, there shall be at least two fiscal quarters in which no Specified Equity Contribution is made, (ii) no more than five Specified Equity Contributions may be made in the aggregate during the term of this Agreement, (iii) the amount of any Specified Equity Contribution shall be no more than the amount required to cause the Borrower to be in compliance with Section 7.11 for the relevant fiscal quarter, (iv) all Specified Equity Contributions shall be disregarded for the purposes of determining any pricing, financial ratio-based conditions or availability or any baskets with respect to the covenants contained in this Agreement, (v) the net cash proceeds of any such Specified Equity Contribution shall have been contributed to the Borrower as cash equity and (vi) there shall be no pro forma reduction in Indebtedness or Consolidated Total Net Debt with the proceeds of any Specified Equity Contribution for determining compliance with Section 7.11 for any fiscal quarter in which such Specified Equity Contribution is included in Consolidated EBITDA.

(c)                                  If, after giving effect to the recalculations set forth in Section 8.05(a) above, the Borrower shall be in compliance with Section 7.11, the Borrower shall be deemed to have satisfied the requirements of Section 7.11 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable existing breach of Section 7.11 shall be deemed cured for the purposes of this Agreement.  Notwithstanding anything to the contrary contained in Section 8.01 or 8.02, neither the Administrative Agent nor any Lender may exercise any rights or remedies under Section 8.02 (or any other Loan Document) on the basis of any actual or purported Event of Default under Section 7.11 (or any other Default as a result thereof) until and unless the Cure Expiration Date has occurred without the Specified Equity Contribution having been designated and the cash proceeds thereof having been advanced to the Borrower as a cash contribution to the common equity of the Borrower.

(d)                                 Notwithstanding the foregoing, if an Event of Default under Section 7.11 would have occurred and been continuing had Holdings not had the option to exercise the cure right as set forth in this Section 8.05 and not exercised such cure right pursuant to this Section 8.05, the Borrower shall not be permitted, at any time while such Event of Default under Section 7.11 has occurred and is continuing and prior to the earlier of (x) the receipt of the cash proceeds by the Borrower as provided in Section 8.05(a)

or (y) the Cure Expiration Date, to request any Credit Extension (other than a conversion of Loans to the other Type or a continuation of Eurodollar Loans) under this Agreement.

ARTICLE 9
THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

Section 9.01.  Appointment.

(a)                                 Each Lender and each Issuing Bank hereby irrevocably designates and appoints each of the Administrative Agent and the Collateral Agent (for purposes of this Article 9, the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”) as an agent of such Lender under this Agreement and the other Loan Documents.  Each Lender and each Issuing Bank irrevocably authorizes each Agent, in such capacity, through its agents or employees, to take such actions on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.  Other than with respect to Section 9.05, 9.12 and 9.13, the provisions of this Article 9 are solely for the benefit of the Agents, the Lenders and the Issuing Banks, and no Loan Party shall have rights as a third party beneficiary of any such provisions.  Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to (i) execute any and all documents (including releases) with respect to the Collateral and any rights of the Secured Parties with respect thereto as contemplated by and in accordance with the provisions of this Agreement and the other Loan Documents and (ii) negotiate, enforce or settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the direction of the Required Lenders, which negotiation, enforcement or settlement will be binding upon each Lender.  In performing its functions and duties hereunder, each Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings, the Borrower or any of its respective Subsidiaries.  Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)                                 Each Lender irrevocably appoints each other Lender as its agent and bailee for the purpose of perfecting Liens (whether pursuant to Section 8-301(a)(2) of the UCC or otherwise), for the benefit of the Secured Parties, in assets in which, in accordance with the UCC or any other applicable Laws or regulations a security interest can be perfected by possession or control.  Should any Lender (other than the Collateral Agent) obtain possession or control of any such Collateral, such Lender shall notify the Collateral Agent thereof, and, promptly following the Collateral Agent’s request therefor, shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.  The Lenders hereby acknowledge and agree that the Collateral Agent may act, subject to and in accordance with the terms of the First Lien Intercreditor Agreement, the Second Lien Intercreditor Agreement and any other applicable intercreditor or subordination agreement as the collateral agent for the Lenders.

Section 9.02.  Agent in Its Individual Capacity.  Each Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the person serving as an Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, Holdings, the Borrower or any Subsidiary or Affiliate thereof as if it were not an Agent hereunder and without duty to account therefor to the Lenders or the Issuing Banks.

Section 9.03.  Exculpatory Provisions.  No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.08); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability, if the Agent is not indemnified to its satisfactory, or that is contrary to any Loan Document or applicable Laws or regulations including, for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a foreclosure, modification or termination of property of a Defaulting Lender under any Debtor Relief Law, and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose nor shall any Agent be liable for the failure to disclose, any information relating to Holdings, the Borrower or any Subsidiary or any Affiliate thereof that is communicated to or obtained by the person serving as such Agent or any of its Affiliates in any capacity.  No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as any Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.08) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and nonappealable judgment.  No Agent shall be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof describing such Default or Event of Default, as applicable, is given to such Agent by Holdings, the Borrower, the Issuing Banks or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.  Each party to this Agreement acknowledges and agrees that the Administrative Agent may from time to time use one or more outside service providers for the tracking of all UCC financing statements (and/or other collateral related filings and registrations from time to time) required to be filed or recorded pursuant to the Loan Documents and the notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that each of such service providers will be deemed to be acting at the request and on behalf of the Borrower and the other Loan Parties.  No Agent shall be liable for any action taken or not taken by any such service provider.  Neither any Agent nor any of its officers, partners, directors, employees or agents shall be liable to the Lenders for any action taken or omitted by any Agent under or in connection with any of the Loan Documents.

Section 9.04.  Reliance by Agent.  Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent, or otherwise authenticated by a proper Person.  Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by a proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the applicable Issuing Bank, each

Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless each Agent shall have received written notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit.  Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other advisors selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or advisors.

Section 9.05.  Delegation of Duties.  Each Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through, or delegate any and all such rights and powers to, any one or more sub-agents appointed by such Agent; provided, however, that any such sub-agent receiving payments from the Loan Parties shall be a “U.S. person” and a “financial institution” within the meaning of Treasury Regulations Section 1.1441-1.  Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties; provided, however, that any such Related Party of the Agent and sub-agent receiving payments from the Loan Parties shall be a “U.S. person” and a “financial institution” within the meaning of Treasury Regulations Section 1.1441-1.  The exculpatory, indemnification and other provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply, without limiting the foregoing, to their respective activities in connection with the syndication of the Facilities provided for herein as well as activities as Agent.  The Agents shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

Section 9.06.  Successor Agent.

(a)                                 Each Agent may resign as such at any time by notifying the Lenders, the Issuing Banks and the Borrower.  Upon any such resignation, the Required Lenders shall have the right, with, unless an Event of Default under Section 8.01(a), 8.01(f) or 8.01(g) has occurred and is continuing, the approval of the Borrower (not to be unreasonably withheld or delayed), to appoint a successor Agent, which shall be a U.S. bank with an office in the United States to which all payments made by the Loan Parties hereunder shall be made.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Agent, which shall be a U.S. bank with an office in New York, New York or an Affiliate of such bank in the United States to which all payments made by the Loan Parties shall be made.  If no successor Agent has been appointed pursuant to the immediately preceding sentence within 30 days after the date such notice of resignation was given by such Agent, such Agent’s resignation shall nevertheless thereupon become effective and the retiring (or retired) Agent shall be discharged from its duties and obligations under the Loan Documents, and the Required Lenders shall assume and perform all of the duties of the Agent hereunder and under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Agent.

(b)                                 Upon the acceptance of its appointment as an Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring (or retired) Agent shall be discharged from its duties and obligations under the Loan Documents.  The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After an Agent’s resignation hereunder, the provisions of this Article 9 and Section 10.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Section 9.07.  Non-Reliance on Agent and Other Lenders.  Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon any Agent, Lender, Issuing Bank or any of their respective Affiliates and based on such documents and information as it has deemed appropriate, conducted its own independent investigation of the financial condition and affairs of the Loan Parties and their Subsidiaries and made its own credit analysis and decision to enter into this Agreement.  Each Lender further represents and warrants that it has reviewed the Confidential Information Memorandum and each other document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof (including any such terms and conditions set forth, or otherwise maintained, on the Platform with respect thereto).  Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Section 9.08.  Name Agent.  Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, the parties hereto acknowledge that the Lead Arrangers are named as such for recognition purposes only, and in their capacities as such shall have no duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document; it being understood and agreed that the Lead Arrangers shall be entitled to all indemnification and reimbursement rights in favor of the Agents provided herein and in the other Loan Documents.  Without limitation of the foregoing, the Lead Arrangers in their capacities as such shall not, by reason of this Agreement or any other Loan Document, have any fiduciary relationship in respect of any Lender, Loan Party or any other Person.

Section 9.09.  Indemnification.  The Lenders severally agree to indemnify each Agent in its capacity as such and each of its Related Persons (to the extent not reimbursed by the Borrower or the Guarantors and without limiting the obligation of the Borrower or the Guarantors to do so), ratably according to their respective outstanding Loans and Commitments in effect on the date on which indemnification is sought under this Section 9.09 (or, if indemnification is sought after the date upon which all Commitments shall have terminated and the Loans and Reimbursement Obligations shall have been paid in full, ratably in accordance with such outstanding Loans and Commitments as in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, fines, penalties, actions, claims, suits, judgments, litigations, investigations, inquiries or proceedings, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans and Reimbursement Obligations) be imposed on, incurred by or asserted against such Agent or Related Person in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein, the Transactions or any of the other transactions contemplated hereby or thereby or any action taken or omitted by such Agent or Related Person under or in connection with any of the foregoing (IN ALL CASES, WHETHER OR NOT CAUSED OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF ANY AGENT OR RELATED PERSON); provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, claims, suits, judgments, litigations, investigations, inquiries or proceedings, costs, expenses or disbursements that are found by a final and nonappealable judgment of a court of competent jurisdiction to have directly resulted solely and directly from such Agent’s or Related Party’s, as the case may be, gross negligence or willful misconduct.  The agreements in this Section 9.09 shall survive the payment of the Loans and all other amounts payable hereunder.

Section 9.10.  Withholding Taxes.  To the extent required by any applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax.  If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding tax from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

Section 9.11.  Lenders’ Representations, Warranties and Acknowledgements.

(a)                           Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Holdings, the Borrower and its Subsidiaries in connection with the Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Holdings, the Borrower and its respective Subsidiaries.  No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to the Lenders.  Each Lender and Issuing Bank acknowledges that no Agent or Related Person of any Agent has made any representation or warranty to it.  Except for documents expressly required by any Loan Document to be transmitted by an Agent to the Lenders or Issuing Banks, no Agent shall have any duty or responsibility (either express or implied) to provide any Lender or Issuing Bank with any credit or other information concerning any Loan Party, including the business, prospects, operations, property, financial and other condition or creditworthiness  of any Loan Party or any Affiliate of a Loan Party, that may come in to the possession of an Agent or any of its Related Persons.

(b)                                 Each Lender, by delivering its signature page to this Agreement or an Assignment and Acceptance and funding its Loan, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, the Required Lenders or the Lenders, as applicable, on the Closing Date.

Section 9.12.  Collateral Documents and Guaranty.

(a)                                 Agents under Collateral Documents and Guaranty.  Each Secured Party hereby further authorizes the Administrative Agent or the Collateral Agent, as applicable, on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Guaranty, the Collateral and the Loan Documents; provided that neither the Administrative Agent nor the Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Obligations with respect to any Secured Hedge Agreement.  Subject to Section 10.08, without further written consent or authorization from any Secured Party, the Administrative Agent or the Collateral Agent, as applicable, may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 10.08) have otherwise consented or (ii) release any Guarantor from the Guaranty pursuant to Section 11.10 or with respect to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 10.08) have otherwise consented.

(b)                           Right to Realize on Collateral and Enforce Guaranty.  Anything contained in any of the Loan Documents to the contrary notwithstanding, Holdings, the Borrower, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Loan Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), the Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code,) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

Section 9.13.  Release of Collateral and Guarantees, Termination of Loan Documents.

(a)                           Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent and the Collateral Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Secured Hedge Agreement) shall (in the case of clauses (i) and (iii) immediately below) automatically release any Lien on and shall take such actions as shall be required to (i) release its security interest in any Collateral subject to any Disposition  permitted hereunder or under any other  Loan Document to any Person other than a Person required to grant a Lien to the Administrative Agent or the Collateral Agent under the Loan Documents (or, if such transferee is a Person required to grant a Lien to the Administrative Agent or the Collateral Agent on such asset, at the option of the applicable Loan Party, such Lien on such asset may still be released in connection with the transfer so long as (x) the transferee grants a new Lien to the Administrative Agent or Collateral Agent on such asset substantially concurrently with the transfer of such asset, (y) the transfer is between parties organized under the laws of different jurisdictions and at least one of such parties is a Foreign Subsidiary and (z) the priority of the new Lien is the same as that of the original Lien), and to release any guarantee obligations under any Loan Document of any Person subject to such Disposition, to the extent necessary to permit consummation of such Disposition in accordance with the Loan Documents, (ii) subject to Section 10.08, release its security interest in any Collateral if the release of the Lien related to such Collateral is approved, authorized or ratified in writing by the Required Lenders, (iii) release its security interest in any Collateral if such Collateral is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to Section 11.10, (iv) release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(u) or 7.01(w) (in the case of Section 7.01(w), to the extent required by the terms of the obligations secured by such Liens) or (v) release any Guarantor from its obligations under the Guaranty as provided in Section 11.10.

(b)                           Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than (x) obligations under Secured Hedge Agreements not yet due and payable, (y) obligations in respect of Secured Cash Management Services Obligations and (z) contingent obligations not yet accrued or payable) have been paid in full and all Commitments and Letters of Credit (unless the obligations thereunder have been Cash Collateralized or as to which other arrangements reasonably satisfactory to the applicable Issuing Bank have been made) have terminated or expired, upon request of the Borrower, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Secured Hedge Agreement or provides Secured Cash Management Services Obligations) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Loan Document, whether or not on the date of such release there may be outstanding Obligations in respect of Secured Hedge Agreements or Secured Cash Management Services Obligations.  Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(c)                            The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

(d)                           Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Laws relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i)                                     to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(ii)                                  to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its respective agents and counsel and all other amounts due the Administrative Agent under Sections 2.03 and 10.05) allowed in such judicial proceeding; and

(iii)                               to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under this Agreement.  To the extent that the payment of any such compensation, expenses, disbursements and advances of the Administrative Agent, its agents and counsel, and any other amounts due the Administrative Agent under this Agreement out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE 10
MISCELLANEOUS

Section 10.01.  Notices; Electronic Communications.  Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(a)                           if to Holdings, Borrower or any other Loan Party, to it at:

Surgery Center Holdings, Inc.

Attention of Teresa Sparks

40 Burton Hills Boulevard, Suite 500

Nashville, TN 37215

Fax: (615) 694-5140

Email: tsparks@surgerypartners.com

with copy to (which shall not constitute notice):

Ropes & Gray LLP

Attention of Byung W. Choi

800 Boylston Street

Boston, MA 02199

Email: byung.choi@ropesgray.com

and

Ropes & Gray LLP

Attention of Stefanie Birkmann

1211 Avenue of the Americas

New York, NY 10036

Email: stefanie.birkmann@ropesgray.com

(b)                           if to the Administrative Agent or the Collateral Agent, to it at:

Jefferies Finance LLC

Attention of Account Officer — Surgery Partners

520 Madison Avenue

New York, NY 10022

Fax: (212) 284-3444

Email: jfin.admin@jefferies.com

(c)                            if to a Lender, to it at its address (or fax number) set forth on Schedule 2.01 or in the Assignment and Acceptance, Incremental Amendment or Refinancing Amendment pursuant to which such Lender shall have become a party hereto; and

(d)                           if to any Issuing Bank, to it at its address (or fax number) as set forth on Schedule 2.01.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 10.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 10.01.  As agreed to among Holdings, the Borrower, the Administrative Agent, the applicable Lenders or Issuing Banks from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.  Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment); provided that, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (A) of notification that such notice or communication is available and identifying the website address therefor.

Each Loan Party hereby agrees, unless directed otherwise by the Administrative Agent or unless the e-mail address referred to below has not been provided by the Administrative Agent to such Loan Party, that it will, or will cause its Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents or to the Lenders under Article 6, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a request for a Credit Extension or a notice pursuant to Section 2.10, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or any other Loan Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format reasonably acceptable to the Administrative Agent to an e-mail address as directed by the Administrative Agent.  In addition, each Loan Party agrees, and agrees to cause its Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.  Nothing in this Section 10.01 shall prejudice the right of any Agent, Lender, Issuing Bank or Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as any such Agent shall require.

Each Loan Party hereby acknowledges that (a) the Administrative Agent will make available to the Lenders or the Issuing Banks materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on

IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Holdings (or any parent thereof) or the Borrower or any of its respective securities) (each, a “Public Lender”).  The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat the Borrower Materials as not containing any material non-public information with respect to Holdings (or any parent thereof) or the Borrower or any of its respective securities for purposes of United States federal and state securities laws (provided, however, that to the extent the Borrower Materials constitute Information, they shall be treated as set forth in Section 10.16); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (z) the Administrative Agent shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.”  Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC”, unless the Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: (1) the Loan Documents, (2) financial statements and related documentation provided pursuant to Section 6.01(a) or 6.01(b) and (3) notification of changes in the terms of the Facilities.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Holdings (or any parent thereof) or the Borrower or any of its securities for purposes of United States Federal or state securities laws.

THE PLATFORM AND ANY APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”.  NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS AND THE APPROVED ELECTRONIC COMMUNICATIONS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM.  IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ISSUING BANK OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF OR RELATED TO ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET (INCLUDING THE PLATFORM), EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL NONAPPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents.  Each Lender and Issuing Bank agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender or Issuing Bank for purposes of the Loan Documents.  Each Lender and Issuing Bank agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of its e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.  Nothing herein shall prejudice the right of the Administrative Agent or any Lender or Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Each Loan Party, each Lender and each Agent agrees that the Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.

Section 10.02.  Survival of Agreement.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the reports, certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Agents, the Lenders and the Issuing Banks and shall survive the execution and delivery of the Loan Documents and the making of any Loans and the issuance of any Letters of Credit, regardless of any investigation made by the Agents, the Lenders or the Issuing Banks or on their behalf or that any Agent, Lender or Issuing Bank may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time of any Credit Extension, and shall continue in full force and effect as long as any Obligation or any Letter of Credit is outstanding (or Cash Collateralized) and so long as the Commitments have not expired or terminated.  The provisions of Article 9 and Sections 3.01, 3.04, 3.05 and 10.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the Transactions and the other transactions contemplated hereby, the repayment of any of the Loans, the payment of the Reimbursement Obligations, the expiration or termination of the Letters of Credit and the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of any Agent, Lender or Issuing Bank.

Section 10.03.  Binding Effect.  This Agreement shall become effective when it shall have been executed by Holdings, the Borrower, each other Loan Party party hereto on the Closing Date, the Lenders, the Issuing Banks, the Administrative Agent and the Collateral Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

Section 10.04.  Successors and Assigns.

(a)                           Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, Holdings, the Administrative Agent, the Collateral Agent, the Lenders or the Issuing Banks that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b)                           (i) Subject to the conditions set forth in Section 10.04(b)(ii) below, any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (including for purposes of this

Section 10.07(b), participations in LC Exposure) at the time owing to it) with the prior written consent (each such consent not to be unreasonably withheld or delayed) of:

(A)                                         the Borrower; provided that no consent of the Borrower shall be required for (i) an assignment of all or a portion of the Term Loans to a Lender or to an Affiliate of a Lender or a Related Fund thereof, (ii) [reserved], (iii) an assignment of all or a portion of the Term Loans, Revolving Commitments or Revolving Credit Loans prior to the completion of primary syndication of the Commitments and (iv) after the occurrence and during the continuance of an Event of Default under Section 8.01(a), 8.01(f) or 8.01(g), to any Eligible Assignee; provided, further, that the Borrower shall be deemed to have consented to any such assignment with respect to the Term Loans unless they shall have objected thereto by written notice to the Administrative Agent within 10 Business Days after having received written notice thereof;

(B)                                         the Administrative Agent; and

(C)                                         each Issuing Bank at the time of such assignment; provided that no consent of such Issuing Bank shall be required for any assignment not related to Revolving Credit Commitments or Revolving Exposure.

(ii)                                  Assignments shall be subject to the following additional conditions:

(A)                                         the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be in an integral multiple of, and not less than, $1,000,000 in the case of Term Loan Commitments or $5,000,000 in the case of the Revolving Commitments (or, in each case, if less, the entire remaining amount of such Lender’s Commitment or Loans of the relevant Class); provided that simultaneous assignments by two or more Related Funds shall be combined for purposes of determining whether the minimum assignment requirement is met;

(B)                                         the parties to each assignment shall (i) execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent or (ii) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance, and, in each case, shall pay to the Administrative Agent a processing and recordation fee of $3,500; provided that (x) simultaneous assignments by two or more Related Funds shall require the payment of a single processing and recordation fee of $3,500 and (y) such processing and recordation fee may be waived or reduced in the sole discretion of the Administrative Agent; and

(C)                                         the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire (in which the assignee shall designate one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable Laws, including Federal and state securities laws) and all applicable tax forms.

Upon acceptance and recording pursuant to Section 10.04(e), from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.05.  Notwithstanding the foregoing or anything else to the contrary in this Agreement, each of the parties hereto acknowledges and agrees that the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders.  Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans or Commitments, or disclosure of confidential information, to any Disqualified Lender.

(c)                                  By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:  (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and the outstanding balances of its Loans without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of their obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is an Eligible Assignee legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with copies of the most recent financial statements referred to in Section 5.05 or delivered pursuant to Section 6.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof or thereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)                           The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower in accordance with Treas. Reg. Section 5f.103-1(c), shall maintain at one of its offices in the United States a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of and the stated interest on the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error and the Borrower, the

Administrative Agent, the Collateral Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder and the owner of the amounts owing to it under the Loan Documents as reflected in the Register for all purposes of the Loan Documents, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the Collateral Agent and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.

(e)                            Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 10.04(b), if applicable, and the written consent of the Administrative Agent and, if required, the Borrower, to such assignment and any applicable tax forms, the Administrative Agent shall promptly (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this Section 10.04(e).

(f)                             Each Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other Persons in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other Persons shall be entitled to the benefit of the cost protection provisions contained in Sections 3.01, 3.04 and 3.05 to the same extent as if they were Lenders (but with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant and only if such participant has complied with the requirements of such provisions as if it were a Lender) and (iv) the Borrower, the Administrative Agent, the Collateral Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (provided that the agreement or instrument pursuant to which such Lender has sold a participation may provide that such Lender shall not agree to the following amendments without the consent of such participating bank or Person hereunder:  amendments, modifications or waivers decreasing any fees payable to such participating bank or Person hereunder or the amount of principal of or the rate at which interest is payable on the Loans in which such participating bank or Person has an interest, extending any scheduled principal payment date or date fixed for the payment of fees, amortization, or interest on the Loans in which such participating bank or Person has an interest, increasing or extending the Commitments in which such participating bank or Person has an interest, releasing all or substantially all of the Guarantors (other than in connection with the sale of any such Guarantor in a transaction permitted by Section 7.05) or releasing all or substantially all of the Collateral) or changes in voting thresholds).  To the extent permitted by law, each participating bank or other Person also shall be entitled to the benefits of Section 10.06 as though it were a Lender, provided such participating bank or other Person agrees to be subject to Section 2.15 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower in accordance with Treas. Reg. Section 5f.103-1(c), maintain a register on which it enters the name and address of each participant and the principal amounts (and interest thereon) and terms of each participant’s interest in the Loans or other Obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury

Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the Borrower, the Lenders and each Agent shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

(g)                            Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that (except during the initial syndication by the Lead Arrangers when customary confidentiality arrangements shall apply), prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 10.16.

(h)                           Any Lender may at any time pledge or assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(i)                               Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan, (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) the Granting Lender shall for all purposes remain the Lender hereunder; provided, further, that nothing herein shall make the SPV a “Lender” for the purposes of this Agreement, obligate the Borrower or any other Loan Party or the Administrative Agent to deal with such SPV directly, obligate the Borrower or any other Loan Party in any manner to any greater extent than they were obligated to the Granting Lender, or increase costs or expenses of the Borrower.  The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof.  In addition, notwithstanding anything to the contrary contained in this Section 10.04, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.

(j)                              The Borrower shall not (except as expressly permitted by Section 7.04) assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent, the Collateral Agent, the Issuing Banks and each Lender, and any attempted assignment or transfer by the Borrower without such consent shall be null and void.

(k)                           Any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans to any Affiliated Lender on a non-pro rata basis through (x) Dutch Auctions open to all Lenders on a pro rata basis in accordance with the Auction Procedures or (y) open market purchases, subject to the following limitations:

(i)                                     in connection with each assignment pursuant to this Section 10.04(k), none of Holdings, the Borrower, any Subsidiary or an Affiliated Lender purchasing any Lender’s Term Loans shall be required to make a representation that it is not in possession of material non-public information with respect to the Borrower and its Subsidiaries or their respective securities, and all parties to such transaction may render customary “big boy” letters to each other (or to the auction agent, if applicable);

(ii)                                  [reserved];

(iii)                               each Affiliated Lender will acknowledge and agree that the Term Loans owned by it shall be non-voting under Sections 1126 and 1129 of the U.S. Bankruptcy Code in the event that any proceeding thereunder shall be instituted by or against the Borrower or any other Loan Party or, alternatively, to the extent that the foregoing non-voting designation is deemed unenforceable for any reason, each Affiliated Lender shall vote its interest as a Lender in such proceedings in the same proportion as the allocation of voting with respect to such matter by those Lenders who are not Affiliated Lenders  (in each case under this clause (iii), except with respect to any matter that affects the Affiliated Lender (in its capacity as a Lender) in a manner that is disproportionate in any material respect to the effect on any Lender in the same Class);

(iv)                              Affiliated Lenders will not be entitled to receive, and will not receive, information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate in, and will not attend or participate in, meetings attended solely by the Lenders and the Administrative Agent, other than the right to receive notices of Borrowings, notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article 2; and

(v)                                 the aggregate principal amount of Term Loans held at any one time by Affiliated Lenders may not exceed 25% of the aggregate principal amount of all Term Loans (including any Incremental Term Loans and Other Term Loans) outstanding at such time under this Agreement.

For the avoidance of doubt, the limitations of the preceding clauses (i), (ii), (iii), (iv) and (v) in the immediately preceding sentence shall not apply to assignments to Specified Debt Funds.  As a condition to the effectiveness of each assignment of Term Loans to an Affiliated Lender, such Affiliated Lender shall execute and deliver to the Administrative Agent an assignment agreement reasonably satisfactory to the Administrative Agent and shall provide written notice to the Administrative Agent confirming compliance with the requirements of this Section 10.04(k) and specifying the aggregate amount of Term Loans held by Affiliated Lenders after giving effect to such assignment.

Following the acquisition of any Term Loan by an Affiliated Lender, the Sponsor or any of its Related Parties may contribute such Term Loan to Holdings or any of its Subsidiaries for purposes of cancelling such Term Loan, which may include contribution (with the consent of the Borrower) to the

Borrower (whether through any of its direct or indirect parent entities or otherwise) in exchange for debt or equity securities of such parent entity or the Borrower that are otherwise permitted by the Loan Documents to be issued by the Borrower or such parent entity at such time.  Any Term Loan contributed to Holdings or any of its Subsidiaries shall be automatically and permanently cancelled immediately upon receipt by Holdings or such Subsidiary.

(l)                                     Notwithstanding anything in Section 10.08 or the definition of “Required Lenders”, “Required Class Lenders” or “Required Term Lenders” to the contrary, for purposes of determining whether the Required Lenders, Required Class Lenders or Required Term Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, or, subject to Section 10.08(e), any plan of reorganization pursuant to the U.S. Bankruptcy Code, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent, Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, each Affiliated Lender shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Affiliated Lenders; provided that no such amendment, modification, waiver, consent or other action shall deprive such Affiliated Lender of its share of any payments to which such Affiliated Lender is entitled under the Loan Documents without such Affiliated Lender providing its consent and the foregoing shall not apply to any plan of reorganization that would treat an Affiliated Lender in a disproportionately adverse manner as compared to other Lenders, and in furtherance of the foregoing, (x) each Affiliated Lender agrees to execute and deliver to the Administrative Agent any instrument reasonably requested by the Administrative Agent to evidence the voting of its interest as a Lender in accordance with the provisions of this Section 10.04(l); provided that, if an Affiliated Lender fails to promptly execute such instrument such failure shall in no way prejudice any of the Administrative Agent’s rights under this Section 10.04(l) and (y) the Administrative Agent is hereby appointed (such appointment being coupled with an interest) by each Affiliated Lender as such Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliated Lender and in the name of such Affiliated Lender, from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this Section 10.04(l); provided that the provisions of this Section 10.04(l) shall not apply to any Specified Debt Fund.

(m)                       So long as no Event of Default has occurred or is continuing or would result therefrom, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans to Holdings or the Borrower on a non-pro rata basis solely through Dutch Auctions open to all Lenders on a pro rata basis in accordance with the Auction Procedures, subject to the following limitations and other provisions:

(i)                                     Holdings and the Borrower shall represent and warrant as of the date of any such purchase and assignment that neither Holdings nor the Borrower nor any of their respective directors or officers has any material non-public information with respect to Holdings, the Borrower or any of its Subsidiaries or securities that has not been disclosed to the assigning Lender (other than because such assigning Lender does not wish to receive material non-public information with respect to Holdings, the Borrower and its Subsidiaries or securities) prior to such date to the extent such information could reasonably be expected to have a material effect upon, or otherwise be material, to a Term Lender’s decision to assign Term Loans to Holdings or the Borrower as applicable or shall have delivered a written statement to the assigning Lender that such representation cannot be made;

(ii)                                  Holdings and the Borrower will not be entitled to receive, and will not receive, information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate in, and will not attend or participate in, meetings or conference calls attended solely by the Lenders and the Administrative Agent;

(iii)                               no proceeds from any Revolving Loan shall be used to fund such assignment;

(iv)                              any Term Loans purchased by Holdings or the Borrower shall be automatically and permanently cancelled immediately upon acquisition by Holdings or the Borrower;

(v)                                 notwithstanding anything to the contrary contained herein (including in the definitions of “Consolidated Net Income” and “Consolidated EBITDA”) any non-cash gains in respect of “cancellation of indebtedness” resulting from the cancellation of any Term Loans purchased by Holdings or the Borrower shall be excluded from the determination of Consolidated Net Income and Consolidated EBITDA; and

(vi)                              the cancellation of Term Loans in connection with a Dutch Auction shall not constitute a voluntary or mandatory prepayment for purposes of Section 2.12 or 2.13, but the face amount of Term Loans cancelled as provided for in clause (iv) above shall be applied on a pro rata basis to the remaining scheduled installments of principal due in respect of the applicable Class of Term Loans.

Section 10.05.  Expenses; Indemnity.

(a)                           The Borrower and Holdings agree, jointly and severally, within 30 days of written demand therefor (i) if the Closing Date occurs, to pay or reimburse the Administrative Agent, the Collateral Agent and the Lead Arrangers for all reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby (including all Attorney Costs which shall be limited to Latham & Watkins LLP (and one local counsel and one specialty counsel in each applicable jurisdiction for each group and, in the event of an actual or potential conflict of interest, one additional counsel of each type for each class of similarly situated parties)) and (ii) from and after the Closing Date, to pay or reimburse the Administrative Agent, the Collateral Agent, the Lead Arrangers, the Lenders and the Issuing Banks for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all respective Attorney Costs which shall be limited to Attorney Costs of one counsel to the Administrative Agent, the Collateral Agent, the Lead Arrangers, the Lenders and the Issuing Banks (and one local counsel and one specialty counsel in each applicable jurisdiction for each group and, in the event of any conflict of interest, one additional counsel of each type for each class of similarly situated parties)).  The foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees related thereto, and other reasonable out-of-pocket expenses incurred by any Agent.

(b)                           Whether or not the transactions contemplated hereby are consummated, the Loan Parties shall, jointly and severally, indemnify and hold harmless the Administrative Agent, the Collateral Agent, each Lender, the Issuing Banks, the Lead Arrangers, and their respective Affiliates and Controlling Persons and respective successors and assigns, and the directors, officers, employees, shareholders, partners, agents, advisers, trustees and other representatives of each of the foregoing (collectively the “Indemnitees”) from and against any and all losses, damages, claims, liabilities and expenses (including Attorney Costs which shall be limited to Attorney Costs of one counsel to the Administrative Agent, the Lead Arrangers and the Lenders and the Issuing Banks (and, if reasonably necessary, one local counsel and one specialty counsel in each applicable jurisdiction and, in the event of any actual or potential conflict of interest, one additional counsel for each class of similarly situated parties)) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (i) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the Transactions or the other transactions contemplated thereby, (ii) any Commitment or Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials at, on, under or from any property or facility currently or formerly owned, leased or operated by the Loan Parties or any Subsidiary, or any Environmental Liability related in any way to any Loan Parties or any Subsidiary or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of an Indemnitee; provided that, notwithstanding the foregoing, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, damages, claims, liabilities and expenses resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any affiliate, director, officer, employee, counsel, agent or attorney-in-fact of such Indemnitee, as determined by the final non-appealable judgment of a court of competent jurisdiction, (y) a material breach of its obligations under the Loan Documents by such Indemnitee or by any Related Indemnified Person (as defined below) of such Indemnitee as determined by the final non-appealable judgment of a court of competent jurisdiction or (z) any dispute solely among the Indemnitees other than (1) any claim against an Indemnitee in its capacity or in fulfilling its role as Administrative Agent, Collateral Agent, Arranger or similar role and (2) any claim arising out of any act or omission of the Borrower or any of its Affiliates.  No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement.  In the case of a claim, investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such claim, investigation, litigation or proceeding is brought by any Loan Party, any Subsidiary of any Loan Party, any Loan Party’s directors, stockholders or creditors or other Affiliates or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents are consummated.  For the avoidance of doubt, this paragraph shall not apply with respect to Taxes that are the subject of, or excluded from, Section 3.01 or Section 3.04.  “Related Indemnified Person” of an Indemnitee means (1) any Controlling Person or Controlled Affiliate of such Indemnitee, (2) the respective directors, officers, or employees of such Indemnitee or any of its Controlling Persons or Controlled Affiliates and (3) the respective agents or representatives of such Indemnitee or any of its Controlling Persons or Controlled Affiliates, in the case of this clause (3), acting on behalf of or at the instructions of such Indemnitee, Controlling Person or such Controlled Affiliate; provided that each reference to a Controlled Affiliate in this sentence pertains to a Controlled Affiliate involved in the negotiation or syndication of this Agreement and the applicable Class of Loans or Commitments.  For the avoidance of doubt, payments under this Section 10.05(b) shall be made to the Administrative Agent for the benefit of the relevant Indemnitee.

(c)                                  To the extent that any Loan Party fails to pay any amount required to be paid by them to the Administrative, the Collateral Agent, the Issuing Banks or any Related Party of the foregoing under Section 10.05(a) or (b), each Lender severally agrees to pay to the Administrative Agent, the Collateral

Agent, the Issuing Banks or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent or any Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent, the Collateral Agent or any Issuing Bank in connection with such capacity.  For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the outstanding Loans and unused Commitments at the time.

(d)                           To the extent permitted by applicable Law, (i) no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee and (ii) no Indemnitee shall assert, and each hereby waives, any claim against any Loan Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions or any Loan or the use of the proceeds thereof (whether before or after the Closing Date); provided, that this sentence shall not limit the indemnification obligations of any Loan Party to the extent such special, punitive, indirect or consequential damages are included in any claim by a third party with respect to which the applicable Indemnitee is entitled to indemnification in accordance with Section 10.05.

(e)                            The provisions of this Section 10.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender.  All amounts due under this Section 10.05 shall be payable within 10 Business Days after written demand therefor.

Section 10.06.  Right of Setoff.  In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender, Issuing Bank and each of their respective Affiliates (and the Collateral Agent, in respect of any unpaid fees, costs and expenses payable hereunder) is authorized at any time and from time to time, without prior notice to any Loan Party, any such notice being waived by each Loan Party (on its own behalf and on behalf of each of its Subsidiaries), to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held by, and other indebtedness at any time owing by, such Lender, Issuing Bank or any such Affiliate or the Collateral Agent to or for the credit or the account of any Loan Party against any and all Obligations (other than, with respect to any Guarantor, Excluded Swap Obligations of such Guarantor) owing to such Lender, Issuing Bank or Affiliate or the Collateral Agent hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Collateral Agent or such Lender, Issuing Bank or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness.  The Collateral Agent and each Lender and Issuing Bank agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.  The rights of the Administrative Agent, the Collateral Agent, each Lender and Issuing Bank under this Section 10.06 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, the Collateral Agent, such Lender and Issuing Banks may have at Law.

Section 10.07.  Governing Law.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION

(WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PRINCIPLES THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION.

Section 10.08.  Waivers; Amendment.

(a)                           No failure or delay of the Administrative Agent, the Collateral Agent or any Lender or Issuing Bank in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders and Issuing Banks hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 10.08(b) or (c) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on the Borrower or Holdings in any case shall entitle the Borrower or Holdings to any other or further notice or demand in similar or other circumstances.

(b)                           Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower, Holdings and the Required Lenders (except as provided to the contrary under Section 2.19, Section 2.20 or Section 2.21, clause (b)(i), clause (b)(ii), clause (b)(iv), clause (b)(viii) or clause (b)(ix) below, clause (b)(w) or clause (b)(z) below, or clause (c), clause (d) or clause (e) below, which, in each case, shall only require the consent of the Lenders or the Administrative Agent, as applicable, as expressly set forth therein and not Required Lenders) (provided that amendments to the First Lien Intercreditor Agreement or the Second Lien Intercreditor Agreement shall require the agreement of the Loan Parties (or any of them) only to the extent required pursuant to the terms thereof); provided, however, that no such agreement shall:

(i)                                     decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any fee or any interest on any Loan, or waive or excuse any such payment or any part thereof (other than with respect to any default interest), or decrease the amount of any fee or the rate of interest on any Loan (other than with respect to any default interest), without the prior written consent of each Lender directly adversely affected thereby (it being understood that (x) the waiver of (or amendment to the terms of) any mandatory prepayment of the Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest and (y) any change to the definition of “First Lien Leverage Ratio”, “Senior Secured Leverage Ratio” or “Total Leverage Ratio” or in the component definitions thereof shall not constitute a reduction or forgiveness in any rate of interest),

(ii)                                  increase or extend the Commitment of any Lender without the prior written consent of such Lender (it being understood that a waiver of any condition precedent or of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender),

(iii)                               amend or modify the pro rata requirements of Section 2.13(c) or Section 2.14, the provisions of Section 10.04(j) or the provisions of this Section 10.08 or release all or substantially all of the Guarantors (other than in connection with the sale of such Guarantors in a transaction permitted by Section 7.04 or 7.05) or all or substantially all of the Collateral, without the prior written consent of each Lender directly and adversely affected thereby,

(iv)                              (A) amend, waive or otherwise modify any term or provision of any Loan Document which directly affects Lenders under any Class of Revolving Commitments, Incremental Revolving Commitments, Extended Revolving Credit Commitments or Other Revolving Loan Commitments and does not directly affect Lenders under any other Facilities, in each case, without the written consent of the Required Class Lenders in respect of such Class of Revolving Commitments, Incremental Revolving Commitments, Extended Revolving Credit Commitments or Other Revolving Loan Commitments (and, in the case of multiple Classes which are so affected, the Required Class Lenders in respect of each such Class); provided, however, that the amendments, waivers and modifications described in this clause (iv)(A) for any Class shall not require the consent of any Lenders other than the applicable Required Class Lenders of such Class, (B) amend, waive or otherwise modify any term or provision of any Loan Document (including the availability and conditions to funding under Section 2.19 with respect to Incremental Term Loans and Incremental Revolving Commitments and the rate of interest applicable thereto) which directly affects Lenders of one or more Classes of Incremental Term Loans or Incremental Revolving Commitments and does not directly affect Lenders under any other Facility, in each case, without the written consent of the Required Class Lenders under such applicable Incremental Term Loans or Incremental Revolving Commitments (and, in the case of multiple Classes which are so affected, the Required Class Lenders in respect of each such Class); provided, however, that the amendments, waivers and modifications described in this clause (iv)(B) for any Class shall not require the consent of any Lenders other than the applicable Required Class Lenders of such Class, or (C) amend, waive or otherwise modify any term or provision of any Loan Document which directly and adversely affects the rights of Lenders under any Class of Revolving Commitments, Incremental Revolving Commitments, Extended Revolving Credit Commitments or Other Revolving Loan Commitments in respect of the perfection and priority of the security interest in the Collateral, the priority of payments or, to the extent applicable, the pro rata share of payments, in each case, of such Lenders in a manner different and adverse than such amendment, waiver or modification affects the corresponding rights of Lenders under any other Class of Loans or Commitments in respect of the perfection and priority of the security interest in the Collateral, the priority of payments or, to the extent applicable, the pro rata share of payments, in each case, of any such other Class of Loans or Commitments, without the prior written consent of the Required Class Lenders with respect to each such Class of Revolving Commitments, Incremental Revolving Commitments, Extended Revolving Credit Commitments or Other Revolving Loan Commitments,

(v)                                 modify the protections afforded to an SPV pursuant to the provisions of Section 10.04(i) without the written consent of such SPV,

(vi)                              reduce the percentage contained in the definition of the term “Required Lenders” without the prior written consent of each Lender (it being understood that, with the consent of the Required Lenders (if such consent is otherwise required), additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as on the Closing Date),

(vii)                           modify the definition of “Required Class Lenders” without the consent of the Required Class Lenders with respect to each Class of Loans or Commitments, the definition of

“Required Revolving Lenders” without the consent of the Required Revolving Lenders or the definition of “Required Term Lenders” without the consent of the Required Term Lenders,

(viii)                        waive a Default for purposes of the conditions set forth in Section 4.01 without the consent of the Required Revolving Lenders, or

(ix)                              amend or otherwise modify the financial covenant set forth in Section 7.11, the equity cure rights set forth in Section 8.05 or any definition related thereto (as any such definition is used for purposes of such financial covenant or equity cure right) or waive any Default or Event of Default resulting from a failure to perform or observe the financial covenant set forth in Section 7.11 (including any related Default or Event of Default resulting from a failure to comply with Section 7.11 due to the occurrence of an actual Event of Default with respect to the financial covenant set forth in Section 7.11) or alter the rights or remedies of the Required Lenders arising pursuant to Article 8 as a result of a breach of the financial covenant set forth in Section 7.11, in each case without the written consent of the Required Revolving Lenders; provided, however, that the amendments, modifications or waivers described in this clause (ix) shall not require the consent of any Lenders other than the Required Revolving Lenders;

provided, further, that (v) no Lender consent is required to effect a Refinancing Amendment or an Incremental Amendment or an Extension (except as expressly provided in Section 2.19, 2.20 or 2.21, as applicable) or to effect any amendment expressly contemplated by Section 7.12, (w) in connection with an amendment that addresses solely a re-pricing transaction in which any tranche of Term Loans is refinanced with a replacement tranche of term loans bearing (or is modified in a manner such that the resulting term loans bear) a lower effective yield (a “Permitted Repricing Amendment”), only the consent of each Lender holding Term Loans subject to such permitted repricing transaction that will continue as a Lender in respect of the repriced tranche of Term Loans or modified Term Loans shall be required for such Permitted Repricing Amendment, (x) modifications to Section 2.14, 2.15 or any other provision requiring pro rata payments or sharing of payments in connection with (I) any buy back of Term Loans by Holdings or the Borrower pursuant to Section 10.04(m) or pursuant to any similar program that may in the future be permitted hereunder, (II) any Incremental Amendment or (III) any Extension, shall only require approval (to the extent any such approval is otherwise required) of the Required Lenders, (y) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent or Issuing Banks hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Collateral Agent or Issuing Banks, as applicable and (z) this Agreement may be amended with the consent of only the Borrower, the Administrative Agent and an additional or replacement Issuing Bank to (i) appoint an additional or replacement Issuing Bank during the primary syndication of the Revolving Loans and (ii) revise provisions relating to administration and funding of Revolving Loans, the Letters of Credit, LC Exposure and the additional or replacement Issuing Bank (and other related provisions) to give effect to reasonable modifications requested by such additional or replacement Issuing Bank, and matters reasonably related or incidental thereto.

(c)                            The Administrative Agent and the Borrower may amend any Loan Document to cure ambiguities or defects, correct administrative errors or omissions, or to effect administrative changes that are not adverse to any Lender.  Notwithstanding anything to the contrary contained herein, such amendment shall become effective without any further consent of any other party to such Loan Document.

(d)                           Notwithstanding the foregoing, no Lender consent is required to effect any amendment or supplement to any First Lien Intercreditor Agreement, any Second Lien Intercreditor Agreement or any other intercreditor or subordination agreement required under this Agreement (i) that is for the purpose of adding the holders of Permitted First Priority Refinancing Debt, Permitted Second Priority Refinancing

Debt, Permitted Unsecured Refinancing Debt, Incremental Equivalent Debt or any other Indebtedness permitted by this Agreement (or, in each case, a Senior Representative with respect thereto) as parties thereto, as expressly contemplated by the terms of such First Lien Intercreditor Agreement, Second Lien Intercreditor Agreement or such other intercreditor or subordination agreement required under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing and provided that such other changes are not adverse, in any material respect, to the interests of the Lenders) or (ii) that is expressly contemplated by any First Lien Intercreditor Agreement, Second Lien Intercreditor Agreement or other intercreditor or subordination agreement required under this Agreement; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent.

(e)                            Notwithstanding anything to the contrary contained in this Section 10.08, guarantees, collateral security documents and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Law or (ii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

(f)                             Each Affiliated Lender (other than a Specified Debt Fund), solely in its capacity as a Term Lender, hereby agrees, and each assignment agreement relating to an assignment to such Affiliated Lender shall provide a confirmation that, if any Loan Party shall be subject to any voluntary or involuntary proceeding commenced under any Debtor Relief Laws (“Bankruptcy Proceedings”), (i) such Affiliated Lender shall not take any step or action in such Bankruptcy Proceeding to object to, impede, or delay the exercise of any right or the taking of any action by the Administrative Agent or the Collateral Agent (or the taking of any action by a third party that is supported by the Administrative Agent or the Collateral Agent) in relation to such Affiliated Lender’s claim with respect to its Loans (a “Claim”) (including objecting to any debtor-in-possession financing, use of cash collateral, grant of adequate protection, sale or disposition, compromise or plan of reorganization) so long as such Affiliated Lender is treated in connection with such exercise or action on the same or better terms as the other Term Lenders and (ii) with respect to any matter requiring the vote of Term Lenders during the pendency of a Bankruptcy Proceeding (including voting on any plan of reorganization), the Loans held by such Affiliated Lender (and any Claim with respect thereto) shall be deemed to be voted in accordance with Section 10.04(l), so long as such Affiliated Lender is treated in connection with the exercise of such right or taking of such action on the same or better terms as the other Lenders.  For the avoidance of doubt, the Lenders and each Affiliated Lender (other than any Specified Debt Fund) agree and acknowledge that the provisions set forth in this Section 10.08(f), and the related provisions set forth in each assignment agreement relating to an assignment to such Affiliated Lender, constitute a “subordination agreement” as such term is contemplated by, and utilized in, Section 510(a) of the Bankruptcy Code, and, as such, would be enforceable for all purposes in any case where a Loan Party has filed for protection under any Debtor Relief Law applicable to the Loan Party.

Section 10.09.  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 10.10.  Entire Agreement.  This Agreement, the Fee Letter and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof.  Any other previous agreements and understandings, oral or written, among the parties relating to the subject matter hereof are superseded by this Agreement and the other Loan Documents.  Nothing in this Agreement or any other Loan Document, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereby, Participants to the extent expressly provided in Section 10.04(f) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent and the Lenders) any legal or equitable rights, remedies, obligations or liabilities under or by reason of this Agreement or any other Loan Document.

Section 10.11.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

Section 10.12.  Severability.  In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.13.  Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 10.03.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic imaging transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 10.14.  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 10.15.  Jurisdiction; Consent to Service of Process.

(a)    Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by applicable Law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.  Notwithstanding anything herein to the contrary, each Loan Party irrevocably agrees that the Administrative Agent, the Collateral Agent, the Arrangers, and Lenders retain the right to bring proceedings against any Loan Party in the courts of any other jurisdiction in connection with the exercise of any rights under any Loan Document or against any Collateral or the enforcement of any judgment, and hereby submits to the jurisdiction of, and consents to venue in, any such court.

(b)    Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.15(a).  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)     Each party to this Agreement irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document in the manner provided for notices (other than facsimile or email) in Section 10.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Law.

Section 10.16.  Confidentiality.  Each of the Administrative Agent, the Collateral Agent and the Lenders and the Issuing Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel and other advisors on a “need to know” basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential pursuant to the terms hereof), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.16, to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary or any of their respective obligations or (iii) any actual or prospective investor in an SPV, (g) with the consent of the Borrower, (h) on a confidential basis to (x) any rating agency in connection with rating the Borrower or its Subsidiaries or the Facility or (y) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facility or (i) to the extent such Information (x) is publicly available at the time of disclosure or becomes publicly available other than as a result of a breach of this Section 10.16 or (y) becomes available to the Administrative Agent, any Issuing Bank or any

Lender on a nonconfidential basis from a source other than the Borrower or any Subsidiary.  For the purposes of this Section 10.16, “Information” shall mean all information received from the Borrower or Holdings and related to the Borrower or Holdings or their business, other than any such information that was available to the Administrative Agent, the Collateral Agent or any Lender or Issuing Bank on a nonconfidential basis prior to its disclosure by the Borrower or Holdings.  In addition, each Agent and each Lender and Issuing Bank may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders and the Issuing Banks in connection with the administration and management of this Agreement and the other Loan Documents.  Any Person required to maintain the confidentiality of Information as provided in this Section 10.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information.

Section 10.17.  Lender Action.  Each Lender and Issuing Bank agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, unless expressly provided for herein or in any other Loan Document, without the prior written consent of the Administrative Agent.  The provisions of this Section 10.17 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

Section 10.18.  USA PATRIOT Act Notice.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name, address and taxpayer information number of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the USA PATRIOT Act.

Section 10.19.  Collateral And Guaranty Matters.  The Lenders irrevocably agree that the Administrative Agent and Collateral Agent may release or subordinate any Lien or release any Guarantor as contemplated by Section 9.13.

Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s or the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 10.19.  The Administrative Agent or the Collateral Agent will (and each Lender irrevocably authorizes the Administrative Agent and the Collateral Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as the Borrower may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 10.19.

Section 10.20.  Secured Hedge Agreements and Secured Cash Management Services Obligations.  No Hedge Bank or Cash Management Services Bank that obtains the benefits of Section 8.04, the Guaranty or any Collateral by virtue of the provisions hereof or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of Article 9 to the contrary, no Agent shall be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Hedge Agreements or in respect of Secured Cash Management Services Obligations unless such Agent has received written notice of such Obligations, together with such supporting documentation as such Agent may request, from the applicable Hedge Bank or Cash Management Services Bank.

Section 10.21.  Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower or any other Loan Party is made to any Agent or any Lender or any Issuing Bank, or any Agent or any Lender or any Issuing Bank exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall, to the fullest extent possible under provisions of applicable Law, be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Federal Funds Effective Rate from time to time in effect.

Section 10.22.  No Advisory or Fiduciary Responsibility.

(a)    In connection with all aspects of each transaction contemplated hereby, each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Agents, the Lead Arrangers and the Lenders, on the other hand, and the Borrower and its Affiliates are capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Agents, the Lead Arrangers and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person, (iii) none of the Agents, the Lead Arrangers or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or any of its Affiliates with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Agent or Lender has advised or is currently advising the Borrower or any of its Affiliates on other matters) and none of the Agents, the Lead Arrangers or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iv) the Agents, the Lead Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and its Affiliates, and none of the Agents, the Lead Arrangers or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the Agents, the Lead Arrangers and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate.  Each Loan Party hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Agents, the Lead Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty under applicable Law relating to agency and fiduciary obligations.

(b)           Each Loan Party acknowledges and agrees that each Lender, the Lead Arrangers and any affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any of the Borrower, Holdings, any Investor, any Affiliate thereof or any other person or entity that may do business with or own securities of any of the foregoing, all as if such Lender, the Lead Arrangers or Affiliate thereof were not a Lender or the Lead Arrangers (or an agent or any other person with any similar role under the Facilities) and without any duty to account therefor to any other Lender, the Lead Arrangers, Holdings, the Borrower, any Investor or any Affiliate of the foregoing. Each Lender, the Lead Arrangers and any affiliate thereof may accept fees and other consideration from Holdings, the Borrower, any Investor or any Affiliate thereof for services in connection with this Agreement, the Facilities, the Commitment Letter or otherwise without having to account for the same to any other Lender, the Lead Arrangers, Holdings, the Borrower, any Investor or any Affiliate of the foregoing.

Section 10.23.  Intercreditor Agreements.

(a)   The Administrative Agent is authorized to enter into the First Lien Intercreditor Agreement and the Second Lien Intercreditor Agreement, and each of the parties hereto acknowledges that each such agreement shall be binding upon it.  Each Lender (a) hereby consents to the intercreditor agreements in respect of the Collateral securing the Obligations on the terms set forth in each of the First Lien Intercreditor Agreement, the Second Lien Intercreditor Agreement and any other applicable subordination or intercreditor agreement, (b) hereby agrees that it will be bound by and will take no actions contrary to the provisions of each of the First Lien Intercreditor Agreement, the Second Lien Intercreditor Agreement and each other applicable subordination or intercreditor agreement, and (c) hereby authorizes and instructs the Administrative Agent to enter into each of the First Lien Intercreditor Agreement, the Second Lien Intercreditor Agreement and each other applicable subordination or intercreditor agreement, and, without the further consent, direction or other action of any Lender, to enter into any amendments or supplements thereto, in each case solely if the form of the agreement as so amended or supplemented would constitute the First Lien Intercreditor Agreement, the Second Lien Intercreditor Agreement or any other applicable subordination or intercreditor agreement, as applicable, if being entered into as an original agreement.

(b)   The provisions of this Section 10.23 are for the sole benefit of the Lenders and the Administrative Agent and shall not afford any right to, or constitute a defense available to, any Loan Party.

Section 10.24.  Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-in Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

ARTICLE 11
GUARANTEE

Section 11.01.  The Guarantee.  Each Guarantor hereby jointly and severally with the other Guarantors guarantees, as a primary obligor and not as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of (i) Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code and (ii) any other Debtor Relief Laws, whether or not such items are allowed or allowable as a claim in any applicable proceeding) on the Loans made by the Lenders to, and the Notes (if any) issued hereunder and held by each Lender of, the Borrower, and all other Obligations (excluding, with respect to any Guarantor, any Excluded Swap Obligations of such Guarantor) from time to time owing to the Secured Parties by any other Loan Party under any Loan Document or any Secured Hedge Agreement or in respect of any Secured Cash Management Services Obligation, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”).  The Guarantors hereby jointly and severally agree that if the Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 11.02.  Obligations Unconditional.  The obligations of the Guarantors under Section 11.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrower or any other Guarantor under this Agreement, any Notes issued under this Agreement, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full).  Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(a)    at any time or from time to time, without notice to the Guarantors, to the extent permitted by Law, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b)    any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(c)     the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(d)    any Lien or security interest granted to, or in favor of, any Secured Party or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(e)     the release of any other Guarantor pursuant to Section 11.10.

Section 11.03.  Certain Waivers, Etc..  The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and, to the extent permitted by Law, all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower under this Agreement or the Notes issued hereunder, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations.  The Guarantors waive, to the extent permitted by Law, any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee.  This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto.  This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and permitted assigns thereof, and shall inure to the benefit of the Secured Parties, and their respective successors and permitted assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.  Each Guarantor waives any rights and defenses that are or may become available to it by reason of §§ 2787 to 2855, inclusive, and §§ 2899 and 3433 of the California Civil Code.  As provided in Section 10.07, the provisions of this Article 11 shall be governed by, and construed in accordance with, the laws of the State of New York.  The foregoing waivers and the provisions hereinafter set forth in this Article 11 which pertain to California law are included solely out of an abundance of caution, and shall not be construed to mean that any of the above-referenced provisions of California law are in any way applicable to this Article 11, to any other provision of this Agreement or to the Obligations.

Section 11.04.  Reinstatement.  The obligations of the Guarantors under this Article 11 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Section 11.05.  Subrogation; Subordination.  Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders and the expiry or termination of all Letters of Credit (unless the obligations thereunder have been Cash Collateralized or as to which other arrangements reasonably satisfactory to the applicable Issuing Bank have been made) under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 11.01, whether by subrogation or otherwise, against the Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.  Any Indebtedness of any Loan Party to any Person that is not a Loan Party permitted pursuant to Section 7.03(b) or 7.03(d) shall be subordinated to such Loan Party’s Obligations in the manner set forth in the Intercompany Note evidencing such Indebtedness.

Section 11.06.  Remedies.  The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrower under this Agreement and the Notes issued hereunder, if any, may be declared to be forthwith due and payable as provided in Section 8.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.02) for purposes of Section 11.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 11.01.

Section 11.07.  Instrument for the Payment of Money.  Each Guarantor hereby acknowledges that the guarantee in this Article 11 constitutes an instrument for the payment of money, and consents and agrees that any Secured Party or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

Section 11.08.  Continuing Guarantee.  The guarantee in this Article 11 is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

Section 11.09.  General Limitation on Guarantee Obligations.  In any action or proceeding involving any state corporate, limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 11.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 11.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 11.11) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 11.10.  Release of Guarantors.  If, in compliance with the terms and provisions of the Loan Documents, (i) all or substantially all of the Equity Interests or property of any Subsidiary Guarantor are sold or otherwise transferred to a Person or Persons none of which is a Loan Party or (ii) any Subsidiary Guarantor either becomes an Excluded Subsidiary or ceases to be a Restricted Subsidiary (any such Subsidiary Guarantor, and any Subsidiary Guarantor referred to in clause (i), a “Transferred Guarantor”), such Transferred Guarantor shall, upon the consummation of such sale or transfer or other transaction, be automatically released from its obligations under this Agreement (including under Section 10.05 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Collateral Document and, in the case of a sale of all or substantially all of the Equity Interests of the Transferred

Guarantor, the pledge of such Equity Interests to the Collateral Agent pursuant to the Collateral Documents shall be automatically released, and, so long as the Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request, the Collateral Agent shall take such actions as are necessary to effect each release described in this Section 11.10 in accordance with the relevant provisions of the Collateral Documents; provided that no Guarantor shall be released as provided in this paragraph if such Guarantor continues to be a guarantor in respect of any Incremental Equivalent Debt, any Permitted First Priority Refinancing Debt, any Permitted Second Priority Refinancing Debt, any Permitted Unsecured Refinancing Debt, any Junior Financing, the 2021 Unsecured Notes, the 2025 Unsecured Notes or any Permitted Refinancing of any of the foregoing.

When all Commitments hereunder have terminated, and all Loans or other Obligations hereunder which are accrued and payable have been paid or satisfied, and no Letter of Credit remains outstanding (unless the obligations thereunder have been Cash Collateralized or as to which other arrangements reasonably satisfactory to the applicable Issuing Bank have been made), this Agreement and the Guarantees made herein shall terminate with respect to all Obligations, except with respect to Obligations that expressly survive such repayment pursuant to the terms of this Agreement.

Section 11.11.  Right of Contribution.  Each Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment.  Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 11.05.  The provisions of this Section 11.11 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent and the Secured Parties, and each Subsidiary Guarantor shall remain liable to the Administrative Agent and the Secured Parties for the full amount guaranteed by such Subsidiary Guarantor hereunder.

Section 11.12.  Additional Guarantor Waivers and Agreements.

(a)    Each Guarantor understands and acknowledges that if the Collateral Agent or any other Secured Party forecloses judicially or nonjudicially against any real property security for the Obligations, that foreclosure could impair or destroy any ability that such Guarantor may have to seek reimbursement, contribution, or indemnification from the Borrower or others based on any right such Guarantor may have of subrogation, reimbursement, contribution, or indemnification for any amounts paid by such Guarantor under the Guaranty.  Each Guarantor further understands and acknowledges that in the absence of this Section 11.12, such potential impairment or destruction of such Guarantor’s rights, if any, may entitle such Guarantor to assert a defense to this Guaranty based on Section 580d of the California Code of Civil Procedure as interpreted in Union Bank v. Gradsky, 265 Cal. App. 2d 40 (1968).  By executing this Guaranty, each Guarantor freely, irrevocably, and unconditionally:  (i) waives and relinquishes that defense and agrees that such Guarantor will be fully liable under this Guaranty even though the Collateral Agent or any other Secured Party may foreclose, either by judicial foreclosure or by exercise of power of sale, any deed of trust securing the Obligations; (ii) agrees that such Guarantor will not assert that defense in any action or proceeding which the Administrative Agent, the Collateral Agent or any other Secured Party may commence to enforce this Guaranty; (iii) acknowledges and agrees that the rights and defenses waived by such Guarantor in this Guaranty include any right or defense that such Guarantor may have or be entitled to assert based upon or arising out of any one or more of §§ 580a, 580b, 580d, or 726 of the California Code of Civil Procedure or § 2848 of the California Civil Code; and (iv) acknowledges and agrees that the Secured Parties are relying on this waiver in creating the Obligations, and that this waiver is a material part of the consideration which the Secured Parties are receiving for creating the Obligations.

(b)    Each Guarantor waives all rights and defenses that such Guarantor may have because any of the Obligations is secured by real property.  This means, among other things:  (i) the Administrative Agent, the Collateral Agent and the other Secured Parties may collect from such Guarantor without first foreclosing on any real or personal property collateral pledged by the other Loan Parties; and (ii) if the Collateral Agent or any other Secured Party forecloses on any real property collateral pledged by the other Loan Parties: (A) the amount of the Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (B) the Administrative Agent, the Collateral Agent and the other Secured Parties may collect from such Guarantor even if the Secured Parties, by foreclosing on the real property collateral, have destroyed any right such Guarantor may have to collect from the Borrower.  This is an unconditional and irrevocable waiver of any rights and defenses such Guarantor may have because any of the Obligations is secured by real property.  These rights and defenses include, but are not limited to, any rights or defenses based upon § 580a, 580b, 580d, or 726 of the California Code of Civil Procedure.

(c)     Each Guarantor waives any right or defense it may have at law or equity, including California Code of Civil Procedure § 580a, to a fair market value hearing or action to determine a deficiency judgment after a foreclosure.

[SIGNATURES PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

BORROWER:	SURGERY CENTER HOLDINGS, INC.

	By:	/s/ Teresa F. Sparks
	Name:	Teresa F. Sparks
	Title:	Chief Financial Officer and Executive Vice President

HOLDINGS:	SP HOLDCO I, INC.

	By:	/s/ Teresa F. Sparks
	Name:	Teresa F. Sparks
	Title:	Chief Financial Officer and Executive Vice President

[Signature Page to Credit Agreement]

SUBSIDIARY GUARANTORS:	AMBULATORY RESOURCE CENTRES INVESTMENT COMPANY, LLC

AMBULATORY RESOURCE CENTRES OF WASHINGTON, INC.
AMBULATORY RESOURCE CENTRES OF WILMINGTON, INC.
ANESTHESIOLOGY PROFESSIONAL SERVICES, INC.
APS OF BRADENTON, LLC
APS OF HAMMOND, LLC
APS OF MERRITT ISLAND, LLC
ARC DEVELOPMENT CORPORATION
ARC FINANCIAL SERVICES CORPORATION
ASC OF NEW ALBANY, LLC
HAMMOND ANESTHESIA SERVICES, LLC
LOGAN LABORATORIES, LLC
LUBBOCK SURGICENTER, INC.
MEDICAL BILLING SOLUTIONS, LLC
MIDWEST UNCUTS, INC.
NEOSPINE SURGERY OF PUYALLUP, LLC
NEOSPINE SURGERY, LLC
NOVAMED ACQUISITION COMPANY, INC.
NOVAMED ALLIANCE, INC.
NOVAMED MANAGEMENT OF KANSAS CITY, INC.
NOVAMED MANAGEMENT SERVICES, LLC
NOVAMED OF BETHLEHEM, INC.
NOVAMED OF LEBANON, INC.
NOVAMED OF SAN ANTONIO, INC.
NOVAMED OF TEXAS, INC.
NOVAMED OF WISCONSIN, INC.
NOVAMED, INC.
PATIENT EDUCATION CONCEPTS INC.
PHYSICIANS SURGICAL CARE, INC.
PSC DEVELOPMENT COMPANY, LLC
PSC OPERATING COMPANY, LLC
RIVERSIDE ANESTHESIA SERVICES, LLC
RIVERSIDE BILLING AND MANAGEMENT COMPANY, LLC
RIVERSIDE SPINE & PAIN PHYSICIANS, LLC
SAINT THOMAS COMPOUNDING LLC
SARASOTA ANESTHESIA SERVICES, LLC
SARC/ASHEVILLE, INC.

	By:	/s/ Teresa F. Sparks
	Name:	Teresa F. Sparks
	Title:	Chief Financial Officer and Executive Vice President

[Signature Page to Credit Agreement]

SARC/FT. MYERS, INC.
SARC/GEORGIA, INC.
SARC/KENT, LLC
SARC/LARGO ENDOSCOPY, INC.
SARC/LARGO, INC.
SARC/PROVIDENCE, LLC
SARC/ST. CHARLES, INC.
SARC/VINCENNES, INC.
SMBI DOCS, LLC
SMBI GREAT FALLS, LLC
SMBI HAVERTOWN, LLC
SMBI IDAHO, LLC
SMBI LHH, LLC
SMBI PORTSMOUTH, LLC
SMBI STLWSC, LLC
SMBIMS BIRMINGHAM, INC.
SMBIMS DURANGO, LLC
SMBIMS FLORIDA I, LLC
SMBIMS GREENVILLE, LLC
SMBIMS KIRKWOOD, LLC
SMBIMS STEUBENVILLE, INC.
SMBIMS WICHITA, LLC
SMBISS BEVERLY HILLS, LLC
SMBISS CHESTERFIELD, LLC
SMBISS ENCINO, LLC
SMBISS IRVINE, LLC
SP MANAGEMENT SERVICES, INC.
SP NORTH DAKOTA, LLC
SP PRACTICE MANAGEMENT, LLC
SURGERY PARTNERS ACQUISITION COMPANY, INC.
SURGERY PARTNERS OF CORAL GABLES, LLC
SURGERY PARTNERS OF LAKE MARY, LLC
SURGERY PARTNERS OF LAKE WORTH, LLC
SURGERY PARTNERS OF MERRITT ISLAND, LLC
SURGERY PARTNERS OF MILLENIA, LLC
SURGERY PARTNERS OF NEW TAMPA, LLC
SURGERY PARTNERS OF PARK PLACE, LLC
SURGERY PARTNERS OF SARASOTA, LLC
SURGERY PARTNERS OF SUNCOAST, LLC
SURGERY PARTNERS OF WEST KENDALL, L.L.C.
SURGERY PARTNERS OF WESTCHASE, LLC
SURGERY PARTNERS, LLC
SYMBION AMBULATORY RESOURCE CENTRES, INC.

By:	/s/ Teresa F. Sparks
Name:	Teresa F. Sparks
Title:	Chief Financial Officer and Executive Vice President

[Signature Page to Credit Agreement]

SYMBION ANESTHESIA SERVICES, LLC
SYMBION HOLDINGS CORPORATION
SYMBION, INC.
TAMPA PAIN RELIEF CENTER, INC.
TEXARKANA SURGERY CENTER GP, INC.
UNIPHY HEALTHCARE OF JOHNSON CITY VI, LLC
UNIPHY HEALTHCARE OF MAINE I, INC.
VASC, INC.
VILLAGE SURGICENTER, INC.
APS OF JONESBORO, LLC
APS OF SUNCOAST, LLC
BLUE RIDGE NOVAMED, INC.
COMMUNITY HOSPITAL HOLDING COMPANY, LLC
COMMUNITY HOSPITAL MANAGEMENT COMPANY, LLC
JENKINS COUNTY HOSPITAL, LLC
JONESBORO ANESTHESIA SERVICES, LLC
NATIONAL SURGICAL HOSPITALS, INC.
NOVAMED EYE SURGERY AND LASER CENTER OF ST. JOSEPH, INC.
NOVAMED OF LAREDO, INC.
NOVAMED PAIN MANAGEMENT CENTER OF NEW ALBANY, LLC
NSH BRYAN HOSPITAL, INC.
NSH CALIFORNIA, INC.
NSH CONNECTICUT, INC.
NSH DURHAM, INC.
NSH EL PASO INC.
NSH EL PASO SPECIALTY HOSPITAL, INC.
NSH GEORGIA, INC.
NSH HOLDCO, INC.
NSH LOGAN, INC.
NSH LOUISIANA, INC.
NSH MANAGEMENT OF ARIZONA, INC.
NSH MANAGEMENT OF CALIFORNIA, INC.
NSH MESA, INC.
NSH MICHIGAN PROPERTIES, LLC
NSH MICHIGAN, INC.
NSH NORTH IDAHO, INC.
NSH SAN ANTONIO SURGICAL HOSPITAL, INC.
NSH TEXAS, INC.
NSH WISCONSIN, INC.
PSC OF NEW YORK, L.L.C.
QUAHOG HOLDING COMPANY, LLC
SCREVEN COUNTY FAMILY HEALTH CENTER, LLC

By:	/s/ Teresa F. Sparks
Name:	Teresa F. Sparks
Title:	Chief Financial Officer and Executive Vice President

[Signature Page to Credit Agreement]

SCREVEN COUNTY HOSPITAL, LLC
SENTRY MEDICAL BILLING, LLC
SP LOUISIANA, LLC
SPACE COAST ANESTHESIA SERVICES, LLC
SURGERY CENTER OF PENNSYLVANIA, LLC
SYMBION JV, LLC
SYMBIONARC SUPPORT SERVICES, LLC
THE CENTER FOR SPECIAL SURGERY, LLC
U.S. ORTHOPEDICS, INC.

By:	/s/ Teresa F. Sparks
Name:	Teresa F. Sparks
Title:	Chief Financial Officer and Executive Vice President

[Signature Page to Credit Agreement]

COMPLETE CARE PHARMACY, LLC

By:	/s/ Teresa F. Sparks
Name:	Teresa F. Sparks
Title:	Chief Financial Officer and Executive Vice President

[Signature Page to Credit Agreement]

JEFFERIES FINANCE, LLC,
as a Lender and as the Administrative Agent,
Collateral Agent and Issuing Bank

By:	/s/ J. Paul McDonnell
Name:	J. Paul McDonnell
Title:	Managing Director

[Signature Page to Credit Agreement]

KKR CORPORATE LENDING, LLC, as Issuing
Bank and as a Lender

By:	/s/ Cade Thompson
Name:	Cade Thompson
Title:	Authorized Signatory

[Signature Page to Credit Agreement]